As filed with the Securities and Exchange Commission on May 30, 2024.
Registration No. 333-279347

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Abacus Life, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6282	85-1210472
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	2101 Park Center Drive, Suite 170 Orlando, Florida 32835 (800) 561-4148
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jay J. Jackson
Chief Executive Officer
Abacus Life, Inc.
2101 Park Center Drive, Suite 170
Orlando, Florida 32835
(800) 561-4148
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Ryan J. Maierson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 (713) 546-5400	Michael J. Kessler, Esq. David E. Brown, Esq. Alston & Bird LLP 90 Park Avenue New York, NY 10016 (212) 210-9400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. No securities may be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, Dated      , 2024.
Preliminary Prospectus
Shares
Common Stock
This is an offering of common stock by Abacus Life, Inc. (the “Company”). We are offering          shares of the Company’s common stock. You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.
Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “ABL.” The last reported sale price of our common stock on           , 2024, was $          .

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses to us	$	$
__________________
(1)See the section titled “Underwriting” for a description of the compensation payable to the underwriters.
We have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to an additional          shares of our common stock from us at the public offering price, less the underwriting discounts and commissions.
Investing in our shares of common stock involves risks. See “Risk Factors” beginning on page 8.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The underwriters expect to deliver the shares on or about,          , 2024.

Piper Sandler	TD Securities	KKR

          , 2024

Prospectus
Neither we nor the underwriters have authorized any other person to provide you with any information other than that contained or incorporated by reference in this prospectus. Neither we nor the underwriters take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you.
We are not, and the underwriters are not, making an offer to sell the shares of common stock in any jurisdiction where the offer or sale is not permitted. This prospectus does not constitute an offer of, or an invitation on our behalf or on behalf of the underwriters to subscribe for and purchase, any securities, and this prospectus may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
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INFORMATION ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 (File No. 333-279347). As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.
You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find Additional Information” below. Neither we nor the underwriters have authorized any other person to provide you with any information other than that contained in this prospectus. Neither we nor the underwriters take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you.
References in this prospectus to “Abacus,” “the Company,” “we,” “us,” and “our” refer to Abacus Life, Inc. (formerly known as East Resources Acquisition Company) and not to any of its consolidated subsidiaries, unless otherwise specified or as the context otherwise requires.

INDUSTRY AND MARKET DATA
The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the underwriters have independently verified the accuracy or completeness of this information. Some data is also based on our good-faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any third-party publications or our good-faith estimates.

FORWARD-LOOKING STATEMENTS
This prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of the Company. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe(s),” “estimate(s),” “expect(s),” “predict(s),” “project(s),” “forecast(s),” “may,” “might,” “will,” “could,” “should,” “would,” “seek(s),” “plan(s),” “scheduled,” “possible,” “continue,” “potential,” “anticipate(s)” or “intend(s)” or similar expressions; provided that the absence of these does not means that a statement is not forward-looking. Forward-looking statements contained in this prospectus include, but are not limited to, statements about the ability of the Company to:
•realize the benefits expected from the business combination and related transactions consummated by the Company on June 30, 2023 (the “Business Combination”);
•maintain the listing of the Company on a securities exchange;
•achieve projections and anticipate uncertainties relating to the business, operations and financial performance of the Company, including:
•expectations with respect to financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder;
•expectations regarding product development and pipeline;
•expectations regarding market size;
•expectations regarding the competitive landscape;
•expectations regarding future acquisitions, partnerships or other relationships with third parties; and
•future capital requirements and sources and uses of cash, including the ability to obtain additional capital in the future.
•develop, design and sell services that are differentiated from those of competitors;
•retain and hire necessary employees;
•attract, train and retain effective officers, key employees or directors;
•enhance future operating and financial results;
•comply with laws and regulations applicable to its business;
•stay abreast of modified or new laws and regulations applying to its business, including privacy regulations;
•anticipate the impact of, and response to, new accounting standards;
•anticipate the significance and timing of contractual obligations; and

•maintain key strategic relationships with partners and customers.
v

SUMMARY
This summary highlights selected information included in this prospectus and does not contain all of the information that may be important to you. You should read the entire prospectus and the other documents to which we refer before you decide to invest.
Our Mission
The Company’s mission is to educate all life insurance policy owners that their life insurance policy is personal property and to educate investors about alternatives to traditional investments using lifespan-based products as a core strategy.
Abacus Overview
Abacus is a leading vertically integrated alternative asset manager and market maker specializing in longevity and actuarial technology and investing in in-force life insurance products throughout the lifecycle of a life insurance policy. The Company is democratizing the life insurance space through groundbreaking new channels: ABL Tech, ABL Wealth and ABL Longevity Growth and Income Funds.
Traditionally, life insurance policies are owned by individuals to insure their lives. Consistent with our mission, we educate policyholders regarding the potential to sell their policies to investors, often at a significant premium to the current cash surrender value. As an alternative asset manager since 2004, we purchase life insurance policies from consumers seeking liquidity and actively manage these policies over time via trading, holding and/or servicing. To date, we have purchased over $5 billion in face value of policies and have helped thousands of clients maximize the value of their life insurance.
Over the past 20 years, the Company has built an institutionalized origination and portfolio management process that is supported by a 100+ person team, long-term relationships with 78 institutional partners and 30,000 financial advisors, and the ability to operate in 49 states. The Company complies with applicable privacy laws to maintain and protect the confidentiality of financial, health and medical information. Abacus is also proud to be a Better Business Bureau Accredited Business with an A+ rating.
As one of the leading buyers of life insurance policies in the United States for the last 18 years, we sit at the heart of the life settlements industry. We leverage our strong market position, highly efficient origination platform and proprietary technology to drive our revenue and profitability. The Company and its executive team have deep experience in the life settlement industry. Using this experience, the Company has established policies and guidelines with respect to its purchase of universal life, whole life and convertible term life insurance policies. These guidelines focus on the age and health of the insured, whether the insured is a man or a woman, the duration of the underlying life insurance policy, the expected mortality risk and face value of the underlying life insurance policy, the projected internal rate of return of the investment in the underlying life insurance policy after taking into account the cost of making continued premium payments, and the ultimate amount and timing of the death benefit of the underlying life insurance policy. The Company excludes making investments in life insurance policies based on certain types of the primary health impairment associated with the underlying insured to ensure that all policies are purchased in accordance with established industry standards and state law requirements. The Company’s guidelines are designed to allow the Company to target the life insurance policies that it believes have the most upside potential to generate attractive risk-adjusted returns to the Company through either its hold or trade portfolio. Currently, the Company principally invests in non-variable universal life insurance policies and retains the discretion to invest in whole life or convertible term life insurance policies.
Origination
Our proven policy origination process first locates policies and screens them for eligibility for a life settlement. This process includes verifying that the policy is in force, obtaining consents and disclosures and submitting cases for life expectancy estimates, which is a process known as origination services. We generate fees on the policies we originate, which we source from three channels: (i) a large and growing network of financial advisors and agents, (ii)

an ongoing direct-to-consumer marketing campaign and (iii) a number of traditional life settlements intermediaries that submit policies to us on behalf of a financial advisor, agent or other client.
Portfolio Management
Once identified, we utilize our proprietary “heat-map” technology platform to determine the initial risk and viability of policies. Thereafter, a purchased policy is “actively managed,” whereby we consistently monitor the policy risk to optimize revenue by choosing to either (i) trade the policy to a third-party institutional investor (i.e., receive a trade spread) or (ii) hold the policy over time (i.e., pay premiums and receive a payout). Additionally, we service policies on behalf of third parties for which we receive fees as a percentage of the values of the policies. Our multifaceted and dynamic revenue model is made possible by the fact that we sit at the heart of the entire life settlements industry.
Our revenue generation platform and economic model is best summarized below:
(1)Origination Fees (paid as a percentage of face value of acquired policies)
(2)Active Management (spreads for traded policies and realized returns for held policies)
(3)Third-Party Portfolio Servicing (paid as a percentage of total asset value)
We are currently a leader in the life settlements industry. The Company has approximately a 20% market share based on our 2022 capital invested/total industry capital invested and data compiled in a 2022 report by The Deal and Life Settlements Report, a U.S. life settlements industry news source. Data for the report was aggregated from each state based on 2022 annual reporting. We have a proven track record of growth and strong asset returns. We are currently operational in 49 states, which is a key differentiator in an industry with high barriers to entry given the significant regulatory requirements. Our business is supported by in excess of 100 employees and an innovative leadership team, with an average of over 20 years of experience in the industry.
Our outstanding operations and execution team are led by a seasoned management team. Jay Jackson (our CEO) has worked in the investment industry for over 25 years (including at a family office, major investment firms and alternative asset managers) and pioneered the origination process and trading platform for our firm. William McCauley (our CFO) has over 20 years of experience and has held Senior Finance positions for some of the largest insurance carriers (including Transamerica, MassMutual and John Hancock). In addition, we have three Managing Partners (Todd “Sean” McNealy, Kevin “Scott” Kirby and Matthew Ganovsky) who co-founded Abacus in 2004 and helped build the institutional and broker market for the entire industry. In summary, our leaders are innovators who have directly contributed to the development of the broader life settlements industry.
The Company, a Delaware corporation, was formed in 2004. We operate through our two principal subsidiaries, Abacus Settlements, LLC (“Abacus Settlements”), which was formed as a New York limited liability company in 2004, and Longevity Market Assets, LLC (“LMA”), which was formed in 2017 as a Florida limited liability company. In 2016, Abacus Settlements became licensed in Florida as a life settlement broker and converted into a Florida limited liability company. After the Business Combination, Abacus Settlements and LMA converted into Delaware limited liability companies. We are not an insurance company, are not licensed or regulated as an insurance company and therefore do not underwrite insurable risks for our own account.

Summary of Historical Financial Data for Abacus Life, Inc.
The summary of historical statements of income data of the Company for the fiscal years ended December 31, 2023 and December 31, 2022 and the historical balance sheet data as of December 31, 2023 and December 31, 2022 are derived from Abacus’s audited financial statements included elsewhere in this prospectus. The summary of historical statements of income data of the Company for the three months ended March 31, 2024 and March 31, 2023 and the historical balance sheet data as of March 31, 2024 are derived from the Company’s unaudited financial statements included elsewhere in this prospectus.
Abacus’s historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this prospectus.

	As of and for the three months ended March 31, 2024	As of and for the three months ended March 31, 2023	As of and for the year ended December 31, 2023	As of and for the year ended December 31, 2022
Statement of Income Data:
Total revenues	$21,487,184	$10,273,389	$66,401,451	$44,713,552
Total cost of revenues	2,720,897	489,550	6,490,377	5,884,669
Gross profit	18,766,287	9,783,839	59,911,074	38,828,883
Operating Expenses
Sales and marketing	1,929,944	729,004	4,905,747	2,596,140
General and administrative (including stock-based compensation)	11,353,499	696,892	26,482,571	1,426,865
Loss on change in fair value of debt	2,712,627	953,433	2,356,058	90,719
Unrealized loss (gain) on investments	(1,164,966)	(125,220)	(1,369,112)	1,045,623
Depreciation and amortization expense	1,682,054	1,043	3,409,928	4,282
Operating Income	$2,253,129	$7,528,687	$24,125,882	$33,665,254
Other income (expense)	(53,028)	(210,432)	(146,443)	(347,013)
Interest (expense)	(3,670,445)	(357,383)	(9,866,821)	(42,798)
Interest income	421,426	7,457	594,764	1,474
Gain/Loss on change in fair value of warrant liability	946,960	—	(4,204,360)	—
Total other income (expense)	(2,355,087)	(560,358)	(13,622,860)	(388,337)
Net income before provision for income taxes	(101,958)	6,968,329	10,503,022	33,276,917
Income tax expense	1,173,513	(656,467)	1,468,535	889,943
Net income	(1,275,471)	7,624,796	9,034,487	32,386,974
Less: Net Income (Loss) attributable to Noncontrolling Interest	73,274	(460,707)	(482,139)	704,699
Net income attributable to common stockholders	$(1,348,745)	$8,085,503	$9,516,626	$31,682,275
Earnings per share
Earnings per share-basic	$(0.02)	$0.16	$0.17	$0.63
Earnings per share-diluted	$(0.02)	$0.16	$0.16	$0.63
Balance Sheet Data:
Total assets	$376,719,400	$90,449,415	$331,826,067	$59,094,847
Total liabilities	211,378,628	54,787,235	167,755,991	30,945,150
Total stockholders’ equity	376,719,400	35,662,180	164,070,076	28,149,697

Summary of Historical Financial Data for Abacus Settlements
The summary historical statements of income data of Abacus Settlements for the six months ended June 30, 2023 and the year ended December 31, 2022 are derived from Abacus Settlements’ audited financial statements included elsewhere in this prospectus. The summary historical statements of income data of Abacus Settlements for the three months ended March 31, 2023 are derived from Abacus Settlements’ unaudited financial statements included elsewhere in this prospectus.
Abacus Settlements’ historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this prospectus.

	As of and for the three months ended March 31, 2023	As of and for the sixth months ended June 30, 2023	As of and for the year ended December 31, 2022
Statement of Income Data:
Total revenue	$6,299,986	$13,184,676	$25,203,463
Cost of revenue	1,229,616	2,734,949	5,538,470
Related party cost of revenue	3,165,707	6,558,354	11,022,535
Gross profit	1,904,663	3,891,373	8,642,458
Total operating expenses	2,554,039	4,854,177	8,686,590
Income (loss) from operations	(649,376)	(962,804)	(44,132)
Other (expense) income
Interest income	724	1,917	2,199
Interest (expense)	(5,862)	(11,725)	(8,817)
Other income	—	—	273
Total other (expense)	(5,138)	(9,808)	(6,345)
Income (loss) before income taxes	(654,514)	(972,612)	(50,477)
Provision for Income taxes	2,289	2,289	2,018
Net income (loss) and comprehensive income	(656,803)	$(974,901)	$(52,495)

RISK FACTORS SUMMARY
Below is a summary of principal risks to our business and risks associated with ownership of our stock. It is only a summary. You should read the more detailed discussion of risks set forth below and elsewhere in this prospectus for a more complete discussion of the risks listed below and other risks.
•The Company’s valuation of life insurance policies is uncertain as many life insurance policies’ values are tied to their actual maturity date and any erroneous valuations could have a material adverse impact on the Company’s business.
•The Company could fail to accurately forecast life expectancies. There may also be changes to life expectancies generally, resulting in people living longer in the future, which could result in a lower return on the Company’s life settlement policies.
•The Company’s policy acquisitions are limited by the market availability of life insurance policies that meet the Company’s eligibility criteria and purchase parameters, and failure to secure a sufficient number of quality life insurance policies could have a material adverse effect on the Company’s business.
•The Company may experience increased competition from originating life insurance companies, life insurance brokers, and investment funds which could have a material adverse effect on the Company’s business.
•The Company’s revenue is concentrated in a limited number of customers, some of which are related parties, and the Company’s revenue, results of operations, cash flows, and reputation may suffer upon the loss of a significant customer.
•Historically, there has been a negative public perception of the life settlement industry that could affect the value and/or liquidity of the Company’s investments, and the life settlement industry faces political opposition from life insurance companies which could have a material adverse effect on the Company’s business.
•There is a risk of fraud in the origination of the original life insurance policy or in subsequent sales of the life insurance policy that could adversely affect the Company’s returns, which could have a material adverse impact on the Company’s business.
•The Company may become subject to claims by life insurance companies, individuals and their families, or regulatory authorities, which could have a material adverse impact on the Company’s business.
•Life settlements in which we invest are not currently regulated under federal securities laws, but if deemed to be securities would require further compliance with federal and state securities laws, which could result in significant additional regulatory burdens on the Company and limit the Company’s investments, which could have an adverse impact on the Company’s business and results of operations.
•The Company faces privacy and cybersecurity risks related to its maintenance of proprietary information, including information regarding life settlement policies and the related insureds, and any adverse impact related to such risks could have a material adverse impact on the Company’s business.
•The Company is subject to U.S. privacy laws and regulations. Failure to comply with such obligations could lead to regulatory investigations or actions; litigation; fines and penalties; disruptions of operations; reputational harm; loss of revenue or profits; and other adverse business consequences.
•There have been lawsuits in various states questioning whether a purchaser of a life insurance policy has the requisite “insurable interest” in the policy that would permit the purchaser to collect the insurance benefits, and an adverse finding in any of these lawsuits could have a material adverse effect on the Company’s business.

•The failure of the Company to accurately and timely track and pay premium payments on the life insurance policies it holds could result in the lapse of such policies, which would have a material adverse impact on the Company’s business.
•The originating life insurance company may increase the cost of insurance premiums, which would adversely affect the Company’s returns.
•The Company may not be able to liquidate its life insurance policies which could have a material adverse effect on the Company’s business.
•The Company assumes the credit risk associated with life insurance companies and may not be able to realize the full value of insurance company payouts, which could have a material adverse effect on the Company’s profits.
•The Company’s success is dependent upon the services of its experienced management and talented employees. If the Company is unable to retain management and/or key employees, its ability to compete could be harmed.
•The Company’s intellectual property rights may not adequately protect the Company’s business.
•The Company may become subject to intellectual property disputes, which are costly and may subject the Company to significant liability and increased costs of doing business.
•In the past, we have identified material weaknesses in our internal control over financial reporting that existed as of December 31, 2022, which were remediated as of December 31, 2023.
•If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a U.S. publicly traded company in a timely and reliable manner.
•Our management has limited experience in operating a public company.
•Our indebtedness may restrict our operations.
•If we are unable to comply with our debt agreements, or to raise additional capital when needed, our business, cash flow, liquidity and results of operations could be harmed.
•We may incur substantially more debt, which could exacerbate further the risks associated with our leverage.

THE OFFERING
The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the securities, see “Description of Capital Stock” in this prospectus.

Issuer	Abacus Life, Inc., a Delaware corporation.

Common stock offered by us	shares (or shares if the underwriters exercise their option to purchase additional shares in full).

Common stock outstanding immediately after this offering	shares (or shares if the underwriters exercise their option to purchase additional shares in full).

Option to purchase additional shares of commons stock	The Company has granted the underwriters the right to purchase an additional shares of common stock within 30 days from the date of this prospectus.

Use of proceeds
The net proceeds from the offering will be approximately $       , after deducting discounts and commissions payable to the underwriters and estimated offering expenses payable by us. The Company intends to use these proceeds for our operations, including the purchase of life settlement policies, to support our overall business strategy, for working capital purposes and for general corporate purposes, which may include repayment and refinancing of our indebtedness. For further information, see “Use of Proceeds” in this prospectus.

Voting rights	One vote per share.

Listing and trading symbol	Shares of our common stock trade on Nasdaq under the symbol “ABL.”

Risk factors	You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth.

RISK FACTORS
You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our common stock. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occur, and as a result, the market price of our common stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.
Risks Related to the Business of the Company
The Company’s valuation of life insurance policies is uncertain as many life insurance policies’ values are tied to their actual maturity date and any erroneous valuations could have a material adverse impact on the Company’s business.
The valuation of life insurance policies involves inherent uncertainty (including, without limitation, the life expectancies of insureds and future increases in premium costs to keep the policies in force). There is no guarantee that the value determined with respect to a particular life settlement policy by the Company will represent the value that will be realized by the Company on the eventual disposition of the related investment or that would, in fact, be realized upon an immediate disposition of the investment. In addition, there can be no guarantee that such valuation accurately reflects the current present value of such life insurance policy at its actual maturity. Uncertainties as to the valuation of life insurance policies held by the Company could require adjustments to reported net asset values and could have a material adverse impact on the Company’s business. Uncertainties as to the valuation may also result in the Company being less competitive in the market for originating new life settlement policies and could adversely affect the profits the Company realizes on life settlements purchased and sold.
The Company could fail to accurately forecast life expectancies. There may also be changes to life expectancies generally, resulting in people living longer in the future, which could result in a lower return on the Company’s life settlement policies.
Prices for life insurance policies and annuities that may be obtained by the Company depend, in large measure, upon the life expectancy of the underlying insureds. The returns of the Company’s hold portfolio is almost entirely dependent upon how accurate the actual longevity of an insured is as compared to the Company’s expectation for that insured. Life expectancies are estimates of the expected longevity or mortality of an insured. In determining the life expectancy of an insured, the Company relies on medical underwriting conducted by various medical underwriting firms. The medical underwriting process underlying life expectancy estimates is highly subjective, and mortality and longevity estimates are inherently uncertain. In addition, there can be no assurance that the applicable medical underwriting firm received accurate or complete information regarding the health of an insured under a life insurance policy or that such insured’s health has not changed since the information was received. Different medical underwriting firms use different methods and may arrive at materially different mortality estimates for the same individual based on the same information, thus causing a life insurance policy’s value to vary. Moreover, as methods of calculating mortality estimates change over time, a mortality estimate prepared by any medical underwriting firm in connection with the acquisition of a life insurance policy may be different from a mortality estimate prepared by the same person at a later time. The valuation of the life insurance policies will vary depending on the dates of the related mortality estimates and the medical underwriting firms that provide the supporting information.
Other factors, including, but not limited to, better access to health care, better adherence to treatment plans, improved nutritional habits, improved lifestyle, an improved economic environment and a higher standard of living, could also lead to increases in the longevity of the insureds under the life insurance policies. In addition to other factors affecting the accuracy of life expectancy estimates, improvements in medicine, disease treatment, pharmaceuticals and other medical and health services may enable insureds to live longer.
The actual longevity of an insured may be materially different than the predicted mortality estimate. If the actual maturity date of life insurance policies is longer than projected, it would delay when the Company could expect to receive a return on its investment, and the Company may be unable to meet its investment objectives and goals. For example, a term life insurance policy in which the Company may invest has a stated expiration date on the date at which the underlying insured reaches a certain attained age and, beyond such date, the issuing insurance company may not be obligated to pay the face value but rather only the cash surrender value which is usually maintained at a low value by investors, if any, in accordance with the terms of such life insurance policy. Therefore, if the underlying insured survives to the stated maturity date set forth in the terms of the life insurance policy, the issuing insurance company may only be obligated to pay an amount substantially less than the face value, which could have an adverse effect on the performance of the Company.
The medical underwriting and other firms that provide information for the Company’s forecasts of life expectancies are generally not regulated by the federal and state governments, with the exception of the states of Florida and Texas, both of which require life expectancy providers to register with their respective offices of insurance regulation. There can be no assurance that this business will not become more broadly regulated and, if so, that any such regulation would not have a material adverse effect on the ability of the Company to establish appropriate life expectancies in connection with the purchase or sale of policies.
The Company’s policy acquisitions are limited by the market availability of life insurance policies that meet the Company’s eligibility criteria and purchase parameters, and failure to secure a sufficient number of quality life insurance policies could have a material adverse effect on the Company’s business.
The life insurance policy secondary market continues to grow, but as to whether and how it will continue to develop is uncertain. There are only a limited number of life insurance policies available in the market from time to time. There can be no assurance that the Company will be able to source life insurance policies on terms acceptable to the Company. As more investment funds flow into the market for life insurance policies, margins may be squeezed, and the value of the collateral may become comparatively more expensive to purchase or subject to greater competition on the purchase side. There can be no assurance that secondary market life insurance policies will be available to the Company on satisfactory or competitive terms.
The supply of life insurance policies available in the market may be reduced by, among other things: (i) improvement in the economy, resulting in higher investment returns to insureds and other owners of life insurance policies from their investment portfolios; (ii) improvements in health insurance coverage, limiting the need of insureds to obtain funds to pay the cost of their medical treatment by selling their life insurance policies; (iii) the entry into the market of less reputable third-party brokers who submit inaccurate or false life insurance policy information to the Company; (iv) the establishment of new licensing requirements for market participants and a delay in complying or an inability to comply with such new requirements; or (v) refusal of the carrier that issued a life insurance policy to consent to its transfer. A change in the availability of life insurance policies could adversely affect the Company’s ability to execute its strategy and meet its objectives.
The Company may experience increased competition from originating life insurance companies, life insurance brokers and investment funds, which could have a material adverse effect on the Company’s business.
Life insurance companies have begun offering to repurchase their own in-force life insurance policies from their current policyholders by offering “enhanced cash surrender value payments” above the amount of the net cash surrender value provided under the life insurance contracts’ terms and thus compete directly with the Company and other life settlement providers. The life settlements industry has challenged the legal validity of the life insurance companies’ actions, and some state insurance regulators have declared that these repurchase offers are unlawful while other state insurance regulators have approved them. The Company has begun working with carriers in buying back their policies from institutional asset managers and collects as revenue a percent of the face value of the policies sold back to the carriers. However, to the extent that life insurance companies can seek to repurchase their own in-force life insurance policies, they present competition to the Company in acquiring policies.
In addition, the Company is subject to significant competition from other life settlement brokers and investment funds for the purchase of life settlement policies. Increased competition for life settlement policies may result in the Company being unable to access the number of life settlement policies that it desires for its business at prices that it deems acceptable.

Our revenue is concentrated in a limited number of customers, some of which are related parties, and our revenue, results of operations, cash flows and reputation may suffer upon the loss of a significant customer.
We have derived, and may continue to derive, a significant portion of our revenue from a limited number of large customers. One financing entity, a company in which Abacus Settlements’ members own interests, represented 23% and 60% of Abacus Settlements’ revenues in six months ended June 30, 2023 and year ended December 31, 2022, respectively. Additionally, two brokers represented the sellers for over 10% of Abacus Settlements’ life settlement commission expense during the period six months ended June 30, 2023. For the year ended December 31, 2023, two related party customers accounted for 59% and 33% of the total balance of related party receivables, and three customers accounted for 49%, 14%, and 12%, of Active management revenue of the Company, respectively. The loss of any of these customers, or the loss of any other significant customer, would adversely affect our revenue, results of operations, cash flows and reputation in the marketplace. Our customer concentration also increases the concentration of our accounts receivable and our exposure to payment defaults by key customers, which could expose us to substantial and potentially unrecoverable costs if we do not receive payment from key customers. Given the materiality of purchases by these key customers, the discontinuation of these purchases could disrupt our ability to reinvest capital and adversely affect our liquidity unless substitute purchasers were found. Additionally, the loss of any significant customer could pose reputational harm to us and make it more challenging to acquire new customers.
Historically, there has been a negative public perception of the life settlement industry that could affect the value and/or liquidity of the Company’s investments, and the life settlement industry faces political opposition from life insurance companies which could have a material adverse effect on the Company’s business.
Many regulators, lawmakers and other governmental authorities, as well as many insurance companies and insurance industry organizations, are hostile to or otherwise concerned about certain aspects of the longevity- contingent asset markets. The life settlement industry and some of its participants have also been, and may continue to be, portrayed negatively in a number of widely read publications and other forms of media. These opponents regularly contend that life settlement transactions are contrary to public policy by promoting financial speculation on human life and often involve elements of fraud and other wrongdoing. High-profile cases of “Stranger-Originated Life Insurance” or “STOLI,” in which some insureds did commit fraud, have contributed to this negative perception in the public and undermined the confidence of investors in the secondary market. Continued public opposition to the life settlement industry, as well as actual or alleged wrongdoing by participants in the industry, could have a material adverse effect on the Company and its investors, including on the value and/or liquidity of the Company’s investments.
In March 2010, the American Council of Life Insurers, an insurance carrier trade association, issued a press release calling for a complete ban on life settlement securitization. While that effort was not successful, any such federal or state legislation, if passed, could have the effect of severely limiting or potentially prohibiting the continued operation of the Company’s life settlement purchasing operations. All of the foregoing could adversely affect the Company’s ability to execute its investment strategy and meet its investment objective.
The Company or third parties the Company relies upon could fail to accurately evaluate, acquire, maintain, track or collect on life settlement policies, which could have a material adverse impact on the Company’s revenues.
The Company relies on third-party data for tracking and servicing its life settlement policies. This includes the origination and servicing of life settlement policies by the servicing and tracking agent, market counterparties and other service providers, and the Company may not be in a position to verify the risks or reliability of such third-party data and systems. Failures in the systems employed by the Company and other service providers, counterparties, and other parties could result in mistakes made in the evaluation, acquisition, maintenance, tracking and collection of life settlement policies and other longevity-linked investments. This could result in the Company overpaying for life settlement policies it acquires or underpricing life settlement policies it sells. In addition, disruptions in the Company’s operations as a result of a failure in a third-party system may cause the Company to suffer, among other things, financial loss, the disruption of its business, liability to third parties, regulatory intervention or reputational damage. Any of the foregoing failures or disruptions could have a material adverse effect on the Company.

There is a risk of fraud in the origination of the original life insurance policy or in subsequent sales of the life insurance policy that could adversely affect the Company’s returns, which could have a material adverse impact on the Company’s business.
The Company faces the risk that an original owner of a life insurance policy, the related insured, the insurance agent involved in the issuance of such life insurance policy or other party may have committed fraud by misstating or failing to provide material information in connection with the origination or subsequent sale of that life insurance policy. While most life insurance policies may not be challenged for fraud after the end of the two-year contestability period, there may be situations where such fraud in connection with the issuance of a life insurance policy may survive the contestability period. If an issuing insurance company successfully challenges a life insurance policy acquired by the Company on the grounds of fraud, the Company may lose its entire investment in that life insurance policy. Furthermore, if the age of an insured was misstated, the Company may receive lower death benefits than expected. In addition, there may be information directly relevant to the value of a life insurance policy, including, but not limited to, information relating to the insured’s medical or financial condition, to which the Company will not have access. It is not possible to verify the accuracy or completeness of each piece of information or the completeness of the overall information supplied by such parties. Any such misstatement or omission could cause the Company to rely on assumptions which turn out to be inaccurate. Additionally, there can be no assurance that the seller of a life insurance policy in the tertiary market properly acquired that policy from the former owner, or that a former beneficiary or other interested party will not attempt to challenge the validity of the transfer. The occurrence of any one or more of these factors could adversely affect the Company’s performance and returns.
The Company may become subject to claims by life insurance companies, individuals and their families or regulatory authorities, which could have a material adverse impact on the Company’s business.
The secondary market for life insurance policies has been subjected to allegations of fraud and misconduct as reflected in certain litigated cases. Some of these cases, some of which have been brought by regulatory authorities, involve allegations of fraud, breaches of fiduciary duty, bid rigging, nondisclosure of material facts and associated misconduct in life settlement transactions. Cases have also been brought by the life insurance companies that challenge the legality of the original issuance of the life insurance policies based on lack of insurable interest, fraud and misrepresentation grounds.
Further, both federal and state statutes safeguard an insured’s private health information. In addition, insureds frequently have an expectation of confidentiality even if they are not legally entitled to it. If the Company properly obtains and uses otherwise private health information but fails to maintain the confidentiality of such information, the Company may be the subject of complaints from the affected individuals, their families and relatives and, potentially, interested regulatory authorities. Because of the uncertainty of applicable laws, it is not possible to predict the outcome of those disputes. It is also possible that due to a misunderstanding regarding the scope of consents that a transaction party possesses, the Company may request and receive information from health care providers that the Company did not have a right to request or receive. If the Company finds itself to be the recipient of complaints for these acts, it is not possible to predict what the results will be. This uncertainty also increases the likelihood that a transaction party may sell, or cause to be sold, life insurance policies in violation of applicable law, which could potentially result in additional costs related to defending claims or enduring regulatory inquiries, rescinding such transactions, possible legal damages and penalties and probable reduced market value of the affected life insurance policies. Each of the foregoing factors may delay or reduce the return on the policies and adversely affect the Company’s business and results of operations.
Life settlements in which we invest are not currently regulated under federal securities laws but if deemed to be securities would require further compliance with federal and state securities laws, which could result in significant additional regulatory burdens on the Company and limit the Company’s investments, which could have an adverse impact on the Company’s business and results of operations.
The origination and trading in whole, non-variable life insurance policies has historically been understood to not involve transactions in securities. However, on February 22, 2019, the United States Court of Appeals for the Fifth Circuit concluded that whole non-variable life insurance policies, when offered for sale to an investor, were investment contracts, and thus securities, for purposes of the Investment Company Act. See In re Living Benefits Asset Management, L.L.C., 916 F.3d 528, 543 (5th Cir. 2019). If this same conclusion were to be reached in other federal circuit courts or at the Supreme Court and extended to the Securities Act, there would be significant changes to our industry, and it would materially impact the Company’s ability to conduct its business.
In 2002, the United States Court of Appeals for the Eleventh Circuit reached a similar conclusion with respect to fractionalized death benefits payable under non-variable policies in SEC v. Mutual Benefits Corp., 408 F.3d 737, 745 (11th Cir. 2005),but the United States Court of Appeals for the District of Columbia Circuit reached a contrary result with respect to fractionalized death benefits in SEC v. Life Partners, Inc., 87 F.3d 536, 549 (D.C. Cir. 1996). The Company does not presently transact in fractionalized death benefits, i.e., buying or selling a part of, but not all of, a life settlement policy, nor does it currently plan to transact in fractionalized death benefits.
On July 22, 2010, the SEC released a staff report that recommended that the U.S. Congress clearly define life settlements to be securities so that the investors in life settlements transactions would be protected under the federal securities laws. To date, the SEC has not made another such recommendation to Congress nor has Congress acted on the SEC staff’s report. If the statutory definitions of “security” were to be amended to encompass life settlements involving non-variable life insurance policies, or if the Supreme Court or other circuit courts were to conclude that non-variable life insurance policies are securities for purposes of the Securities Act, the Company could become subject to additional extensive regulatory requirements under the federal securities laws. Those regulatory requirements would include the obligation to register the Company’s sales and offerings of life settlements with the SEC as public offerings under the Securities Act. Also, if the resale of non-variable life insurance policies were to be considered securities, the Company’s ownership of those policies as a percentage of its assets or source of income could be limited as it would likely manage its business to avoid being required to register as an “investment company” pursuant to the Investment Company Act. Those limitations could have an adverse effect on the Company’s business and results of operations. Any legislation or court or regulatory interpretations leading to that regulatory change or a change in the transactions that are characterized as life settlement transactions could lead to significantly increased compliance costs and increased liability risk to the Company and could adversely affect the Company’s ability to acquire or sell life insurance policies in the future. This could materially and adversely affect the Company’s business, financial condition and results of operations, which in turn could materially and adversely affect the performance of the Company.
The Company cannot assure you as to the ultimate content, timing or effect of changes, nor is it possible at this time to estimate the impact of any such potential change in administration or new legislation on the Company’s business, financial condition, or results of operations and consequently, any potential material and adverse effect on the performance of the Company.
The Company may be subject to certain U.S. state securities laws, and failure to comply with applicable requirements may result in fines, sanctions and rescission of purchase or sale transactions.
Certain U.S. state laws specifically characterize life settlements as securities transactions. Thus, in some U.S. states, purchases and sales of life insurance policies by the Company may be subject to applicable U.S. state blue sky laws or other U.S. state securities laws. The Company intends to comply with all applicable federal and state securities laws. However, this will not necessarily exempt the Company from compliance with U.S. federal or state broker-dealer laws. The failure to comply with applicable securities laws in connection with the purchase or sale of life settlement policies could result in the Company being subject to fines, administrative and civil sanctions and rescission of life settlement policy purchase or sales transactions. Each of the foregoing factors could materially and adversely affect the performance of the Company.
The Company could in the future be required to register as an investment company under the Investment Company Act or could have to substantively change its business model in order to fit within an applicable exemption from such registration requirement.
The Company’s sales of life insurance policies and investment and financing programs of which the purchase or sale of a life insurance policy is a part are subject to an evolving regulatory landscape. Depending on the facts and circumstances attending such sales or programs, state and federal securities laws, including the Investment Company

Act, could be implicated, and it is possible that the Company could in the future be required to register as an investment company under the Investment Company Act. The Company would not be able to continue to operate its business as it does today if required to register as an investment company. In such event, the Company would have to substantively change its business model to avoid registration as an investment company under the Investment Company Act. If the Company were required to change its business model in order to fit within an exemption from registration, it would have a material adverse effect on the performance of the Company.
The Company faces privacy and cyber security risks related to its maintenance of proprietary information, including information regarding life settlement policies and the related insureds, and any adverse impact related to such risks could have a material adverse impact on the Company’s business.
The Company relies on data processing systems to price and close transactions, to evaluate investments, to monitor its portfolio and capital, and to generate risk management and other reports that are critical to oversight of the Company’s activities. Further, the Company relies on information systems to store sensitive information about the Company, its affiliates, and its investments, including life settlement policies and information about the related insured individuals and others. Additionally, the Company collects information related to life insurance, including nonpublic personal information (“NPI”) and protected health information (“PHI”), and information from its website, such as contact information and high-level policy information. The Company also collects information from its employees, such as standard HR information, and business contact information from third-party employees. The Company shares information with its service providers, and has entered into nondisclosure and business association agreements, where appropriate. Our information systems, the information systems of any third-party vendors or suppliers we may use, and the information that is processed by such systems, face various and evolving risks from diverse threat actors, such as state-sponsored organizations and opportunistic hackers and hacktivists, that threaten the confidentiality, integrity and availability of such systems and information. These include damage or interruption from power outages, computer and telecommunication failures, computer viruses, cybersecurity incidents or attacks (including malware, phishing attacks, ransomware attacks, social engineering and phishing attacks, denial-of-service attacks, negligence or intentional misuse by our employees or third parties) and other related risks.
There has been an increase in the frequency, sophistication and ingenuity of the threats we and our service providers face, with threat actors becoming increasingly sophisticated in using techniques and tools – including artificial intelligence (“AI”) – that circumvent security controls, evade detection and obfuscate forensic evidence. For example, hardware or software acquired from third parties may contain defects in design or other problems that could unexpectedly compromise information security. Network connected services provided by third parties to the Company may be susceptible to compromise, leading to a breach of the Company’s network and/or business interruptions. The Company’s systems or facilities may be susceptible to employee error or malfeasance, government surveillance, or other security threats.
Additionally, the Company’s future use of blockchain or ABL Tech (the Company’s proprietary technology which does not rely on blockchain) may include undetected errors, bugs or failures. Moreover, due to the decentralized nature of blockchain, any use of blockchain is prone to specialized vulnerabilities. For example, blockchain users and their digital assets are susceptible to security breaches, which in turn creates more points of vulnerability on blockchain. These types of attacks could allow bad actors to obtain users’ credentials (e.g., the users’ private keys), which can result in damages for the user as any loss of private keys relating to, or hack or other compromise of, digital wallets used to store users’ digital assets could adversely affect the ability of users to access or use their digital assets. This risk could increase with the use of certain decentralized apps that make use of a “family” hierarchy. For example, a bad actor could use a parent wallet to gain access to, and control, various children’s wallets.
Finally, cybersecurity has become a top priority for regulators around the world. For example, the SEC has adopted rules on the cybersecurity risk management, strategy, governance and incident disclosure by public companies that enhances and standardizes disclosures for public companies with regards to their cybersecurity risk strategy, management and governance reporting.
Although the Company has procedures and systems in place that it believes are reasonably designed to protect such information and prevent data loss and security breaches, such measures cannot guarantee absolute security. Like many companies, we and our service providers experience, and may continue to experience, security incidents. While the Company is not aware of security incidents that have had a materially adverse effect on our operations or business, we cannot guarantee such an incident will not happen in the future.
Any circumvention or failure of our or our service providers’ cybersecurity measures and risk management program could potentially jeopardize our, our employees’ or our clients’ or counterparties’ sensitive, confidential, personal, proprietary and other information processed and stored in, and transmitted through, our information systems and those of our providers, or otherwise cause interruption or malfunctions in our, our employees’, our clients’, our counterparties’ or third parties’ operations. This could result in material financial losses, increased costs, disruption of our business, liability to clients and other counterparties, regulatory intervention, proceedings, order, litigation (including class actions), indemnity obligations, damages for contract breach or fines or penalties for violation of applicable laws or regulation, or reputational damage, which, in turn, could cause a decline in our earning and/or stock price. Furthermore, if we experience a cybersecurity incident or attack, it could result in regulatory investigations and material penalties, which could lead to negative publicity and may cause our clients to lose confidence in the effectiveness of our security measures.
Although we maintain error or omissions and cyber liability insurance, the costs related to a cybersecurity incident or other cybersecurity security threat or disruption may not be fully insured or indemnified by other means, and insurance and other safeguards might only partially reimburse us for our losses, if at all. We also cannot guarantee that applicable insurance will be available to us in the future on economically reasonable terms or at all.
The Company is subject to U.S. privacy laws and regulations. Failure to comply with such obligations could lead to regulatory investigations or actions; litigation; fines and penalties; disruptions of operations; reputational harm; loss of revenue or profits; and other adverse business consequences.
Due to the type of information the Company collects, including personal, medical, and financial information on the underlying insureds, and the nature of its services, the Company is subject to privacy laws. In the United States, federal, state and local governments have enacted numerous data privacy and security laws to address privacy, data protection and collection, and the processing and disclosure of certain types of information. Obligations related to these laws are quickly changing, becoming increasingly stringent and creating regulatory uncertainty. In addition, these obligations may be subject to differing applications and interpretations, which can result in inconsistency or conflict among jurisdictions. Among these laws, the Company is likely subject to the Telephone Consumer Protection Act (“TCPA”), Controlling Assault of Non-Solicited Pornography and Marketing Act of 2003, and the Gramm-Leach Bliley Act (“GLBA”).
The Company is considered a financial institution under the GLBA and is subject to the GLBA through NPI it collects. The GLBA regulates, among other things, the use of NPI in the context of the provision of financial services and includes both a “Privacy Rule,” which imposes obligations on financial institutions relating to the use or disclosure of NPI, and a “Safeguards Rule,” which imposes obligations on financial institutions, and indirectly, their service providers, to implement and maintain physical, administrative and technological measures to protect the security of NPI.
In addition, we use AI, machine learning and automated decision-making technologies, including proprietary AI and machine algorithms and models (collectively, “AI Technologies”) in our business and are making significant investments in this area. For example, we use AI technologies internally to perform mortality verification for both internal purposes and in connection with services we provide to third parties. The overall regulatory framework for AI Technologies is rapidly evolving as many federal, state and local government bodies and agencies have introduced, or are currently considering, additional laws and regulations. Additionally, existing laws and regulations may be interpreted in ways that would affect the operation of our AI Technologies. As a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future.
For example, the Biden Administration issued a broad Executive Order on the Safe, Secure and Trustworthy Development and Use of Artificial Intelligence (the “2023 AI Order”) that sets out principles intended to guide AI design and deployment for the public and private sector and signals the increase in governmental involvement and regulations over AI Technologies. The 2023 AI Order established certain new requirements for the training, testing and cybersecurity of sophisticated AI models and large scale compute centers used to train AI models and instructed several other federal agencies to promulgate additional regulations. Already agencies such as the Department of Commerce and the Federal Trade Commission have issued proposed rules. Legislation related to AI Technologies has also been introduced at the federal level and is advancing at the state level. In addition, the SEC has proposed rules that apply to registered investment advisors and funds that would, among other things, require investment advisors to eliminate or neutralize the effect of certain conflicts of interest associated with their use of artificial intelligence and other technologies that optimize for, predict, guide, forecast or direct investment-related behaviors or outcomes. The developing landscape, and the uncertain interpretation of such landscape, may affect our use of AI Technologies.
Further, laws and regulations related to privacy, data security, and data protection related to information stored or contained on blockchain may be applied to and imposed on us by U.S. federal, state and local courts and regulators. Such enforcement or regulation, if applied to us, would be difficult or impossible for us to comply with the decentralized nature of blockchain as these frameworks were not created to apply to the novel technology underlying the digital assets industry.
Because of the complexity of the various data privacy laws the Company may be subject to, compliance can be costly. The Company has taken general steps to comply with data privacy and security laws. For example, the Company has implemented a number of policies, including policies regarding access controls, customer data privacy, secure data disposal, and incident response and risk assessments. Despite these efforts, the Company cannot guarantee that regulators or consumers will agree with our approach to compliance due to the complexity and evolving nature of these laws. Failure to comply with relevant data privacy laws could negatively impact the Company’s operations, including subjecting the Company to possible government enforcement actions which could result in investigations, fines, penalties, audits, inspection, litigation, additional reporting requirements and/or oversight.
The Company’s business may be subject to additional or different government regulation in the future, which could have a material adverse impact on the Company’s business.
The Company is currently licensed and operating in 49 states. Increased regulation (whether promulgated under insurance laws or any other applicable law) and regulatory oversight of and changes in law applicable to life settlements may restrict the ability of the Company to carry on its business as currently conducted. This could also impose additional administrative burdens on the Company, including responding to examinations and other regulatory inquiries and implementing policies and procedures. Regulatory inquiries often are confidential in nature, may involve a review of an individual’s or a firm’s activities or may involve studies of the industry or industry practices, as well as the practices of a particular institution.
The Company’s business is heavily scrutinized by regulators.
As noted above, many regulators have a hostile view towards the life settlement industry, and the Company acquires the vast majority of its life settlements from senior citizens, who are typically seen as a vulnerable community by regulators.
Sellers of life insurance policies are strongly protected by applicable insurance laws, and the Company has a robust compliance program aimed at ensuring every transaction complies with all applicable laws. Nevertheless, the Company cannot guarantee that complaints about any given transaction may arise, either from the sellers, their family members and heirs, or other market participants. Insurance regulators have broad powers to initiate investigations into transactions and to determine if violations of applicable law occurred. Further, insurance regulators often collaborate with other insurance regulators. Therefore, if the Company were to be sanctioned by one regulator, it is very likely that other regulators would take notice, and the Company would be under significant pressure to demonstrate a breach was an isolated incident.

There is currently no direct legal authority regarding the proper federal tax treatment of life settlements and potential future rulings from the IRS may have significant tax consequences on the Company.
There is no direct legal authority regarding the proper U.S. federal income tax treatment of life settlements, and the Company does not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Company’s assets are uncertain, and the IRS or a court might not agree with the Company’s treatment of life settlements as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of life settlements could be materially and adversely affected. In addition, in 2007, the U.S. Treasury Department and the IRS released a notice requesting public comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in life settlements, possibly with retroactive effect.
There have been lawsuits in various states questioning whether a purchaser of a life insurance policy has the requisite “insurable interest” in the policy that would permit the purchaser to collect the insurance benefits, and an adverse finding in any of these lawsuits could have a material adverse effect on the Company’s business.
All states require that the initial purchaser of a new life insurance policy insuring the life of another individual have an insurable interest in that individual’s life at the time of the original issuance of the policy. An “insurable interest” is an economic stake in an event for which a person or entity purchases an insurance policy. An insurance policy may only be initially purchased by a person or entity who has an insurable interest in the insured (e.g., a spouse purchases an insurance policy on his or her spouse or a company purchases an insurance policy on an employee). In addition, some states may require that the Company have an insurable interest in the insured. Whether an insurable interest exists in the context of the purchase of a life insurance policy is critical because in the absence of a valid insurable interest, life insurance policies are unenforceable under the laws of most states. Where a life insurance policy has been issued to a policy holder without an insurable interest in the life of the insured, the life insurance company may not be required to pay the face value under the policy and may also be entitled to retain the premiums paid. Generally, there are two forms of insurable interest in the life of an individual, familial and financial. Additionally, an individual is deemed to have an insurable interest in his or her own life. Insurable interest is determined at the inception of the policy. The definition of exactly what constitutes “insurable interest” tends to vary by state. Some cases have also been initiated by life insurance companies, challenging the legality of the original issuance of policies on insurable interest grounds and asserting that such policies constitute “Stranger-Originated Life Insurance” or “STOLI,” which is defined as a practice or plan to initiate a life insurance policy for a third-party investor who, at the time of policy origination, has no insurable interest in the insured. Some states (such as Utah and New York) permit the heirs and beneficiaries of an insured to recover the face value under such STOLI policies rather than the policy owner which lacked insurable interest.
While the Company does not believe it has invested in any STOLI polices, and has policies and procedures in place to identify potential STOLI policies, there can be no guarantee that the Company will identify all STOLI policies. As such, the Company may acquire certain life insurance policies that may be deemed by an issuing insurance company to be STOLI policies, whether purposefully, if the Company deems such life insurance policy to be an attractive investment even after taking into account the insurable interest risk, or inadvertently, where the true nature of such life insurance policy is not discovered prior to its acquisition by the Company. Should an issuing insurance company successfully challenge the validity of a life insurance policy acquired by the Company, the Company will lose its investment in such life insurance policy.
Furthermore, the Company will also suffer losses if a family member of an insured is successful in asserting a claim that he or she, and not the Company, is entitled to the face value payable under a life insurance policy. Recent case law in Delaware has heightened the particular risk of successful challenges where family members assert that the policy was a STOLI policy and therefore void ab initio. If such cases are sustained on appeal, it is likely that there will be an increase in such challenges. However, such challenges are highly fact-specific, and not all states share Delaware’s approach as a matter of law, e.g., cases with similar facts could arrive at different results depending on the applicable state. The Company will continue to monitor its portfolio of policies and developments in these cases as appeals continue.

The failure of the Company to accurately and timely track and pay premium payments on the life insurance policies it holds could result in the lapse of such policies, which would have a material adverse impact on the Company’s business.
In order to realize on its investment in life insurance policies, the Company must ensure that the life insurance policies remain in force until they mature or are sold by the Company. Failure by the Company to pay premiums on the life insurance policies when due will result in termination or “lapse” of the life insurance policies and will result in the loss of the Company’s investment in such life insurance policies.
The originating life insurance company may increase the cost of insurance premiums, which would adversely affect the Company’s returns.
For any life insurance policies that may be obtained by the Company, the Company will be responsible for maintaining the policies, including paying insurance premiums. If a life insurance company increases the cost of insurance charged for any of the life insurance policies held by the Company, the amounts required to be paid for insurance premiums due for these life insurance policies may increase, requiring the Company to incur additional costs for the life insurance policies which may reduce the value of such life insurance policies and consequently affect the returns available on such policies.
Life insurance companies have in the past materially increased the cost of insurance charges. There can be no assurance that life insurance policies acquired by the Company will not be subject to cost of insurance increases. If any such life insurance policies are affected by a cost of insurance increase, the value of such life insurance policy may be materially reduced and the Company may decide or may be forced to allow such life insurance policy to lapse, resulting in a loss to the Company.
In the event an insurance company experiences significantly higher than anticipated expenses associated with operation and/or policy administration, or, in some instances, lower investment returns, the insurance company may have the right to increase the charges to each of its policy owners, but not beyond guaranteed maximums. While the insurance companies did not specify the reason for the increases, it is generally believed that the low interest rate environment was a significant contributing factor in the decision to raise the cost of insurance.
The Company may not be able to liquidate its life insurance policies, which could have a material adverse effect on the Company’s business.
In the ordinary course of its business, the Company engages in the purchase and sale of life insurance policies. The liquidation value of these life insurance policies is important where, for example, it becomes necessary to sell life insurance policies from the Company’s hold portfolio in order to meet the Company’s cash flow needs, including the payment of future premiums.
In many cases, liquidations may not be a viable option to meet the Company’s liquidity because of, among other things: (1) the lack of a market for such life insurance policies at the time; (2) the uncertainties surrounding the liquidation value of an individual life insurance policy; (3) the extensive amount of time and effort it might take to sell a life insurance policy; (4) the effect excessive sales of life insurance policies may have on transactions and future cash flows; and (5) the tax consequences.
The Company assumes the credit risk associated with life insurance companies and may not be able to realize the full value of insurance company payouts, which could have a material adverse effect on the Company’s profits.
The Company will assume the credit risk associated with life insurance policies issued by various life insurance companies. The failure or bankruptcy of any such life insurance company could have a material adverse impact on the Company’s ability to achieve its investment objectives. A life insurance company’s business tends to track general economic and market conditions that are beyond its control, including extended economic recessions, interest rate changes, the subprime lending market crisis or changes in investor perceptions regarding the strength of insurers generally and the life insurance policies or annuities they offer. Adverse economic factors and volatility in the financial markets may have a material adverse effect on a life insurance company’s business obligation to pay the face value of policies.

The insolvency of any insurance company or a downgrade in the ratings of an insurance company could have a material adverse impact on the value of the related life insurance policies, the collectability of the related face value, cash surrender value or other amounts agreed to be paid by such insurance company. In the event that a life insurance carrier becomes insolvent or is placed into receivership, most state guaranty associations place a $300,000 or lower cap on face value for policies per insured. In addition to the limitations on the amount of coverage, which vary by state, there are limitations on who may make claims under such coverage and the Company may not be eligible to make claims under U.S. state guarantee funds as most U.S. state guarantee fund laws were enacted with the stated goal of assisting policyholders residing in such states. Even if available to the Company, guarantee fund coverage limits are typically smaller than the face values of some of the life insurance policies that the Company will acquire. There can be no assurance that as more life settlement transactions are undertaken, legislators will not adopt additional restrictions on the availability of U.S. state guaranty funds.
The Company’s success is dependent upon the services of its experienced management and talented employees. If the Company is unable to retain management and/or key employees, its ability to compete could be harmed.
The success of the Company is dependent upon the talents and efforts of highly skilled individuals employed by the Company, and the Company’s ability to identify and willingness to provide acceptable compensation to attract, retain and motivate experienced management, talented investment professionals and other employees.
There can be no assurance that the Company’s management and professionals will continue to be associated with the Company, and the failure to attract or retain such professionals could have a material adverse effect on the Company’s ability to execute on its business plan. Competition in the financial services industry for qualified management and employees is intense and there is no guarantee that, if lost, the talents of the Company’s professionals could be replaced.
The Company’s intellectual property rights may not adequately protect the Company’s business.
To be successful, the Company must protect its intellectual property, including its technology, know-how and branding through means, such as trademarks, trade secrets, patents, copyrights, service marks, contractual restrictions, and other intellectual property rights and confidentiality procedures. Despite the Company’s efforts to implement these protections, they may not adequately protect its business for a variety of reasons, including:
•inability to successfully register or obtain patents and other intellectual property rights for important innovations that sufficiently protect the full scope of such innovations;
•inability to maintain appropriate confidentiality and other protective measures to establish and maintain the Company’s trade secrets;
•uncertainty in, and evolution of, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights;
•potential invalidation of the Company’s intellectual property rights through administrative processes or litigation; and
•other practical, resource, or business limitations on the Company’s ability to detect and prevent infringement or misappropriation of our rights and to enforce our rights.
Litigation may be necessary to enforce the Company’s intellectual property or proprietary rights, protect the Company’s trade secrets, or determine the validity and scope of proprietary rights claimed by others. Any litigation, whether or not resolved in the Company’s favor, could result in significant expense to the Company, and divert the time and efforts of the Company’s technical and management personnel. If the Company is unable to prevent third parties from infringing upon, violating or misappropriating the Company’s intellectual property or is required to incur substantial expenses defending the Company’s intellectual property rights, the Company’s business, financial condition and results of operations may be materially adversely affected.

The Company may become subject to intellectual property disputes, which are costly and may subject the Company to significant liability and increased costs of doing business.
The Company may in the future become subject to intellectual property disputes. The Company’s success depends, in part, on the Company’s ability to operate without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, the Company may not be aware that its practices are infringing, misappropriating or otherwise violating third-party intellectual property rights, and such third parties may bring claims against the Company or its business partners alleging such infringement, misappropriation or violation.
Any claims of intellectual property infringement, even those without merit, may be time-consuming and expensive to resolve, divert management’s time and attention, cause the Company to cease using or incorporating the asserted challenged intellectual property rights, expose it to other legal liabilities, or require it to enter into licensing agreements to obtain the right to use a third party’s intellectual property. Although the Company carries general liability insurance, it may not cover potential claims of this type or may not be adequate to indemnify the Company for all liability that may be imposed. The Company cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on the Company’s business, financial condition, or results of operations.
Even if the claims do not result in litigation or are resolved in the Company’s favor, these claims, and the time and resources necessary to resolve them, could divert the resources of the Company’s management and harm the Company’s business and results of operations. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, this could have a substantial adverse effect on the price of securities. The Company expects that the probability of infringement claims is likely to grow as its business grows. Accordingly, the Company’s exposure to damages resulting from infringement claims could increase, and this could further exhaust the Company’s financial and management resources.
The Company’s ability to adapt and respond effectively to rapidly changing technology may have a material adverse impact on its competitiveness.
Recent technological advancements in the insurance industry and information technology industry present new and fast-evolving competitive risks as participants seek to increase transaction speeds, lower costs, and create new opportunities. Advancements in technology are occurring in at a pace that may quicken, including as companies increase use of data analytics, artificial intelligence and other technology as part of their business strategy. To remain competitive, the Company will need to continuously adapt to changes and innovation in existing and new technologies, which may require significant Company resources. The Company will be at a competitive disadvantage if, over time, its competitors are more effective in their utilization of technology and evolving data analytics. If the Company does not anticipate or keep pace with these technological and other changes impacting the insurance industry, the Company’s ability to compete in desired markets could be limited, and its business, financial condition, and results of operations could be adversely affected.
Pandemics, along with rising interest rates and inflation, may disrupt the ability of the Company and its providers to originate life settlement policies which could have a material adverse impact on the Company’s financial position.
Pandemics, particularly in the United States, could have a material and adverse effect on our business operations. These could include disruptions or restrictions on our ability to source life settlement policies, as well as temporary closures of our facilities and the facilities of our third-party service providers. Any disruption or delay of our third-party service providers would likely impact our operating results. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of the United States and throughout the world, resulting in an economic downturn that could affect demand for the life insurance policies and significantly impact the Company’s operating results. Adverse changes in the perceived or actual economic climate, including higher unemployment rates, declines in income levels, inflation, and recession may shift the timing and volume of transactions, or the number of customers using our services for a prolonged period.

In the past, we have identified material weaknesses in our internal control over financial reporting that existed as of December 31, 2022, which were remediated as of December 31, 2023.
If we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations.
In the future, we may discover additional material weaknesses in our system of internal financial and accounting controls and procedures that could result in a material misstatement of our financial statements. Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.
On or about July 5, 2023, the Company entered into each of the SPV Purchase and Sale, the Policy APA and the SPV Investment Facility. Each of these agreements limits the Company’s ability to enter into further credit facilities or take on additional debt which could result in additional financial strain on the Company.
SPV Purchase and Sale
On or about July 5, 2023 the Company entered into the Abacus Investment SPV, LLC (“SPV”) Purchase and Sale, including the Asset Purchase Agreement (“Policy APA”). The Company and the SPV are parties to the Policy APA. The payable obligation owing by the Company to the SPV in connection with the SPV Purchase and Sale is evidenced by a note issued by the Company under the SPV Investment Facility in an original principal amount equal to the aggregate fair market value of the acquired insurance policies. The aforementioned note has the same material terms and conditions as the other credit extensions under the SPV Investment Facility (as defined below).
Relationships
East Sponsor, LLC (the “Sponsor”), members of the Company’s founding team, directors or officers of Abacus Settlements and Abacus or its or their affiliates are members of the SPV and thereby indirectly receive economic or other benefits from the Policy APA.
SPV Investment Facility
On July 5, 2023, the Company entered into a SPV Investment Facility (the “SPV Investment Facility”), between the Company, as borrower, and the SPV, as lender.
The SPV Investment Facility, among other things:
•is unsecured without collateral security expected to be provided in favor of the SPV;
•evidenced or provided for certain credit extensions to include: (i) an initial credit extension in an original principal amount of $15.0 million that is expected to be funded upon the closing of the SPV Investment Facility, (ii) a note in favor of the SPV in an original principal amount of $10.0 million to finance the purchase of the insurance policies under the Policy APA and (iii) a delayed draw credit extension in an original principal amount of $25.0 million, with the delayed draw credit extension drawn in a period between 90 and 120 days after the closing of the SPV Investment Facility upon satisfaction of certain conditions precedent;
•provided proceeds from the SPV Investment Facility for payment of certain transaction expenses, general corporate purposes and any other purposes not prohibited by law (it being expected that a significant portion of the proceeds from the SPV Investment Facility will be used by the Company for purchasing insurance policies, among other purposes);
•is subordinated in right of payment to the Company’s obligations under the Owl Rock Credit Facility, subject to limited specified exceptions and circumstances for permitting early payment;

•required Abacus Settlements and Abacus and certain subsidiaries of Abacus Settlements and Abacus to guarantee the credit extensions to be provided under the SPV Investment Facility pursuant to separate documentation;
•contained a maturity date that is at least three years after the closing of the SPV Investment Facility, subject to two automatic extensions of one year each without any amendment of the relevant documentation;
•provided for interest to accrue on the SPV Investment Facility at a rate of 12.00% per annum, payable quarterly, all of which is expected be paid in-kind by the Company by increasing the principal amount of the SPV Investment Facility owing to the SPV on each interest payment date;
•provided a default rate that will accrue at 2.00% per annum (subject to applicable subordination restrictions) over the rate otherwise applicable. If cash payment is not permitted due to applicable subordination restrictions or otherwise, such default interest shall be paid in-kind;
•provided that no amortization payments shall be required prior to maturity;
•provided for financial and other covenants no worse than those contained in the Owl Rock Credit Facility from the perspective of the Company; and
•provided for certain specified events of default (including certain events of default which are expected to be subject to grace or cure periods), with the occurrence and continuance of such events of default enabling the lender under the SPV Investment Facility to accelerate the obligations under the SPV Investment Facility, among other potential rights or remedies; and contain certain specified closing conditions. The SPV’s investment resulting from credit extensions under the SPV Investment Facility is expected to be treated by the Company as debt for U.S. Generally Accepted Accounting Principles (“GAAP”) accounting purposes. To the extent that multiple notes are issued under the SPV Investment Facility, it is expected that the documentation will provide flexibility for the SPV to request such notes be reissued as a single note under such facility.
Relationships
Directors and officers of the Company and significant shareholders of the Company are members of the SPV and thereby indirectly receive economic or other benefits from the SPV Investment Facility.
Risks Related to the Offering and Ownership of our Common Stock
Our stock repurchase program may not enhance long-term stockholder value and could increase the volatility of the market price of our common stock and diminish our cash.
Our stock repurchase program does not obligate us to repurchase any shares of our common stock. The timing and amount of any repurchases depend upon several factors, including market conditions, business conditions, statutory and contractual restrictions, the trading price of our common stock and the nature of other investment opportunities available to us. In addition, repurchases of our common stock could affect our stock price and increase its volatility. The existence of a stock repurchase program could cause our stock price to be higher than it would be absent the program and could reduce market liquidity for our stock. Use of our funds to repurchase stock could diminish our cash reserves, which may impact our ability to finance growth, pursue strategic opportunities, and discharge liabilities. Our stock repurchases may not enhance stockholder value because the market price of our common stock may decline below the prices at which we repurchased stock and short-term stock price fluctuations could reduce the program’s effectiveness.

Upon the expiration of the lock-up agreements, a substantial number of shares of common stock will be eligible for resale into the public market. The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our common stock.
In connection with this offering, we, our directors and executive officers and holders of 5% or more of our common stock prior to this offering have each agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their shares of common stock from the date hereof for a period of      days. Upon the expiration of the lock-up agreements,                       shares of common stock held by the stockholders and insiders will be eligible for resale. The resale of these shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also may make it more difficult for us to sell equity securities in the future at a time and at a price we deem appropriate.
Piper Sandler & Co. and KKR Capital Markets LLC may, at any time and without notice, release all or any portion of the shares of our common stock subject to the lock-up agreements entered into in connection with this offering. If the restrictions under the lock-up agreements are waived,                       shares of common stock will be available for resale into the public market, which could reduce the market value for our common stock.
Our Board has broad discretion to issue additional securities, and in order to raise sufficient funds to expand our operations, we may have to issue securities at prices which may result in substantial dilution to our stockholders.
We are entitled under the second amended and restated articles of incorporation of the Company (the “Charter”) to issue up to 200,000,000 shares of common stock and 1,000,000 shares of preferred stock, although these amounts may change in the future subject to stockholder approval. Shares of our preferred stock provide our board of directors broad authority to determine voting, dividend, conversion and other rights. Any additional stock issuances could be made at a price that reflects a discount or premium to the then-current market price of our common stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. Our board of directors may generally issue those shares of common stock and preferred stock, or convertible securities to purchase those shares, without further approval by our stockholders. Any preferred stock we may issue could have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board of directors, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. We may also issue additional securities to our directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock incentive plans. The issuance of additional securities may cause substantial dilution to our stockholders.
If we issue debt securities, our operations may be restricted, we will be exposed to additional risk and the market price of our common stock could be adversely affected.
If we decide to issue debt securities in the future, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. Holders of debt securities may also be granted specific rights, including, but not limited to, the right to hold a perfected security interest in certain of our assets, the right to accelerate payments due under the indenture, rights to restrict dividend payments and rights to approve the sale of assets. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock.
If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our common stock or if our operating results do not meet their expectations, our stock price could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our Company downgrades our common stock or if our operating results do not meet their expectations, our stock price could decline.
The trading price of our common stock has been, and is likely to continue to be, volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.
The market price of our common stock may be volatile because of numerous factors, including:
•quarterly variations in operating results;
•changes in financial estimates by us or securities analysts who may cover our stock or by our failure to meet the estimates made by securities analysts;
•changes in market valuations of other similar companies;
•changes in laws or regulations applicable to our business;
•additions or departures of key personnel;
•changes in our capital structure, such as future issuances of debt or equity securities;
•short sales, hedging and other derivative transactions involving our capital stock;
•our limited public float and the relatively thin trading market for our common stock;
•transactions in our common stock, by directors, officers, affiliates and other major investors; and
•the other factors described under “Risk Factors” and “Forward-Looking Statements” included in this prospectus.
Furthermore, from time to time, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies.
These broad market and industry fluctuations, as well as general economic, political and market conditions, such as recessions or interest rate changes, may negatively impact the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Any future securities litigation against us could result in substantial costs and divert our management’s attention and resources, and harm our business, financial condition, and results of operations.
Future sales of our common stock, or the perception that such future sales may occur, may cause our stock price to decline.
Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, the sale of such shares, or the perception that such sales may occur, could impair our ability to raise capital through the sale of additional common stock or preferred stock. Except for any shares purchased by our affiliates, all of the shares of common stock sold in this offering will be freely tradable.
We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on your investment may be limited to increases in the market price of our common stock.
We have not paid any cash dividends on our common stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future indebtedness we or our subsidiaries incur.

Investing in our common stock may involve a significant degree of risk.
The investments we make in accordance with our investment objectives may result in a higher amount of risk when compared to alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, and therefore an investment in our common stock may not be suitable for someone with lower risk tolerance and investors in our common stock may experience losses and volatility.
General Risk Factors
If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a U.S. publicly traded company in a timely and reliable manner.
The implementation of all required accounting practices and policies and the hiring of additional financial staff has increased and may continue to increase our operating costs and requires our management to devote significant time and resources to such implementation. If we fail to develop and maintain effective internal controls and procedures and disclosure procedures and controls, we may be unable to provide financial information and required SEC reports that are timely and reliable. Any such delays or deficiencies could harm us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and damaging our reputation, which in either cause could impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for continued listing of our common stock on Nasdaq.
Our management has limited experience in operating a public company.
Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Company will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.
Changes in tax regulations or their interpretation could negatively impact our cash flows and results of operations.
Changes in tax and other revenue raising laws, regulations and policies in the jurisdictions where we do business could impose new restrictions, costs or prohibitions on our practices and negatively impact our results of operations. In addition, interpretation of tax regulations requires us to exercise our judgment and taxing authorities or our independent registered public accounting firm may reach conclusions about the application of such regulations that differ from our conclusions. Changes to U.S. tax laws, regulations, or interpretations could impact the tax treatment of our earnings and adversely affect our cash flows and financial results.
We are subject to audit in various jurisdictions, and these jurisdictions may assess additional taxes against us. Developments in an audit, litigation, or laws, regulations, administrative practices, principles, and interpretations could have a material effect on our operating results or cash flows. The final outcome of tax audits, investigations, and any related litigation could be materially different from our historical tax provisions and accruals.

Our use of different estimates and assumptions in the application of our accounting policies could result in material changes to our reported financial condition and results of operations, and changes in accounting standards or their interpretation could significantly impact our reported results of operations.
Our accounting policies are critical to the manner in which we present our results of operations and financial condition. Many of these policies, including policies relating to the recognition of revenue, are highly complex and involve many assumptions, estimates and judgments. We are required to review these assumptions, estimates and judgments regularly and revise them when necessary. Our actual results of operations vary from period to period based on revisions to these estimates. In addition, the regulatory bodies that establish accounting and reporting standards, including the SEC and the Financial Accounting Standards Board, periodically revise or issue new financial accounting and reporting standards that govern the preparation of our consolidated financial statements. Changes to these standards or their interpretation could significantly impact our reported results in future periods.
Our indebtedness may restrict our operations.
As of March 31, 2024, we had $185,809,135 of total debt outstanding. This indebtedness could restrict our flexibility to react to changes in our businesses, industry, economic conditions, and increase borrowing costs. We must dedicate a portion of our cash flow from operations to debt servicing and repayment of debt, which reduces funds available for strategic initiatives and opportunities, share repurchases, working capital, and other general corporate needs. It also increases our vulnerability to the impact of adverse economic and industry conditions.
If we are unable to comply with our debt agreements, or to raise additional capital when needed, our business, cash flow, liquidity, and results of operations could be harmed.
Our ability to make scheduled cash payments on and to refinance our indebtedness depends on our ability to generate significant operating cash flow in the future, which, to a significant extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not be able to maintain a sufficient level of cash flow from operating activities to permit us to pay the principal, premium, if any, and interest on our indebtedness.
In addition, our credit ratings will impact the cost and availability of future borrowings and, accordingly, our cost of capital. Downgrades in our ratings could adversely affect our businesses, cash flows, financial condition, operating results and share and debt prices, as well as our ability to acquired life settlement policies. Failure to make scheduled cash payments on our existing debt, or to comply with the restrictive covenants and other requirements in our debt agreements, could result in an event of default, which, if not cured or waived, could result in acceleration of our debt repayment obligations. We may not have sufficient cash to repay any accelerated debt obligations, which would immediately and materially harm our business, results of operations and financial condition.
We may be required to raise additional capital to refinance our existing debt, or to expand or support our operations. Our access to and cost of financing will depend on, among other things, economic conditions, conditions in the financing markets, the availability of sufficient amounts of financing, our prospects and our credit ratings, and the outlook for our industry as a whole. The terms of future debt agreements could include more restrictive covenants or require incremental collateral, which may further restrict our business operations or adversely affect our ability to obtain additional financing. There is no guarantee that debt or equity financings will be available in the future on terms favorable to us or at all. If we are unable to access additional funds on acceptable terms, we may have to adjust our business operations, and our ability to acquire additional life settlement policies, or make other investments in our business could be impaired, any of which may adversely affect our cash flows and results of operations.
We may incur substantially more debt, which could exacerbate further the risks associated with our leverage.
We and our subsidiaries may incur substantial additional indebtedness in the future. To the extent that we and our subsidiaries incur additional indebtedness or such other obligations, the risks associated with our substantial indebtedness described above will increase.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering, after deducting current underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $        million (or approximately $        million if the underwriters exercise their full option to purchase additional shares of common stock from us).
We intend to use the net proceeds for our operations, including the purchase of life settlement policies, supporting our overall business strategy, working capital purposes and general corporate purposes, which may include repayment and refinancing of our indebtedness. We have not yet determined the manner in which we will allocate the net proceeds from this offering, and as a result, management will have broad discretion in the allocation and use of the net proceeds. We may temporarily invest the net proceeds from this offering in cash and cash equivalents or short-term marketable securities until they are used for their stated purpose.
The Company reserves the right to change the use of proceeds, provided that such reservation is due to certain contingencies that are discussed specifically and the alternatives to such use in that event are indicated.

DILUTION
If you invest in our common stock in this offering, your ownership interest in us will be diluted to the extent of the difference between the public offering price per share of our common stock and the as-adjusted net tangible book value per share of our common stock after this offering. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the book value per share attributable to the shares of common stock held by existing stockholders.
Our pro forma net tangible book value as of March 31, 2024 was approximately $      , or $      per share of common stock. Pro forma net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of our common stock that will be outstanding immediately prior to the closing of this offering. After giving effect to the sales of shares in this offering at an assumed public offering price of $      , and after deducting estimated discounts, commissions and offering expenses, our adjusted pro forma net tangible book value as of March 31, 2024 would have been approximately $      , or $      per share. This represents an immediate increase in the net tangible book value of $ per share to our existing stockholders and an immediate dilution (i.e., the difference between the offering price and the adjusted pro forma net tangible book value after this offering) to new investors purchasing shares in this offering at a price of $      per share. The following table illustrates the per share dilution to new investors purchasing shares in this offering.

Assumed public offering price per share		$
Pro forma net tangible book value per share as of March 31, 2024	$
Increase per share attributable to new investors in this offering
Adjusted pro forma net tangible book value per share
Dilution in adjusted pro forma net tangible book value per share to new investors in this offering		$
If the underwriters exercise in full their options to purchase additional shares of common stock from us, the as-adjusted pro forma net tangible book value per share after giving effect to the offering and the use of proceeds therefrom would be $       per share. This represents an increase in as-adjusted pro forma net tangible book value of $       per share to existing stockholders and results in dilution in as-adjusted pro form net tangible book value of $       per share to investors purchasing shares in this offering at the public offering price.
The following table summarizes, on an as-adjusted pro forma basis as of March 31, 2024, the total number of shares of common stock owned by existing stockholders and to be owned by the new investors in this offering, the total consideration paid, and the average price per share paid by our existing stockholders and to be paid by the new investors in this offering at an assumed price of $     , calculated before deducting discounts, commissions and offering expenses.

	Shares acquired		Total consideration		Average price per share
	Number	Percent	Amount	Percent
Existing stockholders		%	$	%	$
New investors in this offering		%	$	%	$
Total		100%	$	100%	$
If the underwriters were to fully exercise their option to purchase additional shares of our common stock, the percentage of shares of our common stock held by existing stockholders as of March 31, 2024 would be      % and the percentage of shares of our common stock held by new investors would be      %.
A $      increase or decrease in the assumed public offering price of $      per share would increase or decrease our adjusted pro forma net tangible book value as of March 31, 2024 by approximately $     , the adjusted pro forma net tangible book value per share after this offering by $      per share and the dilution in adjusted pro forma net tangible book value per share to new investors in this offering by $     per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts, commissions and offering expenses.

The discussion and tables above are based on shares of our common stock outstanding as of March 31, 2024.

CAPITALIZATION OF ABACUS AND ITS CONSOLIDATED SUBSIDIARIES
The following table sets forth the unaudited capitalization of Abacus and its consolidated subsidiaries as of March 31, 2024 on an actual basis and as further adjusted to give effect to this offering. This table should be read in conjunction with the financial statements of Abacus and its subsidiaries included in this prospectus.

	As of March 31, 2024
	Actual	As further adjusted for the offering
	(Dollars in thousands-unaudited)
LONG-TERM DEBT(1)	$109,510	$
9.875% Fixed Rate Senior Notes due 2028	60,650
Other Long-Term Debt	—
TOTAL LONG-TERM DEBT	170,160
STOCKHOLDERS’ EQUITY
Common stock, par value $0.0001 per share; 200,000,000 authorized shares; 63,776,058, 62,997,292 issued and outstanding, respectively	$6	$
Additional paid-in capital	209,889
Retained earnings	36,074
Accumulated other comprehensive income	120
Non-Controlling interest	207
TOTAL SHAREHOLDERS’ EQUITY	165,340
TOTAL CAPITALIZATION	$335,500	$
__________________
(1)Long-term debt consists of debt with a maturity of one year or more at the time it is incurred. These amounts are presented at the gross principal amounts outstanding and exclude unamortized debt issuance costs and purchase accounting adjustments.

MARKET INFORMATION FOR COMMON STOCK
Market Information
Our common stock is currently listed on Nasdaq under the symbol “ABL”.
As of May 30, 2024, the Company had 63,925,316 shares of common stock outstanding held of record by eleven holders. Such amounts do not include DTC participants or beneficial owners holding shares through nominee names.
Dividend Policy
The Company has not paid any cash dividends on its common stock to date. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition, as well as the applicable provisions of the Charter the amended and restated bylaws of the Company (the “Amended and Restated Bylaws”) and applicable law. The payment of any cash dividends will be within the discretion of the Company’s board of directors at such time. The Company’s ability to declare dividends will also be limited by restrictive covenants pursuant to any debt financing agreements. In addition, the Company’s board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.
Securities Authorized for Issuance under Equity Compensation Plans
In connection with the Business Combination, the Company adopted the Abacus Life, Inc. 2023 Long-Term Equity Compensation Incentive Plan (“Incentive Plan”) in order to facilitate the grant of cash and equity incentives to directors, employees, including named executive officers, and consultants to help attract and retain the services of these individuals. To date, we have granted 560,000 restricted stock units and 191,813 options to purchase common stock.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:	—	—	—
Incentive Plan	3,164,991	—	243,228
Equity compensation plans not approved by security holders	—	—	—
Total	3,164,991	—	243,228

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of the Company’s financial condition and results of operations. This discussion should be read in conjunction with the Company’s financial statements and related notes thereto that appear elsewhere in this Form S-1.
Unless the context otherwise requires, references in this “Abacus Life, Inc. Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and “Company” are intended to mean the business and operations of Abacus Life, Inc.
The Company is composed of two principal, wholly-owned operating subsidiaries, Abacus Settlements and LMA, which are Delaware limited liability companies and headquartered in Orlando, Florida. The following sets forth management’s discussion and analysis of financial condition and results of operations of the Company and its operating subsidiaries.
Overview
The Company was formerly known as East Resources Acquisition Company, a blank check company incorporated in Delaware on May 22, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The Company conducts its business through Abacus Settlements and LMA.
The Company directly acquires life insurance policies in a mutually beneficial transaction for both us and the underlying insured. With meaningful support from our proprietary risk rating heat map, we consistently evaluate policies (at origination and throughout the lifecycle) to generate essentially uncorrelated risk adjusted returns. Additionally, we provide a range of services for owners of life settlement assets.
Upon acquiring a policy, we have the option to either (i) trade that policy to a third-party institutional investor (i.e., generating a spread on each trade) or (ii) hold that policy on our balance sheet until maturity (i.e., paying the premiums over time and receiving the final claim/payout). This process is predicated on driving the best economics for us and we categorize this revenue as “Trading” or “Active management revenue.”
Additionally, we provide a wide range of services to owners and purchasers of life settlements assets (i.e., acquired policies). More specifically, we provide consulting, valuation, actuarial services, and perform administrative work involved in keeping a policy in force and at the premium level most advantageous to the owner. We have experience servicing a large number of policies for highly sophisticated institutions, including policies for large institutional life settlement funds. We generate revenue on these services by charging a base servicing fee of approximately 0.5% of total asset value of the portfolio or flat rate per policy. We categorize this revenue as “Servicing” or “Portfolio servicing revenue.”
The Company, through Abacus Settlements, originates life insurance policy settlement contracts as a licensed life settlement provider on behalf of third-party institutional investors (“Financing Entities”) and for the Company to invest in the life settlement asset class. Specifically, the Company originates policies through three primary origination channels (agents/financial advisors, direct-to-consumers, life settlement brokers) and third-party intermediaries, screens them for eligibility by verifying that the policy is in force, obtains consents and disclosures, and submits cases for life expectancy estimates. This process is characterized as our origination services, which averages a fee of approximately 2% of the life insurance policy’s face value (“Company Origination Revenue”).
Our Business Model
As mentioned in the above Overview section, we generate revenue in three main ways. The first channel is through our Active management revenue, whereby we can (i) generate a spread on traded policies, (ii) hold policies on our balance sheet (paying premiums over time and receiving the payout/claim), or (iii) generate unrealized gains or losses on policies purchased by our Structured Note Offerings (LMATT Series 2024, Inc., LMATT Growth Series

2.2024, Inc., and LMATT Growth and Income Series 1.2026, Inc.) and Income Funds (LMA Income Series, LP, and the LMA Income Series II, LP). The second channel is from Portfolio servicing revenue, whereby we provide a range of services to life settlement asset owners. The third channel is from origination services rendered by serving as a life settlement provider when purchasing outstanding life insurance policies.
Active management revenue derives from buying and selling policies, and the receipt of death benefits proceeds on policies we hold where the insured dies. Of the purchased policies, some are purchased with the intent to hold to maturity while others are held for trading to be sold for a gain. We historically elected to account for each investment in life settlement contracts using either the investment method or the fair value method. Once the accounting method is elected for each policy, it cannot be changed. The Company accounts for life settlement policies purchased through the structured note and fund offerings on a fair value basis, and investment method basis at cost plus premiums paid. For all policies purchased after June 30, 2023, the Company accounts for these under the fair value method. For policies purchased before June 30, 2023, the Company elected to use either the fair value method or the investment method (cost plus premiums paid). The valuation method is chosen upon contract acquisition and is irrevocable. For the life settlement policies accounted for under the fair value method, these policies are part of the collateral consideration for the market linked structured notes issued under LMX Series, LLC and LMA Series, LLC subsidiaries where quarterly valuations are a condition of the private placement memorandum. Given that there is a valuation requirement stipulated in the notes, management has elected to use the fair value method for these policies, which are valued based on Level 3 inputs that reflect our assumptions about what factors market participants would use in pricing the asset or liability, such as life expectancies and cash flow discount rates. The inputs are developed based on the best available information, including our own data. Policies carried at fair value method capture the change in fair value within the income statement when those changes occur as opposed to when the policies are sold or mature. For policies held at fair value, changes in fair value are reflected in operations in the period the change is calculated. Under the investment method, investments in contracts are recorded at investment price plus all initial direct costs. Continuing costs (e.g., policy premiums, statutory interest and direct external costs, if any) to keep the policy in force are capitalized. Gains or losses on sales of policies carried using the investment method are recorded at the time of sale or maturity. For policies carried under the fair value method, we record the initial investment of the transaction price and remeasure the investment at fair value at each subsequent reporting period. Changes in fair value are reported in revenue when they occur, including those related to life insurance proceeds (policy maturities) and premium payments. Upon the sale of a life settlement contract, we record gains or losses for the difference between the agreed-upon purchase price with the buyer and the carrying value of the policy.
Generating Portfolio servicing revenue involves the provision of services to one affiliate by common ownership, and third parties, which own life insurance policies. Portfolio servicing revenue is derived from services related to maintaining these settled policies pursuant to agreement with investors in settled policies (“Service Agreement(s)”). Additionally, also included in servicing revenue are fees for limited consulting services related to the evaluation of policies that we perform for third parties. Portfolio servicing revenue is recognized ratably over the life of the Service Agreements, which range from one month to ten years. The duties performed by the Company under these arrangements are considered a single performance obligation that is satisfied ratably as the customer simultaneously receives and consumes the benefit provided by us. As such, revenue is recognized for services provided for the corresponding month.
Portfolio servicing revenue also consists of revenue related to consulting engagements. We provide consulting services for the owners of life settlement contracts who are often customers of the servicing business line, or customers of the origination channel. These consulting engagements are comprised of valuation, actuarial services, and overall policy assessments related to life settlement contracts and are short-term in nature. The performance obligations are typically identified as separate services with a specific deliverable or a group of deliverables to be provided in tandem, as agreed to in the engagement letter or contract. Each service provided under a contract is considered as a performance obligation and revenue is recognized at a point in time when the deliverable or group of deliverables is transferred to the customer.
As a life settlement provider, the Company serves as a purchaser of outstanding life insurance policies. When serving as a purchaser, the Company’s primary purpose in the transaction is to connect buyers and sellers through an origination process. The origination process is core to the Company’s business and drives its economics. The

Company averages approximately 2% of face value of the life insurance policy in origination fees and has developed three high quality origination channels which include agents and financial advisors, direct-to-consumer and life settlement brokers. The Company also originates policies with third-party intermediaries. Generally, diversification across multiple origination channels lowers average policy acquisition costs and increases estimated returns. The Company finds sellers through its origination channels using strategic marketing practices in its core markets, with the purpose of finding policy owners who want to capitalize on their investments prior to death by extracting value from their policies through the sale of such policies to Financing Entities.
Business Combination
On August 30, 2022, East Resource Acquisition Company entered into the Merger Agreement with the Merger Subs, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, Abacus Merger Sub merged with and into Abacus Settlements, with Abacus Settlements surviving the Abacus Merger as a wholly owned subsidiary of East Resource Acquisition Company, and LMA Merger Sub merged with and into LMA, with LMA surviving the LMA Merger as a wholly owned subsidiary of East Resource Acquisition Company. In connection with the closing of the Business Combination, East Resource Acquisition Company was renamed Abacus Life, Inc.
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, on June 30, 2023, the Business Combination was consummated.
Key Factors Affecting Our Performance
The markets for our consulting and portfolio servicing are affected by economic, regulatory, and legislative changes, technological developments, and increased competition from established and new competitors. We believe that the primary factors in clients selecting the Company include our reputation, the ability to provide measurable increases to stockholder value and return on investment, global scale, quality of service and the ability to tailor services to each client’s specific needs. In that regard, with our ability to leverage the technology developed by the Company, Abacus Settlements and LMA, we are focused on developing and implementing data and analytic solutions for both internal operations and for maintaining industry standards and meeting client needs.
Results of Operations
The following tables set forth our results of operations for the periods presented. The period-to-period comparison of financial results is not indicative of future results:

	Three Months Ended March 31,		Years Ended December 31,
	2024	2023	2023	2022
Portfolio servicing revenue
Related party servicing revenue	$185,185	$213,447	$778,678	$818,300
Portfolio servicing revenue	32,750	89,424	223,496	652,672
Total portfolio servicing revenue	217,935	302,871	1,002,174	1,470,972
Active management revenue	19,796,999	9,970,518
Investment Income from life insurance policies held using investment method			17,980,987	37,828,829
Change in fair value of life insurance policies (policies held using fair value method)			43,214,390	5,413,751
Total active management revenue	19,796,999	9,970,518	61,195,377	43,242,580
Origination revenue
Related Party origination revenue	—	—	494,972	—
Origination Revenue	1,472,250		3,708,928	—
Total origination revenue	1,472,250	—	4,203,900	—
Total revenues	21,487,184	10,273,389	66,401,451	44,713,552

Cost of revenue (excluding depreciation and amortization stated below)
Related party cost of revenue	685	—	99,456	—
Cost of revenues (including stock based compensation)	2,720,212	489,550	6,390,921	5,884,669
Total cost of revenues	2,720,897	489,550	6,490,377	5,884,669
Portfolio servicing revenue
Gross Profit	18,766,287	9,783,839	59,911,074	38,828,883
Operating expenses
Sales and marketing	1,929,944	729,004	4,905,747	2,596,140
General, administrative and other (including stock based compensation)	11,353,499	696,892	26,482,571	1,426,865
Unrealized loss (gain) on investments	(1,164,966)	(125,220)	(1,369,112)	1,045,623
(Gain) loss on change in fair value of debt	2,712,627	953,433	2,356,058	90,719
Depreciation and amortization expense	1,682,054	1,043	3,409,928	4,282
Total operating expenses	16,513,158	2,255,152	35,785,192	5,163,629
Operating Income	2,253,129	7,528,687	24,125,882	33,665,254
Other income (expense)
Loss on change in fair value of warrant liability	946,960	—	(4,204,360)	—
Other income (expense)	(53,028)	(210,432)	(146,443)	(347,013)
Interest (expense)	(3,670,445)	(357,383)	(9,866,821)	(42,798)
Interest income	421,426	7,457	594,764	1,474
Net income before provision for income taxes	(101,958)	6,968,329	10,503,022	33,276,917
Income tax expense	1,173,513	(656,467)	1,468,535	889,943
Net income	(1,275,471)	7,624,796	9,034,487	32,386,974
Less: Net income (loss) attributable to noncontrolling interest	73,274	(460,707)	(482,139)	704,699
Net income attributable to Abacus Life, Inc.	$(1,348,745)	$8,085,503	$9,516,626	$31,682,275
Comparison of the Three Months Ended March 31, 2024 and March 31, 2023
Revenue
Related Party Services
We have a related-party relationship with Nova Trading (US), LLC (“Nova Trading”), a Delaware limited liability company and Nova Holding (US) LP, a Delaware limited partnership (“Nova Holding” and collectively with Nova Trading, the “Nova Funds”) as some of the owners of the Company and certain members of management jointly own 11% of the Nova Funds. We enter into Service Agreements with the owners of life settlement contracts and are responsible for maintaining the policies, managing processing of claims in the event of death of the insured and ensuring timely payment of optimized premiums computed to derive maximum return on maturity of the policy. We neither assume the ownership of the contracts nor undertake the responsibility to make the associated premium payments. The duties that we perform under these arrangements are considered a single performance obligation that is satisfied over time and revenue is recognized for services provided for the corresponding time period. We earn servicing revenue related to policy and administrative services on behalf of Nova Funds portfolio (the “Nova

Portfolio”). The servicing fee is equal to 50 basis points (0.50%) times the monthly invested amount in policies held by Nova Funds divided by 12.

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Related party servicing revenue	$185,185	$213,447	$(28,262)	(13.2)%
Related party servicing revenue decreased by $28,262, or 13.2%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The decrease is mainly due to a decrease in policies serviced for the Nova Funds.

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Portfolio servicing revenue	$32,750	$89,424	$(56,674)	(63.4)%
Portfolio servicing revenue decreased by $56,674, or 63.4%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The decrease is mainly due to non-recurring consulting projects not reoccurring.
Active Management Revenue

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Active management revenue	$19,796,999	$9,970,518	$9,826,481	98.6%
Active management revenue is generated by buying, selling, and trading policies and maintaining policies through to receipt of maturity or death benefits. Policies are accounted for under both the investment method and fair value method. We have elected on an instrument-by-instrument basis to account for these policies under the investment method, pursuant to Accounting Standards Codification (“ASC”) 323-30-25-2. The Company engages in direct buying and selling of life settlement policies whereby each potential policy is independently researched to determine if it would be a profitable investment. Policies purchased under the Company are typically purchased with the intention to sell within twelve months and are measured for under the investment method given that the purchase dates are recent, and policies turn fairly quickly. Policies purchased under LMATT Series 2024, Inc. or LMATT Growth Series 2.2024, Inc. are measured under the fair value method and will either be sold or held until the policies mature. Upon sale of a life settlement contract, the Company will record revenue (gain/loss) for the difference between the agreed-upon purchase price with the buyer, and the carrying value of the contract.
Total active management revenue increased by $9,826,481, or 98.6%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The increase is mainly due to a net increase of $10,759,542 related to policies accounted for under the fair value method (comprised of $8,876,956 realized gains, $4,097,689 unrealized gains and offset by $(2,215,003) in premiums paid) and $6,959,273 fee-based revenue, offset by a decrease of $(7,892,334) in trading activity related to policies accounted for under the investment method.
The aggregate face value of policies accounted for using the investment method is $30,900,000 as of March 31, 2024, with a corresponding carrying value of $1,434,444. Additional information regarding policies accounted for under the investment method is as follows:

	Three Months Ended March 31,
	2024	2023
Investment method
Policies bought	—	86
Policies sold	—	39
Policies matured	1	2
Average realized gain (loss) on policies sold	44.1%	15.3%
Number of external counter parties that purchased policies	—	4
Realized gains	$220,256	$8,392,334
Revenue from maturities	$500,000	$4,000,000
The aggregate face value of policies held at fair value is $506,955,702 as of March 31, 2024 with a corresponding fair value of $125,488,525. Additional information regarding policies accounted for under the fair value method is as follows:

	Three Months Ended March 31,
	2024	2023
Fair value method
Policies bought	122	15
Policies sold	93	2
Policies matured	2	—
Average realized gain (loss) on policies sold	16.0%	8.4
Number of external counter parties that purchased policies	8	2
Realized gains, net of premiums paid	$7,047,172	$796,361
Revenue from maturities	$201,006	$—
Origination Revenue
Through the origination segment, the Company originates life insurance policy settlement contracts as a licensed life settlement provider on behalf of third-party institutional investors interested in investing in the life settlement asset class. Specifically, the Company originates policies through three primary origination channels (agents/financial advisors, direct-to-consumers, life settlement brokers and third-party intermediaries), screens them for eligibility by verifying that the policy is in force, obtains consents and disclosures, and submits cases for life expectancy estimates. The Company has a related party relationship with Nova Trading and Nova Holding as the owners of the Company jointly own 11% of the Nova Funds. The pricing for origination fees is governed by origination contracts that have been negotiated by both parties and are considered to be arms-length and consistent with origination fees charged to third-party customers. For its origination services to the Nova Funds, the Company earns origination fees equal to the lesser of (i) 2% of the net death benefit for the policy or (ii) $20,000.
The Company did not generate related party origination revenue from Nova Funds for the three months ended March 31, 2024 and three months ended March 31, 2023. The related party origination revenue is related to Abacus Settlements, which was acquired on June 30, 2023.

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Origination Revenue	$1,472,250	$—	$1,472,250	—%
Company Origination Revenue increased to $1,472,250 from $— for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The origination revenue is related to Abacus Settlements, which was acquired on June 30, 2023.

Cost of Revenues (Excluding Depreciation and Amortization) and Gross Profit
Cost of revenues (excluding depreciation and amortization) primarily consists of servicing fees, commissions expense, escrow fees, servicing and active management payroll costs, stock-based compensation for active management and servicing employees, life expectancy fees, lead generation expenses, and active management consulting expenses. The payroll costs related to policy servicing are for recurring and non-recurring projects where the time incurred for servicing policies is measurable and directly correlates to revenue earned. Similarly, consulting expenses are for discretionary commissions earned directly related to revenue generated as part of the Active management revenue stream.

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Cost of revenue (excluding depreciation and amortization)	$2,720,212	$489,550	$2,230,662	455.7%
Cost of revenues (excluding depreciation and amortization) increased by $2,230,662, or 455.7%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The increase in cost of revenues is primarily due to increase in payroll expense related to growth in active management activity, $1,400,033 increase of commissions for origination activity related to the increase in insurance policy purchase activity during 2024, and $322,607 non-cash stock-based compensation expense.
Related party cost of revenue of $685 is associated with third-party commission expense for related party origination activity, which is now included within the Consolidated Financial Statements for the Company subsequent to the acquisition of Abacus Settlements that took place on June 30, 2023.

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Gross Profit	$18,766,287	$9,783,839	$8,982,448	91.8%
Gross profit increased by $8,982,448, or 91.8%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The increase in gross profit is primarily due to an increase in active management revenue.
Operating Expenses
Sales and Marketing Expenses
Sales and marketing expenses primarily consist of advertising and marketing related expenses.

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Sales and marketing expenses	$1,929,944	$729,004	$1,200,940	164.7%
Sales and marketing expenses increased by $1,200,940, or 164.7%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The increase was primarily related to an increase in advertising costs to support our active management growth strategy.
General, Administrative, and Other
General, administrative, and other primarily consists of compensation and benefits related costs associated with our finance, legal, human resources, information technology, and administrative functions. General, administrative and other costs also consist of third-party professional service fees for external legal, accounting and other consulting services, rent and lease charges, insurance costs, and software expense.

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
General and administrative (including stock-based compensation)	$11,353,499	$696,892	$10,656,607	1,529.2%
General, administrative, and other increased by $10,656,607, or 1,529.2%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The increase in general, administrative, and other expenses is primarily related to non-cash stock based compensation expense of $5,770,764, payroll expense of $2,893,723, accounting and auditing fees of $618,560, legal and professional fees of $98,332, and an increase in other expenses general and administrative expenses of $1,275,228 to support the Company’s public company compliance costs post the Business Combination.
Depreciation and Amortization Expense
Depreciation and amortization expense consists primarily of depreciation on property and equipment purchased and leasehold improvements and amortization of intangible assets. The property at the Company currently consists of furniture, fixtures and leasehold improvements for the office and are not directly used to support the servicing or trading of life settlement policies. The intangible assets at the Company consist of customer relationships, internally developed and used technology, and non-compete agreements.

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Depreciation and amortization	$1,682,054	$1,043	$1,681,011	161,170.8%
The increase of $1,681,011, or 161,170.8%, in depreciation and amortization expense is related to the amortization of acquired Abacus Settlements intangible assets.
Unrealized Loss (Gain) on Investments

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Unrealized (gain) on investments	$(1,164,966)	$(125,220)	$(1,039,746)	830.3%
Unrealized gain on investments increased by $1,039,746 or 830.3% for the three months ended March 31, 2024, compared to the three months ended March 31, 2023. The primary cause of this increase pertains to the change in fair value of S&P 500 options.
(Gain) Loss on Change in Fair Value of Debt

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Loss on change in fair value of debt	$2,712,627	$953,433	$1,759,194	184.5%
Loss in the fair value of debt increased by $1,759,194, or 184.5%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The increase is primarily attributable to changes in the risk-free fair value of our market-indexed notes.

Other Income (Expenses)

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Other income (expense)	$(53,028)	$(210,432)	$157,404	(74.8)%
Interest (expense)	(3,670,445)	(357,383)	(3,313,062)	927.0%
Interest income	421,426	7,457	413,969	5,551.4%
Gain on change in fair value of warrant liability	946,960	—	946,960	—%
Other income (expense) decreased by $157,404, or 74.8%, for the three months ended March 31, 2024, compared to the three months ended March 31, 2023. The decrease is primarily related to other expense activities.
Interest expense was $3,670,445 for the three months ended March 31, 2024, compared to $357,383 for the three months ended March 31, 2023. The increase in interest expense is primarily related to the Fixed Unsecured Notes interest expense of $1,195,860, the LMA Income Series II LP interest expense of $838,944, the LMA Income Series LP interest expense of $12,577, the SPV Purchase and Sale Note non-cash interest expense $803,828, and the Sponsor PIK Note non-cash interest of $336,822.
Interest income was 421,426 for the three months ended March 31, 2024 compared to $7,457 for the three months ended March 31, 2023. The increase in interest income is related to interest earned on our bank deposits.
Gain on change in fair value of warrant liability was $946,960 for the three months ended March 31, 2024 compared to $— for the three months ended March 31, 2023. The change is primarily attributable to the decrease in the price for the public warrants from December 31, 2023 to March 31, 2024, which is a determining factor for measuring the fair value of the private warrants.
Income Tax Expense
Prior to the Business Combination, the Company elected to file as an S-corporation for federal and Florida state income tax purposes. As such, the Company incurred no federal or Florida state income taxes, except for income taxes recorded related to LMATT Series 2024, Inc., a Delaware C-corporation and wholly owned subsidiary of LMX Series, LLC, both of which are consolidated by the Company. Accordingly, the income tax expense has historically been attributable to income tax expense for LMATT Series 2024, Inc. However, the Business Combination resulted in changes to the tax status of certain entities which impacted the provision for income taxes.

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Income tax expense (benefit)	$1,173,513	$(656,467)	$1,829,980	278.8%
Income tax expense increased by $1,829,980, or 278.8%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. Our effective income tax rate for the three months ended March 31, 2024 and three months March 31, 2023 was 1151.0% and (9.4)%, respectively. The increase was primarily driven by the portion of the stock-based compensation expense deduction limited by IRC Section 162(m).
Results of Operations—Segment Results
The Company organizes its business into three reportable segments: (i) portfolio servicing, (ii) active management, and (iii) originations, all three of which generate revenue in different manners. During 2021, we primarily focused on the portfolio servicing business. At the end of June 2021, we underwent a change in our business to focus on active management services in addition to portfolio servicing. Finally, the Company originates life insurance policies as a result of the Business Combination.
This segment structure reflects the financial information and reports used by the Company's management, specifically its chief operating decision maker (CODM), to make decisions regarding the Company’s business, including resource allocations and performance assessments as well as the current operating focus in accordance with ASC 280, Segment Reporting. The Company's CODM is the Chief Executive Officer of the Company.
The portfolio servicing segment generates revenues by providing policy services to customers on a contract basis. The active management segment generates revenues by buying, selling and trading policies and maintaining policies through to death benefit. The origination segment generates revenue by originating life insurance policy settlement contracts as a licensed life settlement provider on behalf of third-party institutional investors interested in investing in the life settlement asset class. The Company's reportable segments are not aggregated.
The following tables provides supplemental information of revenue and profitability by operating segment:
Portfolio Servicing

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Total revenue	$217,935	$302,871	$(84,936)	(28.0)%
Gross loss	(144,457)	(22,243)	(122,214)	549.4%
Total revenue for the portfolio servicing segment decreased by $84,936, or 28.0%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The decrease in portfolio servicing revenue is primarily attributable to a decrease in the non-recurring consulting projects.
Gross loss from our portfolio servicing segment increased by $122,214, or 549.4%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023, primarily due to increases in related cost of revenue.
Active Management

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Total revenue	$19,796,999	$9,970,518	$9,826,481	98.6%
Gross profit	18,838,527	9,806,082	9,032,445	92.1%
Total revenue for the active management segment increased by $9,826,481, or 98.6%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. Gross profit from our active management segment increased by $9,032,445, or 92.1%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The increase in active management revenue and gross profit was primarily attributable to $6,959,273 in fee-based revenue and a $4,097,689 increase in unrealized gains in policies accounted for under the fair method, offset by a $(1,921,267) decrease in realized gains in total life settlement policy sales and maturities and an increase in cost of revenue from 2% of revenue for the three months ended March 31, 2023 to 5% of revenue for the three months ended March 31, 2024.
Originations

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Total revenue	$5,024,204	$—	$5,024,204	100.0%
Gross profit	72,217	—	72,217	100.0%
Total revenue for the originations segment increased by $5,024,204 for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. Among the total originations revenue, the majority of the balance is related to the eliminated intercompany activity of $(3,551,954) that is related to policies that Abacus Settlements originated for LMA or other subsidiaries. No originations revenue was recorded prior to the June 30, 2023 Business Combination.

Comparison of Fiscal Year 2023 and Fiscal Year 2022
Revenue
Related Party Services

	Years Ended December 31,
	2023	2022	$ Change	% Change
Related party servicing revenue	$778,678	$818,300	$(39,622)	(4.8%)
Related party servicing revenue decreased by $(39,622), or (4.8)%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease in related party servicing revenue is primarily due to servicing less policies owned by the Nova Portfolio for the year ended at December 31, 2023.

	Years Ended December 31,
	2023	2022	$ Change	% Change
Portfolio servicing revenue	$223,496	$652,672	$(429,176)	(65.8%)
Portfolio servicing revenue decreased by $(429,176) or (65.8)%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease in portfolio servicing revenue is primarily attributable to a reduction in the non-recurring consulting projects during the year ended December 31, 2023 compared to the year ended December 31, 2022. There were no new non-recurring consulting projects initiated during the year ended 2023 to servicing more external funds.
Active Management Revenue

	Years Ended December 31,
	2023	2022	$ Change	% Change
Active management revenue
Policies accounted for under the investment method	$17,980,987	$37,828,829	$(19,847,842)	(52.5%)
Policies accounted for under the fair value method	43,214,390	5,413,751	37,800,639	698.2%
Total active management revenue	$61,195,377	$43,242,580	$17,952,797	41.5%
Total Active management revenue increased by $17,952,797, or 41.5%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase in Active management revenue was primarily attributable to an increase of $22,475,355 in unrealized gains on held policies accounted under the fair value method due to increase in held policies, $1,849,216 increase in total realized gains, and offset by a decrease of $(6,371,774) in total maturities on held policies, for the year ended December 31, 2023 compared to the year ended December 31, 2022.
Revenue for policies accounted for under the investment method decreased by $(19,847,842) or (52.5)% for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease is primarily due to decrease in realized gains of $(12,847,842) due to a shift to electing the fair value method of accounting on all policies purchased after June 30, 2023 and a decrease of $(7,000,000) in maturities on held policies, for the year ended December 31, 2023 compared to the year ended December 31, 2022.

The aggregate face value of policies accounted for using the investment method was $33,900,000 as of December 31, 2023, with a corresponding carrying value of $1,697,178. Additional information regarding policies accounted for under the investment method is as follows:

	Years Ended December 31,
	2023	2022
Investment method
Policies bought	165	145
Policies sold	164	127
Policies matured	2	2
Average realized gain (loss) on policies sold	19%	17%
Number of external counter parties that purchased policies	15	25
Realized gains	$13,980,987	$26,828,829
Revenue from maturities	$4,000,000	$11,000,000
Revenue for policies accounted for under the fair value method resulted in an increase in revenue of $37,800,639 or 698.2% for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase is driven primarily by an increases in unrealized gain on life settlement policies of $22,475,355 and in realized gains and maturities of $19,272,794, offset by $(4,281,610) premiums paid, for the year ended December 31, 2023, compared to the year ended December 31, 2022.
The aggregate face value of policies held at fair value was $520,503,710 as of December 31, 2023, with a corresponding fair value of $122,296,559. For the policies held at fair value, the unrealized gain recorded on 382 purchased policies as of $27,889,106 represents a change in fair value of the aforementioned policies. The Company realized a gain of $19,606,894, including maturities of $828,226, for the year ended December 31, 2023 for 196 sold policies that were included in the change in fair value of life insurance policies held using the fair value method and made premium payments of $4,281,610, which were also included in the total realized gains. Additional information regarding policies accounted for under the fair value method is as follows:

	Years Ended December 31,
	2023	2022
Fair value method
Policies bought	382	35
Policies sold	196	—
Policies matured	3	2
Average realized gain (loss) on policies sold	17%	—
Number of external counter parties that purchased policies	10	—
Realized gains, net of $(4,281,610) of premiums paid	$14,497,058	$134,100
Revenue from maturities	$828,266	$200,000
Origination Revenue

	Years Ended December 31,
	2023	2022	$ Change	% Change
Related Party origination revenue	$494,972	$—	$494,972	—%

Related party origination revenue increased to $494,972 from $-, for the year ended December 31, 2023 compared to the year ended December 31, 2022. Revenue from originations arose due to the Business Combination of LMA and Abacus Settlements on June 30, 2023 as this stream of revenue comes from the Abacus Settlements business.

	Years Ended December 31,
	2023	2022	$ Change	% Change
Origination Revenue	$3,708,928	$—	$3,708,928	—%
Company Origination Revenue increased to $3,708,928 from $-, for the year ended December 31, 2023 compared to the year ended December 31, 2022. Company Origination Revenue occurred due to the Business Combination of LMA and Abacus Settlements on June 30, 2023 as this stream of revenue comes from the Abacus Settlements business.
Cost of Revenues (Excluding Depreciation and Amortization) and Gross Profit

	Years Ended December 31,
	2023	2022	$ Change	% Change
Cost of revenue (excluding depreciation and amortization)	$6,390,921	$5,884,669	$506,252	8.6%
Cost of revenues (excluding depreciation and amortization) increased by $506,252, or 8.6%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase in cost of revenues is primarily due to an increase of payroll expenses related to increased headcount, stock-based compensation expense, and increase of commissions for origination activity related to the increase in insurance policy purchase and sale activity during 2023. Related party cost of revenue of $99,456 is associated with third-party commission expense for related party origination activity, which is now included within the Consolidated Financial Statements for the Company subsequent to the Business Combination that took place on June 30, 2023.

	Years Ended December 31,
	2023	2022	$ Change	% Change
Gross profit	$59,911,074	$38,828,883	$21,082,191	54.3%
Gross profit increased by $21,082,191, or 54.3%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase in gross profit is primarily due to an increase in active management services, offset by an increase in cost of revenues.
Operating Expenses
Sales and Marketing Expenses

	Years Ended December 31,
	2023	2022	$ Change	% Change
Sales and marketing expenses	$4,905,747	$2,596,140	$2,309,607	89.0%
Sales and marketing expenses increased by $2,309,607, or 89.0%, for the year ended December 31, 2023, compared to the year ended December 31, 2022. The increase in sales and marketing expense was attributable to an increase in television advertising costs related to the increase in insurance policy purchase and sale activity during 2023.

General, Administrative, and Other

	Years Ended December 31,
	2023	2022	$ Change	% Change
General, administrative and other (including stock based compensation of $10,455,417 and $— in 2023 and 2022, respectively)	$26,482,571	$1,426,865	$25,055,706	1756.0%
General, administrative, and other increased by $25,055,706, or 1,756.0%, for the year ended December 31, 2023, compared to the year ended December 31, 2022. The increase in general, administrative, and other expenses is primarily related to stock-based compensation of $10,445,417, payroll expense of $7,653,559, accounting and auditing fees of $1,790,765, legal and professional fees of $1,321,712, and an increase in other expenses general and administrative expenses of $3,844,253 due to the increase in active management activity post the Business Combination.
Depreciation and Amortization Expense

	Years Ended December 31,
	2023	2022	$ Change	% Change
Depreciation and amortization	$3,409,928	$4,282	$3,405,646	79,534.0%
The increase of $3,405,646, or 79,534.0%, in depreciation and amortization expense is primarily related to amortization of intangible assets.
Unrealized Gain (Loss) on Investments

	Years Ended December 31,
	2023	2022	$ Change	% Change
Unrealized loss (gain) on investments	$(1,369,112)	$1,045,623	$(2,414,735)	(230.9)%
Unrealized loss (gain) on investments decreased by $(2,414,735) or (230.9)% for the year ended December 31, 2023, compared to the year ended December 31, 2022. During the first and third quarters of 2022, the Company, through three subsidiaries, LMATT Series 2024, Inc., LMATT Growth Series, Inc., and LMATT Growth and Income Series, Inc. purchased S&P 500 call options and sold S&P 500 put options through a broker as an economic hedge related to the market-indexed instruments described below. The primary cause of this decrease pertains to the change in fair value of those options and is classified as an unrealized loss on investments within the results of operations.
(Gain) Loss on Change in Fair Value of Debt

	Years Ended December 31,
	2023	2022	$ Change	% Change
(Gain) loss on change in fair value of debt	$2,356,058	$90,719	$2,265,339	2497.1%
Change in gain on fair value of debt increased by $2,265,339, or 2497.1% for the year ended December 31, 2023, compared to the year ended December 31, 2022. The increase is primarily attributable to changes in the risk-free fair value of LMATT Series 2024, Inc., LMATT Growth Series, Inc., and LMATT Growth and Income Series, Inc. related debt.
On March 31, 2022, LMATT Series 2024, Inc., a 70% owned subsidiary which the Company consolidates for financial reporting, issued $10,166,900 in market-indexed private placement notes. The note, titled the Longevity

Market Assets Target-Term Series (LMATTS) 2024, is a market-indexed instrument designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the note in 2024, the principal, plus the return based upon the S&P 500 Index must be paid. The note has a feature to protect debt holders from market downturns, up to 40%. Any subsequent losses below the 40% threshold will reduce the note on a one-to-one basis. As of December 31, 2023, $8,816,900 of the principal amount remained outstanding. The notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of December 31, 2023, the fair value of the LMATT Series 2024, Inc. notes was $9,477,780. The notes are secured by the assets of the issuing entities, which include cash, S&P 500 options, and life settlement policies that totaled $5,152,589 as of December 31, 2023. The note agreements do not restrict the trading of life settlement contracts prior to maturity of the note, as total assets of the issuing companies are considered as collateral. There are also no restrictive covenants associated with the notes with which the entities must comply.
On September 16, 2022, LMATT Growth Series 2.2024, Inc., a 100% owned subsidiary which the Company consolidates for financial reporting, issued $2,333,391 in market-indexed private placement notes. The note, titled the Longevity Market Assets Target-Term Growth Series 2.2024, Inc., is a market-indexed instrument designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the note in 2024, the principal, plus the return based upon the S&P 500 Index, must be paid. The note has a feature to provide upside performance participation that is capped at 120% of the performance of the S&P 500. A separate layer of the note has a feature to protect debt holders from market downturns by up to 20% if the index price experiences a loss during the investment period. After the underlying index has decreased in value by more than 20%, the investment will experience all subsequent losses on a one-to-one basis. As of December 31, 2023, the entire principal amount remained outstanding. The notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of December 31, 2023, the fair value of the LMATT Series 2.2024, Inc. notes was $3,551,852. The notes are secured by the assets of the issuing entity, LMATT Series 2.2024, Inc., which include cash, S&P 500 options, and life settlement policies that totaled $1,086,735 as of December 31, 2023. The note agreements do not restrict the trading of life settlement contracts prior to maturity of the note, as total assets of the issuing company are considered as collateral. There are also no restrictive covenants associated with the note with which the entity must comply.
Additionally, on September 16, 2022, LMATTS Growth and Income Series 1.2026, Inc., a 100% owned subsidiary which the Company consolidates for financial reporting, issued $400,000 in market-indexed private placement notes. The note, titled the Longevity Market Assets Target-Term Growth and Income Series 1.2026, Inc., is a market-indexed instrument designed to provide upside performance exposure of the S&P 500 Index while limiting downward exposure. Upon maturity of the note in 2026, the principal, plus the return based upon the S&P 500 Index, must be paid. The note has a feature to provide upside performance participation that is capped at 140% of the performance of the S&P 500. A separate layer of the note has a feature to protect debt holders from market downturns by up to 10% if the index price experiences a loss during the investment period. After the underlying index has decreased in value by more than 10%, the investment will experience all subsequent losses on a one-to-one basis. This note also includes a 4% dividend feature that will be paid annually. As of December 31, 2023, the entire principal amount remained outstanding. The notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of December 31, 2023, the fair value of the LMATT Growth and Income Series 1.2026, Inc., notes was $569,862. The notes are secured by the assets of the issuing entity, LMATTS Growth and Income Series 1.2026, Inc., which include cash, S&P 500 options, and life settlement policies that totaled $242,488 as of December 31, 2023. The note agreements do not restrict the trading of life settlement contracts prior to maturity of the note, as total assets of the issuing company are considered as collateral. There are also no restrictive covenants associated with the note with which the entity must comply. See additional fair value considerations within Note 12 to the Company’s Consolidated Financial Statements, which is included in this prospectus.
Other Income (Expense)
Other income (expense) consists of working capital support that the Company provides to two commonly owned full-service origination, servicing, and investment life settlement providers (the “Providers”) through the Strategic Services and Expenses Support Agreement (the “SSES”) further discussed in Note 11, Commitments and Contingencies, to the Company’s Consolidated Financial Statements, which is included in this prospectus. The

Company entered into the SSES with the Providers and simultaneously acquired an option to purchase the outstanding equity ownership of the Providers, upon the achievement by the Providers of certain financial targets. For the years ended December 31, 2023 and 2022, the Providers were considered to be variable interest entities (“VIE” or “VIEs,” as the context provides) but were not consolidated in our Consolidated Financial Statements as we do not hold a controlling financial interest in the Providers.

	Years Ended December 31,
	2023	2022	$ Change	% Change
Other income (expense)	$(146,443)	$(347,013)	$200,570	(57.8)%
Interest (expense)	(9,866,821)	(42,798)	(9,824,023)	22954.4
Interest income	594,764	1,474	593,290	100%
Loss on change in fair value of warrant liability	(4,204,360)	—	(4,204,360)	100%
Other income (expense) decreased by $200,570, or 57.8%, for the year ended December 31, 2023, compared to the year ended December 31, 2022. The decrease is primarily related to financial assistance provided to the Providers. Refer to Note 2, Summary of Significant Accounting Policies, to the Company’s Consolidated Financial Statements, which is included in this prospectus.
Interest expense was $9,824,023 for the year ended December 31, 2023, compared to $42,798 for the year ended December 31, 2022. The increase in interest expense is primarily related to the Owl Rock Credit Facility (including $3,327,418 of loss on extinguishment), the SPV Purchase and Sale Note (non-cash interest expense of $1,538,004), and the Sponsor PIK Note (non-cash interest of $644,217), and the launch of two Income funds, LMA Income Series, LP and LMA Income Series II, LP for the year ended December 31, 2023.
Interest income was $593,290, for the year ended December 31, 2023, compared to $1,474 for the year ended December 31, 2022. The increase in interest income is primarily due to money market sweeps during 2023.
Loss on change in fair value of warrant liability was $(4,204,360), for the year ended December 31, 2023, compared to $- for the year ended December 31, 2022. The loss is primarily attributable to the increase in the price for the public warrants from June 30, 2023 to December 31, 2023, which is a determining factor for measuring the fair value of the private warrants.
Income Tax Expense

	Years Ended December 31,
	2023	2022	$ Change	% Change
Income tax expense	$1,468,535	$889,943	$578,592	65.0%
Income tax expense increased by $578,592, or 65.0% for the year ended December 31, 2023 compared to the year ended December 31, 2022. Our effective income tax rate for the years ended December 31, 2023 and 2022 was 14.0% and 22%, respectively. The Company’s effective tax rate as of December 31, 2022 differed from the statutory rate of 21% due to the impact of state income taxes and valuation allowance released, as there was sufficient evidence of the Company’s ability to generate future taxable income at December 31, 2022. The existence of non-taxable flow-through entities within the Company as well as a change in tax status of certain entities upon the Business Combination caused the effective tax rate to be significantly lower than the statutory rate for the year ended December 31, 2023. The income tax expense for the year ended December 31, 2023 is mainly related to the unfavorable adjustment related to restricted stock award deductions limited by IRC 162(m).

Results of Operations—Segment Results
The following tables provides supplemental information of revenue and profitability by operating segment:
Portfolio Servicing

	Years Ended December 31,
	2023	2022	$ Change	% Change
Total revenue	$1,002,174	$1,470,972	$(468,798)	(31.9)%
Gross profit (Loss)	278,115	300,235	(22,120)	(7.4)%
Total revenue for the portfolio servicing segment decreased by $(468,798) or (31.9)%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease in Portfolio servicing revenue is primarily attributable to a decrease in the non-recurring consulting projects in Portfolio servicing revenue. Gross profit from our portfolio servicing segment decreased by $22,120, or 7.4%, for the year ended December 31, 2023 compared to the year ended December 31, 2022, primarily due to increases in cost of revenue.
Active Management

	Years Ended December 31,
	2023	2022	$ Change	% Change
Total revenue	$61,195,377	$43,242,580	$17,952,797	41.5%
Gross profit	59,020,991	38,528,648	20,492,343	53.2%
Total revenue for the active management segment increased by $17,952,797, or 41.5%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. Gross profit from our active management segment increased $20,492,343, or 53.2% for the year ended December 31, 2023, compared to the year ended December 31, 2022. The increase in active management revenue and gross profit was primarily attributable to the increase in revenue of $17,952,797, or 41.5%, and decrease in cost of revenue from 10.9% of revenue in 2022 to 3.6% of revenue in 2023. The decrease in cost of revenue was related to decrease in discretionary commissions for individuals directly related to active management trading revenue.
Originations

	Years Ended December 31,
	2023	2022	$ Change	% Change
Total revenue	$19,247,972	$—	$19,247,972	—%
Gross profit	611,968	—	611,968	—%
Total revenue for the originations segment increased by $19,247,972 for the year ended December 31, 2023 compared to the year ended December 31, 2022. Among the total originations revenue, the majority of the balance is related to the eliminated intercompany activity of $(15,044,072) that is related to policies that Abacus Settlements originated for LMA. No originations revenue was recorded prior to Business Combination.
Key Business Metrics and Non-GAAP Financial Measures
The Consolidated Financial Statements and Interim Financial Statements of the Company have been prepared in accordance with the rules and regulations of the SEC and are prepared in accordance with U.S. GAAP. We monitor key business metrics and non-GAAP financial measures that assist us in evaluating our business, measuring our performance, identifying trends and making strategic decisions. We have presented the following non-GAAP measures, their most directly comparable GAAP measure, and key business metrics:

Non-GAAP Measure	Comparable GAAP Measure
Adjusted Net Income, Adjusted EPS	Net Income attributable to common stockholders and EPS
Adjusted EBITDA	Net Income
Adjusted Net Income, Adjusted EPS, Adjusted EBITDA and Adjusted EBITDA Margin are not measures of financial performance under GAAP and should not be considered substitutes for GAAP measures, net income (loss) (for Adjusted EBITDA and Adjusted EBITDA Margin), net income (loss) attributable to common stockholders (for Adjusted Net Income) or earnings (loss) per share (for Adjusted EPS), which are considered to be the most directly comparable GAAP measures. These non-GAAP financial measures have limitations as analytical tools, and when assessing Company’s operating performance, these non-GAAP financial measures should not be considered in isolation or as substitutes for net income (loss), net income (loss) attributable to common stockholders, earnings (loss) per share or other consolidated statements of operations and comprehensive income data prepared in accordance with GAAP.
Adjusted Net Income is presented for the purpose of calculating Adjusted EPS. The Company defines Adjusted Net Income as net income (loss) attributable to common stockholders adjusted for non-controlling interest income, amortization, change in fair value of warrants and non-cash stock-based compensation and the related tax effect of those adjustments. Management believes that Adjusted Net Income is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance.
Adjusted EPS measures our per share earnings and is calculated as Adjusted Net Income divided by adjusted weighted-average shares outstanding. We believe Adjusted EPS is useful to investors because it enables them to better evaluate per share operating performance across reporting periods, and management believes that Adjusted EPS is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance.
Adjusted Net Income and Adjusted EPS
The following table presents a reconciliation of Adjusted Net Income to the most comparable GAAP financial measure, net income (loss) attributable to common stockholders and Adjusted EPS to the most comparable GAAP financial measure, earnings per share, on a historical basis for the periods indicated below:

	Three Months Ended		Years Ended December 31,
	2024	2023	2023	2022
Net income attributable to Abacus Life, Inc.	$(1,348,745)	$8,085,503	$9,516,626	$31,682,275
Net income attributable to non-controlling interests	73,274	(460,707)	(482,139)	704,699
Amortization expense	1,667,109	—	3,364,167	—
Stock based compensation	6,093,371	—	10,768,024	—
Gain/Loss on change in fair value of warrant liability	(946,960)	—	4,204,360	—
Tax impact(1)	1,165,902	—	2,069,993	—
Adjusted Net Income	$6,703,951	$7,624,796	$29,441,031	32,386,974
Weighted-average shares of Class A common stock outstanding ‒ basic(2)	63,027,246	50,369,350	56,951,414	50,369,350
Weighted-average shares of Class A common stock outstanding ‒ diluted(2)	63,027,246	50,369,350	57,767,898	50,369,350
Proforma Adjusted EPS ‒ basic	$—	$—	$0.52	$0.64
Proforma Adjusted EPS ‒ diluted	$—	$—	$0.51	$0.64

__________________
(1)Tax impact represents the permanent difference in tax expense related to the restricted stock awards granted to the CEO due to IRC 162(m) limitations.
(2)The number of shares outstanding have been retrospectively recast for prior period presented to reflect the outstanding stock of Abacus Life, Inc. as a result of the Business Combination.
Adjusted Net Income for the year ended December 31, 2023 was $29,441,031 compared to $32,386,974 for the year ended December 31, 2022. The decrease of $(2,945,943), or (9.1)%, in Adjusted Net Income is primarily due to increases in general and administrative expenses and sales and marketing expenses to support the increase in active management activity. Adjusted basic EPS for the year ended December 31, 2023 was $0.52 compared to $0.64 for the year ended December 31, 2022. Adjusted Diluted EPS for the year ended December 31, 2023 was $0.51 compared to $0.64 for the year ended December 31, 2022.
The change in Adjusted Net Income for the three months ended March 31, 2024 was $6,703,951 compared to $7,624,796 for the three months ended March 31, 2023. The decrease of $ (920,845), or (12.1)%, in Adjusted Net Income was primarily a result of the factors described above in connection with Operating Revenues and Operating Expenses and the items listed above in the section titled “Comparison of the Three Months Ended March 31, 2024 and March 31, 2023.”
Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA is net income adjusted for depreciation expense, amortization, interest expense, income tax and other non-cash and certain non-recurring items that in our judgement significantly impact the period-over-period assessment of performance and operating results that do not directly relate to business performance within the Company’s control. These items may include payments made as part of the Company’s expense support commitment, (gain) loss on change in fair value of debt, loss on change in fair value of warrant liability, S&P 500 put and call options that were entered into as an economic hedge related to the debt (described as the unrealized loss on investments), non-cash stock based compensation, and certain non-recurring items. Adjusted EBITDA should not be determined as substitution for net income (loss), cash flows provided (used in) operating, investing, and financing activities, operating income (loss), or other metrics prepared in accordance with U.S. GAAP.
Management believes the use of Adjusted EBITDA assists investors in understanding the ongoing operating performance by presenting comparable financial results between periods. We believe that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes and certain non-recurring items that are highly variable from year to year, Adjusted EBITDA provides our investors with performance measures that reflect the impact to operations from trends in changes in revenue, policy values and operating expenses, providing a perspective not immediately apparent from net income and operating income. The adjustments we make to derive the non-GAAP measure of Adjusted EBITDA exclude items which may cause short-term fluctuations in net income and operating income and which we do not consider to be the fundamental attributes or primary drivers of our business.

The following table presents a reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to the most comparable GAAP financial measure, net income (loss), on a historical basis for the years ended December 31, 2023 and 2022 and the three months ended March 31, 2024 and 2023, as indicated below:

	Three Months Ended March 31,		Years Ended December 31,
	2024	2023	2023	2022
Net Income	$(1,275,471)	$7,624,796	$9,034,487	$32,386,974
Depreciation and amortization expense	1,682,054	1,043	3,409,928	4,282
Income Tax	1,173,513	(656,467)	1,468,535	889,943
Interest (Expense)	3,670,445	357,383	9,866,821	42,798
Other Income (Expenses)	53,028	210,432	146,443	347,013
Interest Income	(421,426)	(7,457)	(594,764)	(1,474)
Loss on change in fair value of warrant liability	(946,960)	—	4,204,360	—
Stock based compensation	6,093,371	—	10,768,024	—
Unrealized loss (gain) on investments	(1,164,966)	(125,220)	(1,369,112)	1,045,623
Loss on change in fair value of debt	2,712,627	953,433	2,356,058	90,719
Adjusted EBITDA	$11,576,215	$8,357,943	$39,290,780	$34,805,878
Adjusted EBITDA Margin	53.9%	81.4%	59.2%	77.8%
Net Income Margin	(5.9)%	74.2%	13.6%	72.4%
Adjusted EBITDA for the year ended December 31, 2023 was $39,290,780 compared to $34,805,878 for the year ended December 31, 2022. The increase of $4,484,902, or 13%, in Adjusted EBITDA is primarily due to stock-based compensation of $10,768,024, $9,824,023 in interest expense, $4,204,360 loss on change in fair value of warrant liability, an increase in depreciation and amortization expense of $3,405,646, and an increase $2,265,339 in gain on change in fair value of debt, partially offset by an increase in General and administrative expense not including stock-compensation of $(14,600,289) and an increase in sales and marketing expense of $(2,309,607) to support the increase in active management activity.
Adjusted EBITDA for the three months ended March 31, 2024 was $11,576,215 compared to $8,357,943 for the three months ended March 31, 2023. The increase of $3,218,272, or 38.5%, was primarily a result of the factors described in connection with Operating Revenues and Operating Expenses and the items listed above in the section titled “Comparison of the Three Months Ended March 31, 2024 and March 31, 2023.”
For active management revenue, we monitor the following key business metrics: (i) policies sold and purchased, (ii) realized gains on sold and matured policies, (iii) unrealized gains on held policies, and (iv) face value of policies held. The number of policies sold and purchased helps us measure the level of active management activity for the period that leads to realized and unrealized gains, respectively. Realized gains on sold and matured policies is used to measure the level of profit optimization. Unrealized gains on held policies is used to measure our policy optimization. The face value of policies represents the maximum potential revenue realization on policies held. Refer to the section titled “Results from Operations” in “Comparison of the Three Months Ended March 31, 2024 and March 31, 2023” above for a summary of active management key business metrics for investment and fair value method policies.
For servicing revenue, we monitor the following key business metrics: (i) number of policies serviced, (ii) value of policies serviced, and (iii) total invested dollars. Servicing revenue involves the provision of services to one affiliate by common ownership and third parties which own life insurance policies. The number of policies and the value of policies serviced represents the volume and dollar value of policies over which the above services are performed. Total invested dollars represent the acquisition cost plus premiums paid by the policy. We use the aforementioned metrics to assess business operations and provide concrete benchmarks that provide a clear snapshot of growth between the periods under consideration.

For origination revenue, we monitor the following key business metric: the number of policies originated year-over-year in measuring our performance. Origination revenues represent fees negotiated for each purchase and sale of a policy to an investor. The number of policy originations represents the volume of policies over which the above origination services are performed. The number of policy originations directly correlates with origination revenues, allowing management to evaluate fees earned upon each transaction. There are no estimates, assumptions, or limitations specific to the number of policy originations.
Please refer to the following key business metrics below for servicing and origination revenue:

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Key business metric
Number of policies serviced	746	533	213	40.0%
Value of policies serviced	$1,055,267,630	$844,688,642	$210,578,988	24.9%
Total invested dollars ($)	$220,875,215	$221,817,427	$(942,212)	(0.4)%
Number of policy originations to external parties	24	—	24	—%
Number of policy originations to subsidiaries eliminated in consolidation	95	—	95	—%

	Years Ended December 31,
	2023	2022	$ Change	% Change
Key business metric
Number of policies serviced	722	473	249	52.6%
Value of policies serviced	$1,143,584,088	$732,264,245	$411,319,843	56.2%
Total invested dollars	$257,129,186	$180,788,244	$76,340,842	42.2%

Non-GAAP Measure	Comparable GAAP Measure
Proforma Adjusted Net Income,	Net Income attributable to Abacus Life, Inc. and Net Income for
Proforma Adjusted EPS	Abacus Settlements, LLC and EPS for Abacus Life, Inc.
Proforma Adjusted EBITDA	Net Income for Abacus Life, Inc. and Net Income for Abacus Settlements, LLC
Proforma Adjusted Net Income and Proforma Adjusted EPS
Proforma Adjusted Net Income, Proforma Adjusted EPS, Proforma Adjusted EBITDA, and Proforma Adjusted EBITDA Margin are not measures of financial performance under GAAP and should not be considered substitutes for GAAP measures, net income (loss) for the Company and Abacus Settlements (for Proforma Adjusted EBITDA and Proforma Adjusted EBITDA Margin), net income (loss) attributable to the Company and net income for Abacus Settlements (for Proforma Adjusted Net Income) or earnings (loss) per share (for Proforma Adjusted EPS), which are considered to be the most directly comparable GAAP measures. These non-GAAP financial measures have limitations as analytical tools, and when assessing the Company’s operating performance, these non-GAAP financial measures should not be considered in isolation or as substitutes for net income (loss) for the Company and Abacus Settlements, net income (loss) attributable to the Company and Abacus Settlements, earnings (loss) per share or other consolidated statements of operations and comprehensive income data prepared in accordance with GAAP.
Proforma Adjusted Net Income is presented for the purpose of calculating Proforma Adjusted EPS. The Company defines Proforma Adjusted Net Income as net income (loss) attributable to the Company plus historical net income for Abacus Settlements prior to the Business Combination adjusted for non-controlling interest, amortization, stock based compensation, change in fair value of warrants, and the related tax effect of those adjustments. Management believes that Proforma Adjusted Net Income is an appropriate measure of operating performance because it represents the combined results for the two legacy operating companies, Abacus Settlements and LMA, year-over-

year as if the Business Combination had occurred at the beginning of the years shown and eliminates the impact of expenses that do not relate to business performance.
The following table presents a reconciliation of Proforma Adjusted Net Income to the most comparable GAAP financial measure, net income (loss) attributable to the Company and net income for the Company and Proforma Adjusted EPS to the most comparable GAAP financial measure, earnings per share, on a historical basis for the periods indicated below:

	Years Ended December 31,
	2023	2022
Net income attributable to Abacus Life, Inc..	$9,516,628	$31,682,276
Net income for Abacus Settlements, LLC(1)	(974,901)	(52,495)
Net income attributable to Abacus Life, Inc.	8,541,727	31,629,781
Net income attributable to non-controlling interests	(482,139)	704,699
Amortization expense	3,364,167	—
Stock compensation expense	10,768,024	—
Loss on change in fair value of warrant liability	4,204,360	—
Tax impact(2)	2,069,993	—
Proforma Adjusted Net Income	$28,466,132	$32,334,480
Weighted-average shares of Class A common stock outstanding ‒ basic	56,951,414	50,369,350
Weighted-average shares of Class A common stock outstanding ‒ diluted	57,767,898	50,369,350
Proforma Adjusted EPS ‒ basic	$0.50	$0.64
Proforma Adjusted EPS ‒ diluted	$0.49	$0.64
__________________
(1)Net income attributable to Abacus Settlements, which includes all of 2023 activity.
(2)Tax impact represents the permanent difference in tax expense related to the restricted stock awards granted to certain executives due to IRC 162(m) limitations.
Proforma Adjusted Net Income for the year ended December 31, 2023 was $28,466,132 compared to $32,334,480 for the year ended December 31, 2022. The decrease of $(3,868,348), or (12.0)%, in Proforma Adjusted Net Income is primarily due to the increase in proforma general and administrative expenses offset by increase in revenues. Proforma Adjusted EPS for the year ended December 31, 2023 was $0.50 compared to $0.64 for the year ended December 31, 2022.
Proforma Adjusted EBITDA
Proforma Adjusted EBITDA is net income for the Company plus historical net income for Abacus Settlements prior to the Business Combination and adjusted for depreciation expense, amortization expense, interest expense, income tax and other non-cash and certain non-recurring items that in our judgement significantly impact the period-over-period assessment of performance and operating results that do not directly relate to business performance within the Company’s control. These unusual items may include payments made as part of the Company’s expense support commitment, (gain) loss on change in fair value of debt, loss on change in fair value of warrant liability, S&P 500 put and call options that were entered into as an economic hedge related to the debt (described as the unrealized loss on investments), non-cash stock based compensation, and certain non-recurring items. Proforma Adjusted EBITDA should not be determined as substitution for net income (loss), cash flows provided (used in) operating, investing, and financing activities, operating income (loss), or other metrics prepared in accordance with U.S. GAAP.
Management believes the use of Proforma Adjusted EBITDA assists investors in understanding the ongoing operating performance by presenting comparable financial results between periods and represents the combined results for the two legacy operating companies, Abacus Settlements and LMA year-over-year as if the Business Combination had occurred at the beginning of the years shown. We believe that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes and certain non-recurring charges that are highly variable from year to year, Proforma Adjusted EBITDA provides our investors with performance measures that reflect the impact to operations from trends in changes in revenue, policy values and operating expenses, providing a perspective not immediately apparent from net income and operating income. The adjustments we make to derive the non-GAAP measure of Proforma Adjusted EBITDA exclude items which may cause short-term fluctuations in net income and operating income and which we do not consider to be the fundamental attributes or primary drivers of our business.
The following table presents a reconciliation of Proforma Adjusted EBITDA and Proforma Adjusted EBITDA margin to the most comparable GAAP financial measure, net income (loss) for the Company and net income (loss) for Abacus Settlements, on a historical basis for the periods indicated below:

	Years Ended December 31,
	2023	2022
Net Income for Abacus Life, Inc..	$9,034,489	$32,386,975
Net Income for Abacus Settlements, LLC	(974,901)	(52,495)
Proforma Net Income	8,059,588	32,334,480
Depreciation and amortization expense	3,481,174	109,604
Interest expense	9,866,657	51,615
Interest income	(596,681)	(3,673)
Income Tax	1,471,721	891,961
Stock compensation	10,768,024	—
Other (Income) / Expenses	(108,200)	346,740
Loss on change in fair value of warrant liability	4,204,360	—
Expense support agreement	—	—
Loss on change in fair value of debt	2,356,058	90,719
Unrealized (gain) / loss on investments	(1,369,112)	1,045,623
Proforma Adjusted EBITDA	$38,133,589	$34,867,069
Revenue	79,588,733	69,917,016
Proforma Adjusted EBITDA Margin	47.91%	49.87%
Proforma Net Income Margin	10.13%	46.25%
Proforma Adjusted EBITDA for the year ended December 31, 2023 was $38,133,589 compared to $34,867,069 for the year ended December 31, 2022. The increase of $3,266,520, or 9.4%, in Proforma Adjusted EBITDA is primarily due to the increase in proforma revenue and interest expense, partially offset by increases in operating expenses. While operating expenses also increased, many of these increases in expenses are being reflected in the non-recurring and non-cash adjustments shown herein as a result of the Business Combination.
Proforma Segment Revenue
Proforma Segment Revenue is not a measure of financial performance under GAAP and should not be considered substitutes for GAAP measures, such as segment revenue for the Company and Abacus Settlements, which are considered to be the most directly comparable GAAP measures. This non-GAAP financial measure has limitations as analytical tools, and when assessing the Company’s operating performance, this non-GAAP financial measure should not be considered in isolation or as substitutes for segment revenue for the Company and Abacus Settlements or other consolidated statements of operations and comprehensive income data prepared in accordance with GAAP.
The Company defines Proforma Segment Revenue as segment revenue for the Company plus historical revenue for Abacus Settlements prior to the Business Combination adjusted for intersegment activity for policies that Abacus Settlements has originated on behalf of LMA. Management believes that Proforma Segment Revenue is an appropriate measure of operating performance because it represents the combined results for the two legacy operating companies, Abacus Settlements and LMA, year-over-year as if the Business Combination had occurred at the beginning of the years shown and eliminates intersegment revenue.

	Years Ended December 31,
	2023	2022
Portfolio Servicing	$1,002,174	$1,470,972
Proforma Active Management	61,195,377	43,242,580
Proforma Originations	32,435,254	25,203,463
Total Proforma Revenue (including intersegment)	94,632,805	69,917,015
Intersegment elimination	(15,044,072)	—
Total Proforma Revenue	$79,588,733	$69,917,015
Proforma Segment Revenue for the year ended December 31, 2023 was $79,588,733 compared to $69,917,015 for the year ended December 31, 2022. The increase of $9,671,718 or 13.8% in Proforma Segment Revenue is primarily due to an increase in Active Management revenue and Originations revenue, prior to the intersegment elimination.
Liquidity and Capital Resources
Overview
The Company finances its operations primarily through cash generated from operations and net proceeds from debt or equity financing. The Company actively manages its working capital and the associated cash requirements when servicing and originating policies while also effectively utilizing cash and other sources of liquidity to purchase additional life settlement policies. As of March 31, 2024 and December 31, 2023, our principal source of liquidity was cash and cash equivalents totaling $65,386,512 and $25,588,668, respectively. During the three months ended March 31, 2024, the Company had net income attributable to common stockholders of $(1,348,745). During the three months ended March 31, 2023, the Company had net income attributable to common stockholders of $8,085,503. During the year ended December 31, 2023, the Company had net income attributable to the Company of $9,516,626. During the year ended December 31, 2022, the Company had net income attributable to the Company of $31,682,275.
The Company is obligated to provide financial support to the Providers as described in Note 2, Summary of Significant Accounting Policies, and Note 11, Commitments and Contingencies, to the Company’s Consolidated Financial Statements and Note 12, Commitments and Contingencies, to the Company’s Interim Financial Statements, which are included in this prospectus. At inception of the SSES on January 1, 2021 through December 31, 2021, the Company had incurred $120,000 related to the initial funding of operations, and $- related to expenses. For the year ended December 31, 2023, the Company incurred expense of $163,338 to fund the Providers’ deficits. In 2022, the Providers reimbursed the Company for the initial funding of $120,000. For the year ended December 31, 2023, the Providers were considered to be VIEs but were not consolidated in our Consolidated Financial Statements due to a lack of the power criterion or the losses/benefits criterion. For the three months ended March 31, 2024 and March 31, 2023, the Company incurred $— and $29,721 of expenses related to the SSES, which is included in the Other (expense) line of the Company’s Interim Unaudited Consolidated Statements of Operations and Comprehensive (Loss) Income and have not been reimbursed by the Providers.
On November 10, 2023, the Company issued $35,650,000 in fixed rate senior unsecured notes (“Fixed Unsecured Notes”). The net proceeds after related debt issue costs were used by the Company to repay the Owl Rock Credit Facility, with the remaining to be used for general corporate purposes. The Fixed Unsecured Notes are based on a fixed interest rate of 9.875% to be paid in quarterly interest payments beginning on February 15, 2024 and mature on November 15, 2028. The Company has the option to redeem the Fixed Unsecured Notes in whole or in part at a price of 100% of the outstanding principal balance on or after November 15, 2027. The notes are senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s other senior unsecured indebtedness from time to time outstanding.

On February 15, 2024, the Company completed a registered offering of the Additional Notes. The Additional Notes have the same terms (except with respect to issue date and the date from which interest will accrue) as, are fully fungible with and are treated as a single series of debt securities as the Existing Notes. The Company received approximately $24,212,500 in proceeds, before expenses, from the sale of the Additional Notes.
Our future capital requirements will depend on many factors, including our revenue growth rate and the expansion of our active management, portfolio activities, and origination activities. The Company may, in the future, enter into arrangements to acquire or invest in complementary businesses, products and technologies. The Company may be required to seek additional equity or debt financing.
Refer to Note 4, Life Insurance Settlement Policies, Note 13, Long-Term Debt, and Note 19, Leases, to the Company’s Consolidated Financial Statements and Note 5, Life Settlement Policies, Note 14, Long-Term Debt, and Note 20, Leases, to the Company’s Interim Financial Statements, which are included in this prospectus, for further discussion on rights and obligations that impact liquidity.
In December 2023, the Company’s board of directors approved a $15 million share repurchase plan that will expire in May 2025. As of March 31, 2024, $6,192,546 remains available for repurchases under the approved plan. Refer to Note 15, Stockholders’ Equity, of the Interim Financial Statements of the Company, for additional information. As of December 31, 2023, $13.7 million remained available for repurchases under the authorized approved by the board of directors. Refer to Note 14, Stockholders’ Equity, to the Company’s Consolidated Financial Statements, for additional information.
We believe that our current cash and cash equivalents as well as planned life settlement policy trading activity will be sufficient to support our operating and debt service needs for the 12 months following the filing of this registration statement on Form S-1.
Cash Flows from Our Operations
The following table summarizes our cash flows for the periods presented:

	Three Months Ended March 31,		Years Ended December 31,
	2024	2023	2023	2022
Net cash provided/(used) in operating activities	$2,267,124	$(17,380,815)	$(64,523,149)	$10,693,254
Net cash provided/(used) in investing activities	(6,629)	(998,337)	2,241,502	(3,704,646)
Net cash provided by financing activities	37,537,349	8,048,481	57,817,492	22,961,795
Operating Activities
During the year ended December 31, 2023, our operating activities used $(64,523,149) of net cash as compared to $10,693,254 of net cash provided from operating activities during the year ended December 31, 2022. The increase in net cash used from operating activities during the year ended December 31, 2023 compared to the year ended December 31, 2022 was primarily due to $(80,598,101) net cash used to purchase life settlement policies accounted for at fair value and $7,018,933 net cash provided to sell life settlement policies accounted for at cost during the year ended December 31, 2023, partially offset by $7,188,332 in higher operational expense accruals and $10,768,024 of non-cash stock-based compensation, compared to purchases of $(8,066,975) of life settlement policies accounted for at fair value and $(8,716,111) of life settlement policies accounted for at cost during the year ended in December 31, 2022.
During the three months ended March 31, 2024, our operating activities provided $2,267,124 of net cash as compared to $(17,380,815) of net cash used from operating activities during the three months ended March 31, 2023. The increase of $19,647,939 in net cash provided from operating activities was primarily due to $41,635,508 change in life settlement purchase and sale activity and $6,093,371 non-cash stock-compensation expense, partially offset by $(18,636,526) increase in working capital liabilities and $(4,097,689) increase in unrealized gains on life settlement policies.

Investing Activities
During the year ended December 31, 2023, investing activities provided $2,241,502 of net cash as compared to (3,704,646) net cash used during the year ended December 31, 2022. $2,241,502 of net cash provided in investing activities during the year ended December 31, 2023 was related to receipts of $2,781,176 from affiliates, $(350,000) used to purchase other investments, and $(189,674) used to purchase equipment. Net cash used in investing activities during the year ended December 31, 2022 was related to the purchase of available-for-sale investments of $(750,000), other investments of $(50,000), and the increase in the amounts due from affiliates during the year of $(2,904,646).
During the three months ended March 31, 2024, investing activities used $6,629 of net cash as compared to $998,337 net cash used during the three months ended March 31, 2023. The decrease of $991,708 in net cash used in investing activities was primarily related to the decrease of $1,095,501 due from affiliates.
Financing Activities
During the year ended December 31, 2023, financing activities generated $57,817,492 of net cash as compared to $22,961,795 of net cash generated during the year ended December 31, 2022. The increase of $34,855,697 in net cash generated in financing activities during the year ended December 31, 2023 compared to December 31, 2022 was mainly related to proceeds of $124,672,976 from the issuance of debt offset by $(26,250,000) of repayment of debt, $(23,533,073) of capital distributions to members, $(11,397,402) in transaction costs, $(5,547,943) payment of discounts and financing costs, and $(1,283,062) of repurchase of common stock during December 31, 2023. Net cash generated in financing activities during the year ended December 31, 2022 was related to the increase in amount for issuance of debt securities of $30,028,640, partially offset by amounts due to affiliates of $(666,845) and distributions to former members of $(6,400,000).
During the three months ended March 31, 2024, financing activities provided $37,537,349 of net cash as compared to $8,048,481 of net cash provided during the three months ended March 31, 2023. The increase of $29,488,868 in net cash provided is primarily due to $34,872,714 in debt issuance proceeds and $3,610,253 in public warrant conversions, partially offset by $(7,524,392) in share repurchases related to a share repurchased plan approved by the board of directors in December 2023.
See Note 12, Fair Value Measurements, Note 13, Long-Term Debt, and Note 14, Stockholders’ Equity, to the Company’s Consolidated Financial Statements and Note 13, Fair Value Measurements, Note 14, Long-Term Debt, and Note 15, Stockholders’ Equity, to the Company’s Interim Financial Statements, which are included in this prospectus, for additional information related to our financing sources.
Contractual Obligations and Commitments
Our significant contractual obligations as of March 31, 2024, include three notes: LMATT Series 2024, Inc., LMATT Growth Series 2.2024, Inc., and LMATT Growth and Income Series 1.2026, Inc. The $10,166,900 LMATT Series 2024, Inc. notes are a market-indexed instrument designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the notes in 2024, the principal, plus the return based upon the S&P 500 Index must be paid. The notes have a feature to protect debt holders from market downturns, up to 40%. Any subsequent losses below the 40% threshold will reduce the notes. The notes do not pay interest to the holders. As of March 31, 2024, $8,816,900 of the principal amount remains outstanding, of which $200,000 is owed to LMA. LMA’s investment is eliminated in consolidation. The notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of March 31, 2024, the fair value of the LMATT Series 2024, Inc. notes is $11,221,852. The notes are secured by the assets of the issuing entities, which includes cash, S&P 500 call options, and life settlement policies totaling $12,413,273 as of March 31, 2024. The notes’ agreements do not restrict the trading of life settlement contracts prior to maturity of the note, as total assets of the issuing companies are considered as collateral. There are also no restrictive covenants associated with the notes with which the entities must comply.
The $2,333,391 LMATT Growth Series 2.2024, Inc. notes are market-indexed instruments designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the notes in 2024, the principal, plus the return based upon the S&P 500 Index must be paid. The notes have a feature to protect debt holders from market downturns, up to 20%. Any subsequent losses below the 20% threshold will reduce the notes. The notes do not pay interest to the holders. As of March 31, 2024, the $2,333,391 principal amount remains outstanding. The notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of March 31, 2024, the fair value of the LMATT Series 2.2024, Inc. notes is $4,426,776. The notes are secured by the assets of the issuing entity, LMATT Series 2.2024, Inc., which includes cash, S&P 500 call options, and life settlement policies totaling $3,903,470 as of March 31, 2024. The note agreements do not restrict the trading of life settlement contracts prior to maturity of the note, as total assets of the issuing company are considered as collateral. There are also no restrictive covenants associated with the note with which the entity must comply.
The $400,000 LMATT Growth and Income Series 1.2026, Inc. notes are market-indexed instruments designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the notes in 2026, the principal, plus the return based upon the S&P 500 Index must be paid. The note has a feature to provide upside performance participation that is capped at 140% of the performance of the S&P 500. A separate layer of the note has a feature to protect debt holders from market downturns by up to 10% if the index price experiences a loss during the investment period. After the underlying index has decreased in value by more than 10%, the investment will experience all subsequent losses on a one-to-one basis. This note also includes a 4% dividend feature that will be paid annually. As of March 31, 2024, the entire principal amount remains outstanding.
The notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of March 31, 2024, the fair value of the LMATT Growth and Income Series 1.2026, Inc., notes is $631,377. The notes are secured by the assets of the issuing entity, LMATTS Growth and Income Series 1.2026, Inc., which includes cash, S&P 500 call options, and life settlement policies totaling $515,297 as of March 31, 2024. The note agreements do not restrict the trading of life settlement contracts prior to maturity of the note, as total assets of the issuing company are considered as collateral. There are also no restrictive covenants associated with the note with which the entity must comply.
Additionally, LMA Income Series, GP, LLC, wholly owned and controlled by LMA Series, LLC, formed a limited partnership, LMA Income Series, LP, and issued partnership interests to limited partners in a private placement offering. The initial term of the offering is three years with the ability to extend for two additional one-year periods at the discretion of the general partner, LMA Income Series, GP, LLC. The limited partners will receive an annual dividend of 6.5% paid quarterly and 25% of returns in excess of a 6.5% internal rate of return capped at a 15% net internal rate of return. The general partner will receive 75% of returns in excess of a 6.5% internal rate of return to limited partners then 100% in excess of a 15% net internal rate of return. It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series, LP and thus has fully consolidated the limited partnership in its Consolidated Financial Statements for the years ended December 31, 2023 and December 31, 2022 and in the Company’s Interim Financial Statements for the three months ended March 31, 2024.
During the three months ended March 31, 2023, LMA Income Series II, GP, LLC, wholly owned and controlled by LMA Series, LLC, formed a limited partnership, LMA Income Series II, LP, and issued partnership interests to limited partners in a private placement offering. The initial term of the offering is three years with the ability to extend for two additional one-year periods at the discretion of the general partner, LMA Income Series II, GP, LLC. The limited partners will receive annual dividends equal to the Preferred Return Amounts as follows: Capital commitment less than $500,000, 7.5%; between $500,000 and $1,000,000, 7.8%; over $1,000,000, 8%. Thereafter, 100% of the excess to be paid to the general partner. It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series, LP and thus has fully consolidated the limited partnership in its Consolidated Financial Statements for the years ended December 31, 2023 and December 31, 2022 and in the Company’s Interim Financial Statements for the three months ended March 31, 2024.
The private placement offerings proceeds for both LMA Income Series, LP and LMA Income Series II, LP will be used to acquire an actively managed large and diversified portfolio of financial assets. The Company elected to account for the secured borrowings at fair value under the collateralized financing entity guidance within ASC 810, Consolidations. As of March 31, 2024, the fair value of the LMA Income Series, LP secured borrowing is $22,485,826; as of December 31, 2023, the fair value of the LMA Income Series, LP secured borrowing was

$22,368,209. As of March 31, 2024, the fair value of the LMA Income Series, LP secured borrowing is $50,323,493; as of December 31, 2023, the fair value of the LMA Income Series II, LP secured borrowing was $32,380,852.
On November 10, 2023, the Company issued the Fixed Unsecured Notes. The net proceeds after related debt issue costs were used by the Company to repay the Owl Rock Credit Facility, with the remaining to be used for general corporate purposes. The Fixed Unsecured Notes are based on a fixed interest rate of 9.875% to be paid in quarterly interest payments beginning on February 15, 2024 and mature on November 15, 2028. The Company has the option to redeem the Fixed Unsecured Notes in whole or in part at a price of 100% of the outstanding principal balance on or after November 15, 2027. The notes are senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s other senior unsecured indebtedness from time to time outstanding.
On February 15, 2024, the Company completed a registered offering of the Additional Notes. The Additional Notes have the same terms (except with respect to issue date and the date from which interest will accrue) as, are fully fungible with and are treated as a single series of debt securities as the Existing Notes. The Company received approximately $24,212,500 in proceeds, before expenses, from the sale of the Additional Notes.
Additionally, the Company has operating lease obligations, which are included as liabilities on our balance sheet, for our office space. As of March 31, 2024, operating lease obligations are $2,261,097. For more information, refer to Note 20, Leases, to the Company’s Interim Financial Statements, which is included in this prospectus. As of December 31, 2023, operating lease obligations were $1,914,785 with $1,914,785 due in less than one year and $0 due within one to three years, which are comprised of the minimum commitments for our office space. For more information, refer to Note 19, Leases, to the Company’s Consolidated Financial Statements, which is included in this prospectus.
Recent Accounting Pronouncement
See Note 2, Summary of Significant Accounting Policies, to our Consolidated Financial Statements and Note 2, Significant Accounting Policies and Recent Accounting Standards, to the Company’s Interim Financial Statements, which are included in this prospectus, for a discussion of recently issued accounting pronouncements, including information about new accounting standards and the future adoption of such standards.
Critical Accounting Policies and Estimates
The Company prepared its Consolidated Financial Statements and its Interim Financial Statements in accordance with GAAP. Our preparation of these financial statements requires us to make estimates, assumptions, and judgments that affect the reported amounts of assets, liabilities and related disclosures at the date of the financial statements, as well as revenue and expense recorded during the reporting periods. The Company evaluates our estimates and judgments on an ongoing basis.
The Company bases its estimates on historical experience and or other relevant assumptions that the Company believes to be reasonable under the circumstances. Actual results may differ materially from management’s estimates.
See Note 2, Summary of Significant Accounting Policies, to our Consolidated Financial Statements, and Note 2, Significant Accounting Policies and Recent Accounting Standards, to the Company’s Interim Financial Statements, which are included in this prospectus, for further information related to our critical accounting policies and estimates, which are as follows:
Valuation of Goodwill and Other Intangible Assets
The Company completed the Business Combination on June 30, 2023 where it acquired 100% of the ownership interest of Abacus Settlements. The enterprise value for Abacus Settlements was estimated to be $165,361,332 of which 140,287,000 and $32,900,000 was recognized as goodwill and intangible assets, respectively. Refer to Note 2, Summary of Significant Accounting Policies, and Note 6, Goodwill and Other Intangible Assets, to the Company’s Consolidated Financial Statements and Note 2, Significant Accounting Policies and Recent Accounting Standards,

and Note 7, Goodwill and Other Intangible Assets, to the Company’s Interim Financial Statements, which are included in this prospectus, for how we determine the fair value of goodwill and other intangible assets, reporting units, and how we determine when an impairment loss should be recorded. We completed our annual goodwill impairment test during the fourth quarter of 2023 and did not record any impairment charges. During 2023, we also evaluated our other intangible assets for impairment and did not record any impairment charges.
Warrants
As described in Note 1, Description of Business, and Note 3, Business Combination, to the Company’s Consolidated Financial Statements and Note 3, Business Combination, to the Company’s Interim Financial Statements, which are included in this prospectus, the Company has a series of warrants outstanding (collectively the “Warrants”), which include: (i) warrants (the “Private Placement Warrants”) originally issued in connection with the Company’s initial public offering (“IPO”) to purchase up to 7,120,000 shares of the Company’s common stock, issuable upon the exercise, at an exercise price of $11.50 per share; (ii) warrants issued in connection with the closing of the Business Combination to purchase up to 1,780,000 shares of our common stock issuable upon the exercise, at an exercise price of $11.50 per share; and (iii) warrants (the “Public Warrants”) issued in connection with the Company’s IPO to purchase up to 17,250,000 shares of common stock, at an exercise price of $11.50 per share, of the public warrants. The Private Placement Warrants are accounted as a liability with the change in fair value flowing to net income. We evaluate the fair value of the Private Placement Warrants on a quarterly basis. See Note 12, Fair Value Measurements, to the Company’s Consolidated Financial Statements and Note 13, Fair Value Measurements, to the Company’s Interim Financial Statements for additional discussion, which are included in this prospectus. At the time of the Business Combination, the Public Warrants were remeasured and accounted for as an expense of the Company’s IPO resulting in charge to stockholder’s equity. See Note 14, Stockholders’ Equity, to the Company’s Consolidated Financial Statements and Note 15, Stockholders’ Equity, to the Company’s Interim Financial Statements, which are included in this prospectus.
Longevity Market Assets Target-Term Series (LMATTSTM) Note
On March 31, 2022, LMATT Series 2024, Inc., which the Company consolidates for financial reporting, issued $10,066,900 in market-indexed private placement notes. The notes, titled the Longevity Market Assets Target-Term Series (LMATTS) 2024 (“LMATTSTM 2024”), are market-indexed instruments designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the notes in 2024, the principal, plus the return based upon the S&P 500 Index must be paid. The notes have a feature to protect debt holders from market downturns, up to 40%. Any subsequent losses below the 40% threshold will reduce the notes. The notes do not pay interest to the holders. As of March 31, 2024 and as of December 31, 2023, $8,816,900 of the principal amount remains outstanding.
On September 16, 2022, LMATT Growth Series 2.2024, Inc., which the Company consolidates for financial reporting, issued $2,333,391 in market-indexed private placement notes. The notes, titled the Longevity Market Assets Target-Term Growth Series 2.2024, Inc. (“LMATTSTM 2.2024”), are market-indexed instruments designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the notes in 2024, the principal, plus the return based upon the S&P 500 Index, must be paid. The notes have a feature to protect debt holders from market downturns, up to 20%. Any subsequent losses below the 20% threshold will reduce the notes. The notes do not pay interest to the holders. As of March 31, 2024 and as of December 31, 2023, the entire $2,333,391 principal amount remains outstanding.
On September 16, 2022, LMATT Growth and Income Series 1.2026, Inc., which the Company consolidates for financial reporting, issued $400,000 in market-indexed private placement notes. The notes, titled the Longevity Market Assets Target-Term Growth and Income Series 1.2026, Inc. (“LMATTSTM 1.2026”), are market-indexed instruments designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the notes in 2026, the principal, plus the return based upon the S&P 500 Index, must be paid. The notes have a feature to protect debt holders from market downturns up to 10%. Any subsequent losses below the 10% threshold will reduce the notes. The notes pay an annual 4% interest rate on invested capital to the holders. As of March 31, 2024 and as of December 31, 2023, the entire $400,000 principal amount remains outstanding.

The Company has elected the fair value option in accounting for the instruments. Fair value is determined using Level 3 inputs. The valuation methodology is based on the Black-Scholes-Merton option-pricing formula and a discounted cash flow analysis. Inputs to the Black-Scholes-Merton model include (i) the S&P 500 Index price, (ii) S&P 500 Index volatility, (iii) a risk-free rate based on data published by the US Treasury, and (iv) a term assumption based on the contractual term of the LMATTSTM 2024 notes and LMATTSTM 2.2024 notes. The discounted cash flow analysis includes a discount rate that is based on the implied discount rate assumption developed by calibrating a valuation model to the purchase price on the initial investment date. The implied discount rate is evaluated for reasonableness by benchmarking it to yields on actively traded comparable securities.
For the year ended December 31, 2023, the Company has recognized a loss of $(1,867,391) and a loss of $(666,013) for the LMATTSTM 2024 notes and LMATTSTM 2.2024 notes, respectively, on the change in fair value of the debt resulting from risk-free valuation scenarios, which is included within (gain) loss on change in fair value of debt within the consolidated statement of operations and comprehensive income. See Note 13, Long-Term Debt, and Note 12, Fair Value Measurements, to the Company’s Consolidated Financial Statements, which are included in this prospectus, for further discussion.
Longevity Market Assets Income Series, LP
On September 2, 2022, LMA Income Series, GP, LLC, wholly owned and controlled by that LMA Series, LLC, which the Company consolidates, formed a limited partnership, LMA Income Series, LP, and subsequently issued partnership interests to limited partners in a private placement offering. It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series, LP and thus has fully consolidated the limited partnership in its Consolidated Financial Statements for the year ended December 31, 2023 and the Company’s Interim Financial Statements for the three months ended March 31, 2024. The limited partners will receive an annual dividend of 6.5% paid quarterly and 25% of returns in excess of a 6.5% internal rate of return capped at 9%, which would require a 15% net internal rate of return. The general partner will receive 75% of returns in excess of a 6.5% internal rate of return to limited partners, then 100% in excess of a 15% net internal rate of return. The general partner committed $250,000, with the limited partners contributing $17,428,349. Additional limited partner contributions of $4,461,095 were raised in the first quarter of 2023, bringing the total deposit amount to $21,889,444.
The private placement offerings proceeds were used to acquire an actively managed large and diversified portfolio of financial assets. The Company, through its consolidated subsidiaries, serves as the portfolio manager for the financial asset portfolio, which includes investment sourcing and monitoring. In this role, the Company has the unilateral ability to acquire and dispose of any of the above investments. The Company elected to account for the secured borrowing at fair value under the collateralized financing entity guidance within ASC 810-10-30. As of December 31, 2023, the fair value of the secured borrowing, not including the $250,000 committed from the general partner, was $22,368,209. See Note 13, Long-Term Debt, to the Company’s Consolidated Financial Statements, which is included in this prospectus, for further discussion. As of March 31, 2023, the fair value of the secured borrowing is $22,485,826. See Note 14, Long-Term Debt, to the Company’s Interim Financial Statements, which is included in this prospectus, for further discussion.
Longevity Market Assets Income Series II, LP
On January 31, 2023, LMA Series, LLC, a wholly owned subsidiary of the Company, signed an Operating Agreement to be the sole member of a newly created general partnership, LMA Income Series II, GP, LLC. Subsequent to that, LMA Income Series II, GP, LLC formed a limited partnership, LMA Income Series II, LP, and subsequently issued partnership interests to limited partners in a private placement offering. It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series II, LP and thus has fully consolidated the limited partnership in its Consolidated Financial Statements for the year ended December 31, 2023 and the Company’s Interim Financial Statements for the three months ended March 31, 2024. The limited partners will receive annual dividends equal to the preferred return amounts as follows: Capital commitment less than $500,000, 7.5%; between $500,000 and $1,000,000, 7.8%; over $1,000,000, 8%. Thereafter, 100% of the excess to be paid to the general partner.

The private placement offerings proceeds were used to acquire an actively managed large and diversified portfolio of financial assets. The Company, through its consolidated subsidiaries, serves as the portfolio manager for the financial asset portfolio, which includes investment sourcing and monitoring. In this role, the Company has the unilateral ability to acquire and dispose of any of the above investments. The Company elected to account for the secured borrowing at fair value under the collateralized financing entity guidance within ASC 810-10-30. As of December 31, 2023, the fair value of the secured borrowing, not including the commitment from the general partner, was $32,380,852 and there was no gain or loss recognized. See Note 13, Long-Term Debt, to the Company’s Consolidated Financial Statements, which is included in this prospectus, for further discussion. As of March 31, 2024, the fair value of the secured borrowing is $50,323,493, and there is no gain or loss recognized. See Note 14, Long-Term Debt, to the Company’s Interim Financial Statements, which is included in this prospectus, for further discussion.
Valuation of Life Insurance Policies
The Company accounts for its holdings of life insurance settlement policies at fair value in accordance with ASC 325-30, Investments in Insurance Contracts. Any resulting changes in estimates are reflected in operations in the period the change becomes apparent.
The Company follows ASC 820, Fair Value Measurements and Disclosures, in estimating the fair value of its life insurance policies, which defines fair value as an exit price representing the amount that would be received if an asset were sold or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-level, fair value hierarchy that prioritizes the inputs used to measure fair value. Level 1 relates to quoted prices in active markets for identical assets or liabilities. Level 2 relates to observable inputs other than quoted prices included in Level 1. Level 3 relates to unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company’s valuation of life settlements is considered to be Level 3, as there is currently no active market where the Company is able to observe quoted prices for identical assets. The Company’s valuation model incorporates significant inputs that are not observable.
The aggregate face value of policies held at fair value was $520,503,710 as of December 31, 2023, with a corresponding fair value of $122,296,559. As of March 31, 2024, the aggregate face value of policies held at fair value is $506,955,702, with a corresponding fair value of $125,488,525. The aggregate face value of policies accounted for using the investment method was $33,900,000 as of December 31, 2023, with a corresponding carrying value of $1,697,178. As of March 31, 2024, the aggregate face value of policies accounted for using the investment method is $1,434,444, See Note 4, Life Insurance Settlement Policies, and Note 12, Fair Value Measurements, to the Company’s Consolidated Financial Statements and Note 5, Life Settlement Policies, and Note 13, Fair Value Measurements, to the Company’s Interim Financial Statements, which are included in this prospectus, for further discussion.
Equity Investments in Privately-Held Companies
Equity investments without readily determinable fair values include our investments in privately-held companies in which the Company holds less than a 20% ownership interest and does not have the ability to exercise significant influence. The Company determines fair value using Level 3 inputs under the measurement alternative. These investments are recorded at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.
In addition, the Company monitors these investments to determine if impairment charges are required based primarily on the financial condition and near-term prospects of these companies. As of December 31, 2023, the Company did not identify any impairment indicators and determined that the carrying value of $1,650,000 was the fair value for these equity investments in privately held companies, given that there have been no observable price changes. See Note 8, Other Investments and Other Noncurrent Assets, to the Company’s Consolidated Financial Statements for further discussion, which is included in this prospectus. As of March 31, 2024, the Company did not identify any impairment indicators and determined that the carrying value of $1,650,000 is the fair value for these equity investments in privately held companies, given that there have been no observable price changes. See Note 9, Other Investments and Other Noncurrent Assets, to the Company’s Interim Financial Statements for further discussion, which is included in this prospectus.
Available-For-Sale Securities
The Company has investments in securities that are classified as available-for-sale securities, and which are reflected on the consolidated balance sheets at fair value. These securities solely consist of a convertible promissory note in a private company that was entered into at arms-length. The Company determines the fair value using unobservable inputs by considering the initial investment value, next round financing, and the likelihood of conversion or settlement based on the contractual terms in the agreement. Unrealized gains and losses on these investments are included as a separate component of accumulated other comprehensive loss, net of tax, on the consolidated balance sheets. The Company classifies its available-for-sale securities as short-term or long-term based on the nature of the investment, its maturity date and its availability for use in current operations. The Company monitors its available-for-sale securities for possible other-than-temporary impairment when business events or changes in circumstances indicate that the carrying value of the investment may not be recoverable. As of December 31, 2023, the Company evaluated the fair value of its investment and determined that the fair value approximated the carrying value of $1,105,935, and no unrealized gains and losses were recorded. See Note 8, Other Investments and Other Noncurrent Assets, to the Company’s Consolidated Financial Statements, which is included in this prospectus, for further discussion. As of March 31, 2024, the Company evaluated the fair value of its investment and determined that the fair value approximates the carrying value of $1,145,630, and no unrealized gains and losses were recorded. See Note 13, Fair Value Measurements, to the Company’s Interim Financial Statements, which is included in this prospectus, for further discussion.
Stock Repurchase Program
On December 11, 2023, our board of directors authorized a stock repurchase program under which the Company may purchase shares of our common stock for an aggregate purchase price not to exceed $15 million over a period of up to 18 months. See Note 14, Stockholders’ Equity, to the Company’s Consolidated Financial Statements and Note 15, Stockholders’ Equity, to the Company’s Interim Financial Statements, which are included in this prospectus, for further discussion of our stock repurchase program.
JOBS Act Election
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.
The Company has irrevocably elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, will adopt the new or revised standard at the time public companies adopt the new or revised standard. As a result, the Company will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.
ABACUS SETTLEMENTS
Overview
Abacus Settlements originates life insurance policy settlement contracts as a licensed life settlement provider on behalf of Financing Entities interested in investing in the life settlement asset class. Specifically, Abacus Settlements originates policies through three primary origination channels (agents/financial advisors, direct-to-consumers, life settlement brokers) and third-party intermediaries. Abacus Settlements screens them for eligibility by verifying that the policy is in force, obtaining consents and disclosures, and submitting cases for life expectancy estimates. This process is characterized as Abacus Settlements’ origination services, which averages a fee of approximately 2% of face value (“Abacus Settlements Origination Revenue”).
Abacus Settlements’ Business Model
As a life settlement provider, Abacus Settlements serves as a purchaser of outstanding life insurance policies. When serving as a purchaser, Abacus Settlements’ primary purpose in the transaction is to connect buyers and sellers through an origination process. The origination process is core to Abacus Settlements’ business and drives its economics. Abacus Settlements averages approximately 2% of face value in origination fees on policies and has developed three high quality origination channels which include agents and financial advisors, direct-to-consumer, and life settlements brokers. Abacus Settlements also originates policies with third-party intermediaries. Generally, diversification across multiple origination channels lowers average policy acquisition costs and increases estimated returns. Abacus Settlements finds sellers through its origination channels using strategic marketing practices in its core markets, with the purpose of finding policy owners who want to capitalize on their investments prior to death by extracting value from their policies through the sale of such policies to Financing Entities.
Key Factors Affecting Abacus Settlements’ Performance
Abacus Settlements’ operations and financial performance are impacted by economic factors affecting the industry, including:
Opportunities in the Life Settlements Industry
Within the life settlements industry, there is significant policy value that lapses on an annual basis. Currently, the life settlements industry only captures a narrow portion of the potential market, leaving significant runway for future growth for industry participants. With the anticipation of growth in total face value of life insurance policies, Abacus Settlements believes that it is well positioned to capitalize on the overall market growth. Abacus Settlements is currently conducting business in 49 states and the District of Columbia. Abacus Settlements holds viatical settlement and or life settlement provider licenses in forty-three (43) of those jurisdictions. Abacus Settlements also conducts business in seven (7) jurisdictions which do not currently have life and or viatical settlement provider licensing requirements. Abacus Settlements conducts business where is it legally allowed to across the United States. The only state Abacus Settlements is not currently conducting business in is Alaska, and there are no current plans to procure a license.
Abacus Settlements’ ability to originate policies is essential to scale its business over time. In order to support this expected growth, Abacus Settlements continues to invest in its technology and marketing infrastructure. In general, Abacus Settlements expects its efforts will continue to focus on driving education and awareness of life settlements.
Macroeconomic Changes
Global macroeconomic factors, including regulatory policies, unemployment, changes in retirement savings, the cost of healthcare, inflation, and tax rate changes impact demand for Abacus Settlements’ origination services. These factors evolve over time and while these changes have not currently made any significant impact on performance, these trends may shift the timing and volume of transactions or the number of customers using Abacus Settlements’ origination services.
Components of Results of Operations
Results of Operations
The following tables set forth Abacus Settlements’ results of operations for each of the periods indicated, and Abacus Settlements presented and expressed the relationship of certain line items as a percentage of revenue for those periods. The period-to-period comparison of financial results is not necessarily indicative of future results.

The following tables set forth Abacus Settlements’ historical results for the periods indicated, and the changes between periods:

	Six Months Ended June 30,	Year Ended December 31,
	2023	2022
Origination revenue	$3,252,738	$7,050,007
Related-party revenue	9,931,938	18,153,456
Total revenue	13,184,676	25,203,463
Cost of revenue	2,734,949	5,538,470
Related party cost of revenue	6,558,354	11,022,535
Gross profit	3,891,373	8,642,458
Operating expenses
General and administrative expenses	4,848,580	8,674,425
Depreciation expense	5,597	12,165
Total operating expenses	4,854,177	8,686,590
Income (loss) from operations	(962,804)	(44,132)
Other income (expense)
Interest income	1,917	2,199
Interest (expense)	(11,725)	(8,817)
Other income	—	273
Total other (expense)	(9,808)	(6,345)
Income (loss) before income taxes	(972,612)	(50,477)
Provision for income taxes	2,289	2,018
Net income (loss) and comprehensive income	$(974,901)	$(52,495)
Year ended December 31, 2022 and Six Months ended June 30, 2023
Origination Revenue
Abacus Settlements recognizes revenue from origination activities by acting as a provider of life settlements and viatical settlements by representing investors that are interested in purchasing life settlements on the secondary or tertiary market. Revenue from origination services consists of fees negotiated for each purchase and sale of a policy to an investor, which also include any agent and broker commissions received and the reimbursement of transaction costs.

	Six Months Ended June 30,	Year Ended December 31,
	2023	2022
Origination revenue	$3,252,738	$7,050,007
Revenue for the six months ended June 30, 2023 and year ended December 31, 2022 was $3,252,738 and $7,050,007, respectively, and is comprised of revenue in broker channel based on face values on the policies originated with consistent third-party customers, origination fees, services revenue, and transaction fees reimbursements.
Related Party Revenue
Abacus Settlements has a related-party relationship with Nova Trading and Nova Holding as the owners of Abacus Settlements jointly own 11% of the Nova Funds. The pricing for origination fees is governed by origination contracts that have been negotiated by both parties and are considered to be arms-length and consistent with origination fees charged to third-party customers. For its origination services to the Nova Funds, Abacus Settlements earns origination fees equal to the lesser of (i) 2% of the net death benefit for the policy or (ii) $20,000.

	Six Months Ended June 30,	Year Ended December 31,
	2023	2022
Related Party Revenue	$9,931,938	$18,153,456
Related party revenue for the six months ended June 30, 2023 and year ended December 31, 2023 was $9,931,938 and $18,153,456, respectively. For six months ended June 30, 2023 and year ended December 31, 2022, Abacus Settlements had originated 72 and 333 policies for the Nova Funds with a total value of $96,674,080 and $87,143,005, respectively, and is comprised of origination services to LMA and transaction fees reimbursed by the related party. Further, for the six months ended June 30, 2023, Abacus Settlements had originated 103 policies, for LMA with a total value of $192,685,578.
Cost of Revenue, Related Party Cost of Revenue, and Gross Margin
Cost of revenue is primarily comprised of third-party commissions, which includes third-party sales and marketing commission fees, as well as transaction costs that are reimbursed as part of the origination activity and depreciation and amortization expense. Abacus Settlements receives an origination fee plus any commission to be paid from the purchaser for its part in arranging the life settlement transactions. Out of that fee income, Abacus Settlements pays commissions to the licensed representative of the seller, if one is required. Commission expense is recorded at the same time revenue is recognized and is included within cost of revenue. Depreciation expense consists of depreciation of property and equipment assets, which are computer equipment. Amortization expense consists primarily of amortization of capitalized costs incurred for the development of internal use software. The costs incurred exclusively consist of fees incurred from an external consulting firm during the development stage of the project and is amortized on the straight-line basis over an estimated useful life of three years.

	Six Months Ended June 30,	Year Ended December 31,
	2023	2022
Cost of revenue	$2,734,949	$5,538,470
Related party cost of revenue	6,558,354	11,022,535
Gross Profit	$3,891,373	$8,642,458
Gross Margin	30%	34%
Cost of revenue for the six months ended June 30, 2023 and for the year ended December 31, 2022 was $2,734,949 and $5,538,470, respectively, and is primarily comprised of commissions expense, life expectancy fees, and lead generation expenses.
Related party cost of revenue for the six months ended June 30, 2023 and for the year ended December 31, 2022 was $6,558,354 and $11,022,535, respectively, and is comprised of LMA agent commission expenses, originations of policies sold to the Nova Funds, and transaction fees reimbursements.
Gross profit for the six months ended June 30, 2023 and for the year ended December 31, 2022 was $3,891,373 and $8,642,458, respectively. Gross margin for the six months ended June 30, 2023 and for the year ended December 31, 2022 was 30% and 34%, respectively.
Operating Expenses
Operating expenses are comprised of general and administrative expenses as well as depreciation expense.
General and administrative expenses include compensation, payroll, advertising, marketing, rent, insurance, recruitment, trade shows, telephone and internet, licenses, and other professional fees.

Depreciation expense consists of depreciation of property and equipment assets, which are computer equipment, office furniture, and lease improvement.

	Six Months Ended June 30,	Year Ended December 31,
	2023	2022
General and administrative expenses	$4,848,580	$8,674,425
Depreciation expense	5,597	12,165
General and administrative expenses for the six months ended June 30, 2023 and for the year ended December 31, 2022 was $4,848,580 and $8,674,425, respectively, and is comprised of payroll expenses for administration support, sales department, marketing expenses, sponsorships, rent and office expenses.
Depreciation expense for the six months ended June 30, 2023 and for the year ended December 31, 2022 was $5,597 and $12,165, respectively. The depreciation expense for both the periods were computed on property and equipment (i.e., computer equipment, office furniture, and leasehold improvements).
Other Income (Expense)
Other income (expense) includes interest income, consulting income, and other income. Interest income represents the interest earned on Abacus Settlements’ certificates of deposits. Consulting income represents income earned on various origination consulting services performed. Other income comprises of income from credit card cash rewards.

	Six Months Ended June 30,	Year Ended December 31,
	2023	2022
Interest income	$1,917	$2,199
Interest (expense)	(11,725)	(8,817)
Other income	—	273
Interest income for the six months ended June 30, 2023 and for the year ended December 31, 2022 was $1,917 and $2,199, respectively. The interest income for both the periods represents interest earned on Abacus Settlements’ certificate of deposit.
Interest expense for the six months ended June 30, 2023 and for the year ended December 31, 2022 was $11,725 and $8,817, respectively, and is comprised of amortization of deferred financing fees.
Other income for the year ended December 31, 2022 was $273.
Provision for Income Taxes

	Six Months Ended June 30,	Year Ended December 31,
	2023	2022
Provision for income taxes	$2,289	$2,018
Provision for income taxes for the six months ended June 30, 2023 and for the year ended December 31, 2022 was $2,289 and $2,018, respectively. The amounts for both the periods are primarily annual report filing fees with various states.

Business Segments
Operating as a centrally led life insurance policy intermediary, Abacus Settlements’ Chief Executive Officer is the Chief Operating Decision Maker (CODM), who allocates resources and assesses financial performance. As a result of this management approach, Abacus Settlements is organized as a single operating segment. The CODM reviews performance and allocates resources based on the total originations, total corresponding revenue generated for the period, gross profit, and adjusted EBITDA.
Key Business Metrics and Non-GAAP Financial Measures
Management uses non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing Abacus Settlements’ business and to, among other things: (i) monitor and evaluate the performance of Abacus Settlements’ business operations and financial performance; (ii) facilitate internal comparisons of the historical operating performance of Abacus Settlements’ business operations; (iii) review and assess the operating performance of Abacus Settlements’ management team; (iv) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (v) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.
Abacus Settlements monitors the following key business metrics and non-GAAP financial measures that assist Abacus Settlements in evaluating its business, measuring its performance, identifying trends and making strategic decisions. As such, Abacus Settlements has presented the following non-GAAP measure, their most directly comparable U.S. GAAP measure, and key business metrics:

Non-GAAP Measure	Comparable U.S. GAAP Measure
Adjusted EBITDA	Net Income
Adjusted EBITDA is net income adjusted for depreciation expense, provision for income taxes, interest income, and certain non-recurring items that in Abacus Settlements’ judgement significantly impact the period-over-period assessment of performance and operating results. Adjusted EBITDA should not be construed as an indicator of Abacus Settlements’ operating performance, liquidity, or cash flows provided by or used in operating, investing, and financing activities, as there may be significant factors or trends that it fails to address. Abacus Settlements cautions investors that non-GAAP financial information departs from traditional accounting conventions. Therefore, its use can make it difficult to compare current results with results from other reporting periods and with the results of other companies.
Management believes the use of Adjusted EBITDA measures assists investors in understanding the ongoing operating performance by presenting comparable financial results between periods. Abacus Settlements believes that by removing the impact of depreciation and amortization, amounts spent on interest and taxes and certain non-recurring items that are highly variable from year to year, Adjusted EBITDA provides Abacus Settlements’ investors with performance measures that reflect the impact to operations from trends in changes in revenue and operating expenses, providing a perspective not immediately apparent from net income and operating income. The adjustments Abacus Settlements make to derive the non-GAAP measure of Adjusted EBITDA exclude items which may cause short-term fluctuations in net income and operating income and which Abacus Settlements does not consider to be the fundamental attributes or primary drivers of its business.
The following table illustrates the reconciliations from net income to adjusted EBITDA for the six months ended June 30, 2023 and the year ended December 31, 2022:

	Six Months Ended June 30,	Year Ended December 31,
	2023	2022
Net income (loss) and comprehensive income	$(974,901)	$(52,495)
Depreciation expense	5,597	12,165
Provision for income taxes	2,289	2,018
Interest income	(1,917)	(2,199)
Interest expense	11,725	8,817
Adjusted EBITDA	$(957,207)	$(31,694)

Adjusted EBITDA for the six months ended June 30, 2023 was $(957,207) and for the year ended December 31, 2022 was $(31,694).
Abacus Settlements monitors the following key business metrics such as the number of policies originated year-over-year in measuring its performance. Abacus Settlements Origination Revenues represent fees negotiated for each purchase and sale of a policy to an investor. The number of policy originations represents the volume of policies over which the above origination services are performed. The number of policy originations directly correlates with Abacus Settlements Origination Revenues allowing management to evaluate fees earned upon each transaction. There are no estimates, assumptions, or limitations specific to the number of policy originations.

	Six Months Ended June 30,	Year Ended December 31,
	2023	2022
Number of Policy Originations	253	487
Liquidity and Capital Resources
Abacus Settlements has financed operations since its inception primarily through customer payments and net proceeds from equity financing in the form of capital contributions from its members. Abacus Settlements’ principal uses of cash and cash equivalents in recent periods have been funding its operations. As of June 30, 2023 and December 31, 2022, its principal sources of liquidity were cash and cash equivalents of $808,226 and $1,458,740 and retained earnings of $509,953 and $1,927,137, respectively. During the six months ended June 30, 2023, Abacus Settlements had a net loss of $(974,901) and net cash used by operations of $(24,292). Abacus Settlements believes its existing cash and cash equivalents as well as proceeds from equity financing will be sufficient to fund anticipated cash requirements for the next twelve months.
Abacus Settlements’ future capital requirements will depend on many factors, including its revenue growth rate, the expansion of its sales and marketing activities, and the timing and extent of spending to support product development efforts. Abacus Settlements may, in the future, enter into arrangements to acquire or invest in complementary businesses, products and technologies. Abacus Settlements may be required to seek additional equity or debt financing. The additional debt financing would result in debt service obligations, and any future instruments governing such debt could provide for operating and financing covenants that could restrict Abacus Settlements’ operations.
Cash Flows
The following table summarizes Abacus Settlements’ cash flows for the six months ended June 30, 2023 and year ended December 31, 2022:

	Six Months Ended June 30,	Year Ended December 31,
	2023	2022
Net cash used in operating activities	$(24,292)	$(383,292)
Net cash used in investing activities	(182,528)	(64,011)
Net cash used in financing activities	(443,694)	(693,259)
Operating Activities
During the six months ended June 30, 2023 and the year ended December 31, 2022, Abacus Settlements’ operating activities used $24,292 and $383,292 of net cash in operating activities, respectively.
Investing Activities
During the six months ended June 30, 2023 and the year ended December 31, 2022, Abacus Settlements’ investing activities used $182,528 and $64,011, respectively.

Financing Activities
During the six months ended June 30, 2023 and the year ended December 31, 2022, Abacus Settlements’ financial activities used $443,694 and $693,259, respectively.
Contractual Obligations and Commitments
Abacus Settlements’ contractual obligations as of June 30, 2023, which are included as liabilities on its balance sheet, include operating lease obligations of $190,521, with $177,873 due in less than one year and $12,648 due within one to three years, which are comprised of the minimum commitments for its office space.
Critical Accounting Policies and Estimates
Abacus Settlements has prepared its financial statements in accordance with GAAP. Abacus Settlements’ significant accounting policies are described in more detail in Note 2, Summary of Significant Accounting Policies, to Abacus Settlements’ Condensed Financial Statements and Note 2, Summary of Significant Accounting Policies, to Abacus Settlements’ Interim Financial Statements, which are included in this prospectus. While Abacus Settlements’ preparation of these financial statements requires it to make estimates, assumptions, and judgments from time to time that may affect the reported amounts of assets, liabilities, and related disclosures, as of the date of these financial statements, Abacus Settlements’ has not identified any estimates made in accordance with GAAP that involve a significant level of estimation uncertainty which have had or are reasonably likely to have a material impact on the financial condition or results of operations.
Related Party Receivables
Related party receivables include fees to be reimbursed to Abacus Settlements from life expectancy reports, assisted physician services, and escrow services incurred on policies that Financing Entities purchased as part of the origination agreement with Abacus Settlements. Related party receivables are stated at their net realizable value. All of the outstanding receivables of $5,710 as of June 30, 2023 were collected in July 2023. About 43% of fees due or $175,194 as of December 31, 2022, were collected in January 2023. Abacus Settlements provides an allowance for doubtful accounts equal to the estimated collection losses that will be incurred in collection of all receivables. The estimated losses are based upon historical collection experience coupled with a review of the current status of all existing receivables. Account balances are charged off against the allowance for doubtful accounts after all means of collection have been exhausted and the potential for recovery is remote. There is no allowance for doubtful accounts as of June 30, 2023 or December 31, 2022.
Intangible Assets
Intangible assets are stated at cost, less accumulated amortization, and consist of capitalized costs incurred for the development of internal use software. The costs incurred exclusively consist of fees incurred from an external consulting firm during the development stage of the project and are subject to capitalization under ASC 350-40, Internal-Use Software. The software is amortized on the straight-line basis over an estimated useful life of 3 years. Abacus Settlements reviews definite-lived intangible assets and other long-lived assets for impairment at least annually or whenever an event occurs that indicates the carrying amount of an asset may not be recoverable. No impairment was recorded for the six months ended June 30, 2023 and year ended December 31, 2022.
Revenue Recognition
Abacus Settlements recognizes revenue from origination activities by acting as a provider of life settlements and viatical settlements representing investors that are interested in purchasing life settlements on the secondary or tertiary market. Revenue from origination services consists of fees negotiated for each purchase and sale of a policy to an investor, which also include any agent and broker commissions received and the reimbursement of transaction costs.
Abacus Settlements’ revenue-generating arrangements are within the scope of ASC 606, Revenue from Contracts with Customers. Abacus Settlements originates life settlements policies with third parties that include settlement brokers, life insurance agents, and direct consumers or policyholders. Abacus Settlements then provides the administration services needed to initiate the transfer of the life settlement policies to investors in exchange for an origination fee. Such transactions are entirely performed through an escrow agent. In these arrangements, the customer is the investor, and Abacus Settlements has a single performance obligation to originate a life settlement policy for the investor. The consideration transferred upon each policy is negotiated directly with the investor by Abacus Settlements and is dependent upon the policy death benefits held by each life settlement policy. The revenue is recognized when the performance obligation under the terms of the contracts with customers are satisfied. Abacus Settlements recognizes revenue from life settlement transactions when the closing has occurred and any right of rescission under applicable state law has expired (i.e., the customer obtains control over the policy and has the right to use and obtain the benefits from the policy). While rescission periods may vary by state, most states grant the owner the right to rescind the contract before the earlier of 30 calendar days after the execution date of the contract or 15 calendar days after life settlement proceeds have been sent to the owner. Purchase and sale of the policies generally occurs simultaneously, and only the fees received, including any agent and broker commissions and transaction costs reimbursed, are recorded as gross revenue.
For agent and broker commissions received and transaction costs reimbursed, Abacus Settlements has determined that they are acting as the principal in the relationship as they maintain control of the services being performed as part of performance obligation prior to facilitating the transfer of the life settlement policy to the investor.
While the origination fees are fixed amounts based on the face value of the policy death benefit, there is variable consideration present due to the owner’s rescission right. When variable consideration is present in a contract, Abacus Settlements estimates the amount of variable consideration to which it expects to be entitled at contract inception and again at each reporting period until the amount is known. Abacus Settlements applies the variable consideration constraint so that variable consideration is included in the transaction price only to the extent it is probable that a subsequent change in estimate will not result in a significant revenue reversal. While origination fees are variable due to the rescission periods, given the that the rescission periods are relatively short in nature, Abacus Settlements has concluded that such fees are fully constrained until the rescission period lapses and thus records revenue at a fixed amount based on the face value of the policy death benefit after the rescission period is over.

BUSINESS
Our Mission
The Company’s mission is to educate all life insurance policy owners that their life insurance policy is personal property and to educate investors about alternatives to traditional investments using lifespan-based products as a core strategy.
Abacus Overview
Abacus is a leading vertically integrated alternative asset manager and market maker specializing in longevity and actuarial technology and investing in in-force life insurance products throughout the lifecycle of a life insurance policy. The Company is democratizing the life insurance space through groundbreaking new channels: ABL Tech, ABL Wealth and ABL Longevity Growth and Income Funds.
Traditionally, life insurance policies are owned by individuals to insure their lives. Consistent with our mission, we educate policyholders regarding the potential to sell their policies to investors, often at a significant premium to the current cash surrender value. As an alternative asset manager since 2004, we purchase life insurance policies from consumers seeking liquidity and actively manage these policies over time via trading, holding and/or servicing. To date, we have purchased over $5 billion in face value of policies and have helped thousands of clients maximize the value of their life insurance.
Over the past 20 years, the Company has built an institutionalized origination and portfolio management process that is supported by a 100+ person team, long-term relationships with 78 institutional partners and 30,000 financial advisors, and the ability to operate in 49 states. The Company complies with applicable privacy laws to maintain and protect the confidentiality of financial, health and medical information. Abacus is also proud to be a Better Business Bureau Accredited Business with an A+ rating. The Company has recorded positive net income for 19 consecutive years.
Underwriting
The Company’s origination guidelines focus on the age, gender and health of the insured, the duration, mortality risk and face value of the underlying life insurance policy, the projected internal rate of return of the investment in the underlying life insurance policy after taking into account the cost of making continued premium payments, and the ultimate amount and timing of the death benefit. These guidelines are designed to allow the Company to target the life insurance policies that it believes will generate attractive risk-adjusted returns. The Company invests primarily in non-variable universal life insurance policies.
Origination
Our proven policy origination process, known as “origination services” first locates policies and screens them for eligibility for a life settlement. This process includes verifying that the policy is in force, obtaining consent forms, making disclosures to policy owners and obtaining or generating life expectancy estimates.
We generate fees on the policies we originate, which are sourced from three channels: (i) a network of approximately 30,000 financial advisors and agents, (ii) direct-to-consumer and (iii) a number of traditional life settlements intermediaries that submit policies to us on behalf of a financial advisor, agent or other client. As of March 31, 2024, we have deployed $33.3 million of capital for our origination process.
Portfolio Management
Once identified, we utilize our proprietary “heat-map” technology platform to determine the initial risk and viability of policies. Thereafter, a purchased policy is “actively managed,” whereby we consistently monitor the policy risk to optimize revenue by choosing to either (i) trade the policy to a third-party institutional investor (i.e., receive a trade spread) or (ii) hold the policy over time (i.e., pay premiums and receive a payout). Additionally, we service policies on behalf of third parties for which we receive fees as a percentage of the values of the policies. Our multifaceted and dynamic revenue model is made possible by the fact that we sit at the heart of the entire life settlements industry.
Our revenue generation platform and economic model is best summarized below:
(1)Origination Fees (paid as a percentage of face value of acquired policies)
(2)Active Management (spreads for traded policies and realized returns for held policies)
(3)Third-Party Portfolio Servicing (paid as a percentage of total asset value)
We are currently a leader in the life settlements industry. The Company has approximately a 20% market share based on our 2022 capital invested/total industry capital invested and data compiled in a 2022 report by The Deal and Life Settlements Report, a U.S. life settlements industry news source. Data for the report was aggregated from each state based on 2022 annual reporting. We have a proven track record of growth and strong asset returns. Furthermore, we are currently operational in 49 states, which is a key differentiator in an industry with high barriers to entry given the significant regulatory requirements. Our business is supported by in excess of 100 employees and an innovative leadership team, with an average of over 20 years of experience in the industry.
Our outstanding operations and execution team are led by a seasoned management team. Jay Jackson (our CEO) has worked in the investment industry for over 25 years (including at a family office, major investment firms and alternative asset managers) and pioneered the origination process and trading platform for our firm. William McCauley (our CFO) has over 20 years of experience and has held Senior Finance positions for some of the largest insurance carriers (including Transamerica, MassMutual and John Hancock). In addition, we have three Managing Partners (Todd “Sean” McNealy, Kevin “Scott” Kirby and Matthew Ganovsky) who co-founded Abacus in 2004 and helped build the institutional and broker market for the entire industry. In summary, our leaders are innovators who have directly contributed to the development of the broader life settlements industry.
The Company, a Delaware corporation, was formed in 2004. We operate through our two principal subsidiaries, Abacus Settlements, LLC, which was formed as a New York limited liability company in 2004, and Longevity Market Assets, LLC, which was formed in 2017 as a Florida limited liability company. In 2016, Abacus Settlements became licensed in Florida as a life settlement broker and converted into a Florida limited liability company. After the Business Combination, Abacus Settlements and LMA converted into Delaware limited liability companies. We are not an insurance company, are not licensed or regulated as an insurance company and therefore do not underwrite insurable risks for our own account.
ABL Wealth and ABL Tech
ABL Wealth was founded by the Company in 2022 to design and build longevity-linked investment products, all of which remain in development. ABL Tech leverages proprietary technology to expand the Company’s offerings. Founded in 2023, ABL Tech aggregates and records mortality occurrences in the United States. With this information, the Company can advise and help governments, pensions, unions and asset trackers on ways to efficiently manage their portfolios. Currently, ABL Tech is a small part of our business, providing mortality tracking services to four of the Company’s clients and generating approximately $30,000 in revenue per year. ABL Tech does not play a material role in the Company’s business and operations, and we currently do not have any material commitments for capital expenditures related to ABL Tech.
Our Industry / Opportunity
Large Addressable Market with Meaningful Growth Potential
We operate within a large, growing and currently under-penetrated market. The U.S. life insurance industry is an approximately $13 trillion market, which is almost three times the size of the entire real estate industry in the Americas. Notably, given the scale of the overall life insurance industry, more than 90% of life insurance policies will never end up paying a claim. Approximately 75% of policyholders over the age of 65 will either cancel or allow their coverage to lapse, forfeiting the right to ever receive a payout. The life settlements industry helps solve this problem by allowing policyholders the opportunity to monetize their otherwise underutilized asset.

Significant TAM Relative to Other Alternative Investment Classes

~$13t
Life Insurance[1]
~$8t
Global Private Equity
~$1.7t
Global Private Debt
~$1t
Infrastructure

>90%

of Life Insurance Policies Do Not Pay Claims

The combination of the large U.S. life insurance market and the high percentage of policies that never pay a claim creates a considerable opportunity for Abacus and the broader life settlements industry. Specifically, the scale of the life settlements market opportunity is $233 billion each year. However, in 2021, the life settlements industry only captured $4 billion, or approximately 2% of the annual market of lapsed life insurance policies. We believe there is a significant opportunity to increase this market penetration, primarily by driving awareness and education regarding the ability to monetize life insurance policies by utilizing our services.

Significant Opportunity to Increase Market Penetration

~$4b
~$233b
Annual Life Settlements
~$649b
Global Private Equity
Estimated 2023 Fundraising
~$190b
Global Private Debt
~$82b
Infrastructure

~2%

Market Penetration

Life insurance is often a senior citizen’s largest asset and one that can be used to alleviate retirement challenges, but it is rarely treated in this way. This can be partially attributed to the fact that almost half of all financial advisors are not aware that selling a life insurance policy is an option for their clients. But, per research conducted by the Life Insurance Settlement Association (LISA), the primary industry trade association for the U.S. life settlements industry, of which the Company is a long-standing member, 90% of senior citizens who let their policies lapse would consider this alternative once made aware of this option. We help financial advisors and their clients understand that a life insurance policy is personal property and selling it for a fair market value is a legitimate, safe and viable choice to create more investment options for the client for the future. While less than 1% of financial advisors and agents currently transact in the life settlements market, based on research conducted by LISA, consumers received, on average, $637,923,621 more than the amount consumers would have received if their life insurance policies had lapsed or surrendered.
Selling a life insurance policy is a valuable transaction and for those consumers who transact, the benefits can be substantial. On average, life settlements companies pay sellers nearly eight times more than the current cash value of a policy. Selling a life insurance policy not only alleviates the requirement for a policyholder to pay premiums but creates a meaningful and immediate monetization event. Sellers use these proceeds in a variety of ways, including to support their retirement, transfer wealth and pay medical bills.
Generally Uncorrelated Alternative Asset Class with Institutional Investment Grade Counterparts
While selling life insurance policies at a fair market value can have significantly positive impacts on a person’s life, it is a mutually beneficial transaction. The underlying life insurance policy is a highly attractive asset that has minimal payout risk and generally uncorrelated returns. The counterparties to these transactions are generally high-quality investment grade insurance companies. In fact, greater than 90% of our carriers have an “A Rating” or better. Additionally, these life insurance policies are cash backed by the carriers, which means they are required to pay policy claims ahead of any other contractual obligation, including senior debt.
In addition to counterparty quality, this is a largely a-cyclical asset class. A life insurance policy is sometimes described as a “mortality-driven zero-coupon bond” because its underlying value will appreciate over time as it approaches maturity (i.e., as the policyholder ages). This is best demonstrated when comparing our historical risk-adjusted returns relative to other benchmark asset classes.
Our stockholders will have the opportunity to gain access to this unique asset class, which has historically been reserved for firms that can either directly originate policies or large institutional investors that can deploy meaningful amounts of capital.
We are at the Heart of the Life Settlements Industry

Abacus’ Origination Model
Our “Origination Process” is core to our entire business and drives our economics. We’re paid a percentage of face value in origination fees on policies and have spent the last 20 years developing three high quality origination channels (financial advisors or agents, direct-to-consumer and life settlements brokers).
An example of our target market includes policyholders over 75 years old whose need for life insurance is outweighed by the benefit of immediate cash. We then focus our origination process on these targeted individuals, developing processes and procedures for identifying and screening policies that have attractive potential returns.
We have three distinct origination channels to reach this target market.
(1)Financial Advisor or Agent—Our largest origination channel involves working directly with financial advisors to facilitate the sale of client policies. Since our founding, we have been at the forefront of developing this market and are now ingrained in a network of over 30,000 financial advisors. We are currently on multiple national platforms, we present at conferences and we develop marketing tools specifically to help advisors efficiently present the benefits of this product to their clients. As we highlighted earlier, just under half of financial advisors are unaware this financial option exists and less than 1% have completed a life settlement transaction. This origination channel has driven our significant growth over the last five years, and we believe it will continue to be a priority for our future growth.
(2)Direct-to-Consumer—We have been building this channel for several years and have focused heavily on increasing broad consumer awareness and education regarding the ability to monetize life insurance policies by utilizing our services. We have been active in a variety of common direct-to-consumer advertisement channels, including radio and television advertisements in particular. In addition, we have created a unique online “Policy Value Calculator” whereby individuals can receive an instant valuation on their life insurance policies. The direct-to-consumer channel has historically driven origination on smaller face value policies than through our financial advisor or agent channel, thereby expanding the scope of policies we are able to value and acquire.
(3)Traditional Life Settlements Intermediaries—Within this channel, we engage with life settlements intermediaries or “brokers” who submit policies to us on behalf of an advisor or client, for which the life settlement intermediary earns a commission. We intend to slowly reduce our reliance on these intermediaries over time and focus our efforts on building out the technology required to educate and gain access to both the financial advisor and direct-to-consumer channels.
Abacus has a dedicated 90-person origination team with 20 sales members assigned by channel. We intend to continue to fuel origination growth by expanding our team and outreach. In order to drive awareness across all origination channels, we plan to expand our marketing and launch national television advertising campaigns.

Abacus’s Policy Acquisition Process
A life settlement transaction is the process by which a third-party intermediary acquires an existing life insurance policy for an amount greater than its current cash surrender value. Upon closing of the life settlement transaction, the insured receives an immediate cash payment, and the third-party intermediary receives ownership of the policy. Thus, the third-party intermediary becomes the beneficiary of the insured’s claim payout but is now solely responsible for all future premium payments. The Company functions as this third-party intermediary.
The process of acquiring a policy is highly regulated and policyholder friendly. Unique licenses are mandatory to operate, and significant disclosures are required to be made available to consumers. We originate these policies through three distinct channels (i.e., financial advisors/agents, direct-to-consumer and traditional life settlements intermediaries). We first screen each policy to ensure it is eligible for a life settlement, including verifying the policy is in force, obtaining appropriate consents and disclosures, and submitting cases for medical underwriting and life expectancy estimates. In connection with this process, we use our proprietary analytics and risk-rating systems to determine an estimated market value for each individual policy.
The Company has established policies and guidelines with respect to its purchase of life insurance policies. These guidelines focus on the age of the insured, the sex of the insured, the duration of the underlying life insurance policy, the expected mortality risk of the underlying life insurance policy, the projected internal rate of return of the investment in the underlying life insurance policy and the amount of the death benefit of the underlying life insurance policy. The Company excludes making investments in life insurance policies based on certain types of the primary health impairment associated with the underlying insured to ensure that all policies are purchased in accordance with established industry standards and state law requirements.
Following the origination, underwriting and valuation processes, we formally present our proposed purchase price to the policyholder or advisor. If agreed upon, the settlement closing process begins. Appropriate closing documents are reviewed by our in-house counsel, and we send funds to an independent escrow agent. Simultaneously, change of ownership and beneficiary documentation is sent to the underlying insurance carrier. Once the changes are confirmed by the carrier, the escrow agent sends the proceeds to the appropriate party, and we become responsible for the underlying insurance policy (i.e., paying premiums and receiving claim). The proceeds from the escrow agent will also include the commission(s) we owe to the broker and / or agent as well as our fee for completing the origination services.
While the transaction is deemed closed, it is important to note that the policy owner may generally rescind the life settlement contract within 30 days from execution of the agreement or 15 days from the receipt of cash proceeds by the owner. As such, revenue is not recorded until this rescission process is over.
Once the transaction is closed, the policy enters our active portfolio management whereby we determine whether a policy should be sold to a third-party institutional investor or held on our balance sheet. In certain cases, we identify a purchaser prior to the close of a transaction, in which case the policy is transferred directly to the purchaser at closing.

Proprietary Technology Platforms Support Our Business
We have and continue to develop a comprehensive suite of technology products that helps drive origination, underwriting and trading. Specifically, we have created:
(1)Risk Rating Heat Map—Using the large amount of data we have gathered over time, we have developed a proprietary risk-rating platform that measures the risk of life insurance contracts on a range from 1–5 (low–high risk, respectively). This risk score is calculated on a wide range of factors, including (i) duration and extension risk, (ii) policy face value and purchase type, (iii) policy type, (iv) carrier rating, (v) life expectancy (LE) and LE extension ratios, (vi) age and age on LE date and (vii) survival probability. We believe this platform is a key differentiating factor relative to our competitors as it gives us a meaningful advantage when valuing and purchasing life insurance policies.

Purchase Price	Policy Type	Carrier Rating	Lead Source	Age	Life Expectancy	LE Extension Ratio	Survival Probability on Breakeven Date	Maturity Probability	Risk Grade
$151,500	GUL	A+	Broker	94.6	30	180%	3%	1%	2
$150,180	UL	A	Agent	92.8	71	44%	20%	0%	4
$150,180	UL	A	Agent	90.3	81	344%	0%	0%	2
$556,705	UL	A+	Insured	90.2	23	193%	0%	0%	1
$168,945	GUL	NR	Insured	90.2	46	39%	0%	0%	2
$23,488	GUL	A	Broker	89.8	48	47%	2%	0%	2
$325,000	UL	A-	Insured	89.1	47	88%	0%	0%	1
$323,434	GUL	A+	Insured	87.6	55	72%	1%	0%	3
$115,502	UL	A	Insured	85.6	63	37%	23%	1%	4
$108,111	GUL	A	Agent	85.3	39	122%	0%	0%	1
$47,079	UL	A	Agent	84.8	77	37%	20%	0%	4
$22,976	UL	NR	Agent	84.4	26	201%	0%	0%	1
$37,405	GUL	A+	Agent	84.1	31	121%	0%	0%	1
$165,000	GUL	A	Broker	83.8	162	52%	10%	0%	4
$181,527	Term	A+	Insured	81.6	6	130%	0%	0%	1
$138,360	UL	NR	Agent	81	78	64%	1%	0%	3
$112,500	GUL	A+	Agent	81	70	64%	1%	0%	3
$37,816	UL	A++	Insured	75.2	146	54%	18%	1%	5
$92,456	UL	A-	Insured	74.8	141	22%	21%	0%	4
$102,545	GUL	A+	Insured	71.8	200	30%	23%	0%	5
$65,052	UL	A	Insured	65.9	77	121%	3%	0%	3

(2)Policy Value Creator—Our “Policy Value Calculator” drives origination by using proprietary data to instantly value policies for both individuals and financial advisors. This easy-to-use online tool only requires four pieces of information: (i) gender, (ii) age, (iii) face value and (iv) policy type. These data points then generate a valuation range that advisors and individuals can use to quickly assess the current value of their policy. This product helps educate consumers and bridges the gap between our specific offering and the $233 billion annual market of lapsed policies.
(3)Innovations in “InsurTech”—More recently, we have begun developing “Abacusmarketplace.com,” which is a tertiary trading, servicing and valuation platform. Abacusmarketplace.com is our in-house proprietary Customer Relationship Management tool that we have designed to aid the policyholder in our transaction with them and help the policyholder transparently manage the acquisition process. Though Abacusmarketplace.com may use blockchain capabilities in the future as it relates to the storage of digital documents, blockchain does not play a direct role in any transaction, including the offer, sale, or evaluation of such policies. Abacusmarketplace.com neither generates business, nor is it intended to generate any business for the Company. Abacusmarketplace.com accepts and processes applications from policyholders to sell their life insurance policy by storing digital documents related to the policyholder’s application that the policyholder can see. Then, once the Company and the policyholder commence the transaction, Abacusmarketplace.com allows the policyholder to track the Company’s progress with their application and see the Company’s valuation of the policy. Given that we will be able to see a large suite of data gathered by this website, we believe it will help us maintain our leading market position and keep us at the heart of the life settlements industry. We added the ability for investors to directly purchase policies in the third quarter of 2023, thus starting an application to sell their policy. Abacusmarketplace.com is still in the early stages of development. Moreover, we do not currently expect that Abacusmarketplace.com will have a material impact on the Company’s future financial results. We do not have any material commitments for capital expenditures related to Abacusmarketplace.com.
Active Portfolio Management Strategy
With meaningful support from our proprietary risk rating heat map, we consistently evaluate policies (at origination and throughout the lifecycle) to generate essentially uncorrelated risk adjusted returns. Upon acquiring a policy, we have the option to either (i) trade that policy to a third-party institutional investor (i.e., generating a spread on each trade) or (ii) hold that policy on our balance sheet until maturity (i.e., paying the premiums over time and receiving the final claim / payout). This process is predicated on driving the best economics for Abacus.
(1)Traded Portfolio—Our traded portfolio returns are driven by (i) the spread we generate by selling policies to third-party institutional investors and (ii) our ability to quickly recycle capital. Our trade spreads average 20% and we have historically recycled capital 3.6 times per year. These two metrics are driven by our ability to effectively originate new policies (supply) and the underlying market interest for the policies (demand).
(2)Hold Portfolio—Relative to our traded portfolio, our hold portfolio has the potential to generate a higher estimated annual return than our traded portfolio but requires approximately a 3 to 4 times greater capital investment, which is driven by the need to hold policies, rather than recycle the policies in trading, and to fund premium payments during the holding period for a policy. To the extent that we are not able to commit the required capital, we then focus efforts more on our traded portfolio. Our origination platform and proprietary risk rating heat map has allowed us to hold only what we determine to be the highest quality policies which have our lowest risk ratings.
Policy Servicing
In addition to generating economics on the polices we directly originate and actively manage, we have a dynamic platform to service bundles of policies for a variety of third-party institutions. We generate revenue by charging a base servicing fee of approximately 0.5% of total asset value of the portfolio. We have experience servicing a large number of policies for highly sophisticated institutions, including policies for Apollo. Beyond our fees, servicing policies at scale supports our data analytics and keeps us at the heart of the life settlements industry. We have a sophisticated team of professionals solely focused on servicing these policies.
Prospects for Future Growth
Continued Maturation of the Life Settlements Industry
As described above, there is approximately $233 billion in policy value that lapses on an annual basis. However, the life settlements industry captured only approximately 2% of the potential market in 2021, which leaves significant runway for future growth for industry participants. The total face value of life insurance policies is expected to grow from approximately $6 billion in 2022 to approximately $8 billion in 2028, which is a 5% compounded annual growth rate. Given our position at the heart of the life settlements industry, we believe that we are well positioned to capitalize on this anticipated market growth.
Focus on Growing our Origination Process
Our ability to originate policies is essential to scale our business over time. In order to support this expected growth, we continue to invest in our technology and marketing infrastructure. In general, we expect our efforts will continue to focus on driving education and awareness of life settlements. In order to meet this growing demand, we have increased our total employee headcount.
Continued Innovation in Technology
Using technology to improve our analytics, market liquidity and velocity of capital use is a key priority. Certain key technology elements are:
(1)Analytics (Abacus Analytics)—the standard pricing and valuation platform for policy valuation and portfolio assessment that we believe will allow us to obtain visibility into every transaction in the industry.
(2)Liquidity (Abacusmarketplace.com)—tertiary trading, servicing and valuation platform (added direct purchase in 2023). Abacusmarketplace.com is a proprietary technology platform that is in development and has been designed in order to facilitate tertiary trading, servicing and valuation for the life settlement industry. This platform is intended to increase the trading volume for the entire industry by removing intermediaries and improving the efficiency and security of the transactions. The Company expects to realize future revenue through licensing agreements with Abacusmarketplace.com. However, Abacusmarketplace.com is still in the early stages of development, and we do not currently expect that Abacusmarketplace.com will have a material impact on the Company’s future financial results. In the future, we intend to leverage blockchain technology as we expect that there will be increased comfort that the documents are secure on a private blockchain, which we believe will facilitate faster closing times. The blockchain technology to be used is still in the early stages of development and is currently not a material part of the Company’s business. We believe that Abacusmarketplace.com could be a leader in the industry and will allow an investor to fully understand how it may impact future business strategies and financial results.
(3)Velocity (Lapetus Life Event Solutions and AgingIQ)—key partnerships and tools that complement and enhance our core analytics platforms.
(a)Lapetus Life Event Solutions—partnership between Abacus and Lapetus Solutions, Inc. to build and develop current life expectancy tables based on our 18 years of data. This information includes tens of thousands of unique data points, aiding more accurate predictions of mortality experience related to several demographics including age, income and location.
(b)AgingIQ—lifespan prediction tool utilizing our mortality database. This tool explores how people can extend their lifespans and health spans by adjusting current lifestyle related decisions (financial, healthy living and education).
Access to Capital Markets Provides More Attractive Financing
We believe that as a publicly traded company, we will have access to a lower cost of capital, which will optimize our per policy revenue and allow us to fund additional investment in infrastructure. Additionally, as discussed in more detail below, we plan to begin increasing our balance sheet hold portfolio, which we believe may drive higher long-term returns. Our increased access to capital also allows us to pursue opportunistic mergers and acquisitions from time to time.
Transitioning Our Business Model as Our Capital Base Scales
As our capital base scales, we aim to increase the proportion of policies that we hold on our balance sheet. One of the most obvious benefits to a larger hold portfolio is that it may increase the predictability of returns (i.e., held policies will likely increase in value over time, largely independent of trading market conditions). Additionally, with a larger hold portfolio, there is a unique opportunity to begin securitizing policies. In the long-term, we believe securitized portfolios can drive an even lower cost of capital and can be sold in scale to third parties at a significant multiple.

Proven Ability to Deploy Capital and Scale
Over the past few years, we managed a $150 million capital base via a joint venture with a large alternative asset manager. This joint venture was terminated upon closing of the Business Combination. Under GAAP, the financial results of the entire joint venture are not included in our financial statements as the joint venture is not under common control and neither Abacus nor LMA have a direct ownership interest or investment in the joint venture. The financial impacts of the joint venture recognized in the financial statements solely relate to the services provided by Abacus and LMA to the joint venture and are discussed in the respective related party transaction notes in the financial statements.
Business Combination
On August 30, 2022, East Resource Acquisition Company entered into the Merger Agreement with the Merger Subs, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, Abacus Merger Sub merged with and into Abacus Settlements, with Abacus Settlements surviving the Abacus Merger as a wholly owned subsidiary of East Resource Acquisition Company, and LMA Merger Sub merged with and into LMA, with LMA surviving the LMA Merger as a wholly owned subsidiary of East Resource Acquisition Company. In connection with the Closing of the Merger, East Resource Acquisition Company was renamed Abacus Life, Inc.
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, on June 30, 2023, the Business Combination was consummated.
Our Employees
As of May 30, 2024, we had over 100 employees, none of whom are subject to any collective bargaining agreement or represented by a labor union. All of our employees are based in the United States. To date, we have not experienced any work stoppages and we consider our employee relations to be good. We believe that our employees are critical to our long-term success, and in 2019, we were ranked a top-3 place to work in Orlando based on employee reviews.
The core of our business is driven by our ability to successfully originate new policies. We have built a highly experienced sixty-nine (69) person team dedicated solely on the origination and policy acquisition process. Specifically, we have a (i) twenty-eight (28) person sales team, (ii) thirteen (13) person team of acquisition managers and case processors, (iii) twenty-one (21) person team focused on policy evaluation and closing processes (i.e., contracts, legal and accounting) and (iv) seven (7) person team supporting our broad marketing and information technology efforts. In addition, we have a twenty-four (24) person team that supports our active portfolio management and portfolio servicing efforts, which includes our actuarial review and financial analysts, contract and accounting professionals, servicing specialists, and institutional traders. While our employees have a wide range of roles and responsibilities, we have spent the last 19 years building a highly efficient model.
Customers
As of December 31, 2023, we have served over 3,000 customers with operations in forty-nine (49) states. Abacus maintains a broad customer base with a balance of policy origination across three distinct channels described above.
Our customers include institutional investors seeking to invest in life settlement assets as well as life settlement policy sellers.
Two related party customer accounted for 59% and 33% of the total balance of related party receivables as of December 31, 2023, respectively, and two related party customers accounted for 75% and 16% of the total accounts receivable and related party receivables as of December 31, 2022, respectively. The largest receivables balances are from related parties where the exposed credit risk is estimated to be low. Three customers accounted for 49%, 14%, and 12%, of Active management revenue for the year ended December 31, 2023, respectively. One related party customer accounted for 78% of the Portfolio servicing revenue for the year ended December 31, 2023. One customer accounted for 51% of Active management revenue, while 22% of revenue related to two policies that matured that were accounted for under the investment method for the year ended December 31, 2022. Two related party customers each accounted for 28% of the Portfolio servicing revenue for the year ended December 31, 2022.
For more information, see Note 18, Related-Party Transactions, to the Company’s Consolidated Financial Statements and Note 19, Related-Party Transactions, to the Company’s Interim Financial Statements, which are included in this prospectus.
Intellectual Property
Our business depends, in part, on our ability to develop and maintain the proprietary aspects of our core technology. We rely on a combination of patents, copyrights, trademarks, and trade secret laws, as well as license agreements, confidentiality procedures, non-disclosure agreements with third parties, and other contractual protections, to protect our intellectual property rights, including rights in our proprietary technology, know-how and brand.
We have been issued a federal registration for our “Abacus Settlements” and “Abacus Life” trademarks. We also hold various domain names for websites that we use in our business. Additionally, we have developed and maintain proprietary software for our internal use to aid in pricing, valuation and risk analysis of life settlement policies.
Regulatory Overview
We are subject to various laws, regulations and licensing requirements in the United States which may expose us to liability, increase costs or have other adverse effects that could harm our business. These laws and regulations include, but are not limited to, data privacy and data localization, healthcare, insurance, copyright or similar laws, anti-spam, consumer protection, employment and taxation. Compliance with such laws can require changes to our business practices and significant management time and effort. Additionally, as we continue to develop and improve consumer-facing products and services, and as those offerings grow in popularity, the risk that additional laws and regulations will impact our business will continue to increase. We believe that we are in material compliance with all such laws, regulations and licensing requirements.
Data Privacy Laws and Regulations
Because we receive, use, transmit, disclose and store personal data, we are subject to numerous state and federal laws and regulations that address privacy, data protection and the collection, storing, sharing, use, transfer, disclosure and protection of certain types of data. We are subject to the TCPA which restricts the making of telemarketing calls and the use of automatic telephone dialing systems. Violators of the TCPA face regulatory enforcement action, substantial civil penalties, injunctions, and in some states, private lawsuits for damages.
Privacy and data security regulation in the U.S. is rapidly evolving. For example, California enacted the California Consumer Privacy Act (“CCPA”), which came into force in 2020. The CCPA and related regulations give California residents expanded rights to access and request deletion of their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used and shared. The CCPA allows for the California Attorney General to impose civil penalties for violations, as well as providing a private right of action for certain data breaches. California voters also recently passed the California Privacy Rights Act (“CPRA”), which will take effect on January 1, 2023. The CPRA significantly modifies the CCPA, including by imposing additional obligations on covered companies and expanding California consumers’ rights with respect to certain personal information. The CCPA’s restrictions on “sales” of personal information may restrict our use of cookies and similar technologies for advertising purposes, as well as increasing our compliance costs and potential liability. The CCPA excludes information covered by the GLBA, the Driver’s Privacy Protection Act, the Fair Credit Reporting Act and the California Financial Information Privacy Act from the CCPA’s scope, but the CCPA’s definition of “personal information” is broad and may encompass other information that we maintain.
The passage of the CCPA likely marked the beginning of a trend toward more stringent privacy legislation in the U.S., and multiple states have enacted or proposed similar laws. For example, in 2020, Nevada enacted SB 220 which restricts the “selling” of personal information and, in 2021, Virginia passed the Consumer Data Protection Act which is set to take effect on January 1, 2023 and creates new privacy rights for Virginia residents. There is also discussion in Congress of new comprehensive federal data protection and privacy law to which we likely would be subject if it is enacted.
Various regulators are interpreting existing state consumer protection laws to impose evolving standards for the online collection, use, dissemination and security of other personal data. Courts may also adopt the standards for fair information practices which concern consumer notice, choice, security and access. Consumer protection laws require us to publish statements that describe how we handle personal information and choices individuals may have about the way we handle their personal data.
Our failure to comply with these privacy laws or regulations could expose us to significant fines and penalties imposed by regulators and has in the past and could in the future expose us to legal claims by buyers, or other relevant stakeholders. Some of these laws, such as the CCPA, permit individual or class action claims for certain alleged violations, increasing the likelihood of such legal claims. Similarly, many of these laws require us to maintain an online privacy policy, terms of service and other informational pages that disclose our practices regarding the collection, processing and disclosure of personal information. If these disclosures contain any information that a court or regulator finds to be inaccurate, we could also be exposed to legal or regulatory liability. Any such proceedings or violations could force us to spend money in defense or settlement of these proceedings, result in the imposition of monetary liability or demanding injunctive relief, divert management’s time and attention, increase our costs of doing business and materially adversely affect our reputation.
Insurance Laws and Regulations
We operate as a life settlement producer in 49 states. We have a strong track record with each state in which we are licensed and have not had any reportable incidents. Our in-house counsel and compliance staff reviews every life insurance policy we consider acquiring for compliance with applicable state regulations.
We file an annual report with each state in which it operates, and each state has the ability to request an audit at its discretion. Currently, 42 states have regulations that support the sale of life insurance policies to a third party, like our Company. Each state also has its own policyholder-facing disclosure requirements that we comply with in the ordinary course of its business.
We focus on acquiring and trading non-variable, non-fractionalized life insurance policies. These life insurance policies are deemed to be personal property of the owner based upon the Supreme Court decision Grigsby v. Russell in 1911. Furthermore, non-variable, non-fractionalized life insurance policies are not deemed to be securities under the federal securities laws, and so the Company is not required to register as an investment adviser or an investment company under the Investment Advisers Act of 1940, as amended or the Investment Company Act, respectively.
The Company may, in the future, purchase some amount of variable life insurance policies or interests in the death benefit of underlying life insurance policies. The Company has recently acquired a limited purpose broker dealer, which the Company intends to license to engage in transactions for variable and fractionalized life insurance policies. Abacus expects that any transactions in variable or fractionalized life insurance policies will represent less than 20% of the life insurance policies acquired by the Company at any time. The Company does not, and does not in the future intend to, engage in any life insurance securitization.
Facilities
Our corporate headquarters is located at 2101 Park Center Drive, Suite 170, Orlando, Florida 32835 and our telephone number is 800-561-4148. The headquarters consists of 18,866 square feet of “Class A” office space pursuant to a lease that expires in December 2029. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.
Legal Proceedings
We are not currently a party to any material legal proceedings. However, in the ordinary course of business we may be subject from time to time to various claims, lawsuits and other legal and administrative proceedings. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. We intend to recognize provisions for claims or pending litigation when we determine that an unfavorable outcome is probable, and the amount of loss can be reasonably estimated. Due to the inherent uncertain nature of litigation, the ultimate outcome or actual cost of settlement may materially vary from estimates. Additionally, any such claims, lawsuits and proceedings, whether or not successful, could damage our reputation and business.
Available Information
Our investor relations website is https://ir.abacuslife.com/. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements, and any and all amendments thereto are available free of charge through our investor relations website as soon as reasonably practicable after they are filed or furnished to the SEC. These materials are also accessible on the SEC’s website at www.sec.gov.

MANAGEMENT
Management and Board of Directors
The following sets forth certain information, as of May 30, 2024, concerning the executive officers and members of the board of directors of the Company. Messrs. Gusky and McNealy were appointed to serve as Class I directors, with terms expiring at the Company’s annual meeting of stockholders to be held in 2024; Mr. van Katwijk and Mmes. Schulte and Radka were appointed to serve as Class II directors, with terms expiring at the Company’s annual meeting of stockholders to be held in 2025; and Messrs. Jackson and Corbett were appointed to serve as Class III directors, with terms expiring at the Company’s annual meeting of stockholders to be held in 2026.

Name	Age	Title
Jay Jackson	52	President and Chief Executive Officer
Matthew Ganovsky	59	Co-Founder and President
Kevin Scott Kirby	57	Co-Founder and President
Sean McNealy	58	Co-Founder and President
William McCauley	52	Chief Financial Officer
Adam Gusky	49	Director
Karla Radka	55	Director
Cornelis Michiel van Katwijk	57	Director
Thomas W. Corbett, Jr.	74	Director
Mary Beth Schulte	58	Director
Executive Officers
Jay Jackson—Chief Executive Officer and Director
Mr. Jackson is the President and Chief Executive Officer of Abacus. He joined Abacus Settlements in 2016 as President & Chief Executive Officer and has also served as Chief Executive Officer of LMA, one of the two principal operating subsidiaries of Abacus along with Abacus Settlements, since June 2019. His strategic business development and creation of innovative new processes and efficiencies has propelled Abacus forward. Mr. Jackson is an industry thought leader relating to longevity and senior finances; he co-authored the book Pursuing Wealthspan. Mr. Jackson also serves as a current member of the Orlando Mayor’s Committee on Livability and Healthy Aging and serves as an Executive Board Member for the Senior Resource Alliance, an agency of the Florida Department of Elder Affairs. Mr. Jackson began his career at Franklin Templeton Investments, where he served as vice president for more than a decade. Prior to joining Abacus, Mr. Jackson co-founded and managed the Fayerweather Street Life Fund, as well as the Cambridge Life Management origination platform for FDO Partners, a $3 billion quantitative investment firm founded by Harvard Business School Professor Ken Froot. We believe that Mr. Jackson is qualified to serve on the board of directors of the Company due to his current role as Chief Executive Officer of Abacus and his 20 years of experience in the financial services and life settlement industries.
Sean McNealy—Co-Founder, President and Director
Mr. McNealy is the Co-Founder and President of Abacus. Mr. McNealy has been a leader in the life settlements industry for over 16 years with extensive industry experience in marketing and capital markets. Along with the other two Managing Partners, he co-founded Abacus Settlements in 2004 and has served as Co-Founder and President of Abacus since that date. Mr. McNealy has written numerous articles about the life settlement industry that have been published in various trade magazines and has presented to many large insurance broker consortiums, producer groups and key national accounts. In 1991, he graduated from the University of Central Florida with a Bachelor of Science in Marketing. We believe that Mr. McNealy is qualified to serve on the board of directors of the Company due to his current role as President of Abacus and experience in the life settlement industry.

William McCauley—Chief Financial Officer
Mr. McCauley is the Chief Financial Officer of Abacus. He joined Abacus Settlements in January 2020 as Chief Financial Officer and has also served as Chief Financial Officer of LMA, where he managed financial activities and developed financing models. Prior to joining Abacus, he served as the Chief Financial Officer at IFP Advisors, LLC, a registered investment adviser and broker, where he was responsible for all financial activities of the company and was involved in both debt and equity financing. Mr. McCauley also served as a Director of Finance at McKinsey & Company from January 2017 until May 2018, where he was responsible for the financial statements of more than 30 start-up businesses. Mr. McCauley received his Bachelor of Science in Accounting from Bentley University and his MBA from Babson College.
Matthew Ganovsky—Co-Founder and President
Mr. Ganovsky has been a leader in the life settlements industry for over 25 years with extensive industry experience. He co-founded Abacus Settlements in 2004 and has served as Co-Founder and Managing Partner of Abacus since that date. Mr. Ganovsky manages our broker division, with involvement in more than 3,000 transactions. Upon the closing of the Business Combination, Mr. Ganovsky began serving as the President of the Company.
Kevin Scott Kirby—Co-Founder and President
Mr. Kirby co-founded Abacus Settlements in 2004 and has served as Co-Founder and Managing Partner of Abacus since that date. Upon the closing of the Business Combination, Mr. Kirby began serving as the President of the Company. Mr. Kirby has held a Life and Annuity license in the state of Florida since 2006. He received his Bachelor of Science in Business Administration in Business Management from the University of Central Florida.
Independent Board Members
Karla Radka—Director
Ms. Radka has been the President and Chief Executive Officer of Senior Resource Alliance, a non-profit agency for the Florida Department of Elder Affairs that assists seniors in everyday living, since 2019. Ms. Radka previously held leadership roles at Goodwill Industries of Central Florida, where she served as Chief Operating Officer from 2015 through 2019, Florida Family Care, and Community Based Care of Central Florida, a child welfare non-profit. She also founded Public Allies Central Florida, a nationally recognized program, and served as its executive director until 2014. Ms. Radka received her Bachelor of Science and Master of Science in Counseling from Central Christian University. She also later received a mini-MBA at Rollins College Crummer Graduate School of Business. Ms. Radka joined the Company’s board of directors in 2023. We believe that Ms. Radka is qualified to serve on the board of directors of the Company due to her relevant experience as the Chief Executive Officer of Senior Resource Alliance.
Thomas W. Corbett, Jr.—Director
Mr. Corbett has been the principal member of Corbett Consulting, LLC since 2015 and, from 2011 to 2015, served as the Governor of Pennsylvania. He has also served as Pennsylvania’s Attorney General and as the U.S. Attorney for the Western District of Pennsylvania. Mr. Corbett received a Bachelor of Arts in political science from Lebanon Valley College and a Juris Doctor from St. Mary’s University Law School. He was a member of the board of directors for Composites Consolidation Company LLC from 2015 to 2016 and was a member of the board for Animal Friends of Pittsburgh until 2019. Mr. Corbett has served as a member of the Company’s board of directors since July 2020. In addition, he currently serves on the board of the Variety Club, The Children’s Charity Pittsburgh. Mr. Corbett has been with the Company since prior to the Business Combination, having joined the board of directors in 2020. We believe that Mr. Corbett is qualified to serve on the board of directors of the Company due to his extensive leadership and risk management experience as former Governor of Pennsylvania and former Pennsylvania State Attorney General, as well as his past service on other public company boards of directors.

Cornelis Michiel van Katwijk—Director
Cornelis Michiel van Katwijk is the former Chief Financial Officer, Treasurer, Director and Executive Vice President at Transamerica Life Insurance Co. (Iowa) and the former Treasurer and Senior Vice President at Transamerica Advisors Life Insurance Company of New York where he was employed from September 2012 through September 2021. He also served on the board of Transamerica Advisors Life Insurance Co. He previously held the position of Group Treasurer at Aegon NV and Chief Financial Officer at AEGON USA LLC (a subsidiary of Aegon NV). Mr. van Katwijk received an MBA from the University of Rochester and an undergraduate degree from Nyenrode Business Universiteit. Mr. van Katwijk joined the Company’s board of directors in 2023. We believe that Mr. van Katwijk is qualified to serve on the board of directors of the Company due to his former roles as the Chief Financial Officer of Transamerica and financial leadership positions at Aegon NV and AEGON USA LLC.
Adam Gusky—Director
Mr. Gusky has served as the Chief Investment Officer of East Management Services, LP, an affiliate of the Sponsor, since the inception of East Management Services in 2010. At East Management Services, Mr. Gusky was responsible for all financial due diligence for acquisitions, and he is in charge of the reserve- based lending facility. He also developed and implemented the corporate hedging strategy. Mr. Gusky currently serves on the Board of Directors of Rand Capital Corporation, a publicly traded business development company, where East Asset Management made a control investment. Mr. Gusky received his Bachelor of Arts in History and his MBA from Duke University. Mr. Gusky joined the Company’s board of directors in 2023. We believe that Mr. Gusky is qualified to serve on the board of directors of the Company due to his role as the Chief Investment Officer of East Management Services and his history as an investor in both public and private companies.
Mary Beth Schulte—Director
Ms. Schulte has been a Certified Public Accountant for over 30 years and is currently the Chief Executive Officer of The Strategic CFO LLC since March 2024. In this role, Ms. Schulte is responsible for providing CFO strategy and accounting services to early stage and privately held companies. Ms. Schulte formerly served as a Consulting Chief Financial Officer of Attivo Partners from 2022 to 2024, Director & Partner at Anders CPAs & Advisors until 2022, as well as a Principal at UHY Advisors MO, Inc. from 2015 to 2020. Ms. Schulte also currently serves on the Board of Directors of Richard A. Chaifetz School of Business – St. Louis University, Capital Innovators, Cultivation Capital and Arch Grants. Ms. Schulte received her MBA and Bachelor of Science in Business Administration for Accounting from the Richard A. Chaifetz School of Business – St. Louis University. Ms. Schulte joined the Company’s board of directors in 2023.We believe that Ms. Schulte is qualified to serve on the board of directors of the Company due to her prior experience as a Chief Financial Officer of a public company and a Certified Public Accountant.
Corporate Governance
Our corporate governance is structured in a manner the Company believes closely aligns our interests with those of our stockholders. Notable features of this corporate governance include:
•our Audit, Compensation and Nominating and Corporate Governance Committees consist entirely of independent directors, and our independent directors meet regularly in executive session without the presence of our corporate officers or non-independent directors;
•at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC; and
•we have implemented a range of other corporate governance best practices, including implementing a robust director education program, regular meetings between Audit Committee members and financial and accounting management and establishment of a web board portal containing a document library.
Composition of the Board of Directors
Our business and affairs are managed under the direction of our board of directors. Our board of directors is staggered in three classes, with two (2) directors in Class I (Adam Gusky and Sean McNealy), three (3) directors in

Class II (Cornelis Michiel van Katwijk, Mary Beth Schulte and Karla Radka) and two (2) directors in Class III (Jay Jackson and Thomas W. Corbett, Jr.).
Board Committees
Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.
Audit Committee
Our Audit Committee is responsible for, among other things:
•appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
•discussing with our independent registered public accounting firm their independence from management;
•reviewing, with our independent registered public accounting firm, the scope and results of their audit;
•approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;
•overseeing our financial and accounting controls and compliance with legal and regulatory requirements;
•reviewing our policies on risk assessment and risk management;
•reviewing related person transactions; and
•establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Our Audit Committee consists of Mary Beth Schulte, Karla Radka and Cornelis Michiel van Katwijk, with Ms. Schulte serving as chair. Rule 10A-3 of the Exchange Act and Nasdaq rules require that our Audit Committee be composed entirely of independent members. Our board of directors has affirmatively determined that Ms. Schulte, Ms. Radka and Mr. van Katwijk each meets the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and Nasdaq rules. Each member of our Audit Committee also meets the financial literacy requirements of Nasdaq listing standards. In addition, our board of directors has determined that Ms. Schulte and Mr. van Katwijk each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee, which is available on our corporate website at https://ir.abacuslifesettlements.com/. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Compensation Committee
Our Compensation Committee is responsible for, among other things:
•reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;
•reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;
•reviewing and approving all employment agreement and severance arrangements for our executive officers;
•making recommendations to our board of directors regarding the compensation of our directors; and
•retaining and overseeing any compensation consultants.
Our Compensation Committee consists of Mary Beth Schulte, Karla Radka and Cornelis Michiel van Katwijk, with Ms. Schulte serving as chair. Our board of directors has affirmatively determined that Ms. Schulte, Ms. Radka and Mr. van Katwijk each meets the definition of “independent director” for purposes of serving on the Compensation Committee under Nasdaq rules, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our board of directors has adopted a written charter for the Compensation Committee, which is available on our corporate website at https://ir.abacuslifesettlements.com/. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for, among other things:
•identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;
•overseeing succession planning for our Chief Executive Officer and other executive officers;
•periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;
•overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and
•developing and recommending to our board of directors a set of corporate governance guidelines.
Our Nominating and Corporate Governance Committee consists of Karla Radka, Mary Beth Schulte and Thomas W. Corbett, Jr. with Ms. Radka serving as chair. Our board of directors has affirmatively determined that Ms. Radka, Ms. Schulte and Mr. Corbett, Jr. each meets the definition of “independent director” under Nasdaq rules. Our board of directors has adopted a written charter for the nominating committee, which is available on our corporate website at https://ir.abacuslifesettlements.com/. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Risk Oversight
Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us and oversees the implementation of risk mitigation strategies by management. Our Audit Committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.
Code of Business Conduct and Ethics
We have a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on our corporate website at https://ir.abacuslifesettlements.com/. In addition, we have posted on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Compensation of Directors and Officers
The Company’s executive compensation program is consistent with Abacus Settlements’ and LMA’s compensation policies and philosophies in effect prior to the Business Combination, which are designed to:
•attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, creating and maintaining our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness and growth;
•reward senior management in a manner aligned with our financial performance; and
•align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.
Decisions with respect to the compensation of our executive officers are made by the Compensation Committee of our board of directors.

EXECUTIVE AND DIRECTOR COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2023 Summary Compensation Table” below. Abacus complies with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for our principal executive officer and our two most highly compensated executive officers other than our principal executive officer. In 2023, our “named executive officers” and their positions were as follows:
•Jay Jackson, Founder, President and Chief Executive Officer;
•William McCauley, Chief Financial Officer; and
•Sean McNealy, Founder and President.
Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2023 and 2022.

Name	Principal Position	Year	Salary ($)	Bonus ($)	Stock Award ($)(1)	All other compensation ($)(2)	Total ($)
Jay Jackson	Chief Executive Officer	2023	280,000			30,179	310,179
		2022	210,000			28,846	238,846
William McCauley	Chief Financial Officer	2023	250,000	300,000	3,080,000	31,167	3,361,167
		2022	192,308			30,133	222,441
Sean McNealy	President	2023	255,000			27,978	282,978
		2022	210,000				210,000
__________________
(1)Reflects the aggregate grant date fair value of awards computed in accordance with ASC 718.
(2)Other compensation reflects the Company’s 401(k) match and medical insurance paid on behalf of the named executive officers.
Grant of Plan Based Awards
The following table sets forth information concerning the grant of awards made to our named executive officers for the year ended December 31, 2023.

Name	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards ($)
William McCauley	October 27, 2023	500,000	3,080,000

Outstanding Equity Awards
The following table sets forth information concerning outstanding common stock equity awards held by each named executive officer of the Company as of December 31, 2023.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested($)
Jay Jackson	—	$—
William McCauley	500,000	$3,080,000
Sean McNealy	—	$—
Narrative to the Summary Compensation Table
2023 Annual Base Salary
Abacus pays the named executive officers a base salary to compensate them for services rendered to Abacus. The base salary payable to the named executive officers is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. In connection with entering into their executive employment agreements in 2023, each of the named executive officers received an increase in their base salary effective on July 2, 2023, as follows:
•Mr. Jackson’s base salary was increased from $260,000 to $300,000;
•Mr. McCauley’s base salary was increased from $200,000 to $300,000; and
•Mr. McNealy’s base salary was increased from $236,000 to $300,000.
Annual Bonus Plan
For 2023, each of our named executive officers was eligible to earn a cash bonus under our annual bonus program based on the achievement of individual performance objectives. The target annual bonus percentage for each of our named executive officers for 2023 equals 50% to 200% of the executive’s base salary at the beginning of such year.
On February 13, 2024, the board of directors approved the Company’s 2024 annual incentive plan for named executive officers of the Company. Upon the achievement of certain 2024 Adjusted EBITDA growth targets, a named executive officer can achieve an annual bonus of between 50% and 200% of 2024 beginning base salary. Based on individual performance, the amount of any annual bonus may be adjusted (up or down) by 10% of base salary. The annual bonus may consist of both cash and equity, with the percentage of cash ranging from 25% to 100% of the bonus amount. The form and terms of any equity awarded will be determined by the Company at the time of grant. The 2024 annual incentive plan will become effective upon approval by the Company’s stockholders at the Company’s annual meeting of its stockholders, which is anticipated to occur on June 13, 2024.
Equity Compensation
The Company has adopted the Incentive Plan in order to facilitate the grant of cash and equity incentives to directors, employees, including named executive officers, and consultants to help attract and retain the services of these individuals. On October 27, 2023, the Compensation Committee of the board of directors of the Company approved the grant of 500,000 restricted stock units to Mr. McCauley under the Incentive Plan. Ten percent (10%) of the restricted stock units will vest and be converted to the Company’s common stock (or, at the Company’s option, the cash equivalent) on July 3, 2024, and the remaining ninety percent (90%) of the restricted stock units will do so on July 3, 2026. Mr. McCauley must remain employed through the end of the applicable vesting period to receive any award under the Incentive Plan, except that he may be entitled to a prorated portion of the award in the event of involuntary termination without cause, death, disability or retirement. In addition, in the event of such a termination in connection with a change in control, all unvested awards granted under the Plan generally vest immediately. A change in control is defined in the Incentive Plan generally as an event that would be considered as a change in control in the Treasury Regulations published under Section 409A of the Code.
On February 13, 2024, the Compensation Committee approved (i) 24,000 restricted stock units to each of Messrs. Jackson and McNealy and 12,000 restricted stock units to Mr. McCauley, and (ii) 76,725 options to purchase the common stock at the closing price on February 12, 2024 to each of Messrs. Jackson, and McNealy and 38,363 options to Mr. McCauley. The options will have a term of 10 years. The equity awards will vest equally on each of the first three anniversaries of the grant date. Each grantee must remain employed through the end of the applicable vesting period to receive any award under the Incentive Plan, except that he may be entitled to a prorated portion of the award in the event of involuntary termination without cause, death, disability or retirement. In addition, in the event of such a termination in connection with a change in control, all unvested awards generally vest immediately. A change in control is defined in the Incentive Plan generally as an event that would be considered as a change in control in the Treasury Regulations published under Section 409A of the Code.
The Incentive Plan
The purpose of the Incentive Plan is to provide a means through which Abacus and its affiliates may attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in Abacus and provide a means of recognizing their contributions to our success. The board of directors believes that equity awards are necessary for Abacus to remain competitive in its industry and are essential to recruiting and retaining highly qualified employees.
Summary of the Incentive Plan
This section summarizes certain principal features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan.
Eligibility and Administration
Our employees, consultants and directors may be eligible to receive awards under the Incentive Plan. As of May 30, 2024, Abacus has in excess of 100 employees, five (5) non-employee directors and no other individual service providers who may be eligible to receive awards under the Incentive Plan.
The Incentive Plan provides that it will be administered by a committee appointed by the board that shall be comprised solely of two or more independent Directors, subject to the limitations imposed under the Incentive Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The compensation committee of the board of directors was appointed to administer the Incentive Plan.
The committee has the authority to take all actions and make all determinations under the Incentive Plan, to construe the Incentive Plan and award agreements and to prescribe rules and regulations relating to the administration of the Incentive Plan as it deems necessary or advisable. The committee also has the authority to determine which eligible directors, employees and consultants receive awards, grant awards and set the terms and conditions of all awards under the Incentive Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Incentive Plan. The compensation committee will make determinations as to awards of grants under the Incentive Plan at the time of hiring of a participant and annually.
Shares Available for Awards
The aggregate number of shares that may be issued under the Incentive Plan shall be equal to 5% of the issued and outstanding common stock of the Company. The aggregate number of shares with respect to which incentive stock options may be granted under the Incentive Plan shall be equal to 5% of the issued and outstanding common stock of the Company. The aggregate fair market value compensation on the date of grant of an award made to a non-

employee director during a calendar year shall be determined by the committee and shall not exceed $75,000 per calendar year.
If an award under the Incentive Plan is forfeited, expires unexercised or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, immediately be used again for new grants under the Incentive Plan. Any shares that are the subject of awards under the Incentive Plan which are exchanged for awards that do not involve shares shall also again immediately become available to be issued pursuant to awards granted under the Incentive Plan. If shares are withheld to satisfy tax obligations with respect to an option or a stock appreciation right (“SAR”), such shares shall not again be available for issuance under the Incentive Plan. If shares are tendered in payment of an option price of an option or the exercise price of a SAR, such shares shall not be available for issuance under the Incentive Plan.
Awards granted under the Incentive Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Incentive Plan, nor shall such shares subject to substitute awards again be available for grant under the Incentive Plan to the extent of any forfeiture, expiration, or cash settlement under an award.
Awards
The Incentive Plan provides for the grant of stock options, SARs, restricted stock awards, performance awards, phantom stock awards, restricted stock unit awards (“RSU Award”) and stock awards. Certain awards under the Incentive Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.
•Stock Options and SARs. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. Incentive stock options, in contrast to non-qualified stock options, may provide tax deferral beyond exercise and favorable capital gains tax treatment to non-qualified their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by the compensation committee, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of incentive stock options granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. Unless otherwise determined by the compensation committee, the term of a stock option or SAR may not be longer than ten years (or five years in the case of incentive stock options granted to certain significant stockholders).
•Restricted Stock. Restricted stock is an award of non-transferable shares of our common stock that are subject to certain vesting conditions and other restrictions.
•Performance Awards. A Performance Award under the Incentive Plan is an award of rights subject to vesting and transferability restrictions generally based upon the attainment of performance goals as the committee may determine, payment of which may be made in cash or shares of our common stock, as specified in the holder’s Performance Award agreement. The Incentive Plan provides that a performance goal may be based on one or more business criteria that apply to the holder, one or more of our business units, or us as a whole.
•Phantom Stock. Phantom Stock Awards under the Incentive Plan are awards of rights to receive the value of shares of our common stock that are subject to certain vesting conditions. Following the end of the vesting period for a Phantom Stock Award (or at such other time as may be provided in a Phantom Stock Award agreement), the holder of a Phantom Stock Award will be entitled to receive payment of cash, our common stock, or a combination thereof as determined by the committee, in an amount not exceeding the maximum value of the Phantom Stock Award, based on the then vested value of the award.
•Restricted Stock Units. RSUs are contractual promises to deliver shares of our common stock in the future or an equivalent in cash and other consideration determined by the committee, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of our common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The terms and conditions applicable to RSUs will be determined by the committee, subject to the conditions and limitations contained in the Incentive Plan.
•Stock Awards. Stock awards are awards of fully vested shares of our common stock.
•Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the committee.
Certain Transactions
The compensation committee has broad discretion to take action under the Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends (other than ordinary cash dividends), stock splits, spinoffs, recapitalizations, mergers, acquisitions, combinations, exchange of shares, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the committee will make equitable adjustments to the Incentive Plan and outstanding awards.
No Repricing
Except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR that has an exercise price that is greater than the then-current fair market value of common stock in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.
Transferability
An Incentive Stock Option is not transferable other than by will or the laws of descent and distribution, and may be exercised during the employee’s lifetime only by the employee or such employee’s guardian or legal representative. All other awards under the Incentive Plan are not transferable other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order, or with the consent of the committee (as to certain family transfers, or otherwise).
Plan Amendment and Termination
The board of directors may amend or terminate the Incentive Plan at any time; however, no amendment may impair the rights of a participant with respect to an award outstanding under the Incentive Plan without the consent of the affected participant. Further, the board of directors may not, without the consent of the stockholders, amend the Incentive Plan to increase the maximum aggregate number of shares that may be issued under the Incentive Plan or change the class of individuals eligible to receive awards under the Incentive Plan or amend or eliminate the restrictions on repricing of awards. No awards may be granted under the Incentive Plan after its termination.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the Internal Revenue Code (the “Code”) principal U.S. federal income tax consequences related to awards under the Incentive Plan. Deductions described below may be limited by Section 162(m) of the Code. This summary deals with the general federal income tax principles that apply and is provided only for general information. Phantom Stock, and certain other awards that may be granted pursuant to the Incentive Plan, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder.
Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
•Restricted Stock. The recipient of a Restricted Stock award generally will not realize taxable income at the time of grant, and we generally will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses, the holder generally will realize ordinary income in an amount equal to the fair market value of the shares of our Common stock at such time less the amount paid for the stock (if any), and, subject to Section 162(m), we will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a Restricted Stock award paid to the holder before the risk of forfeiture lapses generally will also be compensation income to the holder when paid and, subject to Section 162(m) as discussed below, deductible as such by us. Notwithstanding the foregoing, the holder of a Restricted Stock award may elect under Section 83(b) of the Code to be taxed at the time of grant of the Restricted Stock award based on the fair market value of the shares of our common stock on the date of the award less the amount paid for the stock (if any), in which case (a) subject to Section 162(m), we will be entitled to a deduction at the same time and in the same amount, (b) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by us and (c) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made not later than 30 days after the grant of the Restricted Stock award, and is irrevocable.
•Restricted Stock Unit Awards. The grant of an RSU Award under the Incentive Plan generally will not result in the recognition of any U.S. federal taxable income by the recipient or a deduction for us at the time of grant. At the time an RSU Award is settled the recipient will generally recognize ordinary income and, subject to Section 162(m) of the Code, we will be entitled to a corresponding deduction. Generally, the measure of the income and the deduction will be based on the number of shares of common stock issued in settlement of the RSU Award multiplied by the value of our common stock at the time the RSU Award is settled.
•Stock Awards. The recipient of a Stock Award generally will realize taxable ordinary income at the time of grant in an amount equal to the fair market value of the shares of our common stock on the date of the award, and, subject to Section 162(m) of the Code, we will be entitled to a corresponding deduction.
•Incentive Stock Options. Incentive Stock Options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an Incentive Stock Option if the optionee does not dispose of the shares acquired pursuant to the exercise within the two- year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the “holding period”). In such event, we would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an Incentive Stock Option, the difference between the fair market value of the stock on the date of exercise and the exercise price must generally be included as an item of adjustment for purposes of the optionee’s alternative minimum taxable income for the year in which such exercise occurs. However, if the optionee exercises an Incentive Stock Option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, then the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.
•Upon disposition of the shares received upon exercise of an Incentive Stock Option after the holding period, any appreciation of the shares above the exercise price should constitute long-term capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an Incentive Stock Option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to Section 162(m) of the Code, we may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.
•Non-statutory Stock Options and Stock Appreciation Rights. Generally, no federal income tax is imposed on the optionee upon the grant of a Non-statutory Stock Option or a SAR, and we are not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of a Non-statutory Stock Option, the optionee generally will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. In the case of the exercise of a SAR, the holder generally will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received or the fair market value of the shares distributed to the optionee. Upon the exercise of a Non-statutory Stock Option or a SAR, and subject to Section 162(m) of the Code, we may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the optionee assuming any federal income tax reporting requirements are satisfied.
•Performance Awards, Phantom Stock Awards and Stock Awards. An individual who has been granted a Performance Award, a Phantom Stock Award or a Stock Award generally will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time. Whether such an award is paid in cash or shares of common stock, the individual generally will have taxable compensation and, subject to Section 162(m) of the Code, we generally will have a corresponding deduction. The measure of such income and deduction will be based on the amount of any cash paid and the fair market value of any shares of our common stock either at the time the award is paid or at the time any restrictions on the shares subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the individual elects to be taxed without regard to any such restrictions.
•Section 162(m). Generally, Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1,000,000 paid to its covered employees (as defined in Section 162(m) of the Code).
Section 409A of the Code
Certain types of awards under the Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Plan and awards granted under the Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the committee, the Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
Retirement Plans
Abacus currently maintains a 401(k) retirement savings plan for its employees, including its named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, through contributions to the 401(k) plan. Abacus believes that providing a vehicle for tax-deferred retirement savings though its 401(k) plan adds to the overall desirability of its executive compensation package and further incentivizes its employees, including its named executive officers, in accordance with our compensation policies. Abacus did not make any matching contributions under the 401(k) plan in 2023.
Employee Benefits and Perquisites
Our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. Abacus provides perquisites on a case-by-case basis when it believes it is necessary to attract or retain a named executive officer.
No Tax Gross-Ups
Abacus has no obligations to make gross-up payments to cover named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by Abacus.
Executive Compensation Arrangements
The named executive officers were not party to or covered by any employment or severance arrangements for 2022 or 2023. In connection with the Business Combination, Abacus entered into employment agreements with its named executive officers. These agreements provide for at-will employment and generally include the named executive officer’s initial base salary, standard benefit plan eligibility and other terms and conditions of employment with Abacus. The terms of each of these employment agreements provide for a term of 36 months with 12-month renewals if not terminated at least 90 days before the expiration date. The agreements also provide for payments in the event of certain terminations of employment, including a higher severance payment if a termination occurs in connection with a change in control event.
Under the terms of each of these employment agreements, if the executive is terminated without cause or resigns for good reason, and timely executes a release of claims against Abacus, he or she will receive the greater of one year of continued base salary or continued salary for the balance of the then-current employment term.
The employment agreements also include non-competition and non-solicitation covenants in favor of Abacus for a period of one year after the executive’s termination of employment.
Directors
Our named executive officers did not receive any compensation in their role as directors of the Company in 2023. Our non-employee directors receive annual grants of 7,500 shares of unrestricted common stock. In addition, the Audit Committee chair receives an additional 1,500 shares of unrestricted common stock annually. We also reimburse our directors for reasonable travel expenses incurred in connection with attending meetings of our board of directors and any committee of our board of directors on which they serve, as well as other corporate events at which our directors’ attendance is requested or required. Directors do not receive any additional compensation.
The board of directors, at its discretion, may revise or replace the compensation policies described above.

Summary Compensation Table
The following table sets forth information regarding compensation earned by or paid to our non-employee directors for the fiscal year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Adam Gusky	—	46,200	46,200
Karla Radka	—	55,440	55,440
Cornelis Michiel van Katwijk	—	46,200	46,200
Thomas W. Corbett, Jr.	—	46,200	46,200
Mary Beth Schulte	—	46,200	46,200
__________________
(1)Reflects the aggregate grant date fair value of awards computed in accordance with ASC 718.

PRINCIPAL SECURITYHOLDERS
The following table and accompanying footnotes set forth information with respect to the beneficial ownership of common stock, as of May 30, 2024, for (1) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) each member of the Board, (3) each of our named executive officers and (4) all directors and executive officers as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the beneficial ownership percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the beneficial ownership percentage of any other person.
As of May 30, 2024, there were outstanding 63,925,316 shares of common stock.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned shares of common stock.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number		Percentage	Percentage After Offering
5% Stockholders:
East Sponsor, LLC (Terry Pegula)(1)	11,417,000	(2)	22.6%
Directors and Named Executive Officers:
Jay Jackson(1)	12,593,250		19.8%
Kevin Scott Kirby(1)	12,593,250		19.8%
Matthew Ganovsky(1)	12,593,250		19.8%
Sean McNealy(1)	12,593,250		19.8%
Adam Gusky	22,718		<1%
Karla Radka	7,500
Cornelis Michiel van Katwijk	7,500
Thomas M. Corbett, Jr.	17,500		<1%
Mary Beth Schulte	22,000
All directors and officers as a group (nine persons)	50,450,218		79.2%
__________________
(1)5% Stockholder.
(2)Consists of (i) 11,417,000 shares of common stock and (ii) currently exercisable warrants to purchase 7,180,000 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Registration Rights Agreement
Following the closing of the Business Combination, the Company, and certain stockholders of the Company, entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Company Class A Common Stock and other equity securities of the Company that are held by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, the Company agreed to file a shelf registration statement registering the resale of the Class A Common Stock (including those held as of the effective time or issuable upon future exercise of the Private Placement Warrants) and the Private Placement Warrants (the “Registrable Securities”) under the Registration Rights Agreement within 30 days of the closing of the Business Combination. The holders may request to sell all or any portion of their Registrable Securities in an underwritten offering (an “Underwritten Shelf Takedown”) so long as the total offering price is reasonably expected to exceed $20,000,000. The sponsor may not demand more than two Underwritten Shelf Takedowns, the holders (other than the sponsor) may not demand more than two Underwritten Shelf Takedowns and the Company shall not be obligated to participate in more than four Underwritten Shelf Takedowns, in the aggregate, in any 12-month period. The Company also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

DESCRIPTION OF CAPITAL STOCK
Common Stock
We are authorized to issue up to 201,000,000 shares of capital stock, of which 200,000,000 are shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, $0.0001 par value. As of May 30, 2024, there were 63,925,316 shares of our common stock outstanding.
Holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.
Holders of shares are entitled to receive, in the event of a liquidation, dissolution or winding up, ratably the assets available for distribution to the stockholders after payment of all liabilities. Holders of common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of common stock that are outstanding are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock will be subject to those of the holders of any shares of preferred stock that the board of directors may authorize and issue in the future.
Preferred Stock
The total of the Company’s authorized shares of preferred stock is 1,000,000 shares. No shares of preferred stock are currently issued or outstanding.
Under the terms of the Charter, the Company’s board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The board of directors has the discretion to determine the rights, designations, powers, preferences, privileges, including voting rights, and qualifications, limitations or restrictions of each series of preferred stock.
The purpose of authorizing the Company’s board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock.
Public Warrants
As of March 31, 2024, the Company has 16,862,749 Public Warrants outstanding. Each redeemable whole Public Warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per full share, subject to adjustment as described in the warrant agreement. The Public Warrants represent a freestanding financial instrument as it is traded on the Nasdaq under the symbol “ABLLW” and legally detachable and separately exercisable from the related underlying shares of the Company’s common stock. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

Dividends
We have not declared or paid dividends on our common stock to date. Any future determination to declare cash dividends on our common stock will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions, Delaware law, and other factors that our board of directors may deem relevant. We do not anticipate paying cash dividends on our common stock for the foreseeable future.
Anti-Takeover Provisions
The Charter and the Amended and Restated Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of the Company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Company’s board of directors, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Company’s board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares
The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NASDAQ. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
Classified Board of Directors
The Charter provides that the Company’s board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Company’s board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Company’s board of directors.
Stockholder Action; Special Meetings of Stockholders
The Charter provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Company capital stock would not be able to amend the Amended and Restated Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Charter and the Amended and Restated Bylaws. Further, the Charter provides that only the Chairman of the Company’s board of directors, a majority of the board of directors or the Chief Executive Officer of the Company may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Company capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, the Amended and Restated Bylaws includes an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of the Company’s board of directors, (b) otherwise properly brought before the meeting by the board of directors, or (c) otherwise properly brought before the meeting by any stockholder present in person (x) who was a stockholder of record entitled to vote at such annual meeting on the date on which notice of the meeting was given pursuant to the Amended and Restated Bylaws and on the record date for the determination of stockholders entitled vote at such meeting and (y) who complies with the notice procedures set forth in the Amended and Restated Bylaws, or properly makes such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder and complies with requirements of such rules for inclusion of the proposal in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must provide timely notice thereof in proper written form to the secretary and the proposed business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the Secretary of the Company at the executive offices of the Company not later than close of business on the 90th day nor earlier than the opening of business on the 120th day before the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than close of business on the 120th day before the annual meeting or, if later, not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made.
Stockholders at an annual meeting or special meeting may only consider proposals or nominations “properly brought” before such meeting by the Company’s board of directors or stockholders pursuant to the requirements described above. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.
Amendment of Charter or Bylaws
The Amended and Restated Bylaws may be amended or repealed by the affirmative vote of (a) a majority of the Company’s board of directors or (b) holders of a majority of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class; provided, however, that, amendment or repeal of Article VIII of the Amended and Restated Bylaws, regarding indemnification of officers, directors and other persons, requires at least at least 66.7% of the voting power of all of the then outstanding shares.
Limitations on Liability and Indemnification of Officers and Directors
The Charter and Amended and Restated Bylaws provide indemnification and advancement of expenses for the Company’s directors and officers to the fullest extent permitted by the applicable law, subject to certain limited exceptions. The Company has entered into, or will enter into, indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under the applicable law. In addition, as permitted by the applicable law, the Charter includes provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict the Company’s rights and the rights of the Company’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director. These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Transfer Restrictions
Pursuant to the Company Support Agreement and the Sponsor Support Agreement, (a) holders of shares of common stock issued as Aggregate Merger Consideration (as defined in the Merger Agreement) (the “Company Holders”) and (b) the Sponsor (together with the Company Holders, the “Restricted Holders”) are, in each case, subject to certain restrictions on the transfer of (a) 15% of the shares of common stock issued to the respective Restricted Holder in connection with the closing of the Business Combination until the date that is 180 days after the closing of the Business Combination and (b) 85% of the shares of common stock issued to the respective Restricted Holder in connection with the closing of the Business Combination until the date that is 24 months after the closing of the Business Combination, in each case, subject to certain transfers permitted by the Company Support Agreement and the Sponsor Support Agreement, as applicable.
Dissenters’ Rights of Appraisal and Payment
Under the Delaware General Corporation Law (the “DGCL”), with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates.
Forum Selection
The Charter provides that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Company, (ii) any claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or employees, (iii) any claim against the Company, its directors, officers or employees arising under its charter, bylaws or the DGCL or (iv) any claim against the Company, directors, officers or employees governed by the internal affairs doctrine. The Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the provisions of Article XII of the Charter shall not apply to any suits brought to enforce any liability or duty created by the Exchange Act, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
Transfer Agent
The transfer agent for the common stock is Continental Stock Transfer & Trust Company.
Trading Symbol and Market
Our common stock is listed on Nasdaq under the symbol “ABL.”

RESTRICTIONS ON RESALE OF THE CAPITAL STOCK
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of common stock for at least 6 months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of us at the time of, or at any time during the 3 months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 3 months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of common stock for at least 6 months but who are affiliates of us at the time of, or at any time during the 3 months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any 3 month period only a number of securities that does not exceed the greater of:
•1% of the total number of common stock then outstanding; or
•the average weekly reported trading volume of common stock during the four (4) calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of the Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least 1 year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once and for as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
Lock-up Provisions
Pursuant to the Company Support Agreement and the Sponsor Support Agreement, (a) holders of shares of common stock issued as Aggregate Merger Consideration (as defined in the Merger Agreement) (the “Company Holders”) and (b) the Sponsor (together with the Company Holders, the “Restricted Holders”) are, in each case, subject to certain restrictions on the transfer of (a) 15% of the shares of common stock issued to the respective Restricted Holder in connection with the closing of the Business Combination until the date that is 180 days after the closing of the Business Combination and (b) 85% of the shares of common stock issued to the respective Restricted Holder in connection with the closing of the Business Combination until the date that is 24 months after the closing of the Business Combination, in each case, subject to certain transfers permitted by the Company Support Agreement and the Sponsor Support Agreement, as applicable. In addition, we, all of our directors and executive officers, and certain of our stockholders have agreed or will agree that, subject to certain exceptions and under certain conditions, for a period of       days after the date of this prospectus, we and they will not, without the prior written consent of Piper Sandler & Co. and KKR Capital Markets LLC, dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our capital stock. See “Underwriting” for a description of these lock-up provisions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, as amended, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our common stock.
This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•U.S. expatriates and former citizens or long-term residents of the United States;
•persons holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•banks, insurance companies, and other financial institutions;
•brokers, dealers, or traders in securities;
•“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•tax-exempt organizations or governmental organizations;
•persons deemed to sell our common stock under the constructive sale provisions of the Code;
•persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•tax-qualified retirement plans; and
•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.
If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
Distributions
As described in the section entitled “Dividend Policy,” we have not paid any cash dividends on our common stock to date and the payment of dividends to holders of our common stock is within the discretion of the board of directors. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
•the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

INVESTMENT IN ABACUS LIFE, INC. BY EMPLOYEE BENEFIT PLANS
An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”). For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, simplified employee pension plans and tax deferred annuities established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements, as well as Keogh plans, and individual retirement accounts or annuities (collectively, “Employee Benefit Plans”). Among other things, consideration should be given to:
•whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;
•whether in making the investment, the Employee Benefit Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;
•whether the investment will result in recognition of unrelated business taxable income by the Employee Benefit Plan and, if so, the potential after-tax investment return. See “Material U.S. Federal Income Tax Consequences To Non-U.S. Holders”; and
•whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
The person with investment discretion with respect to the assets of an Employee Benefit Plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the Employee Benefit Plan.
Section 406 of ERISA and Section 4975 of the Code prohibit Employee Benefit Plans, and IRAs that are not considered part of an Employee Benefit Plan, from engaging, either directly or indirectly, in specified transactions involving “plan assets” with parties that, with respect to the Employee Benefit Plan, are “parties in interest” under ERISA or “disqualified persons” under the Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.
In addition to considering whether the purchase of common stock is a prohibited transaction, a fiduciary should consider whether the Employee Benefit Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.
The Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether, in certain circumstances, the assets of an entity in which Employee Benefit Plans acquire equity interests would be deemed “plan assets.” Under these rules, an entity’s assets would not be considered to be “plan assets” if, among other things:
•the equity interests acquired by the Employee Benefit Plan are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;
•the entity is an “operating company,”—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

•there is no significant investment by “benefit plan investors,” which is generally defined to mean that less than 25% of the value of each class of equity interest, disregarding any such interests held by us, our affiliates and certain persons, is held by the Employee Benefit Plans.
We believe our assets should generally not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in the first two bullet points above.
In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of shares should consult with their own counsel regarding the consequences under ERISA, the Code and other Similar Laws.

UNDERWRITING
Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus, we have agreed to sell to the underwriters named below (individually, an “Underwriter,” and collectively, the “Underwriters”), for whom Piper Sandler & Co., TD Securities (USA) LLC and KKR Capital Markets LLC are acting as representatives, the following respective aggregate numbers of shares of our common stock at a purchase price of $     per share:

Underwriter	Number of Shares
Piper Sandler & Co.
TD Securities (USA) LLC
KKR Capital Markets LLC
Total
The underwriting agreement also provides that if any Underwriter defaults, the purchase commitments of the non-defaulting Underwriters may also be increased or the offering may be terminated. This offering by the Underwriters is subject to receipt and acceptance and subject to the Underwriters’ right to reject any order in whole or in part.
We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect of those liabilities.
The underwriting agreement provides that the obligations of the Underwriters to purchase the shares are subject to approval of legal matters by counsel to the Underwriters and certain other conditions, including the receipt by the Underwriters of officers’ certificates and legal opinions. The Underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
An underwriting discount of     % per share will be paid by us. This underwriting discount will also apply to the Underwriters’ option to purchase any additional shares. The Underwriters have advised us that they propose initially to offer the shares to the public at the public offering price on the cover of this prospectus and to certain other Financial Industry Regulatory Authority, Inc. members at that price less a selling concession of up to $     per share. The Underwriters may allow, and the dealers may reallow, a discount not in excess of $     per share.
The following table shows the total underwriting discounts and commissions that we are to pay to the Underwriters in connection with this offering. The information assumes either no exercise or full exercise by the Underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses to us	$	$	$
The expenses of the offering, not including the underwriting discounts and commissions, are estimated at $          and are payable by us. We have agreed to reimburse the Underwriters for their reasonable and documented out-of-pocket expenses incurred in connection with the transactions, including their legal fees and expenses, marketing, syndication and travel expenses; provided, that such fees and expenses, including legal fees and legal expenses, will not exceed $          without the prior written consent of the Company and will be reimbursed through the representatives.
Option to Purchase Additional Shares
We have granted an option to the Underwriters to purchase up to an additional shares of our common stock at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. If the Underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that Underwriter’s initial principal amount reflected in the table above.
Listing
The shares are listed on Nasdaq under the trading symbol of “ABL.”
No Sales of Similar Securities
We, our directors and executive officers and holders of 5% or more of our common stock, prior to this offering have agreed to be subject to a lock-up period of 90 days following the date of closing of the offering pursuant to this prospectus. During the applicable lock-up period and subject to certain exceptions, we and such persons may not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive our common stock (including without limitation, common stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired (the “Lock-Up Securities”); (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise; (iii) make any demand for or exercise any right with respect to, the registration of any of our common stock or any security convertible into or exercisable or exchangeable for our common stock; or (iv) publicly disclose the intention to do any of the foregoing. Piper Sandler & Co. and KKR Capital Markets LLC may, at any time and without notice, release all or any portion of the shares of our common stock subject to the lock-up agreements entered into in connection with this offering.
Price Stabilization and Short Positions
In connection with the offering, the Underwriters may purchase and sell shares of common stock in the open market. These transactions may include overallotment, covering transactions and stabilizing transactions, which may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Overallotment involves sales of securities in excess of the aggregate principal amount of securities to be purchased by the Underwriters in the offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the shares in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.
The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.
The Underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.
Any of these activities may cause the price of the shares of common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.
Selling Restrictions
Canada. The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the

Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to Section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Switzerland. The shares will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to Article 652a or 1156 of the Swiss Federal Code of Obligations.
European Economic Area. In relation to each Member State of the European Economic Area (each, a “Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that shares may be offered to the public in that Member State at any time:
A.to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
B.to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
C.in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom. No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:
A.to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
B.to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
C.in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2023 (the “FSMA”),

provided that no such offer of the shares shall require us to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Hong Kong. The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”), or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Singapore. Each Underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:
A.to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;
B.to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or
C.otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
A.a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
B.a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
(i)to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(ii)where no consideration is or will be given for the transfer;
(iii)where the transfer is by operation of law;

(iv)as specified in Section 276(7) of the SFA; or
(v)as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Israel. In the State of Israel, this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728 – 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728–1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 – 1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 – 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.
Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 – 1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 – 1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 – 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 – 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.
Other Relationships
Certain of the Underwriters and their affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us or our affiliates for which they have received or will be entitled to receive separate fees. In particular, the Underwriters or their affiliates may execute transactions with us, on behalf of us or our affiliates. In addition, after the offering period for the sale of the shares, the Underwriters or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to us or our affiliates.
The Underwriters or their affiliates may also trade in our securities or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to us or our affiliates.
After the date of this prospectus, the Underwriters and their affiliates may from time to time obtain information regarding our subsidiaries or us that may not be available to the general public. Any such information is obtained by the Underwriters and their affiliates in the ordinary course of its business and not in connection with this offering. In addition, the Underwriters or their affiliates may develop analyses or opinions related to us and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding us to our stockholders or any other persons.
In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS
Certain legal matters in connection with the common stock offered by this prospectus will be passed upon for the Company by Latham & Watkins LLP, Houston, Texas. Legal matters in connection with the common stock offered hereby will be passed upon for the underwriters by Alston & Bird LLP, New York, New York.
EXPERTS
The consolidated financial statements for Abacus Life, Inc. included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.
The financial statements for Abacus Settlements, LLC included in this prospectus and elsewhere in this registration statement have been so included in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information is available through the SEC’s web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete.
We are subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act, we file reports and other information with the SEC. The Company’s SEC filings are available through the SEC’s web site on the internet at http://www.sec.gov. We also maintain a website at https://abacuslife.com where information about Abacus can be obtained. The information contained on the Abacus web site is not part of nor is it incorporated by reference into this prospectus.

ABACUS LIFE, INC.

INTERIM CONSOLIDATED BALANCE SHEETS

	March 31, 2024 (unaudited)	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$65,386,512	$25,588,668
Equity securities, at fair value	3,403,897	2,252,891
Accounts receivable	2,520,869	2,149,111
Accounts receivable, related party	215,033	79,509
Due from affiliates	760,364	1,007,528
Prepaid expenses and other current assets	2,037,753	699,127
Total current assets	74,324,428	31,776,834
Property and equipment, net	547,561	400,720
Intangible assets, net	28,048,028	29,623,130
Goodwill	140,287,000	140,287,000
Operating right-of-use assets	2,182,681	1,893,659
Life settlement policies, at cost	1,434,444	1,697,178
Life settlement policies, at fair value	125,488,525	122,296,559
Available-for-sale securities, at fair value	1,145,630	1,105,935
Other investments, at cost	1,650,000	1,650,000
Other assets	1,501,036	998,945
Equity securities, at fair value	110,067	96,107
TOTAL ASSETS	$376,719,400	$331,826,067
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$15,648,628	$13,029,632
Accrued expenses	707,159	4,354,225
Operating lease liabilities	232,138	118,058
Due to affiliates	5,236	5,236
Due to former members	1,159,712	1,159,712
Contract liabilities, deposits on pending settlements	667,500	507,000
Other current liabilities	3,797,808	3,400,734
Income taxes payable	1,617,171	751,734
Total current liabilities	23,835,352	23,326,331
Long-term debt, related party	38,794,519	37,653,869
Long-term debt	131,365,988	89,137,013
Operating lease liabilities	2,028,959	1,796,727
Deferred tax liability	9,657,810	9,199,091
Warrant liability	5,696,000	6,642,960
TOTAL LIABILITIES	211,378,628	167,755,991
COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 authorized shares; 63,776,058 and 63,388,823 shares issued at March 31, 2024 and December 31, 2023, respectively	6,378	6,339
Treasury stock - at cost; 778,766 and 146,650 shares repurchased at March 31, 2024 and December 31, 2023, respectively	(8,807,454)	(1,283,062)
Additional paid-in capital	209,889,362	199,826,278
Accumulated deficit	(36,074,880)	(34,726,135)
Accumulated other comprehensive income	120,323	108,373
Noncontrolling interest	207,043	138,283
Total stockholders' equity	165,340,772	164,070,076
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$376,719,400	$331,826,067
See interim condensed notes to consolidated financial statements.

ABACUS LIFE, INC.

INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

	Three Months Ended March 31,
	2024	2023
REVENUES:
Portfolio servicing revenue	$217,935	$302,871
Active management revenue	19,796,999	9,970,518
Origination revenue	1,472,250	—
Total revenues	21,487,184	10,273,389
COST OF REVENUES (excluding depreciation and amortization stated below)
Cost of revenue (including stock-based compensation)	2,720,212	489,550
Related party cost of revenue	685	—
Total cost of revenue	2,720,897	489,550
Gross Profit	18,766,287	9,783,839
OPERATING EXPENSES:
Sales and marketing	1,929,944	729,004
General and administrative (including stock-based compensation)	11,353,499	696,892
Loss on change in fair value of debt	2,712,627	953,433
Unrealized gain on investments	(1,164,966)	(125,220)
Depreciation and amortization expense	1,682,054	1,043
Total operating expenses	16,513,158	2,255,152
Operating Income	2,253,129	7,528,687
OTHER INCOME (EXPENSE):
Gain on change in fair value of warrant liability	946,960	—
Interest expense	(3,670,445)	(357,383)
Interest income	421,426	7,457
Other expense	(53,028)	(210,432)
Total other (expense)	(2,355,087)	(560,358)
Net (loss) income before provision for income taxes	(101,958)	6,968,329
Income tax expense (benefit)	1,173,513	(656,467)
NET (LOSS) INCOME	(1,275,471)	7,624,796
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	73,274	(460,707)
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,348,745)	$8,085,503
(LOSS) EARNINGS PER SHARE:
(Loss) earnings per share - basic and diluted	(0.02)	0.16
Weighted-average stock outstanding—basic and diluted [1]	63,027,246	50,369,350
NET (LOSS) INCOME	(1,275,471)	7,624,796
Other comprehensive income (loss), net of tax or tax benefit:
Change in fair value of debt (risk adjusted)	7,436	(112,313)
Comprehensive (loss) income before non-controlling interests	(1,268,035)	7,512,483
Net and comprehensive income (loss) attributable to non-controlling interests	68,760	(487,638)
COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,336,795)	$8,000,121
__________________
(1)The 2023 number of shares outstanding and their par value have been retrospectively recast for all prior periods presented to reflect the par value of the outstanding stock of Abacus Life, Inc. as a result of the Business Combination.
See interim condensed notes to consolidated financial statements.

ABACUS LIFE, INC.

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Class A Common Stock		Treasury Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Non- Controlling Interests	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
BALANCE AS OF December 31, 2022 (1)	50,369,350	$5,037	—	$—	$704,963	$25,487,323	$1,052,836	$899,538	$28,149,697
Other Comprehensive Income	—	—	—	—	—	—	(85,382)	(26,931)	(112,313)
Net Income (loss)	—	—	—	—	—	8,085,503	—	(460,707)	7,624,796
BALANCE AS OF March 31, 2023 (1)	50,369,350	$5,037	—	$—	$704,963	$33,572,826	$967,454	$411,900	$35,662,180

	Class A Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Non- Controlling Interests	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
BALANCE AS OF December 31, 2023	63,388,823	$6,339	(146,650)	$(1,283,062)	$199,826,278	$(34,726,135)	$108,373	$138,283	$164,070,076
Deferred transaction costs	—	—	—	—	(483,451)	—	—	—	(483,451)
Repurchase of common stock	—	—	(632,116)	(7,524,392)	—	—	—	—	(7,524,392)
Stock-based compensation	—	—	—	—	6,093,371	—	—	—	6,093,371
Warrant Conversions	387,235	39	—	—	4,453,164	—	—	—	4,453,203
Other Comprehensive Income	—	—	—	—	—	—	11,950	(4,514)	7,436
Net (loss) income	—	—	—	—	—	(1,348,745)	—	73,274	(1,275,471)
BALANCE AS OF MARCH 31, 2024	63,776,058	$6,378	(778,766)	$(8,807,454)	$209,889,362	$(36,074,880)	$120,323	$207,043	$165,340,772
__________________
(1)The 2023 number of shares outstanding and their par value have been retrospectively recast for all prior periods presented to reflect the par value of the outstanding stock of Abacus Life, Inc. as a result of the successful Business Combination.
See interim condensed notes to consolidated financial statements.

ABACUS LIFE, INC.

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,275,471)	$7,624,796
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	1,682,054	1,043
Stock-based compensation	6,093,371	—
Amortization of debt issuance costs	92,750	—
Unrealized gain on investments	(1,164,966)	(125,220)
Unrealized gain on policies	(5,290,554)	(1,192,865)
Loss on change in fair value of debt	2,712,627	953,433
Gain on change in fair value of warrant liability	(946,960)	—
Non-cash interest income on available for sale security	(39,695)	—
Deferred income taxes	456,194	(656,468)
Non-cash interest expense	1,258,266	—
Non-cash lease expense	57,290	192
Changes in operating assets and liabilities:
Accounts receivable	(371,758)	10,448
Accounts receivable, related party	(135,524)	112,477
Prepaid expenses and other current assets	(495,676)	(196,117)
Other assets	(502,091)	(34,371)
Accounts payable	—	14,989,460
Accrued expenses	(3,647,066)	—
Accrued transaction costs	—	397,806
Contract liabilities, deposits on pending settlement	160,500	—
Other current liabilities	397,074	8,757
Income tax payable	865,437	—
Net change in life settlement policies, at fair value	2,098,588	(12,091,256)
Net change in life settlement policies, at cost	262,734	(27,182,930)
Net cash provided (used) in operating activities	2,267,124	(17,380,815)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(161,787)	—
Purchase of intangible assets	(92,006)	—
Purchase of other investments	—	(150,000)
Change in due from affiliates	247,164	(848,337)
Net cash used in investing activities	(6,629)	(998,337)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long term-debt	42,920,873	8,048,159
Payment of discounts and financing costs	(985,934)	—
Repurchase of common stock	(7,524,392)	—
Transaction costs	(483,451)	—
Warrant conversions	3,610,253	—
Due to affiliates	—	322
Net cash provided by financing activities	37,537,349	8,048,481
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	39,797,844	(10,330,671)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	25,588,668	30,052,823
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$65,386,512	$19,722,152
SUPPLEMENTAL DISCLOSURES:
Interest paid	$1,691,205	$—
Income taxes paid, net of refunds	1,842	—
See interim condensed notes to consolidated financial statements.

ABACUS LIFE, INC.
INTERIM CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.BASIS OF PRESENTATION
The accompanying interim consolidated financial statements (“Interim Financial Statements”) are presented in accordance with the rules and regulations of the United States ("U.S.") Securities and Exchange Commission ("SEC") and do not include all of the disclosures normally required by U.S. generally accepted accounting principles (“U.S. GAAP” or “GAAP”) as contained in the Company’s Annual Report on Form 10-K. We have condensed or omitted certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP. Accordingly, the consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (“2023 Annual Report”). Refer to Note 2 in the Company’s 2023 Annual Report for the full list of the Company’s significant accounting policies. The details in those notes have not changed, except as discussed in Note 2 to the Interim Financial Statements and as a result of normal adjustments in the interim periods. Capitalized terms used and not specifically defined herein have the same meanings given those terms in our 2023 Annual Report. We also may use certain other terms that are defined within these Interim Financial Statements.
The Interim Financial Statements presented herein and discussed below include 100% of the assets, liabilities, revenues, expenses, and cash flows of Abacus Life, Inc., (the “Company”) all entities in which the Company has a controlling voting interest (“subsidiaries”), and variable interest entities (“VIEs”) for which the Company is the primary beneficiary, as determined in accordance with consolidation accounting guidance. References in these Interim Financial Statements to net income or loss attributable to common stockholders and stockholders’ equity do not include noncontrolling interests, which represent the outside ownership of our consolidated non-wholly owned entity and are reported separately. Intercompany accounts and transactions between consolidated entities have been eliminated in consolidation.
The Interim Financial Statements have been prepared on a basis consistent with the audited annual financial statements as of and for the year ended December 31, 2023, and, in the opinion of management, reflect all adjustments, consisting solely of normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of March 31, 2024, and the consolidated statements of operations and comprehensive (loss) income for the three months ended March 31, 2024 and 2023, respectively, and the consolidated statements of cash flows for the three months ended March 31, 2024 and 2023, respectively. The interim consolidated statements of operations and comprehensive (loss) income for the three months ended March 31, 2024, are not necessarily indicative of the results to be expected for the full year ending December 31, 2024, or any other period. All references to financial information as of and for the periods ended March 31, 2024, and 2023 in the interim condensed notes to consolidated financial statements are unaudited.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates include, but are not limited to, revenue recognition, cost of revenue, life settlement policy valuation, goodwill and intangibles valuation, market-indexed note valuation, and income taxes. The uncertainties in the broader macroeconomic environment have made it more challenging to make these estimates. Actual results could differ from our estimates, and such differences may be material.
2.SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING STANDARDS
New Accounting Standards—The Company’s management reviews recent accounting standards to determine the impact to the Company’s financial statements. Below we discuss the impact of new accounting standard updates (“ASU”) issued by the Financial Accounting Standards Board’s (“FASB”) to the Interim Financial Statements.

ASU 2023-07—“Segment Reporting (ASC 280): Improvements to Reportable Segment Disclosures”, was intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. We early adopted ASU 2023-07 in the first quarter of 2024, by including significant segment expenses reviewed by the Company’s CODM. Refer to Note 11, Segment Reporting, for our updated presentation.
ASU 2024-01—”Compensation—Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards”. In March 2024, the FASB issued ASU 2024-01 to add an illustrative example to demonstrate how an entity should apply the scope guidance in paragraph 718-10-15-3 to determine whether profits interest and similar awards (“profits interest awards”) should be accounted for in accordance with Topic 718, Compensation—Stock Compensation. The amendments in this ASU are effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods. Although early adoption of this ASU is permitted, the Company’s management chose to not early adopt this ASU. The amendments in this ASU should be applied either (1) retrospectively to all prior periods presented in the financial statements or (2) prospectively to profits interest and similar awards granted or modified on or after the date at which the entity first applies the amendments. If the amendments are applied retrospectively, an entity is required to provide the disclosures in paragraphs 250-10-50-1 through 50-3 in the period of adoption. If the amendments are applied prospectively, an entity is required to disclose the nature of and reason for the change in accounting principle. This ASU is not expected to have a significant impact to the Company’s consolidated financial statements when adopted.
ASU 2024-02—”Codification Improvements—Amendments to Remove References to the Concepts Statements”. In March 2024, the FASB issued ASU 2024-02 to remove references to various FASB Concepts Statements. The Board has a standing project on its agenda to address suggestions received from stakeholders on the Accounting Standards Codification and other incremental improvements to GAAP. This effort facilitates Codification updates for technical corrections such as conforming amendments, clarifications to guidance, simplifications to wording or the structure of guidance, and other minor improvements. The amendments in this ASU are effective for annual periods beginning after December 15, 2024. Although early adoption of this ASU is permitted for any fiscal year or interim period for which financial statements have not yet been issued (or made available for issuance), the Company’s management chose to not early adopt this ASU. The amendments in this ASU should be applied either (1) retrospectively to all prior periods presented in the financial statements or (2) prospectively to all new transactions recognized on or after the date that the entity first applies the amendments. This ASU is not expected to have a significant impact to the Company’s consolidated financial statements when adopted.
Stock Options—The Company awards stock options (“options”) to purchase the Company’s common stock at the market price of the stock on the grant date. Options generally vest over a period of three years and expire no later than 10 years from the grant date. Fair value is estimated using the Black-Scholes option-pricing model by applying certain assumptions. That fair value is reduced when options are forfeited. The fair value of options, net of forfeitures, is recognized in general and administrative expenses on a straight-line basis over the vesting period.
Concentrations—Two customers accounted for 49% and 35% of active management revenue for the three months ended March 31, 2024. One customer accounted for 32% of active management revenue for the three months ended March 31, 2023. For the three months ended March 31, 2024 and 2023 zero and two maturities accounted for over 10% of active management revenue, respectively.
3.BUSINESS COMBINATION
On June 30, 2023, LMA acquired Abacus through the Abacus Merger, which was accounted for using the acquisition method of accounting based on a business enterprise value of approximately $165.4 million.
The preliminary purchase price was allocated among the identified assets to be acquired. The primary area of the acquisition accounting that is not yet finalized is our estimate of the impact of acquisition accounting on deferred income taxes. An estimate of deferred income taxes has been recorded in the Company’s books based on information available as of March 31, 2024, which has not changed significantly from our initial recognition on June 30, 2023. As the initial acquisition accounting is based on our preliminary assessments, actual values may differ when final information becomes available. We believe that the information gathered to date provides a reasonable basis for estimating the preliminary values of deferred taxes recorded. We will continue to evaluate this item until it is satisfactorily resolved and adjust our acquisition accounting accordingly, which is up to one year from the acquisition date, as defined by ASC Topic 805, Business Combinations, (“ASC 805”). Transaction costs incurred as a result of the Business Combination were recognized within accumulated deficit on the consolidated balance sheet ending March 31, 2024.
All valuation procedures related to existing assets as no new assets were identified as a result of procedures performed. Goodwill was recognized as a result of the acquisition, which represents the excess fair value of consideration over the fair value of the underlying net assets, largely arising from the extensive industry expertise that has been established by Abacus. This was considered appropriate based on the determination that the Abacus Merger would be accounted for as a business acquisition under ASC 805.

Net Assets Identified	Fair Value
Intangibles	$32,900,000
Goodwill	140,287,000
Current Assets	1,280,100
Non-Current Assets	901,337
Deferred Tax Liabilities	(8,310,966)
Accrued Expenses	(524,400)
Other Liabilities	(1,171,739)
Total Fair Value	$165,361,332
Intangible assets were comprised of the following:

Asset Type	Fair Value	Useful Life	Valuation Methodology
Customer Relationships-Agents	$12,600,000	5 years	Multi-period excess earnings method
Customer Relationships-Financing Entities	11,000,000	8 years	Multi-period excess earnings method
Internally Developed and Used Technology-APA	1,600,000	2 years	Relief from royalty method
Internally Developed and Used Technology-Marketplace	100,000	3 years	Replacement cost method
Trade Name	900,000	Indefinite	Relief from royalty method
Non-Compete Agreements	4,000,000	2 years	With and without method
State Insurance Licenses	2,700,000	Indefinite	Replacement cost method
Total Fair Value	$32,900,000
Useful lives for customer relationships were developed using attrition data for agents and financing entities which resulted in a useful life of 5 years and 8 years, respectively. Estimates over the useful lives of internally developed and used technology contemplates the period in which the Company expects to utilize the technology and the length of time the technology is expected to maintain recognition and value in the market without significant investment. Non-compete agreements have a useful life commensurate with the executed non-compete agreements in place as a result of the Business Combination.
Pro Forma Results of Operations
The supplemental unaudited pro forma financial information in the table below summarizes the combined results of operations for the Business Combination as if the Companies were combined for both reporting periods. There were no acquisition-related costs included in the unaudited pro forma results presented below.

The unaudited pro forma financial information as presented below is for illustrative purposes and does not purport to represent what the results of operations would actually have been if the business combinations occurred as of the date indicated or what the results would be for any future periods.

Three Months Ended March 31,
2023
Proforma revenue	$13,294,318
Proforma net income	7,433,278
4.REVENUES
Disaggregated Revenue—The disaggregation of the Company’s revenue by major sources is as follows:

	Three Months Ended
	March 31, 2024	March 31, 2023
Portfolio servicing revenue:
Related party serving revenue	$185,185	$213,447
Portfolio servicing revenue	32,750	89,424
Total portfolio servicing revenue	217,935	302,871
Active management revenue:
Investment income from life insurance policies
held using the investment method	500,000	8,392,334
Revenue from fee-based services and realized and unrealized gains
from life insurance policies held using the fair value method	19,296,999	1,578,184
Total active management revenue	19,796,999	9,970,518
Origination revenue:
Agent	557,500	—
Broker	883,250	—
Client direct	31,500	—
Total origination revenue	1,472,250	—
Total revenue	$21,487,184	$10,273,389
Contract Balances—We had no contract assets at March 31, 2024 and December 31, 2023. The balances of contract liabilities arising from originated contracts with customers were as follows:

	March 31, 2024	December 31, 2023
Contract liabilities, deposits on pending settlements	$667,500	$507,000
Total contract liabilities	$667,500	$507,000
Revenue recognized during the first quarter of 2024 that was included in our contract liabilities balance at December 31, 2023 was $507,000, less $347,000 intercompany revenue that was eliminated in consolidation.
5.LIFE SETTLEMENT POLICIES
As of March 31, 2024, the Company held 322 life settlement policies, of which 314 were accounted for using the fair value method and 8 were accounted for using the investment method (cost, plus premiums paid). Aggregate face value of policies held at fair value was $506,955,702 as of March 31, 2024, with a corresponding fair value of $125,488,525. The aggregate face value of policies accounted for using the investment method was $30,900,000 as of March 31, 2024, with a corresponding carrying value of $1,434,444.

As of December 31, 2023, the Company held 296 life settlement policies, of which 287 were accounted for under the fair value method and 9 were accounted for using the investment method (cost, plus premiums paid). The aggregate face value of policies held at fair value was $520,503,710 as of December 31, 2023, with a corresponding fair value of $122,296,559. The aggregate face value of policies accounted for using the investment method was $33,900,000 as of December 31, 2023, with a corresponding carrying value of $1,697,178.
At March 31, 2024, the Company did not have any contractual restrictions on its ability to sell policies, including those held as collateral for the issuance of long-term debt. Refer to Note 14, Long-Term Debt, for further details.
Life expectancy reflects the probable number of years remaining in the life of a class of persons determined statistically, affected by such factors as heredity, physical condition, nutrition, and occupation. It is not an estimate or an indication of the actual expected maturity date or indication of the timing of expected cash flows from death benefits. The following tables summarize the Company’s life insurance policies grouped by remaining life expectancy as of March 31, 2024:
Policies Carried at Fair Value—

Remaining Life Expectancy (Years)	Policies	Face Value	Fair Value
0-1	2	$5,283,461	$2,691,760
1-2	7	11,082,062	5,314,074
2-3	18	27,201,580	10,713,554
3-4	40	69,698,534	31,456,621
4-5	31	33,084,969	12,494,075
Thereafter	216	360,605,096	62,818,441
	314	$506,955,702	$125,488,525
Policies accounted for using the investment method—

Remaining Life Expectancy (Years)	Policies	Face Value	Carrying Value
1-2	1	500,000	329,714
2-3	2	1,500,000	458,289
3-4	1	8,000,000	86,859
4-5	2	500,000	325,331
Thereafter	2	20,400,000	234,251
	8	$30,900,000	$1,434,444
Estimated premiums to be paid by the Company for its portfolio accounted for using the investment method during each of the five succeeding calendar years and thereafter as of March 31, 2024, are as follows:

2024 remaining	$66,151
2025	92,883
2026	72,923
2027	50,388
2027	32,736
Thereafter	366,103
Total	$681,184

The Company is required to pay premiums to keep its portion of life insurance policies in force. The estimated total future premium payments could increase or decrease significantly to the extent that actual mortalities of insureds differ from the estimated life expectancies.
For policies accounted for under the investment method, the Company has not been made aware of information causing a material change to assumptions relating to the timing of realization of life insurance settlement proceeds. The Company have also not been made aware of information indicating impairment to the carrying value of policies.
6.PROPERTY AND EQUIPMENT—NET
Property and equipment—net composed of the following:

	March 31, 2024	December 31, 2023
Computer equipment	$518,456	$356,939
Furniture and fixtures	91,125	91,125
Leasehold improvements	22,687	22,418
Property and equipment—gross	632,268	470,482
Less: accumulated depreciation	(84,707)	(69,762)
Property and equipment—net	$547,561	$400,720
Depreciation expense for the three months ended March 31, 2024 and 2023, was $14,945 and $1,043, respectively.
7.GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill of $140,287,000 was recognized as a result of the Business Combination, which represents the excess fair value of consideration over the fair value of the underlying net assets, largely arising from the extensive industry expertise that has been established by Abacus. This was considered appropriate based on the determination that the Abacus Merger would be accounted for as a business acquisition under ASC 805. The estimates of fair value are based upon preliminary valuation assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Refer to Note 3, Business Combination, for further discussion.
The changes in the carrying amount of goodwill by reportable segments were as follows:

	Portfolio Servicing	Active Management	Originations
Goodwill at December 31, 2023	$—	$—	$140,287,000
Additions	—	—	—
Goodwill at March 31, 2024	$—	$—	$140,287,000

Intangible Assets acquired comprised of the following:

Asset Type	Fair Value	Useful Life	Valuation Methodology
Customer Relationships - Agents	$12,600,000	5 years	Multi-period excess-earnings method
Customer Relationships - Financial Relationships	11,000,000	8 years	Multi-period excess-earnings method
Internally Developed and Used Technology—APA	1,600,000	2 years	Relief from Royalty Method
Internally Developed and Used Technology—Market Place	100,000	3 years	Replacement Cost Method
Trade Name	900,000	Indefinite	Relief from Royalty Method
Non-Compete Agreements	4,000,000	2 years	With or Without Method
State Insurance Licenses	2,700,000	Indefinite	Replacement Cost Method
	$32,900,000
Intangible assets and related accumulated amortization as of March 31, 2024 are as follows:

Definite Lived Intangible Assets:	Gross Value	Accumulated Amortization	Net Book Value
Customer Relationships - Agents	$12,600,000	$(1,890,000)	$10,710,000
Customer Relationships - Financial Relationships	11,000,000	(1,031,250)	9,968,750
Internally Developed and Used Technology—APA	1,600,000	(600,000)	1,000,000
Internally Developed and Used Technology—Market Place	100,000	(25,000)	75,000
Non-Compete Agreements	4,000,000	(1,500,000)	2,500,000
Balance at March 31, 2024	$29,300,000	$(5,046,250)	$24,253,750
Indefinite Lived Intangible Assets:
Trade Name	900,000	—	900,000
State Insurance Licenses	2,700,000	—	2,700,000
Total Intangible Asset Balance at March 31, 2024	$32,900,000	$(5,046,250)	$27,853,750
Substantially all intangible assets with finite useful lives are subject to amortization when they are available for their intended use. Amortization expense for definite lived intangible assets was $1,667,109 and $— for the three months ended March 31, 2024 and 2023, respectively.
Estimated annual amortization of intangible assets for the next five years ending December 31 and thereafter is as follows:

2024 remaining	$5,046,250
2025	5,328,333
2026	3,911,667
2027	3,895,000
2028	2,635,000
Thereafter	3,437,500
Total	$24,253,750
The Company also had other insignificant intangible assets of $194,278 and $87,297, net of related amortization, as of March 31, 2024 and December 31, 2023, respectively.

8.AVAILABLE-FOR-SALE SECURITIES, AT FAIR VALUE
Convertible Promissory Note—The Company holds a convertible promissory note in a separate unrelated insurance technology company. This unrelated insurance technology company is a producer of life expectancy reports. The Company purchases life expectancy reports and uses them as an input into the valuation methodology for policies held at fair value. In November 2021, the Company purchased a $250,000 note and then purchased an additional note in January 2022 for $250,000 as part of the Tranche 5 offering (“Tranche 5 Promissory Note”). On October 3, 2023, the unrelated insurance technology company’ management, their board of directors, as well as the Company’s management approved a change to the Tranche 5 Notes. The terms where changed as follows: a) Promissory Note pays 8% interest per annum (the original interest rate was 6%), b) The Tranche 5 Promissory Note matures on September 30, 2025 (“Maturity Date”) and will be paid in full as to outstanding principal and accrued interest on the Maturity Date unless the Tranche 5 Promissory Note converts prior to the 2025 Maturity Date (the original maturity date was in November 2023), and c) conversion into preferred stock occurs if the technology company engages in an additional equity financing event that yields gross cash proceeds in excess of $5,000,000 (“Next Equity Financing”) (the original conversion trigger was $1,000,000).
In October 2022, the Company purchased an additional convertible promissory note in the same unrelated insurance technology company for $500,000 as part of the Tranche 6 offering (“Tranche 6 Promissory Note” and collectively, the “Convertible Promissory Notes”). The Tranche 6 Promissory Note pays 8% interest per annum and matures September 30, 2024 (“2024 Maturity Date”) and will be paid in full as to outstanding principal and accrued interest on the 2024 Maturity Date unless the Tranche 6 Promissory Note converts prior to the 2024 Maturity Date. Conversion into preferred stock occurs if the technology company engages in an additional equity financing event that yields gross cash proceeds in excess of $5,000,000 (“Next Round Securities”). We evaluated our relationship with the unrelated insurance technology company, including our CEO membership in the unrelated insurance technology company’s board of directors, and determined that the Company does not have control over the unrelated insurance technology company’s decision-making process.
The Company applies the available-for-sale method of accounting for its investment in the Convertible Promissory Note, which is a debt investment. The Convertible Promissory Note does not qualify for either the held-to-maturity method due to the Convertible Promissory Note’s conversion rights or the trading securities method because the Company holds the Convertible Promissory Note as a long-term investment. The Convertible Promissory Notes are measured at fair value at each reporting period-end. Unrealized gains and losses are reported in other comprehensive income until realized. As of March 31, 2024 and December 31, 2023, the Company evaluated the fair value of its investment and determined that the fair value approximates the carrying value of $1,145,630, which includes accrued accumulated interest income of $145,630, and there was no unrealized gain or loss recorded.
9.OTHER INVESTMENTS AND OTHER NONCURRENT ASSETS
Other Investments, at Cost:
Convertible Preferred Stock Ownership—The Company owns convertible preferred stock in two entities, further described below.
On July 22, 2020, the Company purchased 224,551 units of an unrelated insurance technology company’s Series Seed Preferred units for $750,000 (“Seed Units”). During December 2022, the Company agreed to purchase 119,760 Series Seed Preferred Units for $400,000 in cash consideration by way of eight monthly payments of $50,000 starting December 15, 2022, resulting in a total of $950,000 investment as of March 31, 2023, $1,100,000 investment as of June 30, 2023 and $1,150,000 investment at September 30, 2023. Upon conversion, the Seed Units held by the Company would represent 8.6% control in the technology company.
On December 21, 2020, the Company purchased 207,476 shares of a separate unrelated insurance technology company’s Series B-1 preferred stock for $500,000 (“Preferred Stock”). The Preferred Stock are convertible into voting common stock of insured consent at the option of the Company. Upon conversion, the Preferred Stock would represent less than 1% control in the technology company.

The Company applies the measurement alternative for its investments in the Seed Units and Preferred Stock because these investments are of an equity nature, and the Company does not have the ability to exercise significant influence over operating and financial policies of entities even in the event of conversion of the Seed Units or Preferred Stock. Under the measurement alternative, the Company records the investment based on original cost, less impairments, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the investee. The Company’s share of income or loss of such companies is not included in the Company’s consolidated statements of operations and comprehensive (loss) income. The Company tests its investments for impairment whenever circumstances indicate that the carrying value of the investment may not be recoverable. No impairment of investments occurred for the three months ended March 31, 2024 and 2023.
Other Assets:
Other Assets—The Company’s other assets are mainly composed of cash deposits in compliance requirements in various states. As of March 31, 2024 and December 31, 2023, the balance of other assets was $1,501,036 and $998,945, respectively.
Equity Securities, at Fair Value:
S&P Options—The Company invested in S&P 500 call options, which were purchased through a broker as an economic hedge related to the market-indexed debt instruments included in the long-term debt note. The value is based on stock owned and quoted market prices in active markets. Changes in fair value are recorded in the unrealized gain on investments line item on the consolidated statements of operations and comprehensive (loss) income. As of March 31, 2024 and December 31, 2023, the value of the S&P 500 options was $3,513,964 and $2,348,998, respectively, recorded in the following accounts on the consolidated balance sheets:

	March 31, 2024	December 31, 2023
Current assets:
Equity securities, at fair value	$3,403,897	$2,252,891
Noncurrent assets:
Equity securities, at fair value	110,067	96,107
Total	$3,513,964	$2,348,998
10.CONSOLIDATION OF VARIABLE INTEREST ENTITIES
The Company consolidates VIEs for which it is the primary beneficiary or VOEs for which it controls through a majority voting interest or other arrangement. See Note 2, Summary of Significant Accounting Policies of our 2023 Annual Report, for more information on how the Company evaluates an entity for consolidation.
The Company evaluated any entity in which it had a variable interest upon formation to determine whether the entity should be consolidated. The Company also evaluated the consolidation conclusion during each reconsideration event, such as changes in the governing documents or additional equity contributions to the entity. During the three months ended March 31, 2024, the Company’s consolidated VIEs, LMA Income Series II LP, LMX Series LLC (LMATT Series 2024, Inc.), and LMA Income Series, LP, had total assets of $104,415,574 and liabilities of $85,530,346. For the year ended December 31, 2023, the Company’s consolidated VIEs, LMA Income Series II LP, LMX Series LLC (LMATT Series 2024, Inc.), and LMA Income Series, LP, had total assets and liabilities of $77,132,592 and $65,031,207, respectively. The Company did not deconsolidate any entities during the period ended March 31, 2024, or during the year ended December 31, 2023.
11.SEGMENT REPORTING
Segment Information—The Business Combination that took place on June 30, 2023, where ERES, LMA and Abacus Settlements consummated the combining of the Companies, triggered a re-organization of Abacus Life

Inc., where the legacy Abacus Settlements business and legacy LMA business would both operate under Abacus Life, Inc. subsequent to the Business Combination date. Abacus Settlements historically had one operating and reportable segment, Originations. LMA historically had two operating and reportable segments, (1) Portfolio Servicing and (2) Active Management. As the Business Combination did not occur until the last day of the second quarter of 2023, income activity related to Abacus Settlements had not yet been reported by Abacus Life, Inc. as the businesses did not begin operating as a combined Company until July 1, 2023. As such, beginning in the third quarter of 2023, the Company organizes its business into three reportable segments (1) Portfolio Servicing, (2) Active Management, and (3) Originations, which all generate revenue and incur expenses in different manners.
This segment structure reflects the financial information and reports used by the Company’s management, specifically its chief operating decision maker (CODM), to make decisions regarding the Company’s business, including resource allocations and performance assessments, as well as the current operating focus in compliance with ASC 280, Segment Reporting. The Company’s CODM is the President and Chief Executive Officer. The Company’s reportable segments are not aggregated.
The Portfolio Servicing segment generates revenues by providing policy services to customers on a contract basis.
The Active Management segment generates revenues by buying, selling, and trading policies and maintaining policies until receipt of death benefits.
The Originations segment generates revenue by originating life insurance policy settlements between investors or buyers, and the sellers, who are often the original policy owner. The policies are purchased from owners or other providers through advisors, brokers or directly through the owner.
The Company’s method for measuring profitability on a reportable segment basis is gross profit. The CODM does not review disaggregated assets by segment. The Company adopted ASU 2023-07 in March 2024. The most significant provision was for the Company to disclose significant segment expenses that are regularly provided to the CODM. The Company’s CODM periodically reviews cost of revenues by segment and treats it as a significant segment expense.
Revenue related to the Company’s reporting segments is as follows:

	Three Months Ended March 31,
	2024	2023
Portfolio servicing	$217,935	$302,871
Active management	19,796,999	9,970,518
Originations	5,024,204	—
Segment revenue (including inter-segment)	25,039,138	10,273,389
Intersegment elimination	(3,551,954)	—
Total revenue	$21,487,184	$10,273,389
Cost of revenue related to the Company’s reporting segments is as follows:

	Three Months Ended March 31,
	2024	2023
Portfolio servicing	$362,392	$325,114
Active management (including stock-compensation)	958,472	164,436
Originations	4,951,987	—
Total expenses (including inter-segment)	6,272,851	489,550
Intersegment elimination	(3,551,954)	—
Total cost of revenue	$2,720,897	$489,550

Information related to the Company’s reporting segments for the three-month ended March 31, 2024 and 2023 is as follows:

	Three Months Ended March 31,
	2024	2023
Portfolio servicing	$(144,457)	$(22,243)
Active management	18,838,527	9,806,082
Originations	72,217	—
Total gross profit	18,766,287	9,783,839
Sales and marketing	(1,929,944)	(729,004)
General and administrative (including stock-based compensation)	(11,353,499)	(696,892)
Depreciation and amortization expense	(1,682,054)	(1,043)
Other (expense) income	(53,028)	(210,432)
Loss on change in fair value of warrant liability	946,960	—
Interest expense	(3,670,445)	(357,383)
Interest income	421,426	7,457
Gain (Loss) on change in fair value of debt	(2,712,627)	(953,433)
Unrealized (loss) gain on investments	1,164,966	125,220
Provision for income taxes	(1,173,513)	656,467
Net income (loss) attributable to non-controlling interests	(73,274)	460,707
Net income attributable to common stockholders	$(1,348,745)	$8,085,503
Segment gross profit is defined as revenues less cost of sales, excluding depreciation and amortization. Expenses below the gross profit line are not allocated across operating segments, as they relate primarily to the overall management of the consolidated entity.
As of March 31, 2024 and March 31, 2023, our operations are confined to the United States.
12.COMMITMENTS AND CONTINGENCIES
Legal Proceedings—Occasionally, the Company may be subject to various proceedings such as lawsuits, disputes, or claims. The Company assesses these proceedings as they arise and accrues a liability when losses are probable and reasonably estimable. Although legal proceedings are inherently unpredictable, the Company is currently not aware of any matters that, if determined adversely to the Company, would individually, or taken together, have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows.
Commitment—The Company has entered into a Strategic Services and Expenses Support Agreement (“SSES” or “Expense Support Agreement”) with the Providers in exchange for an option to purchase the outstanding equity ownership of the Providers. Pursuant to the Expense Support Agreement, the Company provides financial support and advice for the expenses of the Providers incurred in connection with their life settlement transactions businesses and the Providers are required to hire a life settlement transactions operations employee of an affiliate of the Company. No later than December 1 of each calendar year, the Company provides a budget for the Providers, in which the Company commits to extend financial support for all operating expenses up to the budgeted amount. “Operating Expenses” for purposes of the Expense Support Agreement means all annual operating expenses of the Providers incurred in the ordinary course of business, excluding the premiums paid for the Providers insurance coverages that are allocable to the insurance coverage provided to the Providers, which owns all the outstanding membership interests of the Providers if unrelated to the Providers settlement business.

For the three months ended March 31, 2024 and 2023, Abacus Life, Inc. incurred $—, and $29,721 of expenses related to the Expense Support Agreement, which is included in the Other (expense) line of the consolidated statements of operations and comprehensive (loss) income and have not been reimbursed by the Providers.
13.FAIR VALUE MEASUREMENTS
The Company determines fair value based on assumptions that market participants would use in pricing an asset or a liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:
•Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
•Level 2 inputs: Other than quoted prices in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
•Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.
Recurring Fair Value Measurements—The assets and liabilities measured at estimated fair value on a recurring basis and their corresponding placement in the fair value hierarchy are presented in the tables below.

	Fair Value Hierarchy
As of March 31, 2024	Level 1	Level 2	Level 3	Total
Assets:
Life settlement policies	$—	$—	$125,488,525	$125,488,525
Available-for-sale securities, at fair value	—	—	1,145,630	1,145,630
Equity securities, at fair value	3,513,964	—	—	3,513,964
Total assets held at fair value	$3,513,964	$—	$126,634,155	$130,148,119
Liabilities:
Debt maturing within one year	$—	$—	$15,648,628	$15,648,628
Long-term debt	—	—	$73,440,696	$73,440,696
Private placement warrants	—	—	5,696,000	5,696,000
Total liabilities held at fair value:	$—	$—	$94,785,324	$94,785,324

	Fair Value Hierarchy
As of December 31, 2023	Level 1	Level 2	Level 3	Total
Assets:
Life settlement policies	$—	$—	$122,296,559	$122,296,559
Available-for-sale securities, at fair value	—	—	1,105,935	1,105,935
Equity securities, at fair value	2,348,998	—	—	2,348,998
Other assets	—	—	—	—
Total assets held at fair value	$2,348,998	$—	$123,402,494	$125,751,492
Liabilities:
Debt maturing within one year	$—	$—	$13,029,632	$13,029,632
Long-term debt	—	—	$55,318,924	$55,318,924
Private placement warrants	—	—	$6,642,960	$6,642,960
Total liabilities held at fair value:	$—	$—	$74,991,516	$74,991,516

Life Settlement Policies—For all policies purchased after June 30, 2023, the Company accounts for owned life settlement policies using the fair value method. Prior to June 30, 2023, the Company elected to use either the fair value method or the investment method (cost, plus premiums paid). The valuation method is chosen upon contract acquisition and is irrevocable.
For policies carried at fair value, the valuation based on Level 3 inputs that reflect our assumptions about what factors market participants would use in pricing the asset or liability, such as life expectancies and cash flow discount rates. The inputs are developed based on the best available information, including our own data. The valuation model is based on a discounted cash flow analysis and is sensitive to changes in the discount rate used. The Company utilized a blended average discount rate of 20% and 21% for policy valuations at March 31, 2024 and at December 31, 2023, respectively, which is based on economic and company-specific factors. The Company re-evaluates its discount rates at the end of every reporting period in order to reflect the estimated discount rates that could reasonably be used in a market transaction involving the Company’s portfolio of life settlements.
For life settlement policies carried using the investment method, the Company measures these at the cost of the policy plus premiums paid. The policies accounted for using the investment method totaled $1,434,444 and $1,697,178 at March 31, 2024 and at December 31, 2023, respectively.
Discount Rate Sensitivity—20% was determined to be the weighted average discount rate used to estimate the fair value of policies held by LMA and its investment funds. If the discount rate increased or decreased by two percentage points and the other assumptions used to estimate fair value remained the same, the change in estimated fair value as of March 31, 2024, would be as follows:

As of March 31, 2024	Fair Value	Change in Fair Value
Rate Adjustment
+2%	$114,667,471	$(10,821,054)
No change	125,488,525
-2%	136,252,710	10,764,185
Credit Exposure to Insurance Companies—The following table provides information about the life insurance issuer concentrations that exceed 10% of total face value or 10% of total fair value of the Company’s life insurance policies as of March 31, 2024:

Carrier	Percentage of Face Value	Percentage of Fair Value	Carrier Rating
John Hancock Life Insurance Company (U.S.A.)	26.0%	16.0%	A+
Lincoln National Life Insurance Company	7.0%	10.0%	A
The following table provides a roll forward of the fair value of life insurance policies for the three months-ended March 31, 2024:

Fair value at December 31, 2023	$122,296,559
Policies purchased	40,440,083
Matured/sold policies	(42,538,671)
Realized gain on matured/sold policies	9,478,212
Premiums paid	(2,431,040)
Unrealized gain on held policies	5,290,554
Change in estimated fair value	12,337,726
Realized gain on matured/sold policies	(9,478,212)
Premiums paid	2,431,040
Fair value at March 31, 2024	$125,488,525

Long-Term Debt—See Note 14, Long-Term Debt, for background information on the market-indexed debt. The Company has elected the fair value option in accounting for the instruments. Fair value is determined using Level 3 inputs. The valuation methodology is based on the Black-Scholes-Merton option-pricing formula and a discounted cash flow analysis. Inputs to the Black-Scholes-Merton model include (i) the S&P 500 Index price, (ii) S&P 500 Index volatility, (iii) a risk-free rate based on data published by the US Treasury, and (iv) a term assumption based on the contractual term of the LMATT Notes. The discounted cash flow analysis includes a discount rate that is based on the implied discount rate developed by calibrating a valuation model to the purchase price on the initial investment date. The implied discount rate is evaluated for reasonableness by benchmarking it to yields on actively traded comparable securities.
The total change in fair value of the debt resulted in a loss of $2,702,666. This loss is comprised of $7,436, net of tax, which is included within accumulated other comprehensive income and $4,514 net of tax, which is included in equity of noncontrolling interests resulting from risk-adjusted valuation scenarios. The Company recognized a loss of $2,712,627 on the change in fair value of the debt resulting from risk-free valuation scenarios, which is included within loss on change in fair value of debt within the consolidated statement of operations and comprehensive loss for the three months ended March 31, 2024.
The following table provides a roll forward of the fair value of the outstanding debt for the three months ended March 31, 2024:

Fair value at December 31, 2023	$68,348,556
Unrealized loss on change in fair value (risk-free)	2,712,627
Unrealized loss on change in fair value (credit-adjusted) included in OCI	(16,007)
Unrealized gain on change in fair value (credit-adjusted) included in equity of NCI	6,046
Change in estimated fair value of debt	2,702,666
Other	(22,155)
Fair value at March 31, 2024	$89,089,324
Private Placement Warrants—The Company had 8,900,000 Private Placement Warrants outstanding as of March 31, 2024 and December 31, 2023. Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share, subject to adjustment. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (x) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Private Placement Warrants were accounted for as liabilities in accordance with ASC 815-40. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented separately in the consolidated statements of operations and comprehensive (loss) income.
The Private Placement Warrants were considered a Level 3 fair value measurement using a binomial lattice model in a risk-neutral framework. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The implied volatility as of the reporting date was derived from observable public warrant traded price provided by Bloomberg LP.

The following table presents the key assumptions in the analysis:

Private Placement Warrants
Expected implied volatility	de minimis
Risk-free interest rate	4.09%
Term to expiration	5.0 years
Exercise price	$11.50
Common Stock Price	$10.03
Dividend Yield	—%
Equity Securities, at Fair Value: S&P 500 Options—In February 2022, LMATT Series 2024, Inc., which the Company consolidates for financial reporting, purchased and sold S&P 500 call and put options through a broker. The Company purchased and sold additional S&P 500 call options through a broker in September 2022 through their 100% owned and fully consolidated subsidiaries LMATT Growth Series 2.2024, Inc. and LMATT Growth and Income Series 1.2026, Inc. The options are exchange traded, and fair value is determined using Level 1 inputs of quoted market prices as of the consolidated balance sheets dates. Changes in fair value are classified as unrealized (gain)/loss on investments within the consolidated statements of operations and comprehensive (loss) income.
Available-for-Sale Investment—The Convertible Promissory Note is classified as an available-for-sale security. Available-for-sale investments are subsequently measured at fair value. Unrealized holding gains and losses are excluded from earnings and reported in other comprehensive income until realized. The Company determines fair value of its available-for-sale investments using unobservable inputs by considering the initial investment value, next round financing, and the likelihood of conversion or settlement based on the contractual terms in the agreement. The Company initially purchased a convertible promissory note from the issuer in 2022 and then on January 7, 2022, the Company purchased an additional $250,000 convertible promissory note from the same issuer and then an additional $500,000 in October 2022. As of March 31, 2024 and December 31, 2023, the Company evaluated the fair value of its Promissory Note and determined that the fair value approximates the carrying value of $1,145,630 and $1,105,935, respectively.
Financial Instruments Where Carrying Value Approximates Fair Value—The carrying value of cash, cash equivalents, accounts receivables, and due to affiliates approximates fair value due to the short-term nature of their maturities.

14.LONG-TERM DEBT
Outstanding principal balances of Long-term debt comprises of the following:

	March 31, 2024		December 31, 2023
	Cost	Fair value	Cost	Fair value
Market-indexed notes:
LMATT Series 2024, Inc.	$10,031,919	$11,221,852	$9,124,944	$9,477,780
LMATT Growth Series 2.2024, Inc.	3,331,744	4,426,776	2,981,480	3,551,852
LMATT Growth & Income Series 1.2026, Inc	542,618	631,377	492,582	569,862
Secured borrowing:
LMA Income Series, LP	22,485,826	22,485,826	22,368,209	22,368,209
LMA Income Series II, LP	50,323,493	50,323,493	32,380,852	32,380,852
Unsecured borrowing:
Fixed Rate Senior Unsecured Notes	60,650,000	60,650,000	35,650,000	35,650,000
SPV Purchase and Sale Note	27,341,832	27,341,832	26,538,004	26,538,004
Sponsor PIK Note	11,452,687	11,452,687	11,115,865	11,115,865
Deferred issuance costs and discounts	(2,724,708)	(2,724,708)	(1,831,910)	(1,831,910)
Total debt	183,435,411	185,809,135	138,820,026	139,820,514
Less current portion of
long-term debt	(13,363,663)	(15,648,628)	(11,440,236)	(13,029,632)
Total long-term debt	$170,071,748	$170,160,507	$127,379,790	$126,790,882
Fixed Rate Senior Unsecured Notes
On November 10, 2023, the Company issued $35,650,000 in fixed rate senior unsecured notes (“Fixed Unsecured Notes”). The net proceeds after related debt issue costs, were used by the Company to repay the Owl Rock Credit Facility and for general corporate purposes. The Fixed Unsecured Notes are based on a fixed interest rate of 9.875% to be paid in quarterly interest payments beginning on February 15, 2024 and mature on November 15, 2028. The Company has the option to redeem the Fixed Unsecured Notes in whole or in part at a price of 100% of the outstanding principal balance on or after November 15, 2027. The notes are senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s other senior unsecured indebtedness from time to time outstanding.
On February 15, 2024, the Company issued an additional $25,000,000 as part of the previously issued Fixed Unsecured Notes. The net proceeds, after related debt issue costs, were used by the Company for general corporate purposes. The Fixed Rate Senior Unsecured Notes are based on a fixed interest rate of 9.875% to be paid in quarterly interest payments beginning on May 15, 2024 and mature on November 15, 2028.
LMATT Series 2024, Inc. Market-Indexed Notes:
On March 31, 2022, LMATT Series 2024, Inc., which the Company consolidates for financial reporting, issued $10,166,900 in market-indexed private placement notes. The note, titled the Longevity Market Assets Target-Term Series (LMATTS) 2024, is a market-indexed instrument designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the note at the end of 2024, the principal, plus the return based upon the S&P 500 Index must be paid. The note has a feature to protect debt holders from market downturns, up to 40%. Any subsequent losses below the 40% threshold will reduce the note on a one-to-one basis. As of March 31, 2024, $8,816,900 of the principal amount remained outstanding of which $200,000 is owed to LMA. LMA’s investment is eliminated in consolidation.

The notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of March 31, 2024 and December 31, 2023, the fair value of the LMATT Series 2024, Inc. notes was $11,221,852 and $9,477,780, respectively.
The notes are secured by the assets of the issuing entities, which includes cash, S&P 500 call options, and life settlement policies totaling $12,413,273 as of March 31, 2024. The notes’ agreements do not restrict the trading of life settlement contracts prior to maturity of the note, as total assets of the issuing companies are considered as collateral. There are also no restrictive covenants associated with the notes with which the entities must comply.
LMATT Growth Series 2.2024, Inc. Market-Indexed Notes:
On September 16, 2022, LMATTS Growth Series 2.2024, Inc., a 100% owned subsidiary which the Company consolidates for financial reporting issued $2,333,391 in market-indexed private placement notes. The note, titled the Longevity Market Assets Target-Term Growth Series 2.2024, Inc. (“LMATTSTM Series 2.2024, Inc.”) is a market-indexed instrument designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the note in July of 2024, the principal, plus the return based upon the S&P 500 Index must be paid. The note has a feature to provide upside performance participation that is capped at 120% of the performance of the S&P 500. A separate layer of the note has a feature to protect debt holders from market downturns by up to 20% if the index price experiences a loss during the investment period. After the underlying index has decreased in value by more than 20%, the investment will experience all subsequent losses on a one-to-one basis. As of March 31, 2024, the entire principal amount remained outstanding.
The notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of March 31, 2024 and December 31, 2023, the fair value of the LMATT Series 2.2024, Inc. notes were $4,426,776 and $3,551,852, respectively.
The notes are secured by the assets of the issuing entity, LMATT Series 2.2024, Inc., which includes cash, S&P 500 call options, and life settlement policies totaling $3,903,470 as of March 31, 2024. The note agreements do not restrict the trading of life settlement contracts prior to maturity of the note, as total assets of the issuing company are considered as collateral. There are also no restrictive covenants associated with the note with which the entity must comply.
LMATT Growth and Income Series 1.2026, Inc. Market-Indexed Notes:
On September 16, 2022, LMATTS Growth and Income Series 1.2026, Inc., a 100% owned subsidiary which the Company consolidates for financial reporting issued $400,000 in market-indexed private placement notes. The note, titled the Longevity Market Assets Target-Term Growth and Income Series 1.2026, Inc (“LMATTSTM Growth and Income Series 1.2026, Inc.”) is a market-indexed instrument designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the note in July of 2026, the principal, plus the return based upon the S&P 500 Index must be paid. The note has a feature to provide upside performance participation that is capped at 140% of the performance of the S&P 500. A separate layer of the note has a feature to protect debt holders from market downturns by up to 10% if the index price experiences a loss during the investment period. After the underlying index has decreased in value by more than 10%, the investment will experience all subsequent losses on a one-to-one basis. This note also includes a 4% dividend feature that will be paid annually. As of March 31, 2024, the entire principal amount remained outstanding.
The notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of March 31, 2024 and December 31, 2023, the fair value of the LMATT Growth and Income Series 1.2026, Inc., notes were $631,377 and 569,862, respectively.
The notes are secured by the assets of the issuing entity, LMATTS Growth and Income Series 1.2026, Inc., which includes cash, S&P 500 call options, and life settlement policies totaling $515,297 as of March 31, 2024. The note agreements do not restrict the trading of life settlement contracts prior to maturity of the note, as total assets of the issuing company are considered as collateral. There are also no restrictive covenants associated with the note with which the entity must comply.
LMA Income Series, LP and LMA Income Series, GP LLC Secured Borrowing
On September 2, 2022, LMA Income Series, GP, LLC, wholly owned and controlled by that LMA Series, LLC, formed a limited partnership, LMA Income Series, LP and subsequently issued partnership interests to limited partners in a private placement offering. The initial term of the offering is three years with the ability to extend for two additional one-year periods at the discretion of the general partner, LMA Income Series, GP, LLC. The limited partners will receive an annual dividend of 6.5% paid quarterly and 25% of returns in excess of a 6.5% internal rate of return capped at 9% which would require a 15% net internal rate of return. The General Partner will receive 75% of returns in excess of a 6.5% internal rate of return to limited partners then 100% in excess of a 15% net internal rate of return.
It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series, LP and thus has fully consolidated the limited partnership in its consolidated financial statements for the three months ended March 31, 2024.
The private placement offerings proceeds are used to acquire and actively manage a large and diversified portfolio of financial assets. LMA, through its consolidated subsidiaries, serves as the portfolio manager for the financial asset portfolio, which includes investment sourcing and monitoring. In this role, LMA has the unilateral ability to acquire and dispose of any of the above investments. As the partnership does not represent a business in accordance with ASC 810 and is a consolidated subsidiary that only holds financial assets, this represents a transfer subject to ASC 860-10. As the financial assets are not transferred outside the consolidated group, the proceeds from the offering shall be classified as a liability unless it meets the definition of a participating interest and the derecognition criteria in ASC 860 are met. The transferred interest did not meet the definition of a participating interest as LMA possesses the unilateral ability to direct the sale of the financial assets (ASC 860-10-50-6A(d)). In accordance with ASC 860-30-25-2, as the transfer of the financial assets did not meet the definition of a participating interest, LMA shall recognize the proceeds received from the offering as a secured borrowing.
Dividends paid and accrued are included in interest expense. The excess dividend returns will not be paid by LMA Income Series, LP until termination, are considered non-cash interest expense, and are included in the principal balance outstanding. As of March 31, 2024 and December 31, 2023, $596,381 and $478,765 in non-cash interest expense was added to the outstanding principal balance, respectively.
LMA elected to account for the secured borrowing at fair value under the collateralized financing entity guidance within ASC 810-10-30. As of March 31, 2024 and December 31, 2023, the fair value of the secured borrowing was $22,485,826 and $22,368,209, respectively.
LMA Income Series II, LP and LMA Income Series II, GP LLC Secured Borrowing
On January 31, 2023, LMA Income Series II, GP, LLC, wholly owned and controlled by that LMA Series, LLC, formed a limited partnership, LMA Income Series II, LP and subsequently issued partnership interests to limited partners in a private placement offering. The initial term of the offering was three years with the ability to extend for two additional one-year periods at the discretion of the general partner, LMA Income Series II, GP, LLC. The limited partners received annual dividends equal to the Preferred Return Amounts as follows: Capital commitment less than $500,000, 7.5%; between $500,000 and $1,000,000, 7.75%; over $1,000,000, 8%. Thereafter, 100% of the excess to be paid to the General Partner.
It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series, LP and thus has fully consolidated the limited partnership in its consolidated financial statements for the three months ended March 31, 2024.
The private placement offerings proceeds are used to acquire and actively manage a large and diversified portfolio of financial assets. LMA, through its consolidated subsidiaries, serves as the portfolio manager for the financial asset portfolio, which includes investment sourcing and monitoring. In this role, LMA has the unilateral ability to acquire and dispose of any of the above investments. As the partnership does not represent a business in accordance with ASC 810 and is a consolidated subsidiary that only holds financial assets, this represents a transfer subject to ASC 860-10. As the financial assets are not transferred outside the consolidated group, the proceeds from the offering shall be classified as a liability unless it meets the definition of a participating interest and the derecognition criteria in ASC 860 are met. The transferred interest did not meet the definition of a participating interest as LMA possesses the unilateral ability to direct the sale of the financial assets (ASC 860-10-50-6A(d)). In accordance with ASC 860-30-25-2, as the transfer of the financial assets did not meet the definition of a participating interest, LMA shall recognize the proceeds received from the offering as a secured borrowing.
During the first quarter of 2024, LMA Income Series II, GP, LLC through the LMA Income Series II, LP admitted additional limited partners into the fund. The additional limited partnership interests amounted to $17,942,641 as of March 31, 2024. LMA Income Series II, GP plans to continue admitting new limited partners. In addition to new partnership interests, an amendment to the limited partnership was signed to add redemption opportunities for limited partners and extend the maturity date of the fund. The first redemption date is March 31, 2026, but limited partners can elect to stay in the fund at the same terms. If a limited partners elect to stay invested, the next redemption date would be June 30, 2027 with a final maturity date of December 31, 2028. Along with these redemption windows, the amendment also increased the Preferred Return Amount by fifty basis points annually across all tiers. The amendment will become effective April 01, 2024.
LMA elected to account for the secured borrowing at fair value under the collateralized financing entity guidance within ASC 810-10-30. As of March 31, 2024 and December 31, 2023, the fair value of the secured borrowing was $50,323,493 and $32,380,852, respectively.
Sponsor PIK Note
On the June 30, 2023, in connection with the Merger Agreement, East Sponsor, LLC, a Delaware limited liability company (“Sponsor”), made an unsecured loan to the Company in the aggregate amount of $10,471,648 (the “Sponsor PIK Note”) with an interest rate of 12.00% per year compounding semi-annually. Accrued interest is payable in arrears quarterly starting on September 30, 2023 by adding it to the outstanding principal balance. As of March 31, 2024 and December 31, 2023, $981,039 and $644,217 in non-cash interest expense was added to the outstanding principal balance, respectively. The Sponsor PIK Note matures on June 30, 2028 (the “Maturity Date”) and may be prepaid at any time in accordance with its terms without any premium or penalty.
SPV Purchase and Sale Note
On July 5, 2023, the Company entered into an Asset Purchase Agreement (the “Policy APA”) to acquire certain insurance policies with an aggregate fair market value of $10,000,000 from Abacus Investment SPV, LLC, a Delaware limited liability company (“SPV”), in exchange for a payable obligation owed by the Company to SPV (such acquisition transaction under the Policy APA, the “SPV Purchase and Sale”). SPV is jointly owned by the Sponsor and former members of LMA and Abacus.
SPV extended an additional principal amount of $15,000,000 bringing the total SPV Purchase and Sale Note to $25,000,000. The Company is able to borrow additional funds from SPV. The interest accrues at a rate of 12% per year, payable quarterly, all of which is to be paid in-kind by the Company by increasing the principal amount of the SPV Purchase and Sale Note on each interest payment date and is not required to be paid until maturity on July 5, 2026, three years after the closing of the SPV Purchase and Sale Note, subject to two automatic extensions of one-year each without any amendment of the relevant documentation.
As of March 31, 2024 and December 31, 2023, $2,341,832 and $1,538,004 in non-cash interest expense was added to the outstanding principal balance, respectively.

The following table shows scheduled principal payments by year for our long-term debt as of March 31, 2024:

	Payments (without fair value adjustments) by Year
	2024 remaining	2025	2026	2027	2028	Thereafter	Total
Market-indexed notes:
LMATT Series 2024, Inc.	$10,031,919	$—	$—	$—	$—	$—	$10,031,919
LMATT Series 2.2024, Inc.	3,331,744	—	—	—	—	—	3,331,744
LMATT Growth & Income Series 1.2026, Inc.	—	—	542,618	—	—	—	542,618
Secured borrowing:
LMA Income Series, LP	—	22,485,826	—	—	—	—	22,485,826
LMA Income Series II, LP	—	—	50,323,493	—	—	—	50,323,493
Unsecured borrowing:
Fixed Rate Senior Unsecured Notes	—	—	—	—	60,650,000	—	60,650,000
SPV Purchase and Sale Note	—	—	27,341,832	—	—	—	27,341,832
Sponsor PIK Note	—	—	—	—	11,452,687	—	11,452,687
	$13,363,663	$22,485,826	$78,207,943	$—	$72,102,687	$—	$186,160,119
15.STOCKHOLDERS’ EQUITY
The Company is authorized to issue up to 200,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock are issued or outstanding. Holders of the Company’s common stock are entitled to one vote for each share. As of March 31, 2024, there were 63,776,058 shares of common stock issued, of which 62,997,292 are outstanding and 778,766 shares were held as treasury stock. Holders of shares were entitled to receive, in the event of a liquidation, dissolution or winding up, ratably the assets available for distribution to the stockholders after payment of all liabilities.
The equity structure has been recast in all comparative periods up to the Closing Date to reflect the number of shares of the Company’s common stock, 0.0001 par value per share, issued to legacy LMA’s stockholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and earnings per share related to legacy LMA common stock prior to the Business Combination have been retroactively recast as shares reflecting the exchange ratio of 0.8 established in the Business Combination. As of December 31, 2023, this resulted in 63,388,823 shares of common stock issued and outstanding.
Public Warrants
As of March 31, 2024, the Company had 16,862,749 Public Warrants outstanding. Each redeemable whole Public Warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per full share, subject to adjustment as described. Public Warrants represent a freestanding financial instrument as it is traded on the Nasdaq under the symbol “ABLLW” and legally detachable and separately exercisable from the related underlying shares of the Company’s common stock. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will expire five years from the purchase date for July 27, 2020 or August 25, 2020, the dates of the initial public offering and over-allotment, respectively, by the Sponsor, or earlier upon redemption or liquidation.
Redemption of Warrants for Cash - The Company may redeem the outstanding Public Warrants for cash:
•in whole and not in part;
•at a price of $0.01 per Public Warrant;

•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
Redemption of Warrants for Shares of Class A Common Stock - The Company may redeem the outstanding warrants for shares of Class A common stock:
•in whole and not in part;
•at a price equal to a number of shares of Class A common stock to be determined by reference to the agreed table set forth in the warrant agreement based on the redemption date and the “fair market value” of the Class A common stock;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the last sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
If the Company elects to redeem all of the Public Warrants or the common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange, management has the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. In such event, each holder would pay the exercise price by surrendering the whole warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. However, in no instance can the warrant holder unilaterally decide to exercise its Public Warrant on a cashless basis.
The Company accounts for the Public Warrants as equity instruments. The Company estimated that the fair value of the warrants upon the Business Combination is approximately $4.73 million, or $0.274 per Public Warrant, using the binomial lattice model. The fair value of the warrants is estimated as of the date of grant using the following assumptions: (1) risk-free interest rate of 4.09%, (2) term to expiration of 5.00 years, (3) exercise price of $11.50 and (4) stock price of $10.03. The Company accounted for the warrant as an expense of the IPO resulting in a charge directly to stockholders’ equity on June 30, 2023.
On January 18, 2024, the Company’s share price reached the warrant exercise price of $11.50. Certain public warrant holders redeemed their warrants for the Company’s common stock. As of March 31, 2024, the Company received $3,610,253 and has a receivable of $842,950 recorded in prepaid expense and other current assets in our consolidated balance sheets from 387,235 exercised public warrants.
Stock Repurchase Program
On December 11, 2023, our board of directors authorized a stock repurchase program under which the Company may purchase shares of our common stock for an aggregate purchase price not to exceed $15,000,000 over a period of up to 18 months. Stock repurchases may be made through open market transactions, block trades, accelerated stock repurchases, privately negotiated transactions, derivative transactions or otherwise, certain of which may be made pursuant to a trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, in compliance with applicable state and federal securities laws. The timing, as well as the number and value of stock repurchased under the program, will be determined by the Company at its discretion and will depend on a variety of factors, including our assessment of the intrinsic value of the Company's common stock, the market price of the Company's common stock, general market and economic conditions, available liquidity, compliance with the Company's debt and other agreements, applicable legal requirements, the nature of other investment opportunities available to the Company, and other considerations. The Company is not obligated to purchase any stock under the repurchase program, and the program may be suspended, modified, or discontinued at any time without prior notice. The Company expects to fund the repurchases by using cash on hand and expected free cash flow to be generated in the future. Acquired shares of our common stock are held as treasury stock carried at cost in our consolidated financial statements. In connection with the repurchase program, the Company is authorized to adopt one of more plans pursuant to the provisions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.
As of March 31, 2024, $6,192,546 remained available for repurchase under the authorization approved by the Company’s board of directors. The authorization for the stock repurchase program may be suspended, terminated, increased or decreased by our board of directors at any time without prior notice.
The following table summarizes stock repurchase activity under our stock repurchase program:

	Total Number of Shares Purchased	Cost of Shares Repurchased	Average Price Paid per Share
As of December 31, 2023	146,650	$1,283,062	$8.82
January 1, 2024 to January 31, 2024	316,800	3,664,552	$11.61
February 1, 2024 to February 29, 2024	200,916	2,480,383	$12.35
March 1, 2024 to March 31, 2024	114,400	1,379,457	$12.06
As of March 31, 2024	778,766	$8,807,454	$11.50
16.STOCK- BASED COMPENSATION
Long-term Incentive Plan:
In October of 2023, the Compensation Committee approved the issuance of 2,468,500 restricted stock units (“RSUs”) to executives, employees and directors as part of the Company’s 2023 Long-Term Equity Compensation Incentive Plan (“Long-term Incentive Plan”). This plan provides for equity-based awards, including restricted stock units, performance stock units (“PSU”), stock options and unrestricted shares of common stock, may be granted to officers, key employees and directors of the Company. The Company has granted RSUs that provide the right to receive, subject to service based vesting conditions, shares of common stock pursuant to the Equity Plan. The expense associated with these awards will be based on the fair value of the stock as of the grant date, where the Company will elect to straight line recognition over the vesting period, which is three years.
Under the approved Long-term Incentive Plan, generally, each RSU entitles the unit holder to one share of common stock when the restriction expires. RSUs have service conditions associated with them that range from one to three years. In our plan, subject to continuous employment, 10% of the Initial Annual Award will vest at 12 months following the date of grant and 90% of the Initial Annual Award will vest at 36 months following the date of the grant. For certain employees, a minimum of 10% of the Initial Annual Award will vest if termination by the Employer without cause or by the executive for good reason occurs within the first 12 months of the grant. For employees that were part of the Company at the time of the Merger, the vesting periods are 9 months for the 10% and 33 months for the 90% of the Initial Annual Awards. After satisfying the above vesting conditions, the participants will be fully entitled to their shares of Class A common stock. Shares that are issued upon vesting are newly issued shares from the Long-term Incentive Plan and are not issued from treasury stock. Forfeitures are recorded as they occur.
In February 2024, the Compensation Committee approved the issuance of 108,000 RSUs and 345,263 stock options to certain executives under the Company’s Long-Term Incentive Plan (collectively the “February 2024 Awards”). These RSUs will vest equally over three years from the grant date. The stock options expire after ten years and vest equally over three years from the grant date. The expense associated with these awards will be based on the fair value of the stock or the stock options as of the grant date over the vesting period on a straight-line basis.
After the issuance of the February 2024 Awards, 243,228 shares of common stock remained available for issuance of the 3,164,991 shares that were authorized for issuance under the Long-term Incentive Plan.
The following table shows a summary of the unvested restricted stock under the 2023 Long-Term Equity Compensation Incentive Plan as of March 31, 2024 as well as activity during the year:

	Number of shares	Weighted Average Grant Date Fair Value
Restricted stock units, unvested, December 31, 2023	2,429,500	$6.16
Granted	108,000	$12.37
Vested	—	$—
Forfeited	—	$—
Restricted stock units, unvested, March 31, 2024	2,537,500	$6.42
Black-Scholes option-pricing model assumptions and the resulting fair value of options are presented in the following table:

2024
Dividend yield	—%
Expected volatility	23.00%
Risk-free interest rate	3.98%
Expected option life	5.81 years
Weighted average fair value of options	$3.91
The Company does not intend to pay dividends for the foreseeable future. The expected volatility reflects the Company’s past daily common stock price volatility. The risk-free interest rate is derived using the term matched U.S. Treasury constant maturity yields. The expected option life is based on the average of the average time to vest and the remaining contractual term.
The following table shows the status of, and changes in, common stock options:

	Number of Options	Weighted Average Exercise Price
Options outstanding, December 31, 2023	—	$—
Granted	345,263	$3.91
Exercised	—	$—
Expired or cancelled	—	$—
Options exercisable, March 31, 2024	345,263	$3.91
Compensation costs recognized for RSUs and stock options were $1,509,739 and $— for the three months ended March 31, 2024 and 2023, respectively. $322,607 and $1,187,132 of the compensation costs is recorded in cost of revenue (including stock-based compensation) and in general and administrative expense (including stock-based compensation) in the consolidated statements of operations and comprehensive (loss) income, respectively. As of March 31, 2024, there was approximately $14,781,400 of unrecognized compensation costs related to RSUs and options which the Company expects to recognize over the next 2.8 years.

CEO Restriction Agreement:
As part of the Merger, the Chief Executive Officer (“CEO”) entered into a Restriction Agreement with the Company that provides terms for the CEO’s ownership interest grant that were assigned to him from the three original founders of Abacus Settlements. As of the Closing Date of the Merger on June 30, 2023, the CEO received 4,569,922 shares of Restricted Stock.
Vesting Conditions. The Company shall issue the shares of Restricted Stock either (a) in certificate form or (b) in book entry form, registered in the CEO’s name, referring to the terms, conditions and restrictions applicable to the shares as outlined below. The CEO’s Ownership Interest Grant (“Restricted Stock”) shall vest as follows:
i. 50% of the shares on the 25th month following the Effective Date,
ii. 50% of the shares on the 30th month following the Effective Date,
iii. Additionally, the Restricted Stock will become fully vested upon the first to occur of one of the following events: (i) separation from service due to disability, (ii) death, (iii) separation from service without cause; or (iv) separation from service for good reason.
CEO Stock-based compensation expense is recorded in general and administrative expense (including stock-based compensation) in the consolidated statements of operations and comprehensive (loss) income is summarized as follows:

	Three Months Ended March 31,
	2024	2023
Stock-based compensation expense	$4,583,632	$—
Restricted Stock activity relative to the CEO for the three months ended March 31, 2024 is summarized as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2023	4,569,922	$10.03
Granted	—	$—
Vested	—	$—
Forfeited	—	$—
Outstanding at March 31, 2024	4,569,922	$10.03
As of March 31, 2024, unamortized stock-based compensation expense for unvested Restricted Stock relative to the CEO was $32,085,422 with a remaining contractual life of 1.8 years.
17.EMPLOYEE BENEFIT PLAN
The Company has a defined contribution plan in the U.S. intended to qualify under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer up to 100% of their annual compensation on a pretax basis. The Company matches up to a maximum of 4% of eligible employee compensation and may choose to make additional discretionary contributions to the 401(k) Plan. For the three months ended March 31, 2024 and 2023, the Company recognized expenses related to the 401(k) Plan amounting to $108,816 and $12,240, respectively. For the three months ended March 31, 2024 and 2023, the Company did not make discretionary contributions.

18.INCOME TAXES
Before June 30, 2023 the date of the Merger, LMA and Abacus had elected to file as S corporation for Federal and state income tax purposes, as such, neither LMA nor Abacus incurred Federal or state income taxes, except for income taxes related to LMA’s consolidated variable interest entities (VIE) and subsidiaries which are taxable C corporations. These VIEs and subsidiaries include LMATT Series 2024, Inc., the wholly owned subsidiary of LMX, which is consolidated into LMA as a VIE, as well as LMATT Growth Series 2.2024, Inc., a wholly owned subsidiary of LMATT Growth Series, Inc., and LMATTS Growth and Income Series 1.2026, Inc., a wholly owned subsidiary of LMATT Growth and Income Series, Inc., all of which are 100% owned subsidiaries and fully consolidated. Accordingly, the provision for income taxes was attributable to amounts for LMATT Series 2024, Inc, LMATT Growth Series, Inc. and LMATT Growth and Income Series, Inc. After the Merger, both LMA and Abacus are considered disregarded entities of the Company, a C corporation for Federal and state income tax purposes.
For the three months ended March 31, 2024 and 2023, the Company recorded a provision for income taxes (benefit) of $1,173,513 and $(656,467), respectively. The effective tax rate is 1151.0% for the three months ended March 31, 2024 primarily driven by the portion of the stock-based compensation expense deduction limited by the Internal Revenue Code (IRC) Section 162(m) and the impact of the VIEs. The effective rate for the three months ended March 31, 2023 was (9.4)% due to the impact of the VIEs.
The Company did not have any unrecognized tax benefits relating to uncertain tax positions at March 31, 2024, and December 31, 2023, and did not recognize any interest or penalties related to uncertain tax positions at March 31, 2024, and December 31, 2023. The Company does not anticipate that changes in its unrecognized tax benefits will have a material impact on the consolidated statements of operations and comprehensive (loss) income during 2024.
19.RELATED-PARTY TRANSACTIONS
As of March 31, 2024 and December 31, 2023, $5,236 and $5,236, respectively, were due to affiliates as well as distributions to the former members of 1,159,712 as a part of the Business Combination as of March 31, 2024. As of March 31, 2024 and December 31, 2023, $760,364 and $1,007,528, respectively, was due from affiliates. The majority of the due from affiliate amount as of December 31, 2023 represents transaction costs incurred by the Company related to the planned business combination in which ERES had committed to reimburse the Company upon the consummation of the merger.
The SPV Purchase and Sale Note of $27,341,832 is a related party transaction given the transfer of cash and policies between the Company and the SPV, which is jointly owned by the Sponsor and former members of LMA and Abacus. The Sponsor PIK Note for $11,452,687 is also recorded as a related party transaction given the relationship between the Sponsor and the Company.
The Company has a related-party relationship with Nova Trading (US), LLC (“Nova Trading”), a Delaware limited liability company and Nova Holding (US) LP, a Delaware limited partnership (“Nova Holding” and collectively with Nova Trading, the “Nova Funds”). The Company earns service revenue related to policy and administrative services on behalf of the Nova Funds. The servicing fee is equal to 50 basis points (0.50%) times the monthly invested amount in policies held by Nova Funds divided by 12. The Company earned $185,185 and $213,447 in service revenue related to the Nova Funds for the three months ended March 31, 2024 and 2023, respectively.
As of March 31, 2024, and December 31, 2023, there were $215,033 and $79,509, respectively, owed by the Nova Funds, which are included as related-party receivables in the consolidated balance sheets.
After the Merger, the Company also originates policies for the Nova Funds. For its origination services to the Nova Funds, the Company earns origination fees equal to the lesser of (i) 2% of the net death benefit for the policy or (ii) $20,000. For the three months ended March 31, 2024 and 2023 the Company did not earn any related party origination revenue from the Nova Funds. A summary of origination transactions with the Nova Funds is presented below:

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Cost	$685	$—
20.LEASES
During 2023, the Company amended the lease with the lessor to swap office spaces, increase square footage, and extend the lease term from July 31, 2023 to December 31 2029. The Company applied the lease modification guidance to account for the amendment to the lease. The commencement date for the amended lease was December 8, 2023, the date the lessor allowed the Company to take possession of the space. The amended lease provided for a leasehold improvement allowance, a monthly lease abatement from August to December 2024, and an option terminate. The Company remeasured the ROU assets and the lease liabilities as of the commencement date.
The Company determined that the termination option is not reasonably certain of exercise based on an evaluation of the contract, the termination fee, market and asset-based factors, and therefore does not exclude periods covered by the termination option.
In February 2024, the Company added additional office space to the existing lease via an amendment. This amendment did not significantly change the overall terms of the amendment signed in 2023 and as a result was treated as a lease modification. The modification increased our right of use asset and liability by $359,352.
The Company’s right-of-use assets and lease liabilities for its operating lease consisted of the following amounts as of March 31, 2024 and December 31, 2023:

	As of March 31, 2024	As of December 31, 2023
Assets:
Operating lease right-of-use assets	$2,182,681	$1,893,659
Liabilities:
Operating lease liability, current	232,138	118,058
Operating lease liability, non-current	2,028,959	1,796,727
Total lease liability	$2,261,097	$1,914,785
The Company recognizes lease expense for its operating leases within general, administrative, and other expenses on the Company’s consolidated statements of operations and comprehensive (loss) income. The Company’s lease expense for the periods presented consisted of the following:

	Three Months Ended March 31,
	2024	2023
Operating lease cost	$121,833	$12,471
Variable lease cost	20,769	1,221
Total lease cost	$142,602	$13,692

The following table shows supplemental cash flow information related to lease activities for the periods presented:

	Three Months Ended March 31,
	2024	2023
Cash paid for amounts included in the measurement of the lease liability
Operating cash flows from operating leases	$85,314	$12,279
ROU assets obtained in exchange for new lease liabilities	359,352	—
The table below shows a weighted-average analysis for lease terms and discount rates for all operating leases for the periods presented:

	Three Months Ended March 31,
	2024	2023
Weighted-average remaining lease term (in years)	5.76	1.34
Weighted-average discount rate	9.67%	3.36%
Future minimum noncancellable lease payments under the Company’s operating leases on an undiscounted basis reconciled to the respective lease liability at March 31, 2024 are as follows:

Operating leases
Remaining of 2024	$95,359
2025	553,953
2026	570,602
2027	587,694
2028	605,268
Thereafter	623,490
Total operating lease payments (undiscounted)	3,036,366
Less: Imputed interest	(775,269)
Lease liability as of March 31, 2024	$2,261,097
21.(LOSS) EARNINGS PER SHARE
Basic (loss) or earnings per share represents net loss or income attributable to ordinary stockholders divided by the weighted average number of common stock outstanding during the reported period. Treasury stock is excluded from the weighted average number of shares of common stock outstanding. Diluted (loss) or earnings per common share attributable to common shareholders is calculated to give effect to all potentially dilutive common shares that were outstanding during the reporting period, except in periods when there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect. The dilutive effect of outstanding equity-based compensation awards is reflected in diluted earnings or loss per common share applicable to common shareholders by application of the treasury stock method using average market prices during the period.
The shares issuable upon exercise of the Public Warrants or Private Warrants will not impact the total dilutive weighted average shares outstanding unless and until the price of our common stock exceeds the respective strike price. If and when the price of our common stock exceeds the respective strike price of any of the warrants, we will include the dilutive effect of the additional shares that may be issued upon exercise of the warrants in total dilutive weighted average shares outstanding, which we calculate using the treasury stock method.

The table below illustrates the reconciliation of the earnings or loss and number of shares used in our calculation of basic earnings or loss per share attributable to common shareholders:

	Three Months Ended March 31,
	2024	2023
Net (loss) income attributable to common stockholders for basic and diluted (loss) earnings per share	$(1,348,745)	$8,085,503
Weighted-average common shares outstanding for basic and diluted (loss) earnings per share	63,027,246	50,369,350
(Loss) earnings per share:
Basic and diluted (loss) earnings per share	$(0.02)	$0.16
22.SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions from the consolidated balance sheet date through the date at which the consolidated financial statements were issued.
*****

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Abacus Life, Inc.
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Abacus Life, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2022.
Philadelphia, Pennsylvania
March 21, 2024

ABACUS LIFE, INC.

CONSOLIDATED BALANCE SHEETS AS OF December 31,

	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,588,668	$30,052,823
Equity securities, at fair value	2,252,891	—
Accounts receivable	2,149,111	10,448
Accounts receivable, related party	79,509	198,364
Due from affiliates	1,007,528	2,904,646
Prepaid expenses and other current assets	699,127	116,646
Total current assets	31,776,834	33,282,927
Property and equipment, net	400,720	18,617
Intangible assets, net	29,623,130	—
Goodwill	140,287,000	—
Operating right-of-use assets	1,893,659	77,011
Life settlement policies, at cost	1,697,178	8,716,111
Life settlement policies, at fair value	122,296,559	13,809,352
Available-for-sale securities, at fair value	1,105,935	1,000,000
Other investments, at cost	1,650,000	1,300,000
Other assets	998,945	—
Equity securities, at fair value	96,107	890,829
TOTAL ASSETS	$331,826,067	$59,094,847

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$13,029,632	$—
Accrued expenses	4,354,225	—
Accounts payable	—	40,014
Operating lease liabilities	118,058	48,127
Due to affiliates	5,236	263,785
Due to former members	1,159,712	—
Contract liabilities, deposits on pending settlements	507,000	—
Accrued transaction costs	—	908,256
Other current liabilities	3,400,734	42,227
Income taxes payable	751,734	—
Total current liabilities	23,326,331	1,302,409

Long-term debt, related party	37,653,869	—
Long-term debt	89,137,013	28,249,653
Operating lease liabilities	1,796,727	29,268
Deferred tax liability	9,199,091	1,363,820
Warrant liability	6,642,960	—
TOTAL LIABILITIES	167,755,991	30,945,150
COMMITMENTS AND CONTINGENCIES (Note 11)

ABACUS LIFE, INC.

CONSOLIDATED BALANCE SHEETS
AS OF December 31, (CONT.)

	2023	2022
STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 1,000,000 authorized shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 authorized shares; 63,388,823 and 50,369,350 shares issued, respectively	6,339	5,037
Treasury stock - at cost; 146,650 and — shares, respectively	(1,283,062)	—
Additional paid-in capital	199,826,278	704,963
(Accumulated deficit) retained earnings	(34,726,135)	25,487,323
Accumulated other comprehensive income	108,373	1,052,836
Non-controlling interest	138,283	899,538
Total stockholders' equity	164,070,076	28,149,697
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$331,826,067	$59,094,847
The accompanying notes are an integral part of these consolidated financial statements.

ABACUS LIFE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED December 31,

	2023	2022
REVENUES:
Portfolio servicing revenue:
Related party servicing revenue	$778,678	$818,300
Portfolio servicing revenue	223,496	652,672
Total portfolio servicing revenue	1,002,174	1,470,972
Active management revenue:
Investment Income from life insurance policies held using investment method	17,980,987	37,828,829
Change in fair value of life insurance policies (policies held using fair value method)	43,214,390	5,413,751
Total active management revenue	61,195,377	43,242,580
Originations revenue:
Related party origination revenue	494,972	—
Origination revenue	3,708,928	—
Total origination revenue	4,203,900	—
Total revenues	66,401,451	44,713,552
COST OF REVENUES (excluding depreciation and amortization stated below):
Related party cost of revenue	99,456	—
Cost of revenue (including stock-based compensation)	6,390,921	5,884,669
Total cost of revenue	6,490,377	5,884,669
Gross Profit	59,911,074	38,828,883
OPERATING EXPENSES:
Sales and marketing	4,905,747	2,596,140
General and administrative (including stock-based compensation)	26,482,571	1,426,865
Loss on change in fair value of debt	2,356,058	90,719
Unrealized loss (gain) on investments	(1,369,112)	1,045,623
Depreciation and amortization expense	3,409,928	4,282
Total operating expenses	35,785,192	5,163,629
Operating Income	24,125,882	33,665,254
OTHER INCOME (EXPENSE):
Loss on change in fair value of warrant liability	(4,204,360)	—
Interest (expense)	(9,866,821)	(42,798)
Interest income	594,764	1,474
Other income (expense)	(146,443)	(347,013)
Total other income (expense)	(13,622,860)	(388,337)
Net income before provision for income taxes	10,503,022	33,276,917
Income tax expense	1,468,535	889,943
NET INCOME	9,034,487	32,386,974
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(482,139)	704,699
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$9,516,626	$31,682,275
EARNINGS PER SHARE:
Earnings per share—basic	$0.17	$0.63
Earnings per share—diluted	$0.16	$0.63

ABACUS LIFE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED December 31, (CONT.)

	2023	2022

Weighted-average stock outstanding—basic [1]	56,951,414	50,369,350
Weighted-average stock outstanding—diluted [1]	57,767,898	50,369,350

NET INCOME	$9,034,487	$32,386,974
Other comprehensive income, net of tax:
Change in fair value of debt (risk adjusted)	(1,248,330)	1,395,830
Comprehensive income before non-controlling interests	7,786,157	33,782,804
Net and comprehensive income (loss) attributable to non-controlling interests	(800,311)	1,047,693
COMPREHENSIVE INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$8,586,468	$32,735,111
__________________
(1)Both the number of shares outstanding and their par value have been retrospectively recast for all prior periods presented to reflect the par value of the outstanding stock of Abacus Life, Inc. as a result of the Business Combination.
The accompanying notes are an integral part of these consolidated financial statements.

ABACUS LIFE, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2023 AND 2022

	Class A Common Stock		Treasury Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficits)	Accumulated Other Comprehensive Income	Non- Controlling Interests	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
BALANCE AS OF DECEMBER 31, 2021(1)	50,369,350	$5,037	—	$—	$704,963	$205,048	$—	$(148,155)	$766,893
Distributions	—	—	—	—	—	(6,400,000)	—	—	(6,400,000)
Other comprehensive income	—	—	—	—	—	—	1,052,836	342,994	1,395,830
Net Income	—	—	—	—	—	31,682,275	—	704,699	32,386,974
BALANCE AS OF DECEMBER 31, 2022(1)	50,369,350	$5,037	—	$—	$704,963	$25,487,323	$1,052,836	$899,538	28,149,697
Distributions	—	—	—	—		(34,451,607)	—	—	(34,451,607)
Deferred transaction costs	—	—	—	—	(555,851)	(10,841,551)	—	—	(11,397,402)
Public warrants	—	—	—	—	4,726,500	(3,765,600)	—	—	960,900
Merger with East Resources Acquisition Company	12,980,473	1,298	—	—	17,849,052	(20,646,575)	—	—	(2,796,225)
Acquisition of Abacus Settlements, LLC	—	—	—	—	165,361,332	—	—	—	165,361,332
Proceeds received from SPAC trust	—	—	—	—	972,262	—	—	—	972,262
Repurchase of common stock			(146,650)	(1,283,062)					(1,283,062)
Stock-based compensation	39,000	4	—	—	10,768,020	—	—	—	10,768,024
Transfer of non-controlling interest	—	—	—	—	—	(24,751)	—	24,751	—
Other Comprehensive Income	—	—	—	—	—	—	(944,463)	(303,867)	(1,248,330)
Net Income	—	—	—	—	—	9,516,626		(482,139)	9,034,487
BALANCE AS OF DECEMBER 31, 2023	63,388,823	$6,339	(146,650)	$(1,283,062)	$199,826,278	$(34,726,135)	$108,373	$138,283	$164,070,076
_________________
(1)Both the number of shares outstanding and their par value have been retrospectively recast for all prior periods presented to reflect the par value of the outstanding stock of Abacus Life, Inc. as a result of the successful Business Combination.
The accompanying notes are an integral part of these consolidated financial statements

ABACUS LIFE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED December 31,

	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,034,487	$32,386,974
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	3,409,928	4,282
Stock-based compensation	10,768,024	—
Amortization of debt issuance costs	43,957	—
Loss on extinguishment of debt	2,086,303	—
Loss on change in fair value of warrant liability	4,204,360	—
Unrealized (gain) loss on investments	(1,369,112)	1,045,623
Unrealized (gain) on policies	(27,889,106)	(5,742,377)
Loss on change in fair value of debt	2,356,058	90,719
Deferred income taxes	466,577	889,943
Non-cash interest expense	2,182,221	—
Non-cash lease expense	17,901	383
Non-cash interest income	(105,935)	—
Changes in operating assets and liabilities:
Accounts receivable	(2,117,411)	(10,448)
Accounts receivable, related party	124,565	(130,873)
Equity securities, at fair value	(89,057)	—
Prepaid expenses and other current assets	(62,994)	(91,741)
Other assets	(522,326)	(1,936,452)
Accounts payable	(40,014)	40,014
Accrued expenses	3,829,825	—
Accrued transaction costs	(908,256)	908,256
Contract liabilities, deposits on pending settlement	(474,217)	—
Other current liabilities	3,358,507	22,037
Income tax payable	751,734	—
Net change in life settlement policies, at fair value	(80,598,101)	(8,066,975)
Net change in life settlement policies, at cost	7,018,933	(8,716,111)
Net cash (used) provided in operating activities	(64,523,149)	10,693,254
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(189,674)	—
Purchase of other investments	(350,000)	(50,000)
Purchase of available for sale securities	—	(750,000)
Change in due from affiliates	2,781,176	(2,904,646)
Net cash provided (used) in investing activities	2,241,502	(3,704,646)
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in due to former members	442,283	-
Issuance of long term debt	99,201,328	30,028,640
Payment of discounts and financing costs	(5,547,943)	—
Repayment of debt	(26,250,000)	—

ABACUS LIFE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED December 31,(CONT’)

	2023	2022
Issuance of long term debt, related party	25,471,648	—
Transaction costs	(11,397,402)	—
Capital distribution to former members	(23,533,073)	(6,400,000)
Repurchase of common stock	(1,283,062)	—
Proceeds received from SPAC trust	972,262	—
Due to affiliates	(258,549)	(666,845)
Net cash provided by financing activities	57,817,492	22,961,795
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,464,155)	29,950,403
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	30,052,823	102,420
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$25,588,668	$30,052,823
SUPPLEMENTAL DISCLOSURES:
Life settlement policies receipt in lieu of cash in exchange
for the SPV Purchased and Sale Note	$10,191,125	$—
Life settlement policies distributed to affiliate	(10,191,125)	—
Distribution payable to former members	(717,429)	—
Interest paid	(4,035,526)	—
Income taxes paid, net of refunds	(150,000)	—
The accompanying notes are an integral part of these consolidated financial statements.

ABACUS LIFE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.DESCRIPTION OF BUSINESS
Organization and Merger
Abacus Life, Inc. (the “Company”) was formerly known as East Resources Acquisition Company ("ERES”), a blank check company incorporated in Delaware on May 22, 2020. Abacus Life, Inc. conducts its business through its wholly-owned, consolidated subsidiaries, primarily Abacus Settlements, LLC (“Abacus Settlements”, or “Abacus”) and Longevity Market Assets, LLC (“LMA”), which are Delaware limited liability companies (collectively, the “Companies”). On June 30, 2023, (the “Closing Date”), ERES, LMA and Abacus consummated the combining of the Companies as contemplated by the Merger Agreement dated as of August 30, 2022 (as amended on October 14, 2022 and April 20, 2023) with LMA Merger Sub, LLC, a wholly owned subsidiary of ERES (“LMA Merger Sub”), Abacus Merger Sub, LLC, a wholly owned subsidiary of ERES (“Abacus Merger Sub”), LMA and Abacus (together with LMA, the “Legacy Companies”). Pursuant to the Merger Agreement, on June 30, 2023, (i) LMA Merger Sub merged with and into LMA, with LMA surviving such merger (the “LMA Merger”) and (ii) Abacus Merger Sub merged with and into Abacus, with Abacus surviving such merger (the “Abacus Merger” and, together with the LMA Merger, the “Mergers” and, along with the other transactions contemplated by the Merger Agreement, the “Business Combination”) and the Legacy Companies became direct wholly owned subsidiaries of the Company. On the Closing Date, ERES changed its name to Abacus Life, Inc.
The consolidated assets, liabilities and statements of operations and comprehensive income prior to the Business Combination are those of legacy LMA. The shares of common stock and corresponding capital amounts and income per share, prior to the Business Combination, have been retroactively restated based on share reflecting the exchange ratio established in the Business Combination.
The equity structure has been recast in all comparative periods up to the Closing Date to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to legacy LMA’s stockholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and income per share related to legacy LMA common stock prior to the Business Combination have been retroactively recast as shares reflecting the exchange ratio of 0.8 established in the Business Combination.
Business Activity
The Company, through its LMA subsidiary, is a provider of services pertaining to life insurance settlements and offers policy servicing to owners and purchasers of life settlement assets, as well as consulting, valuation, and actuarial services. The Company is also engaged in buying and selling of life settlement policies in which it uses its own capital, and purchases life settlement contracts with the intent to either hold to maturity to receive the associated death claim payout or to sell to another purchaser of life settlement contracts for a gain on the sale.
The Company, through its Abacus subsidiary, also is an originator of outstanding life insurance policies as a licensed life settlement provider on behalf of investors (“Financing Entities”). Abacus locates and screens policies for eligibility as a commercially desirable life settlement, including verifying that the policy is in force, obtaining consents and disclosures, and submitting cases for life expectancy estimates, also known, collectively, as origination services. When the sale of a policy is completed, this is deemed “settled” and the policy is then referred to as either a “life settlement” in which the insured’s life expectancy is greater than two years or “viatical settlement,” in which the insured’s life expectancy is less than two years. The Company is not an insurance company, and therefore the Company does not underwrite insurable risks for its own account.
2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation—In connection with the Business Combination, the Merger is accounted for as a reverse recapitalization with ERES in accordance with generally accepted accounting principles in the United States of

America (“U.S. GAAP”). Under U.S. GAAP, ERES has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the LMA stockholders having a relative majority of the voting power of the Company, the LMA stockholders having the authority to appoint a majority of directors on the Board of Directors, and senior management of LMA comprising the majority of the senior management of the post-combination Company. LMA was then determined to be the “acquirer” for financial reporting purposes based on the relative size of LMA as compared to Abacus, represented by their revenue, equity, gross profit and net income. Accordingly, for accounting purposes, the financial statements of the combined entity represents a continuation of the financial statements of LMA with the LMA Merger treated as the equivalent of LMA issuing stock for the net assets of ERES, accompanied by a recapitalization. The net assets of ERES are stated at historical cost, with no goodwill or other intangible assets recorded.
The Abacus Merger has been accounted for using the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Abacus were recorded at the fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired was recognized as goodwill.
As a result of the Business Combination, the Company evaluated if ERES, Abacus, or LMA is the predecessor for accounting purposes.
In considering the foregoing principles of predecessor determination and in light of the Company's specific facts and circumstances, management determined that LMA and Abacus are dual predecessors for accounting purposes. The financial statement presentation for Abacus Life, Inc. includes the purchase accounting effects of the Abacus Merger as of the Closing Date with the financial statements of LMA as the comparative period. The predecessor financial statements for Abacus are included separately within this report.
The accompanying consolidated financial statements of the Company have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and are prepared in accordance with U.S. GAAP.
Consolidation of Variable Interest Entities—For entities in which the Company has variable interests, the Company first evaluates whether the entity meets the definition of a variable interest entity (“VIE”) or a voting interest entity (“VOE”). If the entity is a VIE, the Company focuses on identifying whether it has the power to direct the activities that most significantly impact the VIE’s economic performance and whether it has the obligation to absorb losses or the right to receive benefits from the VIE. If the Company is the primary beneficiary of a VIE, the assets, liabilities, and results of operations of the VIE will be included in the Company’s condensed consolidated financial statements. The proportionate share not owned by the Company is recognized as noncontrolling interest and net income attributable to noncontrolling interest on the condensed consolidated balance sheets and condensed consolidated statements of operations and comprehensive income, respectively. If the entity is a VOE, the Company evaluates whether it has the power to control the VOE through a majority voting interest or through other arrangements.
Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidations, (“ASC 810”) requires the Company to separately disclose on its consolidated balance sheets the assets of consolidated VIEs and liabilities of consolidated VIEs as to which there is no recourse against the Company. As of December 31, 2023, total assets and liabilities of consolidated VIEs were $77,132,592 and $65,031,207, respectively. As of December 31, 2022, total assets and liabilities of consolidated VIEs were $30,073,972 and $27,116,762, respectively.
On October 4, 2021, the Company entered into an operating agreement with LMX Series, LLC (“LMX”) and three other unaffiliated investors to obtain a 70% ownership interest in LMX, which was newly formed in August 2021. LMX had no operating activity prior to the operating agreement being signed. LMX has a wholly owned subsidiary, LMATT Series 2024, Inc., a Delaware C corporation. While the Company and three other investors each contributed $100 to LMX, the Company directs the most significant activities by managing the investment offerings, and sponsoring and creating structured investment grade insurance liabilities, and thus was provided a 70% ownership interest. LMX is a VIE and the Company is the primary beneficiary of LMX.

The Company has included the results of LMX and its subsidiaries in its consolidated financial statements for the year ended December 31, 2023.
On November 30, 2022, LMA Series, LLC, a wholly owned subsidiary of the Company, signed an Operating Agreement to be the sole member of a newly created general partnership, LMA Income Series, GP, LLC. Subsequent to that, LMA Income Series, GP, LLC formed a limited partnership, LMA Income Series, LP and issued partnership interests to limited partners in a private placement offering. It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series, LP and thus has fully consolidated the limited partnership in its consolidated financial statements for the year ended December 31, 2023.
On January 31, 2023, LMA Series, LLC, a wholly owned subsidiary of the Company, signed an Operating Agreement to be the sole member of a newly created general partnership, LMA Income Series II, GP, LLC. Subsequent to that, LMA Income Series II, GP, LLC formed a limited partnership, LMA Income Series II, LP and issued partnership interests to limited partners in a private placement offering. It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series II, LP and thus has fully consolidated the limited partnership in its consolidated financial statements for the year ended December 31, 2023.
Non-Consolidation of Variable Interest Entities—On January 1, 2021, the Company entered into an option agreement with two commonly owned full-service origination, servicing, and investment providers (the “Providers”), in which the Company agreed to fund certain capital needs with an option to purchase the outstanding equity ownership of the Providers (the “Option Agreement”).
The Company accounted for its investment in the call options under the Option Agreement as an equity security, pursuant to ASC 321, Investments—Equity Securities. In arriving at this accounting conclusion, the Company first considered whether the call options met the definition of a derivative pursuant to ASC 815, Derivatives and Hedging, and concluded that the options do not provide for net settlement and accordingly are not a derivative. The Company also concluded that the call options do not provide the Company with a controlling financial interest in the legal entity pursuant to ASC 810. The call options include material contingencies prior to exercisability that the Company does not anticipate will be resolved; additionally, the call options are in a legal entity for which the stock price has no readily determinable fair value. The Company’s basis in the call options, pursuant to ASC 321, is zero and accordingly the call options are not reflected in the statement of financial position.
The Company provided $144,721 of working capital funding for the year ended December 31, 2023 which is included in other (expense) income on the consolidated statements of operations and comprehensive income and $347,013 of funding for the year ended December 31, 2022. See Note 11, Commitments and Contingencies, for further details.
For the years ended December 31, 2023, and 2022, the Providers were considered to be VIEs, but were not consolidated in the Company’s consolidated financial statements due to a lack of the power criterion or the losses/benefits criterion. As of December 31, 2023, the unaudited financial information for the unconsolidated VIEs are as follows: held assets of $601,762 and liabilities of $2,900. As of December 31, 2022, the unaudited financial information for the unconsolidated VIEs are as follows: held assets of $987,964 and liabilities of $358,586.
Noncontrolling Interest—Noncontrolling interest represents the share of consolidated entities owned by third parties. At the date of formation or upon acquisition, the Company recognizes noncontrolling interest on the consolidated balance sheets at an amount equal to the noncontrolling interest’s proportionate share of the relative fair value of any assets and liabilities acquired. Noncontrolling interest is subsequently adjusted for the noncontrolling stockholder’s additional contributions, distributions, and the stockholder’s share of the net earnings or losses of each respective consolidated entity.
Net income of a consolidated entity is allocated to noncontrolling interests based on the noncontrolling stockholder’s ownership interest during the period. The net income or loss that is not attributable to the Company is reflected in net income (loss) attributable to noncontrolling interests in the consolidated statements of operations and comprehensive income.

Use of Estimates—The preparation of U.S. GAAP financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, disclosure of contingent assets and liabilities at the date of financial statements, and the reported amounts of revenue and expenses during the reporting periods. Company’s estimates, judgments, and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from the estimates. Estimates are used when accounting for purchase price allocation, the selection of useful lives of property and equipment, valuation of other receivables, valuation of life settlement policies, valuation of other investments and available-for-sale securities, valuation of long-term debt, impairment testing, income taxes, and legal reserves.
Life Settlement Policies—The Company accounts for its holdings of life insurance settlement policies in accordance with ASC 325-30, Investments in Insurance Contracts. For all policies purchased after June 30, 2023, the Company accounts for these under the fair value method. For policies purchased before June 30, 2023, the Company elected to use either the fair value method or the investment method (cost, plus premiums paid). The valuation method is chosen upon contract acquisition and is irrevocable.
The Company follows ASC 820, Fair Value Measurements and Disclosures, in estimating the fair value of its life insurance policies held at fair value. ASC 820 defines fair value as an exit price representing the amount that would be received if an asset were sold or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The Company’s valuation of life settlements is considered to be Level 3. The Company’s valuation model incorporates significant inputs that are not observable and reflect our assumptions about what factors market participants would use in pricing life settlement policies. We develop our inputs based on the best information available to us, including our own data. We believe that our model would be reasonably comparable to a model that an independent third party would use. Refer to Note 12, Fair Value Measurements, for further details. For policies held at fair value, changes in fair value are reflected in the consolidated statement of operations and comprehensive income under active management revenue in the period the change is calculated.
For policies held under the investment method, the Company tests the impairment if we become aware of information indicating that the carrying value plus undiscounted future premiums of a policy may not be recoverable. This information is gathered initially through extensive underwriting procedures at purchase of the settlement contract, as well as through periodic underwriting review that includes medical reports and life expectancy evaluations. The policies held by the Company using the investment method are expected to be owned for a shorter-term, and are actively marketed to potential buyers. The market feedback received through these interactions provides the Company with information related to a potential impairment. If a policy is determined to be impaired, the Company will adjust the carrying value to the fair value determined through the impairment analysis.
The Company accounts for cash proceeds from sale and maturity of life insurance settlement policies, as well as cash outflows for premium payments, as operating activities within the consolidated statements of cash flows.
Going Concern—Management evaluates at each annual and interim period whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. Management’s evaluation is based on relevant conditions and events that are known and reasonably knowable at the date that the consolidated financial statements are issued. Management has concluded that there are no conditions or events, considered in the aggregate, that raise substantial doubt about Company’s ability to continue as a going concern within one year after the date these consolidated financial statements were issued.
Cash and Cash Equivalents—Cash and cash equivalents include short-term and all highly liquid debt instruments purchased with an original maturity of three months or less.
Fair Value Measurements—The following fair value hierarchy is used in selecting inputs for those assets and liabilities measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s assumptions (unobservable inputs). The Company evaluates these inputs and recognizes transfers between levels, if any, at the end of each reporting period. The hierarchy consists of three levels:
Level 1—Valuation based on quoted market prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date.
Level 2—Valuation based on inputs other than Level 1 inputs that are observable for the assets or liabilities either directly or indirectly.
Level 3—Valuation based on inputs that reflect our assumptions about what factors market participants would use in pricing the asset or liability. The inputs are developed based on the best available information, including our own data.
The Company’s financial instruments consist of cash, cash equivalents, accounts receivables, due to affiliates, equity investments in privately held companies, S&P options, life settlement policies, available for sale securities, market-indexed debt and secured borrowings. Cash, cash equivalents, accounts receivables, and due to affiliates are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date.
Equity investments in privately held companies without readily determinable fair values are recognized at fair value on a nonrecurring basis when observable price changes from orderly transactions for identical or similar investments become available.
Available-for-sale securities are measured at fair value using inputs that are not readily determinable. Unrealized holding gains and losses are excluded from earnings and reported in other comprehensive income until realized.
S&P options are recognized at fair value using quoted market prices in active markets, with changes in fair value included in net income. Market-indexed debt is measured on a quarterly basis, with qualifying changes in fair value recognized in net income, except for the portion of the total change in the fair value of the liability that results from a change in the instrument-specific credit risk, which is separately included in other comprehensive income in accordance with ASC 825-10-45-5. The measurement approach for life settlement policies is included above within the Life Settlement Policies disclosure.
Accounts Receivable, Related Party—Related party receivable are amounts owed to the Company by related party customers for services delivered. Management regularly reviews customer accounts for collectability and will record an allowance for these accounts when deemed necessary. Management determines the allowance for credit losses based on a review of outstanding receivables, historical collection experience, current economic conditions, and reasonable and supportable forecasts. Related party receivables are charged off against the allowance for credit losses when deemed uncollectible (after all means of collection have been exhausted and the potential for recovery is deemed remote). Recoveries of related party receivables previously written off are recorded when received. Due to the nature of operations, related party receivables are due primarily from parties which the Company serves. As a result, management deems all amounts due to be collectable. If the financial condition of the Company’s related party customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company did not record material allowance for credit losses as of December 31, 2023 and 2022, respectively.
Other Investments—Equity investments without readily determinable fair values include the Company’s investments in privately-held companies in which the Company holds less than a 20% ownership interest and does not have the ability to exercise significant influence. The Company measures these investments at cost, and these investments are adjusted through net earnings when they are deemed to be impaired or when there is an adjustment from observable price changes (referred to as the “measurement alternative”). These investments are included in other investments on the financial statements, at cost on the consolidated balance sheets. In addition, the Company monitors these investments to determine if impairment charges are required based primarily on the financial condition and near-term prospects of these companies

Available-for-sale Securities, at Fair Value—The Company has investments in securities that are classified as available-for-sale securities, and which are reflected on the consolidated balance sheets at fair value. These securities solely consist of a convertible promissory note in a private company that was entered into at arms-length. The Company determines the fair value using unobservable inputs by considering the initial investment value, next round financing, and the likelihood of conversion or settlement based on the contractual terms in the agreement. If any unrealized gains and losses on these investments are incurred, these would be included as a separate component of accumulated other comprehensive loss, net of tax, on the consolidated balance sheets. The Company classifies its available-for-sale securities as short-term or long-term based on the nature of the investment, its maturity date and its availability for use in current operations. The Company monitors if the fair value of the securities falls below the amortized cost basis. Credit losses identified are reflected in the allowance for credit losses and any credit losses reversed are recognized in earnings. As of December 31, 2023 and 2022, the fair value of the securities were determined to materially approximate amortized cost basis, thus no unrealized gains or losses were recorded. The Company did not record any allowance for credit losses. The Company writes off uncollectible accrued interest receivable balances in a timely manner. The Company recorded $105,935 and $— of accrued interest on its available-for-sale securities as of December 31, 2023 and 2022, respectively.
Equity Securities, at Fair Value—The equity securities, at fair value balance consists of S&P 500 put and call options that were purchased through a broker as an economic hedge related to the market-indexed instruments that are included in Long-Term Debt. The Company records these options at fair value and recognizes changes in fair value as part of net income.
Property and Equipment, Net—Property and equipment are stated at cost less accumulated depreciation and are depreciated on a straight-line basis over the following estimated useful lives:

Estimated Useful Life
Computer equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of remaining lease term or estimated useful life
Costs incurred for maintenance and repairs that do not extend the useful lives of property and equipment are expensed as incurred. Upon retirement or sale of assets, the cost and related accumulated depreciation are written off and any resulting gain or loss is reflected in the accompanying consolidated statements of operations and comprehensive income.
Property and equipment are tested for recoverability whenever events or changes in circumstance indicate that their carrying amounts may not be recoverable. An impairment loss is recognized if the carrying amount of property and equipment is not recoverable and exceeds its fair value. Recoverability is determined based on the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group. There were no impairments recognized during the years ended December 31, 2023 and 2022, respectively. Property and equipment to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.
Goodwill and Intangible Assets, Net—Goodwill and intangible assets are recorded as a result of the Business Combination. Goodwill represents the excess of the purchase price over the fair value of the assets acquired and liabilities assumed. The Company amortizes identifiable intangible assets with a finite useful life over the period that the intangible asset is expected to contribute directly or indirectly to its future cash flows; however, it does not amortize indefinite lived intangible assets. The Company evaluates goodwill and indefinite intangible assets for recoverability annually in the fourth quarter or on an interim basis should events or changes in circumstances indicate that a carrying amount may not be recoverable.
To test for impairment, a qualitative assessment is performed to determine if it is more likely-than-not that the fair value of a reporting unit is less than its carrying value, including goodwill. This initial assessment includes, among other factors, consideration of: (i) past, current and projected future earnings and equity; (ii) recent trends and market conditions; and (iii) valuation metrics involving similar companies that are publicly traded and acquisitions of similar companies, if available. If the more likely-than-not threshold is met, a quantitative impairment test is performed by comparing the estimated fair value with the carrying value. If the carrying value of the net assets associated with the reporting unit exceeds the fair value of the reporting unit, goodwill is considered impaired and will be determined as the amount by which the reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill.
The Company’s reporting units are at the operating segment level; each operating segment represents a business and discrete financial information is available and reviewed regularly by management. Determining the fair value of its reporting units is subjective in nature and involves the use of significant estimates and assumptions, including projected net cash flows, discount and long-term growth rates.
The Company determines the fair value of its reporting units based on an income approach and market approach, whereby the fair value of the reporting unit is derived from the present value of estimated future cash flows associated with the reporting unit. The assumptions about estimated cash flows include factors such as future premiums, loss and expenses, general and administrative expenses and industry trends. The Company considers historical rates and current market conditions when determining the discount and long-term growth rates to use in its analysis.
The Company considers other valuation methods if the facts and circumstances indicate these methods provide a more representative approximation of fair value. Changes in these estimates based on evolving economic conditions or business strategies could result in material impairment charges in future periods. The Company bases its fair value estimates on assumptions it believes to be reasonable. Actual results may differ from those estimates. As of December 31, 2023, there were no events or changes in circumstances that indicated that a carrying amount of goodwill or intangible asset may not be recoverable.
The company has insignificant internal-use software accounted under ASC 350-40, Internal-Use Software. The software is amortized on the straight-line basis over an estimated useful life of 3 years.
Refer Note 6, Goodwill and Other Intangible Assets, for additional information on goodwill and intangible assets.
Revenue Recognition—The Company generally derives its revenue from life settlement servicing and consulting activities (Portfolio Servicing Revenue), life settlement trading activities (Active Management Revenue) and fees, commissions (Origination Services).
Portfolio Servicing Revenue—Portfolio servicing is comprised of servicing activities and consulting activities. The Company enters into service agreements with the owners of life settlement contracts and is responsible for maintaining the policy, manages processing of claims in the event of death of the insured and ensuring timely payment of optimized premiums computed to derive maximum return on maturity of the policy. The company neither assumes the ownership of the contracts nor undertakes the responsibility to make the premium payments, which remains with the owner of the policy. These service arrangements have contractual terms typically ranging from one-month to ten years and include fixed charges within its contracts as part of the total transaction price which are recognized on gross basis. To the extent that variable consideration is not constrained, the Company includes an estimate of the variable amount, as appropriate, within the total transaction price and updates its assumptions over the duration of the contract. Variable consideration has not been material. The duties performed by the Company under these arrangements are considered as a single performance obligation that is satisfied on a monthly basis as the customer simultaneously receives and consumes the benefit provided by the Company as the Company performs the service. As such, revenue is recognized for services provided for the corresponding month.
Under consulting engagements, the Company provides services typically for the owners of life settlement contracts who are often customers of the servicing business line, or customers of Abacus. These consulting engagements are comprised of valuation, actuarial services, and overall policy assessments related life settlement contracts and are short-term in nature. The performance obligations are typically identified as separate services with a specific deliverable or a group of deliverables to be provided in tandem, as agreed to in the engagement letter or contract. Each service provided under a contract is considered as a performance obligation and revenue is recognized at a point in time when the deliverable or group of deliverables is transferred to the customer.
Active Management Revenue—The Company also engages in buying and selling life settlement policies whereby each potential policy is independently researched to determine if it would be a profitable investment. Some of the policies are purchased with the intent to hold to maturity, while others are held for trading to be sold for a gain. The Company elects to account for each investment in life settlement contracts using either the investment method or the fair value method. Once the accounting method is elected for each policy, it cannot be changed. Under the investment method, investments in contracts are based on the initial investment at the purchase price plus all initial direct costs. Continuing costs (e.g., policy premiums, statutory interest and direct external costs, if any) to keep the policy in force are capitalized. Under the fair value method, the company will record the initial investment of the transaction price and remeasures the investment at fair value at each subsequent reporting period. Changes in fair value are reported on earnings when they occur. Upon sale of a life settlement contract, the company will record revenue (gain/loss) for the difference between the agreed-upon purchase price with the buyer, and the carrying value of the contract.
Originations Revenue—The Company through its Abacus subsidiary, recognizes revenue from origination activities by acting as a provider of life settlements and viatical settlements representing investors that are interested in purchasing life settlements on the secondary or tertiary market. Revenue from origination services consists of fees negotiated for each purchase and sale of a policy to an investor, which also include any agent and broker commissions received and the reimbursement of transaction costs. See below for revenue disaggregation based upon the source of the policy.
The Company originates life settlements policies with third parties that include settlement brokers, life insurance agents, and direct consumers or policyholders. The Company then provides the administration services needed to initiate the transfer of the life settlement policies to investors in exchange for an origination fee. Such transactions are entirely performed through an escrow agent. In these arrangements, the customer is the investor, and the Company has a single performance obligation to originate a life settlement policy for the investor. The consideration transferred upon each policy is negotiated directly with the investor by the Company and is dependent upon the policy death benefits held by each life settlement policy. The revenue is recognized when the performance obligation under the terms of the contracts with customers are satisfied. The Company recognizes revenue from life settlement transactions when the closing has occurred and any right of rescission under applicable state law has expired (i.e., the customer obtains control over the policy and has the right to use and obtain the benefits from the policy). While rescission periods may vary by state, most states grant the owner the right to rescind the contract before the earlier of 30 calendar days after the execution date of the contract or 15 calendar days after life settlement proceeds have been sent to the owner. Purchase and sale of the policies generally occurs simultaneously, and only the fees received, including any agent and broker commissions and transaction costs reimbursed, are recorded as gross revenue.
For agent and broker commissions received and transaction costs reimbursed, the Company has determined that it is acting as the principal in the relationship as it maintains control of the services being performed as part of performance obligation prior to facilitating the transfer of the life settlement policy to the investor.
While the origination fees are fixed amounts based on the face value of the policy death benefit, there is variable consideration present due to the owners rescission right. When variable consideration is present in a contract, the Company estimates the amount of variable consideration to which it expects to be entitled at contract inception and again at each reporting period until the amount is known. The entity applies the variable consideration constraint so that variable consideration is included in the transaction price only to the extent it is probable that a subsequent change in estimate will not result in a significant revenue reversal. While origination fees are variable due to the rescission periods, given that the rescission periods are relatively short in nature, the

Company has concluded that such fees are fully constrained until the rescission period lapses and thus records revenue at a fixed amount based on the face value of the policy death benefit after the rescission period is over.
•Remaining performance obligation—The Company is recognizing revenue at a point in time when the closing has occurred and any right of rescission under applicable state law has expired. As of December 31, 2023, and 2022, there are $507,000 and $— in revenues allocated to performance obligations to be satisfied, of which all are expected to be recognized as revenue in the following year when the right of rescission has expired.
•Disaggregated Revenue—The following table presents a disaggregation of the Company’s revenue by major sources as follows:

	Years Ended December 31,
	2023	2022
Agent	$1,750,911	$—
Broker	2,148,141	—
Client direct	304,848	—
Total	$4,203,900	$—
•Contract Balances—The balances of contract liabilities arising from contracts with customers were as follows:

	December 31, 2023	December 31, 2022
Contract liabilities—beginning of year	$—	$—
Additions to Contract Liabilities	507,000	—
Recognition of revenue deferred in the prior year	—	—
Contract liabilities—end of year	$507,000	$—
Other Consideration— Payment terms and conditions vary by contract type, although terms generally require payment within 30 days of the invoice date. In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied; however, the Company’s contracts do not contain a significant financing component.
Cost to Obtain and Fulfill Contracts— Costs to obtain contracts solely relate to commissions for brokers agents and employees who are directly involved in buying and selling policies as part of the active management revenue stream and include commissions for brokers or agents under specific agreements that would not be incurred without a contract being signed and executed under origination services revenue stream. The Company has elected to apply the ASC 606, Revenue from Contracts with Customers, ‘practical expedient’ which allows us to expense these costs as incurred if the amortization period related to the resulting asset would be one year or less. The Company has no significant instances of contracts that would be amortized for a period greater than a year, and therefore has no contract costs capitalized for these arrangements. These costs are included in cost of revenue.
Cost of Revenues (excluding Depreciation and Amortization)—Cost of revenue represents the direct costs associated with fulfilling the Company’s obligations to its customers, primarily policy servicing fees, commissions expense (refer to cost to obtain and fulfill contracts above), escrow fees, servicing and active management payroll costs, stock-based compensation for active management and servicing employees, life expectancy fees, lead generation expenses, and active management consulting expenses.
Segments— Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the chief operating decision maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is the President and Chief Executive Officer (“CEO”). The Company has determined that it operates in three operating segments and three reportable segments, portfolio servicing, active management and originations as the CODM reviews financial information presented for purposes of making operating decisions, allocating resources, and evaluating financial performance.
Income Taxes—The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, the provision for income taxes represents income taxes paid or payable (or received or receivable) for the current year plus the change in deferred taxes during the year. Deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid, and result from differences between the financial and tax bases of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when enacted.
Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not (greater than 50%) that a tax benefit will not be realized. In evaluating the need for a valuation allowance, management considers all potential sources of taxable income, including income available in carryback periods, future reversals of taxable temporary differences, projections of taxable income, and income from tax planning strategies, as well as all available positive and negative evidence. Positive evidence includes factors such as a history of profitable operations, projections of future profitability within the carryforward period, including from tax planning strategies, and the Company’s experience with similar operations. Existing favorable contracts are additional positive evidence. Negative evidence includes items such as cumulative losses, projections of future losses, or carryforward periods that are not long enough to allow for the utilization of a deferred tax asset based on existing projections of income. Deferred tax assets for which no valuation allowance is recorded may not be realized upon changes in facts and circumstances, resulting in a future charge to establish a valuation allowance. Existing valuation allowances are re-examined under the same standards of positive and negative evidence. If it is determined that it is more likely than not that a deferred tax asset will be realized, the appropriate amount of the valuation allowance, if any, is released. Deferred tax assets and liabilities are also remeasured to reflect changes in underlying tax rates due to law changes and the granting and lapse of tax holidays.
Tax benefits related to uncertain tax positions taken or expected to be taken on a tax return are recorded when such benefits meet a more likely than not threshold. Otherwise, these tax benefits are recorded when a tax position has been effectively settled, which means that the statute of limitations has expired, or the appropriate taxing authority has completed their examination even though the statute of limitations remains open. Interest and penalties related to uncertain tax positions are recognized as part of the provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that the related tax benefits are recognized.
Concentrations—Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, accounts receivable, and available-for-sale securities. The Company maintains its cash in bank deposit accounts with high-quality financial institutions, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on its cash and cash equivalents. For accounts receivable, the Company is exposed to credit risk in the event of nonpayment by customers to the extent of the amounts recorded on the accompanying condensed consolidated balance sheets. The Company extends different levels of credit to its customers and maintains allowance for doubtful accounts based upon the expected collectability of accounts receivable. The Company’s procedures for determining this allowance includes evaluating individual customer receivables, considering a customer’s financial condition, monitoring credit history and current economic conditions, using historical experience applied to an aging of accounts, as well as management’s expectations of conditions in the future, as applicable.
Two related party customer accounted for 59% and 33%of the total balance of related party receivables as of December 31, 2023, respectively, and two related party customers accounted for 75% and 16% of the total accounts receivable and related party receivables as of December 31, 2022, respectively. The largest receivables balances are from related parties where the exposed credit risk is estimated to be low. As such, there is no allowance for doubtful accounts as of December 31, 2023, and 2022.

Three customers accounted for 49%, 14%, and 12%, of active management revenue for the year ended December 31, 2023, respectively. One related party customer accounted for 78% of the portfolio servicing revenue for the year ended December 31, 2023.
One customer accounted for 51% of active management revenue, while 22% of revenue related to two policies that matured that were accounted for under the investment method for the year ended December 31, 2022. Two related party customers each accounted for 28% of the portfolio servicing revenue for the year ended December 31, 2022.
Warrants—The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity, and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the consolidated statements of operations and comprehensive income.
Stock-Based Compensation—The Company account for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation, which requires that we measure the expense of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Generally, stock-based awards granted to our employees vest ratably over a three-year period. For stock-based awards with service only vesting conditions, the Company records compensation expense on a straight-line basis over the requisite service period. The Company accounts for forfeitures when they occur. The fair value of stock-based awards, granted or modified, is determined on the grant date (or modification dates, if applicable) at fair value, using appropriate valuation techniques. For stock-based awards granted to non-employee directors, the Company recognizes compensation expense on the grant date based on the fair value of the awards as of that date.
Leases— The Company accounts for its leases in accordance with ASC 842, Leases. A contract is or contains a lease if there is identified property, plant and equipment that is either explicitly or implicitly specified in the contract and the lessee has the right to control the use of the property, plant and equipment throughout the contract term, which is based on an evaluation of whether the lessee has the right to direct the use of the property, plant and equipment.
The Company has one lease for office space in Orlando, Florida that is accounted for as an operating lease. The Company is responsible for utilities, maintenance, taxes and insurance, which are variable payments based on a reimbursement to the lessor of the lessor’s costs incurred. The Company excludes variable lease payments from the measurement of lease liabilities and right-of-use (“ROU”) assets recognized on the Company’s consolidated balance sheets. Variable lease payments are recognized as a lease expense on the Company’s consolidated statements of operations and comprehensive income in the period incurred. The Company has elected the practical expedient to account for lease components and non-lease components together as a single lease component for its real estate lease noted above.
The Company has elected the short-term lease exemption, which permits the Company to not recognize a lease liability and ROU asset for leases with an original term of one year or less. Currently the Company does not have any short-term leases. The Company’s current lease includes a renewal option. The Company has determined that the renewal option is not reasonably certain of exercise based on an evaluation of contract, market and asset-based factors, and therefore does not include periods covered by renewal options in its lease term. The Company’s leases generally do not include purchase options, residual value guarantees, or material restrictive covenants.
The Company determines its lease liability and ROU by calculating the present value of future lease payments. The present value of future lease payments is discounted using the Company’s incremental borrowing rate. As the Company’s leases generally do not have a readily determinable implicit rate, the Company uses its incremental borrowing rate based on market yields and comparable credit ratings, adjusted for lease term, to determine the present value of fixed lease payments based on information available at the lease commencement date.
The Company does not have any finance leases, nor is the Company a lessor (or sub-lessor).
See Note 19, Leases, for additional disclosures related to leases.
Earnings Per Share—The Company has only one class of common stock. Basic net income per share is calculated by dividing net income by the weighted average number of shares outstanding during the applicable period. If the number of shares outstanding increases as a result of a stock dividend or stock split or decreases as a result of a reverse stock split, the computations of basic net income per share are adjusted retroactively for all periods presented to reflect that change in capital structure. If such changes occur after the close of the reporting period but before issuance of the financial statements, the per-share computations for that period and any prior-period financial statements presented are based on the new number of shares. Diluted earnings per share is computed in the same manner as basic earnings per share, except that the number of shares is increased to assume the issuance of potentially dilutive shares using the treasury stock method, unless the effect of such increase would be anti-dilutive. Diluted earnings or loss per share attributable to common stockholders is calculated to give effect to all potentially dilutive common shares that were outstanding during the reporting period. The dilutive effect of outstanding stock-based compensation awards is reflected in diluted earnings per share attributable to common stockholders by application of the treasury stock method. Any potentially dilutive shares are excluded from the calculation for periods when there is a net loss attributable to common stockholders to avoid anti-dilutive effects.
Recently Adopted Accounting Standards
In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2023-07, “Segment Reporting (ASC 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”), which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The guidance is to be applied retrospectively to all prior periods presented in the financial statements. Upon transition, the segment expense categories and amounts disclosed in the prior periods should be based on the significant segment expense categories identified and disclosed in the period of adoption. We are currently evaluating the potential impact of adopting this new guidance on our consolidated financial statements and related disclosures.
In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (ASC 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. We are currently evaluating the potential impact of adopting this new guidance on our consolidated financial statements and related disclosures.
There have been no other recent accounting pronouncements, changes in accounting pronouncements or recently adopted accounting guidance during fiscal 2023 that are of significance or potential significance to us.
Reclassifications—Certain prior period amounts have been reclassified to conform to current presentation.
3.BUSINESS COMBINATION
Merger consideration conveyed of $531.8 million was allocated between the Companies based on relative values derived through both the discounted cash flow method within the income approach and the guideline public company method within the market approach. Within the discounted cash flow method, the present values of cash flows reasonably expected to be produced by the Companies from their operations were summed to produce an estimate of the Companies’ business enterprise values on a controlling, marketable basis. The cash flows used in the discounted cash flow analysis were discounted at the weighted average cost of capital of 14.5% for LMA and 16.5% for Abacus. The discounted cash flow method resulted in a business enterprise value range of $380.0 million to $460.0 million for LMA and $180.0 million to $195.0 million for Abacus. Within the market approach, Company applied the guideline public company method, which employs market multiples derived from market prices of stocks of Companies that are engaged in the same or similar lines of business as the Companies and that are actively traded on a free and open market. The guideline public company method resulted in a business enterprise value range of $400.0 million to $440.0 million for LMA and $180.0 million to $190.0 million for Abacus. Management concluded on a business enterprise value of $165.4 million for Abacus and $366.4 million for LMA based upon the relative fair value of the Companies allocated to the consideration transferred.
The preliminary purchase price was allocated among the identified assets to be acquired. The primary area of the acquisition accounting that is not yet finalized is our estimate of the impact of acquisition accounting on deferred income taxes. An estimate of deferred income taxes has been recorded in the Company’s books based on information available as of December 31, 2023. As the initial acquisition accounting is based on our preliminary assessments, actual values may differ when final information becomes available. Company believes that the information gathered to date provides a reasonable basis for estimating the preliminary values of deferred taxes recorded. The Company will continue to evaluate this item until it is satisfactorily resolved and adjust our acquisition accounting accordingly, within the allowable measurement period, as defined by ASC 805, Business Combinations, (“ASC 805”). Transaction costs incurred as a result of the Business Combination were recognized within retained earnings / (accumulated deficit) on the consolidated balance sheet as of December 31, 2023.
All valuation procedures related to existing assets as no new assets were identified as a result of procedures performed. Goodwill was recognized as a result of the acquisition, which represents the excess fair value of consideration over the fair value of the underlying net assets, largely arising from the extensive industry expertise that has been established by Abacus. This was considered appropriate based on the determination that the Abacus Merger would be accounted for as a business acquisition under ASC 805.

Net Assets Identified	Fair Value
Intangibles	$32,900,000
Goodwill	140,287,000
Current Assets	1,280,100
Non-Current Assets	901,337
Deferred Tax Liabilities	(8,310,966)
Accrued Expenses	(524,400)
Other Liabilities	(1,171,739)
Total Fair Value	$165,361,332

Value Conveyed	Amount
Abacus Purchase Consideration	$165,361,332
LMA Business Enterprise Value	$366,388,668
Total Consideration	$531,750,000
Intangible assets were comprised of the following:

Asset Type	Fair Value	Useful Life	Valuation Methodology
Customer Relationships-Agents	$12,600,000	5 years	Multi-period excess earnings method
Customer Relationships-Financing Entities	11,000,000	8 years	Multi-period excess earnings method
Internally Developed and Used Technology-APA	1,600,000	2 years	Relief from royalty method
Internally Developed and Used Technology-Marketplace	100,000	3 years	Replacement cost method
Trade Name	900,000	Indefinite	Relief from royalty method
Non-Compete Agreements	4,000,000	2 years	With and without method
State Insurance Licenses	2,700,000	Indefinite	Replacement cost method
Total Fair Value	$32,900,000
Useful lives for customer relationships were developed using attrition data for agents and financing entities which resulted in a useful life of 5 years and 8 years, respectively. Estimates over the useful lives of internally developed and used technology contemplates the period in which the Company expects to utilize the technology and the length of time the technology is expected to maintain recognition and value in the market without significant investment. Non-compete agreements have a useful life commensurate with the executed non-compete agreements in place as a result of the Business Combination.
The supplemental pro forma financial information in the table below summarizes the combined results of operations for the Business Combination as if the Companies were combined for both reporting periods. The unaudited supplemental pro forma financial information as presented below is for illustrative purposes and does not purport to represent what the results of operations would actually have been if the business combinations occurred as of the date indicated or what the results would be for any future periods.

	Unaudited Year Ended December 31,
	2023	2022
Proforma revenue	$79,588,733	$69,917,015
Proforma net income	8,541,727	31,629,781
4.LIFE SETTLEMENT POLICIES
As of December 31, 2023, the Company holds 296 life settlement policies, of which 287 are accounted for under the fair value method and 9 are accounted for using the investment method (cost, plus premiums paid). Aggregate face value of policies held at fair value is $520,503,710 as of December 31, 2023, with a corresponding fair value of $122,296,559. The aggregate face value of policies accounted for using the investment method is $33,900,000 as of December 31, 2023, with a corresponding carrying value of $1,697,178.
As of December 31, 2022, the Company held 53 life settlement policies, of which 35 were accounted for under the fair value method and 18 were accounted for using the investment method (cost, plus premiums paid). Aggregate face value of policies held at fair value was $40,092,154 as of December 31, 2022, with a corresponding fair value of $13,809,352. The aggregate face value of policies accounted for using the investment method was $42,330,000 as of December 31, 2022, with a corresponding carrying value of $8,716,111.
At December 31, 2023, the Company did not have any contractual restrictions on its ability to sell policies, including those held as collateral for the issuance of long-term debt. Refer to Note 13, Long-Term Debt, for further details.
Life expectancy reflects the probable number of years remaining in the life of a class of persons determined statistically, affected by such factors as heredity, physical condition, nutrition, and occupation. It is not an estimate or an indication of the actual expected maturity date or indication of the timing of expected cash flows from death benefits. The following tables summarize the Company’s life insurance policies grouped by remaining life expectancy as of December 31, 2023:
Policies Carried at Fair Value—

Remaining Life Expectancy (Years)	Policies	Face Value	Fair Value
0-1	2	$383,461	$315,248
1-2	6	4,391,193	1,590,513
2-3	13	20,692,550	10,850,243
3-4	41	66,017,222	22,744,161
4-5	29	57,814,969	19,326,245
Thereafter	196	371,204,315	67,470,149
	287	$520,503,710	$122,296,559
Policies accounted for using the investment method—

Remaining Life Expectancy (Years)	Number of Life Insurance Policies	Face Value	Carrying Value
0-1	0	$—	$—
1-2	1	500,000	329,714
2-3	2	1,500,000	443,544
3-4	1	8,000,000	84,199
4-5	2	500,000	320,110
Thereafter	3	23,400,000	519,611
	9	$33,900,000	$1,697,178
Estimated premiums to be paid by the Company for its portfolio accounted for using the investment method during each of the five succeeding calendar years and thereafter as of December 31, 2023, are as follows:

2024	$88,039
2025	100,785
2026	78,850
2027	50,388
2028	32,736
Thereafter	366,103
Total	$716,901
The Company is required to pay premiums to keep its portion of life insurance policies in force. The estimated total future premium payments could increase or decrease significantly to the extent that actual mortalities of insureds differ from the estimated life expectancies.

For policies accounted for under the investment method, the Company has not been made aware of information causing a material change to assumptions relating to the timing of realization of life insurance settlement proceeds. The Company have also not been made aware of information indicating impairment to the carrying value of policies.
5.PROPERTY AND EQUIPMENT—NET
Property and equipment—net composed of the following:

	December 31, 2023	December 31, 2022
Computer equipment	$356,939	$—
Furniture and fixtures	91,125	19,444
Leasehold improvements	22,418	5,902
Property and equipment—gross	470,482	25,346
Less: accumulated depreciation	(69,762)	(6,729)
Property and equipment—net	$400,720	$18,617
Depreciation expense for the years ended December 31, 2023, and 2022, was $63,033 and $4,282, respectively.
6.GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill of $140,287,000 was recognized as a result of the Business Combination, which represents the excess fair value of consideration over the fair value of the underlying net assets, largely arising from the extensive industry expertise that has been established by Abacus. This was considered appropriate based on the determination that the Abacus Merger would be accounted for as a business acquisition under ASC 805. The estimates of fair value are based upon preliminary valuation assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Refer to Note 3, Business Combination, for further details.
The changes in the carrying amount of goodwill by reportable segments were as follows:

	Portfolio Servicing	Active Management	Originations
Goodwill at January 1, 2023	$—	$—	$—
Additions	—	—	140,287,000
Goodwill at December 31, 2023	$—	$—	$140,287,000
Intangible Assets Acquired comprised of the following:

Asset Type	Fair Value	Useful Life	Valuation Methodology
Customer Relationships - Agents	$12,600,000	5 years	Multi-period excess-earnings method
Customer Relationships - Financial Relationships	11,000,000	8 years	Multi-period excess-earnings method
Internally Developed and Used Technology—APA	1,600,000	2 years	Relief from Royalty Method
Internally Developed and Used Technology—Market Place	100,000	3 years	Replacement Cost Method
Trade Name	900,000	Indefinite	Relief from Royalty Method
Non-Compete Agreements	4,000,000	2 years	With or Without Method
State Insurance Licenses	2,700,000	Indefinite	Replacement Cost Method
	$32,900,000

Intangible assets and related accumulated amortization as of December 31, 2023 and 2022 are as follows:

	December 31, 2023
Definite Lived Intangible Assets:	Gross Value	Accumulated Amortization	Net Book Value
Customer Relationships - Agents	$12,600,000	$1,260,000	$11,340,000
Customer Relationships - Financial Relationships	11,000,000	687,500	10,312,500
Internally Developed and Used Technology—APA	1,600,000	400,000	1,200,000
Internally Developed and Used Technology—Market Place	100,000	16,667	83,333
Non-Compete Agreements	4,000,000	1,000,000	3,000,000
Balance at December 31, 2023	$29,300,000	$3,364,167	$25,935,833

Indefinite Lived Intangible Assets:
Trade Name	900,000	—	900,000
State Insurance Licenses	2,700,000	—	2,700,000
Total Intangible Asset Balance at December 31, 2023	$32,900,000	$3,364,167	$29,535,833
Substantially all intangible assets with finite useful lives are subject to amortization when they are available for their intended use. Amortization expense for definite lived intangible assets was $3,364,167 and $— for the years ended December 31, 2023 and 2022, respectively.
Estimated annual amortization of intangible assets for the next five years ending December 31 and thereafter is as follows:

2024	$6,728,333
2025	5,328,333
2026	3,911,667
2027	3,895,000
2028	2,635,000
Thereafter	3,437,500
Total	$25,935,833
The Company also has other insignificant intangible assets of $87,297 as of December 31, 2023.
The Company performed the annual goodwill impairment test as of October 1, 2023, which was a qualitative evaluation, and no impairment charges were recorded. The estimated fair value of the Originations reporting unit exceeded its carrying value at the date of its most recent fair value estimate.
7.AVAILABLE-FOR-SALE SECURITIES, AT FAIR VALUE
Convertible Promissory Note—The Company holds a convertible promissory note in a separate unrelated insurance technology company. This unrelated insurance technology company is a producer of life expectancy reports. The Company purchases life expectancy reports and uses them as an input into the valuation methodology for policies held at fair value. In November 2021, the Company purchased a $250,000 note and then purchased an additional note in January 2022 for $250,000 as part of the Tranche 5 offering (“Tranche 5 Promissory Note”). The Tranche 5 Promissory Note pays 6% interest per annum. The Tranche 5 Promissory Note matures on September 30, 2025 (“Maturity Date”) and will be paid in full as to outstanding principal and accrued interest on the Maturity Date unless the Tranche 5 Promissory Note converts prior to the 2025 Maturity Date. Conversion into preferred stock occurs if the technology company engages in an additional equity financing event that yields gross cash proceeds in excess of $1,000,000 (“Next Equity Financing”).

In October 2022, the Company purchased an additional convertible promissory note in the same unrelated insurance technology company for $500,000 as part of the Tranche 6 offering (“Tranche 6 Promissory Note” and collectively, the “Convertible Promissory Notes”). The Tranche 6 Promissory Note pays eight percent (8)% interest per annum and matures September 30, 2024 (“2024 Maturity Date”) and will be paid in full as to outstanding principal and accrued interest on the 2024 Maturity Date unless the Tranche 6 Promissory Note converts prior to the 2024 Maturity Date. Conversion into preferred stock occurs if the technology company engages in an additional equity financing event that yields gross cash proceeds in excess of $5,000,000 (“Next Round Securities”). We evaluated our relationship with the unrelated insurance technology company, including our CEO membership in the unrelated insurance technology company’s board of directors, and determined that the Company does not have control over the unrelated insurance technology company’s decision making process.
The Company applies the available-for-sale method of accounting for its investment in the Convertible Promissory Note, which is a debt investment. The Convertible Promissory Note does not qualify for either the held-to-maturity method due to the Convertible Promissory Note’s conversion rights or the trading securities method because the Company holds the Convertible Promissory Note as a long-term investment. The Convertible Promissory Notes are measured at fair value at each reporting period-end. Unrealized gains and losses are reported in other comprehensive income until realized. As of December 31, 2023 and 2022, the Company evaluated the fair value of its investment and determined that the fair value approximates the carrying value of $1,105,935, which included $105,935 non-cash interest income and there was no unrealized gain or loss recorded.
8.OTHER INVESTMENTS AND OTHER NONCURRENT ASSETS
Other Investments:
Convertible Preferred Stock Ownership—The Company owns convertible preferred stock in two entities, further described below.
On July 22, 2020, the Company purchased 224,551 units of an unrelated insurance technology company’s Series Seed Preferred units for $750,000 (“Seed Units”). During December 2022, the Company agreed to purchase 119,760 Series Seed Preferred Units for $400,000 in cash consideration by way of eight monthly payments of $50,000 starting December 15, 2022, resulting in a total of $950,000 investment as of March 31, 2023, $1,100,000 investment as of June 30, 2023 and $1,150,000 investment at September 30, 2023. Upon conversion, the Seed Units held by the Company would represent an 8.6% ownership interest in the technology company.
On December 21, 2020, the Company purchased 207,476 shares of a separate unrelated insurance technology company’s Series B-1 preferred stock for $500,000 (“Preferred Stock”). The Preferred Stock is convertible into voting common stock at the option of the Company. Upon conversion, the Preferred Stock would represent less than a 1% ownership interest in the technology company.
The Company applies the measurement alternative for its investments in the Seed Units and Preferred Stock because these investments are of an equity nature, and the Company does not have the ability to exercise significant influence over operating and financial policies of entities even in the event of conversion of the Seed Units or Preferred Stock. Under the measurement alternative, the Company records the investment based on original cost, less impairments, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the investee. The Company’s share of income or loss of such companies is not included in the Company’s consolidated statements of operations and comprehensive income. The Company tests its investments for impairment whenever circumstances indicate that the carrying value of the investment may not be recoverable. No impairment of investments occurred for the years ended December 31, 2023 and 2022.

Other Noncurrent Assets- at fair value:
S&P Options—The Company is long S&P 500 call options and short S&P 500 put options which were purchased and sold through a broker as an economic hedge related to the market-indexed debt instruments included in the long-term debt note. The value is based on stock owned and quoted market prices in active markets. Changes in fair value are recorded in the Unrealized Loss on Investments line item on the consolidated statements of operations and comprehensive income.
9.CONSOLIDATION OF VARIABLE INTEREST ENTITIES
The Company consolidates VIEs for which it is the primary beneficiary or VOEs for which it controls through a majority voting interest or other arrangement. See Note 2, Summary of Significant Accounting Policies, for more information on how the Company evaluates an entity for consolidation.
The Company evaluated any entity in which it had a variable interest upon formation to determine whether the entity should be consolidated. The Company also evaluated the consolidation conclusion during each reconsideration event, such as changes in the governing documents or additional equity contributions to the entity. During the year ended December 31, 2023, the Company’s consolidated VIEs, LMA Income Series II LP, LMX Series LLC (LMATT Series 2024, Inc.), and LMA Income Series, LP, had total assets of $77,132,592 and liabilities of $65,031,207. For the year ended December 31, 2022, the Company’s consolidated VIEs, LMATT Series 2024, Inc., Longevity Market Advisors, Regional Investment Services and LMA Income Series, LP, had total assets and liabilities of $30,073,972 and $27,116,762, respectively. The Company did not deconsolidate any entities during the years ended December 31, 2023, or 2022.
As of December 31, 2023, the Company held total assets of $601,762 and liabilities of $2,900 in unconsolidated VIEs. As of December 31, 2022, the Company held total assets of $987,964 and liabilities of $358,586 in unconsolidated VIEs.
10.SEGMENT REPORTING
Segment Information—The Business Combination that took place on June 30, 2023, where ERES, LMA and Abacus Settlements consummated the combining of the Companies, triggered a re-organization of Abacus Life Inc., where the legacy Abacus Settlements business and legacy LMA business would both operate under Abacus Life, Inc. subsequent to the Business Combination date. Abacus Settlement’s historically had one operating segment one reportable segment, Originations. LMA historically had two operating segments, (1) Portfolio Servicing and (2) Active Management. As the Business Combination did not occur until the last day of the second quarter, income activity related to Abacus Settlements had not yet been reported by Abacus Life, Inc. as the businesses did not begin operating as a combined Company until July 1, 2023. As such, beginning in the third quarter, the Company now organizes its business into three reportable segments (1) Portfolio Servicing, (2) Active Management and (3) Originations, which all generate revenue and incur expenses in different manners.
This segment structure reflects the financial information and reports used by the Company’s management, specifically its chief operating decision maker (CODM), to make decisions regarding the Company’s business, including resource allocations and performance assessments, as well as the current operating focus in compliance with ASC 280, Segment Reporting. The Company’s CODM is the President and Chief Executive Officer. The Company’s reportable segments are not aggregated.
The Portfolio Servicing segment generates revenues by providing policy services to customers on a contract basis.
The Active Management segment generates revenues by buying, selling, and trading policies and maintaining policies until receipt of death benefits.

The Originations segment generates revenue by originating life insurance policy settlements between investors or buyers, and the sellers, who is often the original policy owner. The policies are purchased from owners or other providers through advisors, brokers or directly through the owner.
The Company’s method for measuring profitability on a reportable segment basis is gross profit. The CODM does not review disaggregated assets by segment.
Revenue related to the Company’s reporting segments is as follows:

	Years Ended December 31,
	2023	2022
Portfolio servicing	$1,002,174	$1,470,972
Active management	61,195,377	43,242,580
Originations	19,247,972	—
Segment revenue (including inter-segment)	81,445,523	44,713,552
Intersegment elimination	(15,044,072)	—
Total revenue	$66,401,451	$44,713,552
Information related to the Company’s reporting segments for the years ended December 31, 2023 and 2022 is as follows:

	Years Ended December 31,
	2023	2022
Portfolio servicing	$278,115	$300,235
Active management	59,020,991	38,528,648
Originations	611,968	—
Total gross profit	59,911,074	38,828,883
Sales and marketing	(4,905,747)	(2,596,140)
General, administrative and other (including stock-based compensation)	(26,482,571)	(1,426,865)
Depreciation and amortization expense	(3,409,928)	(4,282)
Other (expense) income	(146,443)	(347,013)
Loss on change in fair value of warrant liability	(4,204,360)	—
Interest expense	(9,866,821)	(42,798)
Interest income	594,764	1,474
Gain (Loss) on change in fair value of debt	(2,356,058)	(90,719)
Unrealized (loss) gain on investments	1,369,112	(1,045,623)
Provision for income taxes	(1,468,535)	(889,943)
Less: Net gain (loss) attributable to non-controlling interests	482,139	(704,699)
Net income attributable to Abacus Life, Inc.	$9,516,626	$31,682,275
Segment gross profit is defined as revenues less cost of revenue, excluding depreciation and amortization. Expenses below the gross profit line are not allocated across operating segments, as they relate primarily to the overall management of the consolidated entity.
As of December 31, 2023 and 2022, our operations are confined to the United States.
11.COMMITMENTS AND CONTINGENCIES
Legal Proceedings—Occasionally, the Company may be subject to various proceedings such as lawsuits, disputes, or claims. The Company assesses these proceedings as they arise and accrues a liability when losses are probable and reasonably estimable. Although legal proceedings are inherently unpredictable, the Company is currently not aware of any matters that, if determined adversely to the Company, would individually, or taken together, have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows.
Commitment—The Company has entered into a Strategic Services and Expenses Support Agreement (“SSES” or “Expense Support Agreement”) with the Providers in exchange for an option to purchase the outstanding equity ownership of the Providers. Pursuant to the Expense Support Agreement, Abacus Life, Inc. provides financial support and advice for the expenses of the Providers incurred in connection with their life settlement transactions businesses and the Providers are required to hire a life settlement transactions operations employee of an affiliate of Abacus Life, Inc. No later than December 1 of each calendar year, Abacus Life, Inc. provides a budget for the Providers, in which Abacus Life, Inc. commits to extend financial support for all operating expenses up to the budgeted amount. “Operating Expenses” for purposes of the Expense Support Agreement means all annual operating expenses of the Providers incurred in the ordinary course of business, excluding the premiums paid for the Providers insurance coverages that are allocable to the insurance coverage provided to Institutional Life Holdings, LLC (“ILS”), which owns all the outstanding membership interests of the Providers if unrelated to the Providers settlement business.
For the years ended December 31, 2023, and 2022, Abacus Life, Inc. incurred $144,721, and $347,013 of expenses, related to the Expense Support Agreement respectively, which is included in the Other (expense) line of the consolidated statements of operations and comprehensive income and have not been reimbursed by the Providers.
12.FAIR VALUE MEASUREMENTS
The Company determines fair value based on assumptions that market participants would use in pricing an asset or a liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the fair value hierarchy as mentioned in Note 2, Summary of Significant Accounting Policies, distinguishes between observable and unobservable inputs.
Recurring Fair Value Measurements—The assets and liabilities measured at estimated fair value on a recurring basis and their corresponding placement in the fair value hierarchy are presented in the tables below.

	Fair Value Hierarchy
As of December 31, 2023	Level 1	Level 2	Level 3	Total
Assets:
Life settlement policies	$—	$—	$122,296,559	$122,296,559
Available-for-sale securities, at fair value	—	—	1,105,935	1,105,935
Other investments	—	—	1,650,000	1,650,000
S&P 500 options	2,348,998	—	—	2,348,998
Other assets	998,945	—	—	998,945
Total assets held at fair value	$3,347,943	$—	$125,052,494	$128,400,437
Liabilities:
Debt maturing within one year	$—	$—	$13,029,632	$13,029,632
Long-term debt	—	—	55,318,924	55,318,924
Private placement warrants	—	—	6,642,960	6,642,960
Total liabilities held at fair value:	$—	$—	$74,991,516	$74,991,516

	Fair Value Hierarchy
As of December 31, 2022	Level 1	Level 2	Level 3	Total
Assets:
Life settlement policies	$—	$—	$13,809,352	$13,809,352
Available-for-sale securities, at fair value	—	—	1,000,000	1,000,000
Other investments	—	—	1,300,000	1,300,000
S&P 500 options	890,829	—	—	890,829
Total assets held at fair value	$890,829	$—	$16,109,352	$17,000,181
Liabilities:
Long-term debt	$—	$—	$28,249,653	$28,249,653
Total liabilities held at fair value:	$—	$—	$28,249,653	$28,249,653
Life Settlement Policies—For all policies purchased after June 30, 2023, the Company accounts for owned life settlement policy using the fair value method. Prior to June 30, 2023, the Company elected to use either the fair value method or the investment method (cost, plus premiums paid). The valuation method is chosen upon contract acquisition and is irrevocable.
For policies carried at fair value, the valuation based on Level 3 inputs that reflect our assumptions about what factors market participants would use in pricing the asset or liability, such as life expectancies and cash flow discount rates. The inputs are developed based on the best available information, including our own data. The valuation model is based on a discounted cash flow analysis and is sensitive to changes in the discount rate used. The Company utilized a blended average discount rate of 21% for policy valuations at December 31, 2023 and 12% for all policies at December 31, 2022, respectively, for policy valuation, which is based on economic and company-specific factors. The Company re-evaluates its discount rates at the end of every reporting period in order to reflect the estimated discount rates that could reasonably be used in a market transaction involving the Company’s portfolio of life settlements.
For life settlement policies carried using the investment method, the Company measures these at the cost of the policy plus premiums paid. The policies accounted for using the investment method totaled $1,697,178 at December 31, 2023 and $8,716,111 at December 31, 2022.
Discount Rate Sensitivity—21% was determined to be the weighted average discount rate used to estimate the fair value of policies held by LMA and its investment funds. If the discount rate increased or decreased by 2 percentage points and the other assumptions used to estimate fair value remained the same, the change in estimated fair value as of December 31, 2023, would be as follows:

As of December 31, 2023	Fair Value	Change in Fair Value
Rate Adjustment
+2%	$111,206,993	$(11,089,566)
No change	122,296,559
-2%	130,749,053	8,452,494
Credit Exposure to Insurance Companies—The following table provides information about the life insurance issuer concentrations that exceed 10% of total face value or 10% of total fair value of the Company’s life insurance policies as of December 31, 2023:

Carrier	Percentage of Face Value	Percentage of Fair Value	Carrier Rating
John Hancock Life Insurance Company (U.S.A.)	28.0%	20.0%	A+

The following table provides a roll forward of the fair value of life insurance policies for the year ended December 31, 2023:

Fair value at December 31, 2022	$13,809,352
Policies purchased	186,124,688
Realized gain (loss) on matured/sold policies	19,606,894
Premiums paid	(4,281,610)
Unrealized gain(loss) on held policies	27,889,106
Change in estimated fair value	43,214,390
Matured/sold policies	(125,133,481)
Premiums paid	4,281,610
Fair value at December 31, 2023	$122,296,559
Long-Term Debt—See Note 13, Long-Term Debt, for background information on the market-indexed debt. The Company has elected the fair value option in accounting for the instruments. Fair value is determined using Level 3 inputs. The valuation methodology is based on the Black-Scholes-Merton option-pricing formula and a discounted cash flow analysis. Inputs to the Black-Scholes-Merton model include (i) the S&P 500 Index price, (ii) S&P 500 Index volatility, (iii) a risk-free rate based on data published by the US Treasury, and (iv) a term assumption based on the contractual term of the LMATT Notes. The discounted cash flow analysis includes a discount rate that is based on the implied discount rate developed by calibrating a valuation model to the purchase price on the initial investment date. The implied discount rate is evaluated for reasonableness by benchmarking it to yields on actively traded comparable securities.
The total change in fair value of the debt resulted in a gain of $4,028,189. This gain is comprised of $944,463, net of tax, which is included within accumulated other comprehensive income and $303,867 net of tax, which is included in equity of noncontrolling interests resulting from risk-adjusted valuation scenarios. The Company recognized a loss of $2,356,058 on the change in fair value of the debt resulting from risk-free valuation scenarios, which is included within (Gain) loss on change in fair value of debt within the consolidated statement of operations and comprehensive income for the year ended December 31, 2023.
The following table provides a roll forward of the fair value of the issued notes for the year ended December 31, 2023:

Fair value at December 31, 2022	$28,249,653
Debt issued to third parties	71,720,713
Debt issued to related parties	35,471,648
Unrealized loss on change in fair value (risk-free)	2,356,058
Unrealized loss on change in fair value (credit-adjusted) included in OCI	1,265,103
Unrealized gain on change in fair value (credit-adjusted) included in equity of NCI	407,028
Change in estimated fair value of debt	4,028,189
Accrued non-cash interest on related party debt	2,182,221
Deferred issuance costs and discounts	(1,831,910)
Fair value at December 31, 2023	$139,820,514
Private Placement Warrants—Simultaneously with the closing of the Initial Public Offering, ERES consummated the sale of 8,900,000 warrants (the “Private Placement Warrants”) to East Sponsor, LLC (the “Sponsor”), which included the sale of an additional 900,000 Private Placement Warrants in connection with the full exercise by the underwriters of their over-allotment option on August 25, 2020, at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $8,900,000. Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share, subject to adjustment.

Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Private Placement Warrants were accounted for as liabilities in accordance with ASC 815-40. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented separately in the condensed consolidated statements of operations and comprehensive income.
The Private Placement Warrants were considered a Level 3 fair value measurement using a binomial lattice model in a risk-neutral framework. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The implied volatility as of the reporting date was derived from observable public warrant traded price provided by Bloomberg LP.
The following table presents the key assumptions in the analysis:

Private Placement Warrants
Expected implied volatility	de minimis
Risk-free interest rate	4.09%
Term to expiration	5.0 years
Exercise price	$11.50
Common Stock Price	$10.03
Dividend Yield	—%
Equity Securities, at Fair Value: S&P 500 Options—In February 2022, LMATT Series 2024, Inc., which the Company consolidates for financial reporting, purchased and sold S&P 500 call and put options through a broker. The Company purchased and sold additional S&P 500 call options through a broker in June 2022 through their 100% owned and fully consolidated subsidiaries LMATT Growth Series 2.2024, Inc. and LMATT Growth and Income Series 1.2026, Inc. The options are exchange traded, and fair value is determined using Level 1 inputs of quoted market prices as of the consolidated balance sheets dates. Changes in fair value are classified as unrealized (gain)/loss on investments within the consolidated statements of operations and comprehensive income.
Financial Instruments Measured at Fair Value on a Nonrecurring Basis—The following financial assets, composed of equity securities without readily determinable fair values, are adjusted to fair value when observable price changes are identified, or an impairment charge is recognized. Such fair value measurements are based predominantly on Level 3 inputs other than financial instruments where the carrying value approximates fair value.
Available-for-Sale Investment—The Convertible Promissory Note is classified as an available-for-sale security. Available-for-sale investments are subsequently measured at fair value. Unrealized holding gains and losses are excluded from earnings and reported in other comprehensive income until realized. The Company determines fair value of its available-for-sale investments using unobservable inputs by considering the initial investment value, next round financing, and the likelihood of conversion or settlement based on the contractual terms in the agreement. The Company initially purchased a $250,000 convertible promissory note from the issuer in 2021 and then on January 7, 2022, the Company purchased an additional $250,000 convertible promissory note from the same issuer and then an additional $500,000 in October 2022. As of December 31, 2023 and 2022, the Company evaluated the fair value of its Promissory Note and determined that the fair value approximates the carrying value of $1,105,935 and $1,000,000, which included $105,935 and $— of accrued interest, respectively.
Other Investments—The Company determines fair value using Level 3 inputs under the measurement alternative. These investments are recorded at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Impairment is assessed qualitatively. As of December 31, 2023, and 2022, the Company did not identify any impairment indicators and determined that the carrying value of $1,650,000 and $1,300,000, respectively is the fair value for these equity investments in privately held companies, given that there have been no observable price changes.
Financial Instruments Where Carrying Value Approximates Fair Value—The carrying value of cash, cash equivalents, accounts receivables, and due to affiliates approximates fair value due to the short-term nature of their maturities.
13.LONG-TERM DEBT
Outstanding principal balances of Long-term debt comprises of the following:

	December 31, 2023		December 31, 2022
	Cost	Fair value	Cost	Fair value
Market-indexed notes:
LMATT Series 2024, Inc.	$9,124,944	$9,477,780	$9,866,900	$8,067,291
LMATT Series 2.2024, Inc.	2,981,480	3,551,852	2,333,391	2,354,013
LMATT Growth & Income Series 1.2026, Inc	492,582	569,862	400,000	400,000
Secured borrowing:
LMA Income Series, LP	21,889,444	22,368,209	17,428,349	17,428,349
LMA Income Series II, LP	32,380,852	32,380,852	—	—
Unsecured borrowing:
Fixed Rate Senior Unsecured Notes	35,650,000	35,650,000	—	—
SPV Purchase and Sale Note	26,538,004	26,538,004	—	—
Sponsor PIK Note	11,115,865	11,115,865	—	—
Deferred issuance costs and discounts	(1,831,910)	(1,831,910)	—	—
Total debt	138,341,261	139,820,514	30,028,640	28,249,653
Less current portion of
long-term debt	(11,440,236)	(13,029,632)	—	—
Total long-term debt	$126,901,025	$126,790,882	$30,028,640	$28,249,653
Fixed Rate Senior Unsecured Notes
On November 10, 2023, the Company issued $35,650,000 in fixed rate senior unsecured notes (“Fixed Unsecured Notes”). The net proceeds after related debt issue costs, were used by the Company to repay the Owl Rock Credit Facility, with the remaining to be used for general corporate purposes. The Fixed Unsecured Notes are based on a fixed interest rate of 9.875% to be paid in quarterly interest payments beginning on February 15, 2024 and mature on November 15, 2028. The Company has the option to redeem the Fixed Unsecured Notes in whole or in part at a price of 100% of the outstanding principal balance on or after November 15, 2027. The notes are senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s other senior unsecured indebtedness from time to time outstanding.

Owl Rock Credit Facility
On July 5, 2023 (the “Owl Rock Closing Date”), the Company entered into that certain Credit Agreement (the “Owl Rock Credit Facility”), among the Company, as borrower, the several banks and other persons from time to time party thereto (the “Owl Rock Lenders”), and Owl Rock Capital Corporation, as administrative and collateral agent for the Owl Rock Lenders thereunder. The Owl Rock Credit Facility provided credit extensions for (i) an initial term loan in an aggregate principal amount of $25,000,000 upon the closing of the Owl Rock Credit Facility and (ii) optional delayed draw term loans in an aggregate principal amount of up to $25,000,000 that was available for 180 days after the Owl Rock Closing Date, subject to the requirement that on each delayed draw date, the proceeds may have been used for working capital and the business requirements of the enterprise, and to fund acquisitions, investments and other transactions permitted by the loan documentation. The interest rate was based an adjusted term Secured Overnight Financing Rate (“SOFR”), which was calculated as term SOFR plus a 0.10% adjustment for a one-month interest period, a 0.15% adjustment for a three-month interest period, or a 0.25% adjustment for a six-month interest period. It provided a delayed draw commitment fee rate of 0.50% per annum applicable to undrawn commitments during the Delayed Draw Term Loan Availability Period and matured on July 5, 2028.
On November 10, 2023, the Company repaid the Owl Rock Credit Facility from the Fixed Unsecured Notes net proceeds after related debt issue costs. In connection with the repayment of the outstanding principal, the Company paid a 4% repayment penalty of $1,000,000 and legal fees of $73,339. The Company also incurred a loss on extinguishment of $2,086,303. The combined total of $3,159,641 is included in interest expense on the consolidated statements of operations and comprehensive income.
Sponsor PIK Note
On June 30, 2023, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, East Sponsor, LLC, a Delaware limited liability company (“Sponsor”), made an unsecured loan to the Company in the aggregate amount of $10,471,648 (the “Sponsor PIK Note”) with an interest rate of 12% per annum compounding semi-annually. Accrued interest is payable in arrears quarterly starting on September 30, 2023 by adding it to the outstanding principal balance. As of December 31, 2023 and 2022, $644,217 and $— in non-cash interest expense was added to the outstanding principal balance, respectively. The Sponsor PIK Note matures on June 30, 2028 and may be prepaid at any time in accordance with its terms without any premium or penalty.
LMATT Series 2024, Inc. Market-Indexed Notes:
On March 31, 2022, LMATT Series 2024, Inc., which the Company consolidates for financial reporting, issued $10,166,900 in market-indexed private placement notes. The note, titled the Longevity Market Assets Target-Term Series (LMATTS) 2024, is a market-indexed instrument designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the note in 2024, the principal, plus the return based upon the S&P 500 Index must be paid. The note has a feature to protect debt holders from market downturns, up to 40%. Any subsequent losses below the 40% threshold will reduce the note on a one-to-one basis. As of December 31, 2023, $9,124,944 of the principal amount remained outstanding.
The notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of December 31, 2023, the fair value of the LMATT Series 2024, Inc. notes was $9,477,780.
The notes are secured by the assets of the issuing entities, which includes cash, S&P 500 options, and life settlement policies totaling $9,883,554 as of December 31, 2023. The notes’ agreements do not restrict the trading of life settlement contracts prior to maturity of the note, as total assets of the issuing companies are considered as collateral. There are also no restrictive covenants associated with the notes with which the entities must comply.

LMATT Series 2.2024, Inc. Market-Indexed Notes:
On September 16, 2022, LMATTS Series 2.2024, Inc., a 100% owned subsidiary, which the Company consolidates for financial reporting, issued $2,333,391 in market-indexed private placement notes. The note, titled the Longevity Market Assets Target-Term Growth Series 2.2024, Inc. (“LMATTSTM Series 2.2024, Inc.”) is a market-indexed instrument designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the note in 2024, the principal, plus the return based upon the S&P 500 Index must be paid. The note has a feature to provide upside performance participation that is capped at 120% of the performance of the S&P 500. A separate layer of the note has a feature to protect debt holders from market downturns by up to 20% if the index price experiences a loss during the investment period. After the underlying index has decreased in value by more than 20%, the investment will experience all subsequent losses on a one-to-one basis. As of December 31, 2023, the entire principal amount remained outstanding.
The notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of December 31, 2023, the fair value of the LMATT Series 2.2024, Inc. notes were $3,551,852.
The notes are secured by the assets of the issuing entity, LMATT Series 2.2024, Inc., which includes cash, S&P 500 options, and life settlement policies totaling $3,389,167 as of December 31, 2023. The note agreements do not restrict the trading of life settlement contracts prior to maturity of the note, as total assets of the issuing company are considered as collateral. There are also no restrictive covenants associated with the note with which the entity must comply.
LMATT Growth and Income Series 1.2026, Inc. Market-Indexed Notes:
On September 16, 2022, LMATTS Growth and Income Series 1.2026, Inc., a 100% owned subsidiary, which the Company consolidates for financial reporting, issued $400,000 in market-indexed private placement notes. The note, titled the Longevity Market Assets Target-Term Growth and Income Series 1.2026, Inc. (“LMATTSTM Growth and Income Series 1.2026, Inc.”) is a market-indexed instrument designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the note in 2026, the principal, plus the return based upon the S&P 500 Index must be paid. The note has a feature to provide upside performance participation that is capped at 140% of the performance of the S&P 500. A separate layer of the note has a feature to protect debt holders from market downturns by up to 10% if the index price experiences a loss during the investment period. After the underlying index has decreased in value by more than 10%, the investment will experience all subsequent losses on a one-to-one basis. This note also includes 4% dividend feature that will be paid annually. As of December 31, 2023, the entire principal amount remained outstanding.
The notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of December 31, 2023, the fair value of the LMATT Growth and Income Series 1.2026, Inc., notes were $569,862.
The notes are secured by the assets of the issuing entity, LMATTS Growth and Income Series 1.2026, Inc., which includes cash, S&P 500 options, and life settlement policies totaling $374,458 as of December 31, 2023. The note agreements do not restrict the trading of life settlement contracts prior to maturity of the note, as total assets of the issuing company are considered as collateral. There are also no restrictive covenants associated with the note with which the entity must comply.
See additional fair value considerations within Note 12.
LMA Income Series, LP and LMA Income Series, GP LLC Secured Borrowing
On September 2, 2022, LMA Income Series, GP, LLC, wholly owned and controlled by that LMA Series, LLC, formed a limited partnership, LMA Income Series, LP and subsequently issued partnership interests to limited partners in a private placement offering. The initial term of the offering is three years maturing on December 31, 2025 with the ability to extend for two additional one-year periods at the discretion of the general partner, LMA

Income Series, GP, LLC. The limited partners will receive an annual dividend of 6.5% paid quarterly and 25% of returns in excess of a 6.5% internal rate of return capped at 9% which would require a 15% net internal rate of return. The General Partner will receive 75% of returns in excess of a 6.5% internal rate of return to limited partners then 100% in excess of a 15% net internal rate of return.
It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series, LP and thus has fully consolidated the limited partnership in its consolidated financial statements for the year ended December 31, 2023.
The private placement offerings proceeds will be used to acquire an actively manage a large and diversified portfolio of financial assets. LMA, through its consolidated subsidiaries, serves as the portfolio manager for the financial asset portfolio, which includes investment sourcing and monitoring. In this role, LMA has the unilateral ability to acquire and dispose of any of the above investments. As the partnership does not represent a business in accordance with ASC 810 and is a consolidated subsidiary that only holds financial assets, this represents a transfer subject to ASC 860-10. As the financial assets are not transferred outside the consolidated group, the proceeds from the offering shall be classified as a liability unless it meets the definition of a participating interest and the derecognition criteria in ASC 860 are met. The transferred interest did not meet the definition of a participating interest as LMA possesses the unilateral ability to direct the sale of the financial assets (ASC 860-10-50-6A(d)). In accordance with ASC 860-30-25-2, as the transfer of the financial assets did not meet the definition of a participating interest, LMA shall recognize the proceeds received from the offering as a secured borrowing.
LMA elected to account for the secured borrowing at fair value under the collateralized financing entity guidance within ASC 810-10-30. As of December 31, 2023, the fair value of the secured borrowing was $22,368,209.
LMA Income Series II, LP and LMA Income Series II, GP LLC Secured Borrowing
On January 31, 2023, LMA Income Series II, GP, LLC, wholly owned and controlled by that LMA Series, LLC, formed a limited partnership, LMA Income Series II, LP and subsequently issued partnership interests to limited partners in a private placement offering. The initial term of the offering is three years maturing on March 31, 2026 with the ability to extend for two additional one-year periods at the discretion of the general partner, LMA Income Series II, GP, LLC. The limited partners will receive annual dividends equal to the Preferred Return Amounts as follows: Capital commitment less than $500,000, 7.5%; between $500,000 and $1,000,000, 7.75%; over $1,000,000, 8%. Thereafter, 100% of the excess to be paid to the General Partner.
It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series, LP and thus has fully consolidated the limited partnership in its consolidated financial statements for the year ended December 31, 2023.
The private placement offerings proceeds will be used to acquire an actively manage a large and diversified portfolio of financial assets. LMA, through its consolidated subsidiaries, serves as the portfolio manager for the financial asset portfolio, which includes investment sourcing and monitoring. In this role, LMA has the unilateral ability to acquire and dispose of any of the above investments. As the partnership does not represent a business in accordance with ASC 810 and is a consolidated subsidiary that only holds financial assets, this represents a transfer subject to ASC 860-10. As the financial assets are not transferred outside the consolidated group, the proceeds from the offering shall be classified as a liability unless it meets the definition of a participating interest and the derecognition criteria in ASC 860 are met. The transferred interest did not meet the definition of a participating interest as LMA possesses the unilateral ability to direct the sale of the financial assets (ASC 860-10-50-6A(d)). In accordance with ASC 860-30-25-2, as the transfer of the financial assets did not meet the definition of a participating interest, LMA shall recognize the proceeds received from the offering as a secured borrowing.
LMA elected to account for the secured borrowing at fair value under the collateralized financing entity guidance within ASC 810-10-30. As of December 31, 2023, the fair value of the secured borrowing was $32,380,852.

SPV Purchase and Sale Note
On July 5, 2023, the Company entered into an Asset Purchase Agreement (the “Policy APA”) to acquire certain insurance policies with an aggregate fair market value of $10.0 million from Abacus Investment SPV, LLC, a Delaware limited liability company (“SPV”), in exchange for a payable obligation owed by the Company to SPV (such acquisition transaction under the Policy APA, the “SPV Purchase and Sale”). SPV is jointly owned between the Sponsor and former members of LMA and Abacus.
The payable obligation owed by the Company to SPV in connection with the SPV Purchase and Sale is evidenced by a note issued by the Company to SPV in connection with the SPV Investment Facility, as defined below, (the “SPV Purchase and Sale Note”) in an original principal amount equal to the aggregate fair market value of the acquired insurance policies. The SPV Purchase and Sale Note has the same material terms and conditions as the other credit extensions under the SPV Investment Facility.
SPV Investment Facility
On July 5, 2023, the Company entered into a credit agreement between the Company, as borrower, and the SPV, as lender (the “SPV Investment Facility”) whereby the Company is able to borrow additional funds from SPV.
The SPV Investment Facility provides, among other things, for the following:
•Requires that certain subsidiaries of the Company guarantee the credit extensions provided under the SPV Investment Facility pursuant to separate documentation;
•is unsecured without collateral security provided in favor of SPV and subordinated in right of payment to the Company’s obligations under the Owl Rock Credit Facility, subject to limited specified exceptions and circumstances for permitting early payment;
•provides for certain credit extensions in an aggregate principal amount of $25,000,000 included in the Long-term debt, related party line item on the consolidated balance sheets, which includes: (i) an initial credit extension in an original principal amount of $15,000,000 that was funded upon the closing of the SPV Investment Facility, and (ii) the SPV Purchase and Sale Note for the original principal amount of $10,000,000 to finance the purchase of the insurance policies under the Policy APA;
•provides for proceeds to be used for payment of certain transaction expenses, general corporate purposes and any other purposes not prohibited by the agreement or applicable law;
•matures on July 5, 2026, three years after the closing of the SPV Investment Facility, subject to two automatic extensions of one year each without any amendment of the relevant documentation;
•provides for interest to accrue on the SPV Investment Facility at a rate of 12% per annum, payable quarterly, all of which is to be paid in-kind by the Company by increasing the principal amount of the SPV Investment Facility owing to the SPV on each interest payment date. As of September 30, 2023, $750,000 in non-cash interest expense was added to the outstanding principal balance;
•provides a default rate that will accrue at 2.00% per annum (subject to applicable subordination restrictions) over the rate otherwise applicable. If cash payment is not permitted due to applicable subordination restrictions or otherwise, such default interest shall be paid in-kind;
•provides that no principal payments shall be required prior to maturity;
•contains financial and other covenants substantially similar and not materially worse than those contained in the Owl Rock Credit Facility from the perspective of the Company; and
•provides for certain specified events of default (including certain events of default subject to grace or cure periods), with the occurrence and during the continuance of such events of default enabling the lender under the SPV Investment Facility to accelerate the obligations under the SPV Investment Facility, among other rights or remedies, subject to applicable subordination restrictions.
As of December 31, 2023 and 2022, $1,538,004 and $— in non-cash interest expense was added to the outstanding principal balance, respectively.
The following table shows scheduled principal payments by year for our long-term debt as of December 31, 2023:

	Payments Year
	2024	2025	2026	2027	2028	Thereafter	Total
Market-indexed notes:
LMATT Series 2024, Inc.	$9,477,780	$—	$—	$—	$—	$—	$9,477,780
LMATT Series 2.2024, Inc.	3,551,852	—	—	—	—	—	3,551,852
LMATT Growth & Income Series 1.2026, Inc.	—	—	569,862	—	—	—	569,862
Secured borrowing:
LMA Income Series, LP	—	22,368,209	—	—	—	—	22,368,209
LMA Income Series II, LP	—	—	32,380,852	—	—	—	32,380,852
Unsecured borrowing:
Fixed Rate Senior Unsecured Notes	—	—	—	—	35,650,000	—	35,650,000
SPV Purchase and Sale Note	—	—	26,538,004	—	—	—	26,538,004
Sponsor PIK Note	—	—	—	—	11,115,865	—	11,115,865
	$13,029,632	$22,368,209	$59,488,718	$—	$46,765,865	$—	$141,652,424
14.STOCKHOLDERS’ EQUITY
The Company is authorized to issue up to 200,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock are issued or outstanding. Holders of the Company’s common stock are entitled to one vote for each share. As of December 31, 2023, there were 63,388,823 shares of common stock issued, of which 63,242,173 are outstanding and 146,650 shares were held as treasury stock. Holders of shares were entitled to receive, in the event of a liquidation, dissolution or winding up, ratably the assets available for distribution to the stockholders after payment of all liabilities.
The equity structure has been recast in all comparative periods up to the Closing Date to reflect the number of shares of the Company’s common stock, 0.0001 par value per share, issued to legacy LMA’s stockholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and earnings per share related to legacy LMA common stock prior to the Business Combination have been retroactively recast as shares reflecting the exchange ratio of 0.8 established in the Business Combination. As of December 31, 2022, this resulted in 50,369,350 shares of common stock issued and outstanding.
Public Warrants
As of December 31, 2023, the Company has 17,249,984 Public Warrants outstanding. Each redeemable whole Public Warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per full share, subject to adjustment as described. The Public Warrants represent a freestanding financial instrument as it is traded on the Nasdaq under the symbol “ABLLW” and legally detachable and separately exercisable from the related underlying shares of the Company’s common stock. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Proposed Offering. The Public Warrants will expire five years from the completion of a Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
Redemption of Warrants for Cash - Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants for cash:
•in whole and not in part;
•at a price of $0.01 per Public Warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
If and when the Public warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, the Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.
Redemption of Warrants for Shares of Class A Common Stock - Once the Public warrants become exercisable, the Company may redeem the outstanding warrants for shares of Class A common stock:
•in whole and not in part;
•at a price equal to a number of shares of Class A common stock to be determined by reference to the agreed table set forth in the warrant agreement based on the redemption date and the “fair market value” of the Class A common stock;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the last sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the Company’s initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors), (y) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Price”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of Market Price and the newly issued price. Further, the $10.00 and $18.00 per share redemption trigger prices will be adjusted to be equal to 100% and 180%, respectively, of the higher of the market value and the newly issued price.
If the Company elects to redeem all of the Public Warrants or the common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange, management has the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. In such event, each holder would pay the exercise price by surrendering the whole warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. However, in no instance can the warrant holder unilaterally decide to exercise its Public Warrant on a cashless basis.
Upon the Business Combination, the Company accounted for the Public Warrants issued with the IPO as equity instruments. The Company accounted for the warrant as an expense of the IPO resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of the warrants upon the Business Combination is approximately $4.73 million, or $0.274 per Public Warrant, using the binomial lattice model. The fair value of the warrants is estimated as of the date of grant using the following assumptions: (1) risk-free interest rate of 4.09%, (2) term to expiration of 5.00 years, (3) exercise price of $11.50 and (4) stock price of $10.03.
Stock Repurchase Program
On December 11, 2023, our Board of Directors authorized a stock repurchase program under which the Company may purchase shares of our common stock for an aggregate purchase price not to exceed $15 million over a period of up to 18 months. Stock repurchases may be made through open market transactions, block trades, accelerated stock repurchases, privately negotiated transactions, derivative transactions or otherwise, certain of which may be made pursuant to a trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, in compliance with applicable state and federal securities laws. The timing, as well as the number and value of stock repurchased under the program, will be determined by the Company at its discretion and will depend on a variety of factors, including our assessment of the intrinsic value of the Company's common stock, the market price of the Company's common stock, general market and economic conditions, available liquidity, compliance with the Company's debt and other agreements, applicable legal requirements, the nature of other investment opportunities available to the Company, and other considerations. The Company is not obligated to purchase any stock under the repurchase program, and the program may be suspended, modified, or discontinued at any time without prior notice. The Company expects to fund the repurchases by using cash on hand and expected free cash flow to be generated in the future. Acquired shares of our common stock are held as treasury stock carried at cost in our consolidated financial statements. In connection with the repurchase program, the Company is authorized to adopt one of more plans pursuant to the provisions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.
As of December 31, 2023, $13.7 million remained available for repurchase under the authorization approved by the Board of Directors. The authorization for the stock repurchase program may be suspended, terminated, increased or decreased by our Board of Directors at any time without prior notice.
The following table summarizes stock repurchase activity under our share repurchase program:

	Total Number of Shares Purchased	Cost of Shares Repurchased	Average Price Paid per Share
As of December 31, 2022	—	$—	$—
December 1, 2023 - December 31, 2023	146,650	1,283,062	$8.82
As of December 31, 2023	146,650	$1,283,062	$8.82

15.STOCK- BASED COMPENSATION
Long-term Incentive Plan:
In October of 2023, the Compensation Committee approved the issuance of 2,468,500 restricted stock units (“RSU’s”) to executives, employees and directors as part of the Company’s 2023 Long-Term Equity Compensation Incentive Plan (“Long-term Incentive Plan”). This plan provides for equity-based awards, including restricted stock units, performance stock units (“PSU”), stock options and unrestricted shares of common stock, may be granted to officers, key employees and directors of the Company. The Company has granted RSUs that provide the right to receive, subject to service based vesting conditions, shares of common stock pursuant to the Equity Plan. After the issuance, 621,500 shares of common stock remained available for issuance of the 3,090,000 shares that are authorized for issuance under the Long-term Incentive Plan. The expense associated with the awards will be based on the fair value of the stock as of the grant date, where the Company will elect to straight line recognition over the vesting period, which is three years.
Each RSU entitles the unit holder to one share of common stock when the restriction expires. RSUs have service conditions associated with them that range from one to three years. In our plan, subject to continuous employment, 10% of the Initial Annual Award will vest at 9 months following the date of grant and 90% of the Initial Annual Award will vest at 33 months following the date of the grant. For certain employees, a minimum of 10% of the Initial Annual Award will vest if termination by the Employer without cause or by the executive for good reason occurs within the first 9 months of the grant. After satisfying the above vesting conditions, the participants will be fully entitled to their shares of Class A common stock. Shares that are issued upon vesting are newly issued shares from the Long-term Incentive Plan and are not issued from treasury stock. Forfeitures are recorded as they occur.
The following table shows a summary of the unvested restricted stock under the 2023 Long-Term Equity Compensation Incentive Plan as of December 31, 2023 as well as activity during the year:

	Number of shares	Weighted Average Grant Date Fair Value
Restricted stock units, unvested, December 31, 2022	—	$—
Granted	2,468,500	$6.16
Vested	(39,000)	$6.16
Forfeited	—	$—
Restricted stock units, unvested, December 31, 2023	2,429,500	$6.16
Compensation costs recognized for these restricted stock units were $1,600,760 and $— for the years ended December 31, 2023 and 2022, respectively. $1,278,153 and $322,607 of the 2023 compensation costs is recorded in cost of revenue (including stock-based compensation) and in general and administrative expense (including stock-based compensation) in the consolidated statements of operations and comprehensive income, respectively. As of December 31, 2023, there was approximately $13,605,200 of unrecognized compensation costs related to these restricted stock units which the Company expects to recognize over the next 2.5 years.
CEO Restriction Agreement:
Effective upon Business Combination close, the Chief Executive Officer (“CEO”) entered into a Restriction Agreement with Abacus Life, Inc. that provides terms for the CEO’s ownership interest grant that were assigned to him from the three original founders of Abacus Settlements. As of the Closing Date as provided in the Merger Agreement amended on April 21, 2023, the CEO received 4,569,922 shares of Restricted Stock.
Vesting Conditions. The Company shall issue the shares of Restricted Stock either (a) in certificate form or (b) in book entry form, registered in the CEO’s name, referring to the terms, conditions and restrictions applicable to the shares as outlined below. The CEO’s Ownership Interest Grant (“Restricted Stock”) shall vest as follows:
1. 50% of the shares on the 25th month following the Effective Date,

2. 50% of the shares on the 30th month following the Effective Date,
3.Additionally, the Restricted Stock will become fully vested upon the first to occur of one of the following events: (i) separation from service due to disability, (ii) death, (iii) separation from service without cause; or (iv) separation from service for good reason.
CEO Stock-based compensation expense is recorded in general and administrative expense (including stock-based compensation) summarized as follows:

	Years Ended December 31,
	2023	2022
Stock-based compensation expense	$9,167,264	$—
Restricted Stock activity relative to the CEO for the year ended December 31, 2023 is summarized as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2022	—	$—
Granted	4,569,922	$10.03
Forfeited	—	$—
Settled	—	$—
Outstanding at December 31, 2023	4,569,922	$10.03
As of December 31, 2023, unamortized stock-based compensation expense for unvested Restricted Stock relative to the CEO was $36,669,054 with a remaining contractual life of 2.0 years.
16.EMPLOYEE BENEFIT PLAN
The Company has a defined contribution plan in the U.S. intended to qualify under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer up to 100% of their annual compensation on a pretax basis. The Company matches up to a maximum of 4% of eligible employee contributions and may choose to make additional discretionary contributions to the 401(k) Plan. For the years ended December 31, 2023 and 2022, the Company recognized expenses related to the 401(k) Plan amounting to $183,439 and $22,559, respectively. For the years ended December 31, 2023 and 2022, the Company did not make discretionary contributions.
17.INCOME TAXES
Before June 30, 2023, the Company elected to file as an S corporation for Federal and state income tax purposes, as such, the Company incurred no Federal or state income taxes, except for income taxes related to their consolidated VIEs and subsidiaries which are taxable C corporations. These VIEs and subsidiaries include LMATT Series 2024, Inc., the wholly owned subsidiary of LMX, which is consolidated into LMA as a VIE, as well as LMATT Growth Series 2.2024, Inc., a wholly owned subsidiary of LMATT Growth Series, Inc., and LMATTS Growth and Income Series 1.2026, Inc., a wholly owned subsidiary of LMATT Growth and Income Series, Inc., all of which are 100% owned subsidiaries and fully consolidated. Accordingly, the provision for income taxes was attributable to amounts for LMATT Series 2024, Inc., LMATT Growth Series, Inc., and LMATT Growth and Income Series, Inc.
For the years ended December 31, 2023 and 2022, the Company recorded provision for income taxes of $1,468,535 and $889,943, respectively. The effective tax rate is 14.0% for the year ended December 31, 2023. The existence of non-taxable flow-through entities within the Company as well as a change in tax status of certain entities upon the Business Combination caused the effective tax rate to vary from the statutory rate. The effective rate for the year ended December 31, 2022 was 2.7% due to the impact of state income taxes and the release of the Company’s valuation allowance, as there was sufficient evidence of the Company’s ability to generate future taxable income at December 31, 2022.
The components of the provision for income taxes are as follows:

	For the Years Ended December 31,
	2023	2022
Current provision:
Federal	$706,686	$—
State	195,679	—
Foreign	—	—
Total current tax	902,365	—
Deferred provision:
Federal	469,109	737,376
State	97,061	152,567
Foreign	—	—
Total deferred tax	566,170	889,943
Provision for income taxes	$1,468,535	$889,943
The Company did not have any unrecognized tax benefits relating to uncertain tax positions as of December 31, 2023, and 2022, and did not recognize any interest or penalties related to uncertain tax positions as of December 31, 2023, and 2022.
The effective income tax rate differs from the federal statutory income tax rate applied to the profit loss before provision for income taxes due to the following:

	For the Years Ended December 31,
	2023	2022
Income tax benefit computed at federal statutory rate	$2,205,635	$6,988,538
Restricted stock award deductions limited by IRC 162(m)	2,069,993	—
Change in tax status	1,414,469	—
Effect of pass through entities and noncontrolling interests	(3,812,977)	(6,147,453)
State income taxes, net of federal tax benefit	(332,567)	174,024
Other	(76,018)	—
Valuation allowance	—	(125,166)
Income tax at effective rate	$1,468,535	$889,943

The effects of temporary differences that give rise to significant components of deferred tax assets and liabilities at December 31, are as follows:

	2023	2022
Deferred tax assets:
Basis difference related to life insurance policy sales	$1,798,639	$109,902
Warrant liability	1,683,658	—
Interest expense carryforward	740,657	—
Stock-based compensation	598,274	—
Right of use liability	455,380	—
Change in fair value of debt	405,804	—
Change in fair value of investments	—	264,196
Net operating loss carryforwards	21,470	167,554
	5,703,882	541,652
Less: valuation allowance	—	—
Deferred tax assets	5,703,882	541,652
Deferred tax liabilities:
Basis difference in intangible assets	(7,480,659)	—
Change in fair value of life insurance policies (policies held at fair value method)	(4,318,194)	(1,454,588)
Basis difference in investments	(2,398,987)	—
Change in fair value of debt	—	(450,884)
Other	(705,133)	—
Deferred tax liabilities	(14,902,973)	(1,905,472)
Net deferred tax liability	$(9,199,091)	$(1,363,820)
The components of the Company’s net deferred tax assets are subject to realizability analysis in accordance with ASC 740, Income Taxes. Based on this analysis, the Company determined that sufficient positive evidence existed at December 31, 2023 and 2022 to support not recording a valuation allowance recorded against net operating loss tax attributes.
The Company has $84,709 of Federal Net Operating Losses and $84,709 State Net Operating Losses that can be carried forward indefinitely. The Federal Net Operating Losses may be used to offset 80% of taxable income in a given year.
The Company did not have any unrecognized tax benefits relating to uncertain tax positions at December 31, 2023 and 2022 and did not recognize any interest or penalties related to uncertain tax position at December 31, 2023 and 2022. The Company does not anticipate that changes in its unrecognized tax benefits will have a material impact on the consolidated statements of operations and comprehensive income during 2024.
The Company’s tax returns are subject to examination by relevant taxing authorities. None of the Company’s tax returns are under audit. As of December 31, 2023, tax years for 2020, 2021, and 2022 are subject to examination by the relevant tax authorities.
18.RELATED-PARTY TRANSACTIONS
As of December 31, 2023 and 2022, $5,236 and $263,785, respectively, were due to former members and affiliates primarily for reimbursable transaction costs as well as distributions to former members of $1,159,712 as a part of the Business Combination as of December 31, 2023. As of December 31, 2023 and 2022, $1,007,528 and $2,904,646, respectively, was due from affiliates, respectively. The majority of the due from affiliate amount as of December 31, 2022 represents transaction costs incurred by the Company related to the planned business combination in which ERES had committed to reimburse the Company upon the consummation of the merger.
The SPV Purchase and Sale Note of $25,000,000 was recorded as a related party transaction due to transfers of cash and policies between the Company and the SPV, which is jointly owned by the Sponsor and former members of LMA and Abacus. Also, the Sponsor PIK Note for $10,471,648 is also recorded as a related party transaction due to the relationship between the Sponsor and the Company. Refer to Note 13, Long-Term Debt, for more information.
The Company has a related-party relationship with Nova Trading (US), LLC (“Nova Trading”), a Delaware limited liability company and Nova Holding (US) LP, a Delaware limited partnership (“Nova Holding” and collectively with Nova Trading, the “Nova Funds”). The Company also earns service revenue related to policy and administrative services on behalf of Nova Funds. The servicing fee is equal to 50 basis points (0.50%) times the monthly invested amount in policies held by Nova Funds divided by 12. The Company earned $778,678 and $818,300 in service revenue related to Nova Funds for the years ended December 31, 2023 and 2022, respectively.
As of December 31, 2023, and 2022, there were $79,509 and $196,289, respectively owed from the Nova Funds, which are included as related-party receivables in the accompanying consolidated balance sheets.
The Company also originates policies for the Nova Funds. For its origination services to the Nova Funds, the Company earns origination fees equal to the lesser of (i) 2% of the net death benefit for the policy or (ii) $20,000. In addition to the Nova Funds, the Company also has other affiliated investors that provide origination services. For the year ended December 31, 2022, the Company did not earn any related party origination revenue for the Nova Funds. For the year ended December 31, 2023, revenue earned, and contracts originated are below.

Year Ended December 31, 2023
Origination fee revenue	$259,517
Transaction reimbursement revenue	235,455
Total	$494,972
Cost	$99,456
Face value	$46,650,000
Total policies	7
Average Age	70
19.LEASES
During 2023, the Company amended the lease with the lessor to swap office spaces, increase square footage, and extend the lease term from July 31, 2023 to December 31, 2029. The Company applied the lease modification guidance to account for the amendment to the lease. The commencement date for the amended lease was December 8, 2023, the date the lessor allowed the Company to take possession of the space. The amended lease provided for a leasehold improvement allowance, a monthly lease abatement from August to December 2024, and an option terminate. The Company remeasured the ROU assets and the lease liabilities as of the commencement date.
The Company determined that the termination option is not reasonably certain of exercise based on an evaluation of the contract, the termination fee, market and asset-based factors, and therefore does not exclude periods covered by the termination option.

The Company’s right-of-use assets and lease liabilities for its operating lease consisted of the following amounts as of December 31, 2023 and 2022:

	As of December 31,
	2023	2022
Assets:
Operating lease right-of-use assets	$1,893,659	$77,011
Liabilities:
Operating lease liability, current	118,058	48,127
Operating lease liability, non-current	1,796,727	29,268
Total lease liability	$1,914,785	$77,395
The Company recognizes lease expense for its operating leases within general, administrative, and other expenses on the Company’s consolidated statements of operations and comprehensive income. The Company’s lease expense for the periods presented consisted of the following:

	Years Ended December 31,
	2023	2022
Operating lease cost	$207,508	$48,784
Variable lease cost	16,103	3,664
Total lease cost	$223,611	$52,448
The following table shows supplemental cash flow information related to lease activities for the periods presented:

	Years Ended December 31,
	2023	2022
Cash paid for amounts included in the measurement of the lease liability
Operating cash outflows for operating leases	$201,200	$48,399
ROU assets obtained in exchange for new lease liabilities	1,782,726	—
The table below shows a weighted-average analysis for lease terms and discount rates for all operating leases for the periods presented:

	Years Ended December 31,
	2023	2022
Weighted-average remaining lease term (in years)	6.01	1.58
Weighted-average discount rate	9.67%	3.36%

Future minimum noncancellable lease payments under the Company’s operating leases on an undiscounted basis reconciled to the respective lease liability at December 31, 2023 are as follows:

Operating leases
2024	$118,058
2025	471,239
2026	485402
2027	499,980
2028	514,946
Thereafter	530,391
Total operating lease payments (undiscounted)	2,620,016
Less: Imputed interest	(705,231)
Lease liability as of December 31, 2023	$1,914,785
20.EARNINGS PER SHARE
Basic earnings per share represents income available to ordinary stockholders divided by the weighted average number of common stock outstanding during the reported period. Treasury stock is excluded from the weighted average number of shares of common stock outstanding. During 2023, we repurchased 146,650 shares of our common stock. Net income per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. The Company has not considered the effect of the Public and Private Placement Warrants to purchase an aggregate of 26,150,000 shares in the calculation of diluted income per ordinary share, since the average market price of the Company’s Class A common stock for the year ended December 31, 2023 was below the warrants’ $11.50 exercise price. We compute diluted earnings per share using the weighted average number of common shares outstanding plus the dilutive effect of outstanding RSUs computed using the treasury stock method.
Basic and diluted weighted average shares outstanding and earnings per share were as follows:

	For Years Ended December 31,
	2023	2022
Net income attributable to common stockholders (same for diluted earnings per share)	$9,516,626	$31,682,275
Weighted-average common shares outstanding for basic earnings per share	56,951,414	50,369,350
Restricted stock units	816,484	—
Shares used for diluted earnings per share	57,767,898	50,369,350
Earnings per share:
Basic earnings per share	$0.17	$0.63
Diluted earnings per share	$0.16	$0.63
21.SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions from the consolidated balance sheet date through the date at which the consolidated financial statements were issued.
Fixed Rate Senior Unsecured Notes
On February 15, 2024, the Company issued an additional $25,000,000 as part of the previously issued Fixed Unsecured Notes. The net proceeds, after related debt issue costs, were used by the Company for general corporate purposes. The Fixed Rate Senior Unsecured Notes are based on a fixed interest rate of 9.875% to be paid in quarterly interest payments beginning on May 15, 2024 and mature on November 15, 2028.

Conversion of Public Warrants—On January 18, 2024, the Company’s share price reached the warrant exercise price of $11.50. Certain public warrant holders redeemed their warrants for the Company’s common stock. As of March 15, 2024, the Company received $3,506,753 from 304,935 exercised public warrants.
LMA Income Series II, LP and LMA Income Series II, GP LLC Secured Borrowing—Subsequent to year end, LMA Income Series II, GP, LLC through the LMA Income Series II, LP admitted additional limited partners into the fund. The additional limited partnership interests amounted to $18,042,641 as of March 20, 2024. LMA Income Series II, GP plans to continue admitting new limited partners throughout 2024 and beyond. In addition to new partnership interests, an amendment to the limited partnership was signed to add redemption opportunities for limited partners and extend the maturity date of the fund. The first redemption date changed to March 31, 2026, but limited partners can elect to stay in the fund at the same terms prior to the amendment. If a limited partners elect to stay invested, the next redemption date would be June 30, 2027 with a final maturity date of December 31, 2028.
*****

ABACUS SETTLEMENTS, LLC

INTERIM UNAUDITED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Three Months Ended March 31,
2023
Origination revenue	$1,563,650
Related party revenue	4,736,336
Total revenue	6,299,986
Cost of revenue	1,229,616
Related party cost of revenue	3,165,707
Total cost of revenue	4,395,323
Gross Profit	1,904,663
OPERATING EXPENSES:
General and administrative expenses	2,551,003
Depreciation	3,036
Total operating expenses	2,554,039
Loss from operations	(649,376)
OTHER INCOME (EXPENSE)
Interest income	724
Interest (expense)	(5,862)
Total other (expense)	(5,138)
Loss before provision for income taxes	(654,514)
Provision for income taxes	2,289
NET LOSS AND COMPREHENSIVE LOSS	$(656,803)
WEIGHTED-AVERAGE UNITS USED IN COMPUTING NET LOSS PER UNIT:
Basic and diluted	400
NET LOSS PER UNIT:
Basic and diluted loss per unit	$(1,642.01)
See accompanying interim condensed notes to unaudited financial statements.

ABACUS SETTLEMENTS, LLC

INTERIM UNAUDITED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

	Common Units		Additional Paid-In Capital	Retained Earnings	Total
	Units	Amount
BALANCE—December 31, 2022	400	$4,000	$80,000	$1,927,137	$2,011,137
Net loss	—	—	—	(656,803)	(656,803)
Distributions	—	—	—	—	—
BALANCE—March 31, 2023	400	$4,000	$80,000	$1,270,334	$1,354,334
See accompanying interim condensed notes to unaudited financial statements.

ABACUS SETTLEMENTS, LLC

INTERIM UNAUDITED STATEMENTS OF CASH FLOWS

Three Months Ended March 31,
2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(656,803)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	8,647
Amortization expense	20,139
Amortization of deferred financing fees	5,869
Non-cash lease expense	815
Changes in operating assets and liabilities:
Related party receivables	(251,481)
Other receivables	122,446
Prepaid expenses	(306,165)
Other current assets	(6,561)
Accrued payroll and other expenses	(28,568)
Contract liability—deposits on pending settlements	354,500
Accounts payable	(36,750)
Net cash used in operating activities	(773,912)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(45,590)
Due from members and affiliates	(24,938)
Net cash used in investing activities	(70,528)
CASH FLOWS FROM FINANCING ACTIVITIES:
Due to members	(1,411)
Net cash used in financing activities	(1,411)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(845,851)
CASH AND CASH EQUIVALENTS:
Beginning of period	1,458,740
End of period	$612,889
See accompanying interim condensed notes to unaudited financial statements.

ABACUS SETTLEMENTS, LLC
INTERIM CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

1.DESCRIPTION OF THE BUSINESS
Abacus Settlements, LLC d/b/a Abacus Life (“Abacus”) was formed in 2004 in the state of New York. In 2016, the Company obtained its licensure in Florida and re-domesticated to that state. On June 13, 2023, the Company re-domesticated to Delaware.
Abacus acts as a purchaser of outstanding life insurance policies (“Provider”) on behalf of investors (“Financing Entities”) by locating policies and screening them for eligibility for a life settlement, including verifying that the policy is in force, obtaining consents and disclosures, and submitting cases for life expectancy estimates, also known as origination services. When the sale of a policy is completed, this is deemed “settled” and the policy is then referred to as either a “life settlement” in which the insured’s life expectancy is greater than two years or “viatical settlement,” in which the insured’s life expectancy is less than two years.
Abacus is not an insurance company, and therefore Abacus does not underwrite insurable risks for its own account. On June 30, 2023 Abacus was acquired by LMA.
2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation—The accompanying financial statements are presented in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).
Unaudited Financial Statements—The financial statements have been prepared on a basis consistent with the audited annual financial statements as of and for the year ended December 31, 2022, and, in the opinion of management, reflect all adjustments, consisting solely of normal recurring adjustments, necessary for the fair presentation of Abacus’ financial position as of March 31, 2023, and the condensed results of its operations and comprehensive loss and cash flows for the three months ended March 31, 2023.
Use of Estimates—The preparation of US GAAP financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of financial statements and the reports amounts of revenue and expenses during the reporting periods. Abacus’ estimates, judgments, and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from the estimates. Estimates are used when accounting for revenue recognition and related costs, the selection of useful lives of property and equipment, impairment testing, valuation of other receivables from clients, income taxes, and legal reserves.
Concentrations—All of Abacus’ revenues are derived from life settlement transactions in which Abacus represents Financing Entities that purchased existing life insurance policies. One financing entity, a company in which the Abacus’ members own interests, represented 24% of Abacus’ revenues in the three months ended March 31, 2023. Abacus originates policies through three different channels: Direct to Consumer, Agent, and Broker. No single broker represented the sellers for over 10% of Abacus’ life settlement commission expense during the period three months ended March 31, 2023. Abacus maintains cash deposits with a major financial institution, which from time to time may exceed federally insured limits. Abacus periodically assesses the financial condition of the institution and believes that the risk of loss is minimal.
Advertising—All advertising expenditures incurred by Abacus are charged to expense in the period to which they relate and are included in general and administrative expenses on the accompanying condensed statements of operations and comprehensive loss. Advertising expense $374,371 for three months ended March 31, 2023.

3.SEGMENT REPORTING
Operating as a centrally led life insurance policy intermediary, Abacus’ president and chief executive officer is the chief operating decision maker who allocates resources and assesses financial performance based on financial information presented for Abacus as a whole. As a result of this management approach, Abacus is organized as a single operating segment.
4.REVENUE
Disaggregated Revenue—The following table presents a disaggregation of Abacus’ revenue by major sources for three months ended March 31, 2023:

Three Months Ended March 31,
2023
Agent	$3,808,614
Broker	1,866,474
Client direct	624,898
Total	$6,299,986
5.INCOME TAXES
Since Abacus elected to file as an S corporation for federal and State income tax purposes, Abacus incurred no federal or state income taxes. Accordingly, provision for income taxes is attributable to minimum state tax payments that are due regardless of their S corporation status and income position.
For the three months ended March 31, 2023, Abacus recorded provision for income taxes of $2,289. which consists of state minimum taxes for state taxes that have been paid and settled during the period. The effective tax rate was approximately (0.35)% for the three months ended March 31, 2023.
Given Abacus' S Corporation status, temporary book and tax differences do not create a deferred tax asset or liability on the balance sheets. Accordingly, an assessment of realizability of any deferred tax asset balances is not relevant.
6.RETIREMENT PLAN
Abacus provides a defined contribution plan to its employees, Abacus Settlements LLC 401(k) Profit Sharing Plan & Trust (the “Plan”). All eligible employees are able to participate in voluntary salary reduction contributions to the Profit-Sharing Plan. All employees who have completed one year of service with Abacus are eligible to receive employer-matching contributions. Abacus may match contributions to the Plan, up to 4% of compensation. For the three months ended March 31, 2023, Abacus made no discretionary contribution to the Plan.
7.RELATED-PARTY TRANSACTIONS
Abacus has a related-party relationship with Nova Trading (US), LLC (“Nova Trading”), a Delaware limited liability company and Nova Holding (US) LP, a Delaware limited partnership (“Nova Holding” and collectively with Nova Trading, the “Nova Funds”) as the owners of Abacus jointly own 11% of the Nova Funds. For the three months ended March 31, 2023, Abacus originated 34 policies, respectively, for the Nova Funds with a total value of $39,985,400, respectively. For its origination services to the Nova Funds, Abacus earns origination fees equal to the lesser of (i) 2% of the net death benefit for the policy or (ii) $20,000. For three months ended March 31, 2023, revenue earned, and contracts originated are as follows:

Three Months Ended March 31,
2023
Origination fee revenue	$1,448,305
Transaction reimbursement revenue	65,628
Total	$1,513,933
Cost	$6,366,133
Face value	$39,985,400
Total policies	34
Average Age	75
In addition to the Nova Funds, Abacus also has another affiliated investor that they provide origination services for. Total revenue earned related to the other affiliated investors was $3,222,402, of which $2,885,902 related to LMA for the three months ended March 31, 2023. Total cost of sales related to the other affiliated investor was $2,397,402, of which $2,115,902 related to LMA for three months ended March 31, 2023. In addition, there is a related party receivable due from LMA related to transaction expenses of $25,607 as of March 31, 2023, respectively.
*****

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Members
Abacus Settlements, LLC
Opinion on the financial statements
We have audited the condensed statements of operations and comprehensive loss, changes in members’ equity, and cash flows for the period from January 1, 2023 to June 30, 2023 and for the year ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”) of Abacus Settlements, LLC (Predecessor) (a Delaware Limited Liability Corporation) (the “Company”).
In our opinion, the financial statements present fairly, in all material respects, the results of its operations and its cash flows for the period from January 1, 2023 to June 30, 2023 and for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provided a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company's auditor since 2022.
Philadelphia, Pennsylvania
May 30, 2024

ABACUS SETTLEMENTS, LLC

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND THE YEAR ENDED DECEMBER 31, 2022

	Six Months Ended June 30 2023	Year Ended December 31 2022
Origination revenue	$3,252,738	$7,050,007
Related party revenue	9,931,938	18,153,456
Total revenue	13,184,676	25,203,463
Cost of revenue	2,734,949	5,538,470
Related party cost of revenue	6,558,354	11,022,535
Total cost of revenue	9,293,303	16,561,005
Gross Profit	3,891,373	8,642,458
OPERATING EXPENSES:
General and administrative expenses	4,848,580	8,674,425
Depreciation	5,597	12,165
Total operating expenses	4,854,177	8,686,590
Income (Loss) from operations	(962,804)	(44,132)
OTHER INCOME (EXPENSE)
Interest income	1,917	2,199
Interest (expense)	(11,725)	(8,817)
Other income	—	273
Total other income (expense)	(9,808)	(6,345)
Income (Loss) before provision for income taxes	(972,612)	(50,477)
Provision for income taxes	2,289	2,018
NET INCOME (LOSS) AND COMPREHENSIVE	$(974,901)	$(52,495)
WEIGHTED-AVERAGE UNITS USED IN COMPUTING NET INCOME (LOSS) PER UNIT:
Basic	400	400
Diluted	400	400
NET INCOME/(LOSS) PER UNIT:
Basic earnings per unit	$(2,437.25)	$(131.24)
Diluted earnings per unit	$(2,437.25)	$(131.24)
See accompanying notes to condensed financial statements.

ABACUS SETTLEMENTS, LLC

CONDENSED STATEMENTS OF CHANGES IN MEMBERS' EQUITY
FOR SIX MONTHS ENDED JUNE 30, 2023 AND YEAR ENDED DECEMBER 31, 2022

	Common Units		Additional Paid-In Capital	Retained Earnings	Total
	Units	Amount
BALANCE—December 31, 2021	400	$4,000	$80,000	$2,638,995	2,722,995
Net income	—	—	—	(52,495)	(52,495)
Distributions	—	—	—	(659,363)	(659,363)
BALANCE—December 31, 2022	400	$4,000	$80,000	$1,927,137	2,011,137
Net loss	—	—	—	(974,901)	(974,901)
Distributions to former members	—	—	—	(442,283)	(442,283)
BALANCE—June 30, 2023	400	$4,000	$80,000	$509,953	$593,953
See accompanying notes to condensed financial statements.

ABACUS SETTLEMENTS, LLC

CONDENSED STATEMENTS OF CASH FLOWS
FOR SIX MONTHS ENDED JUNE 30, 2023 AND YEAR ENDED DECEMBER 31,2022

	Six Months Ended June 30 2023	Year Ended December 31 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(974,901)	$(52,495)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation expense	19,157	25,184
Amortization expense	40,278	80,138
Amortization of deferred financing fees	11,725	7,817
Non-cash lease expense	1,210	1,631
Changes in operating assets and liabilities:
Related party receivables	397,039	187,622
Other receivables	101,203	(82,455)
Prepaid expenses	(198,643)	89,366
Other current assets	(26,211)	—
Other non-current assets		(7,246)
Certificate of deposit	—	656,250
State security deposit		(233)
Accrued payroll and other expenses	(17,466)	31,020
Contract liability—deposits on pending settlements	659,067	(1,356,641)
Accounts payable	(36,750)	36,750
Net cash used in operating activities	(24,292)	(383,292)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(108,394)	(64,099)
Purchase of intangible asset	—	(15,000)
Due from members and affiliates	(74,134)	15,088
Net cash used in investing activities	(182,528)	(64,011)
CASH FLOWS FROM FINANCING ACTIVITIES:
Due to members	(1,411)	(10,446)
Financing fees		(23,450)
Distributions to members	(442,283)	(659,363)
Net cash used in financing activities	(443,694)	(693,259)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(650,514)	(1,140,562)
CASH AND CASH EQUIVALENTS:
Beginning of period	1,458,740	2,599,302
End of period	$808,226	$1,458,740
See accompanying notes to condensed financial statements.

ABACUS SETTLEMENTS, LLC
NOTES TO CONDENSED FINANCIAL STATEMENTS

1.DESCRIPTION OF THE BUSINESS
Abacus Settlements, LLC d/b/a Abacus Life (“Abacus”) was formed in 2004 in the state of New York. In 2016, the Company obtained its licensure in Florida and re-domesticated to that state. On June 13, 2023, the Company re-domesticated to Delaware.
Abacus acts as a purchaser of outstanding life insurance policies (“Provider”) on behalf of investors (“Financing Entities”) by locating policies and screening them for eligibility for a life settlement, including verifying that the policy is in force, obtaining consents and disclosures, and submitting cases for life expectancy estimates, also known as origination services. When the sale of a policy is completed, this is deemed “settled” and the policy is then referred to as either a “life settlement” in which the insured’s life expectancy is greater than two years or “viatical settlement,” in which the insured’s life expectancy is less than two years.
Abacus is not an insurance company, and therefore Abacus does not underwrite insurable risks for its own account. On August 30, 2022, Abacus entered into an Agreement and Plan of Merger (the “Merger Agreement”) with East Resources Acquisition Company (“ERES”), which was subsequently amended on October 14, 2022. As part of the Merger Agreement, the holders of Abacus’ common units together with the holders of Longevity Markets Assets, LLC (“LMA”), a commonly owned affiliate, will receive aggregate consideration of $531,750,000, payable in a number of newly issued shares of ERES Class A common stock, par value $0.0001 per share (“ERES Class A common stock”), with a value ascribed to each share of ERES Class A common stock of $10.00 and, to the extent the aggregate transaction proceeds exceed $200.0 million, at the election of Abacus’ and LMA’s members, up to $20.0 million of the aggregate consideration will be payable in cash to the Abacus’ and LMA’s members. The transaction closed on June 30, 2023 upon stockholder approval and customary closing conditions.
2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation—The accompanying condensed financial statements are presented in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).
Use of Estimates—The preparation of US GAAP financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of financial statements and the reports amounts of revenue and expenses during the reporting periods. Abacus’ estimates, judgments, and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from the estimates. Estimates are used when accounting for revenue recognition and related costs, the selection of useful lives of property and equipment, impairment testing, valuation of other receivables from clients, income taxes, and legal reserves.
Going Concern—Management evaluates at each annual and interim period whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management’s evaluation is based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. Management has concluded that there are no conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements were issued.
Other receivables—Other receivables include origination fees for policies in which the rescission period has ended, but the funds have not been received yet from financing entities. These fees were collected in the subsequent month.

Abacus provides an allowance for credit losses equal to the estimated collection losses that will be incurred in collection of all receivables. Management determines the allowance for credit losses based on a review of outstanding receivables, historical collection experience, current economic conditions, and reasonable and supportable forecasts. Account balances are charged off against the allowance for credit losses after all means of collection have been exhausted and the potential for recovery is deemed remote. Abacus does not have any material allowance for credit losses as of June 30, 2023 or December 31, 2022.
If the financial condition of Abacus’ customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Abacus did not record material allowance for credit losses as of June 30, 2023, and December 31, 2022, respectively.
Concentrations—All of Abacus’ revenues are derived from life settlement transactions in which Abacus represents Financing Entities that purchased existing life insurance policies. One financing entity, a company in which the Abacus’ members own interests, represented 23% and 60% of Abacus’ revenues in six months ended June 30, 2023 and year ended December 31, 2022, respectively. Abacus originates policies through three different channels: Direct-to-Consumer, Agent, and Broker. Two brokers represented the sellers for over 10% of Abacus’ life settlement commission expense during the period six months ended June 30, 2023. No single broker represented the sellers for over 10% of Abacus’ life settlement commission expense during the year ended December 31, 2022. Abacus maintains cash deposits with a major financial institution, which from time to time may exceed federally insured limits. Abacus periodically assesses the financial condition of the institution and believes that the risk of loss is minimal.
Advertising—All advertising expenditures incurred by Abacus are charged to expense in the period to which they relate and are included in general and administrative expenses on the accompanying condensed statements of operations and comprehensive income/(loss). Advertising expense totaled $741,789 and $1,414,828 for six months ended June 30, 2023 and year ended December 31, 2022, respectively.
3.SEGMENT REPORTING
Operating as a centrally led life insurance policy intermediary, Abacus’ president and chief executive officer is the chief operating decision maker who allocates resources and assesses financial performance based on financial information presented for Abacus as a whole. As a result of this management approach, Abacus is organized as a single operating segment.
4.REVENUE
Disaggregated Revenue—The following table presents a disaggregation of Abacus’ revenue by major sources:

	Six Months Ended June 30 2023	Year Ended December 31 2022
Agent	$7,143,016	$12,156,552
Broker	4,675,973	9,938,808
Client direct	1,365,687	3,108,103
Total	$13,184,676	$25,203,463
5.INCOME TAXES
Since Abacus elected to file as an S corporation for federal and State income tax purposes, Abacus incurred no federal or state income taxes. Accordingly, provision for income taxes is attributable to minimum state tax payments that are due regardless of their S corporation status and income position.
For the three months ended June 30, 2023, Abacus did not record provision for income taxes. For the six months ended June 30, 2023 and year ended December 31, 2022, Abacus recorded provision for income taxes of $2,289 and $2,018, respectively, which consist of state minimum taxes for state taxes that have been paid and settled during the period. The effective tax rate was approximately (0.24%) for the six months ended June 30, 2023, compared to (4.00)% for the year ended December 31, 2022.
Given Abacus' S Corporation status, temporary book and tax differences do not create a deferred tax asset or liability on the balance sheets. Accordingly, an assessment of realizability of any deferred tax asset balances is not relevant.
6.RETIREMENT PLAN
Abacus provides a defined contribution plan to its employees, Abacus Settlements LLC 401(k) Profit Sharing Plan & Trust (the “Plan”). All eligible employees are able to participate in voluntary salary reduction contributions to the Profit-Sharing Plan. All employees who have completed one year of service with Abacus are eligible to receive employer-matching contributions. Abacus may match contributions to the Plan, up to 4% of compensation. For six months ended June 30, 2023 and year ended December 31, 2022, Abacus made no discretionary contribution to the Plan.
7.RELATED-PARTY TRANSACTIONS
Abacus has a related-party relationship with Nova Trading (US), LLC (“Nova Trading”), a Delaware limited liability company and Nova Holding (US) LP, a Delaware limited partnership (“Nova Holding” and collectively with Nova Trading, the “Nova Funds”) as the owners of Abacus jointly own 11% of the Nova Funds. For the six months ended June 30, 2023 and year ended December 31, 2022, Abacus originated 72 and 333 policies, respectively, for the Nova Funds with a total value of $96,674,080 and $481,648,010, respectively. For its origination services to the Nova Funds, Abacus earns origination fees equal to the lesser of (i) 2% of the net death benefit for the policy or (ii) $20,000. For three months ended June 30, 2023 and 2022, and for the six months ended June 30, 2023 and nine months ended September 30, 2022, revenue earned, and contracts originated are as follows:

	Six Months Ended June 30 2023	Year Ended December 31 2022
Origination fee revenue	$2,952,837	$6,586,922
Commissions and transaction reimbursement revenue	140,960	8,656,885
Total	$3,093,797	$15,243,806
Cost	$11,656,637	$87,143,005
Face value	$96,674,080	$481,648,010
Total policies	72	333
Average Age	75	75
In addition to the Nova Funds, Abacus also has another affiliated investor that they provide origination services for. Total revenue earned related to the other affiliated investor was $6,838,141 and $2,909,650, of which $6,794,641 and $2,268,150 related to LMA, for the six months ended June 30, 2023 and year ended December 31, 2022, respectively. Total cost of revenue related to the other affiliated investor was $5,020,603 and $2,365,650, of which $5,012,103 and $1,899,150 related to LMA for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively. In addition, there is a related party receivable due from LMA related to transaction expenses of $19,246 and $227,555 as of June 30, 2023 and December 31, 2022, respectively, which is included as due from members and affiliates in the accompanying balance sheets.

8.SUBSEQUENT EVENT
On June 30, 2023, Abacus consummated the merger with LMA. Abacus has evaluated its subsequent events through August 14, 2023, the date that the financial statements were issued and determined that there were no events that occurred that required disclosure.
*****

Common Stock
ABACUS LIFE, INC.

PROSPECTUS

        , 2024

Piper Sandler	TD Securities	KKR

Until          , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The table below sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. All amounts are estimated, except for the SEC registration fee. All costs and expenses are payable by us.

SEC Registration Fee	$ *
FINRA Filing Fees	$15,500
Legal Fees and Expenses	$ *
Accounting Fees and Expenses	$ *
Miscellaneous Expenses	$ *
Total	$ *
__________________
*These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.
We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws.
Item 14. Indemnification of Directors and Officers.
Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.
Our Charter and Amended and Restated Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and agents, to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.
In addition, we have entered into separate indemnification agreements with our directors and executive officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors or officers. We also maintain director and officer liability insurance.
These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
In addition, the employment agreements that we have entered into require the Company to indemnify any executive who is made a party or is threatened to be made a party to any action, suit or proceeding because he or she is or was a director or officer of the Company, subject to certain conditions. In such case, the Company will provide for the advancement of expenses.
Item 15. Recent Sales of Unregistered Securities.
On June 30, 2023, upon the closing of the Business Combination pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), as described in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on June 5, 2023, as supplemented, Jay Jackson, Sean McNealy, Matthew Ganovsky, and Kevin Scott Kirby received common stock of the Company as consideration for the common units of LMA and Abacus Settlements.

Item 16. Exhibits and Financial Statement Schedules.
(a)List of Exhibits. See the Exhibit Index filed as part of this Registration Statement.

Exhibit Number	Description
1.1	Form of Underwriting Agreement.
2.1*
Agreement and Plan of Merger, dated as of August 30, 2022, by and among East Resources Acquisition Company, LMA Merger Sub, LLC, Abacus Merger Sub, LLC, Longevity Market Assets, LLC and Abacus Settlements, LLC, incorporated by reference from the Company’s Form 8-K filed August 30, 2022.

2.2
First Amendment to Agreement and Plan of Merger, dated as of October 14, 2022, by and among East Resources Acquisition Company, LMA Merger Sub, LLC, Abacus Merger Sub, LLC, Longevity Market Assets, LLC and Abacus Settlements, LLC, incorporated by reference from the Company’s Form 8-K filed October 14, 2022.

2.3
Second Amendment to Agreement and Plan of Merger, dated as of April 20, 2023, by and among East Resources Acquisition Company, LMA Merger Sub, LLC, Abacus Merger Sub, LLC, Longevity Market Assets, LLC and Abacus Settlements, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-39403) filed with the SEC on April 20, 2023), incorporated by reference from the Company’s Form 8-K filed April 20, 2023.

3.1	Second Amended and Restated Certificate of Incorporation of Abacus Life, Inc., incorporated by reference from the Company’s 8-K filed July 6, 2023.
3.2	Amended and Restated Bylaws of Abacus Life, Inc., incorporated by reference from the Company’s Form 8-K filed July 6, 2023.
4.1	Specimen Common Stock Certificate, incorporated by reference from the Company’s Form S-1 filed July 2, 2020.
4.2	Specimen Warrant Certificate, incorporated by reference from the Company’s Form S-1 filed July 2, 2020.
4.3
Warrant Agreement, dated July 23, 2020 between East Resources Acquisition Company and Continental Stock Transfer & Trust Company, as warrant agent, incorporated by reference from the Company’s Form 8-K filed July 27, 2020.

4.4	Unsecured Promissory Note, dated as of June 30, 2023, issued to Sponsor, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.
4.5	Amended and Restated Unsecured Promissory Note, dated as of July 5, 2023, issued to East Asset Management, LLC, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.
4.6
Asset Purchase Agreement, dated as of July 5, 2023, between Abacus Investment SPV, LLC, as seller, and Abacus Life, Inc., as purchaser, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

4.7
SPV Investment Facility, dated July 5, 2023, between Abacus Life, Inc., as borrower, and Abacus Investment SPV, LLC, as lender, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

4.8
Unsecured Promissory Note for funds drawn under the SPV Investment Facility, dated as of July 5, 2023, issued to Abacus Investment SPV, LLC, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

4.9
Unsecured Promissory Note for value of polices received under the SPV Investment Facility, dated as of July 5, 2023, issued to Abacus Investment SPV, LLC, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

4.10	Base Indenture, incorporated by reference from the Company’s Form 8-K filed November 13, 2023.
4.11	Supplemental Indenture, incorporated by reference from the Company’s Form 8-K filed November 13, 2023.
4.12	Form of 9.875% Fixed Rate Senior Notes due 2028 (included in Exhibit 4.11).
5.1	Opinion of Latham & Watkins LLP.
10.1	Warrant Forfeiture Agreement, dated as of June 30, 2023, by and among East Resources Acquisition Company and Sponsor incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

Exhibit Number	Description
10.2
Amended and Restated Registration Rights Agreement, dated as of June 30, 2023, by and among the Company, Sponsor, certain equityholders of East Resources Acquisition Company named therein and certain equityholders of the LMA and Legacy Abacus named therein, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

10.3	Letter Agreement, dated as of July 23, 2020, among the Company, its officers and directors and the Sponsor, incorporated by reference from the Company’s Form 8-K filed July 27, 2020.
10.4
Sponsor Support Agreement, dated as of August 30, 2022, by and among the East Resources Acquisition Company, Sponsor, LMA and Legacy Abacus, incorporated by reference from the Company’s Form 8-K filed August 30, 2022.

10.5
Company Support Agreement, dated as of August 30, 2022, by and among East Resources Acquisition Company, LMA, Legacy Abacus and the other parties signatory thereto, incorporated by reference from the Company’s Form 8-K filed August 30, 2022.

10.6	Form of Indemnification Agreement, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.
10.7	Abacus Life, Inc. 2023 Long-Term Equity Incentive Plan, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.
10.8	Form of Restricted Stock Unit Award granted under the Abacus Life, Inc. 2023 Long-Term Equity Incentive Plan, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.
10.9	Form of Option Award granted under the Abacus Life, Inc. 2023 Long-Term Equity Incentive Plan, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.
10.10	Form of Employment Agreement incorporated by reference from the Company’s Form S-1 filed July 26, 2023
10.11
Amendment No. 1 to the Sponsor Support Agreement, dated as of December 20, 2023, by and among Abacus Life, Inc., Longevity Market Assets, LLC, Abacus Settlements, LLC and East Sponsor, LLC, incorporated by reference from the Company’s Form 8-K filed December 29, 2023.

10.12
Amendment No. 1 to the Company Support Agreement, dated as of December 20, 2023, by and among Abacus Life, Inc., Longevity Market Assets, LLC, Abacus Settlements, LLC, T. Sean McNealy, K. Scott Kirby, Matthew A, incorporated by reference from the Company’s Form 8-K filed December 29, 2023.

10.13	Letter Agreement, dated as of December 20, 2023, among the Company, East Sponsor, LLC and Lifebridge Holdings, LLC, incorporated by reference from the Company’s Form 8-K filed December 29, 2023.
21.1	Subsidiaries of the Company, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm
23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm
23.4	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included in the signature page)
107**	Filing Fee Table
__________________
*Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Abacus Life, Inc. agrees to furnish, by supplement, a copy of any omitted schedule or exhibit to the SEC upon request.
**    Previously filed.

(b)Financial Statement Schedules. The following financial statement schedules are filed as a part of this registration statement beginning on page F-1 of the prospectus:
The following documents are filed as part of this prospectus:
(1)Financial Statements:
(2)Financial Statement Schedules:
None.
(3)Exhibits
The exhibits listed in the following index are filed, furnished, or incorporated by reference as part of this prospectus.
Item 17. Undertakings.
The undersigned registrant hereby undertakes:
A.That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
B.That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
D.To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
E.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orlando, State of Florida, on May 30, 2024.

ABACUS LIFE, INC.

By:	/s/ Jay J. Jackson
Jay J. Jackson
Chairman of the Board,
President and Chief Executive Officer

Signature	Title	Date

/s/ Jay J. Jackson	Director, President and Chief Executive Officer (Principal Executive Officer)	May 30, 2024
Jay J. Jackson

*	Chief Financial Officer (Principal Accounting and Financial Officer)	May 30, 2024
William H. McCauley

*	Director	May 30, 2024
Adam Gusky

*	Director	May 30, 2024
Karla Radka

*	Director	May 30, 2024
Cornelis Michiel van Katwijk

*	Director	May 30, 2024
Thomas W. Corbett, Jr.

*	Director	May 30, 2024
Mary Beth Schulte

*	Director	May 30, 2024
Todd Sean McNealy
*    The undersigned, by signing his name hereto, does sign and execute this Amendment No. 1 to the Registration Statement pursuant to the Power of Attorney executed by the above-named officers and directors of Abacus Life, Inc. and filed with the Securities and Exchange Commission.

By:	/s/ Jay J. Jackson
Jay J. Jackson
Attorney-in-Fact